      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000
                                                            REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                          OPTICARE HEALTH SYSTEMS, INC.
               (Exact name of registrant as specified in charter)

              DELAWARE                          8099                            76-0453392
     (State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer Identification No.)
         of incorporation)                 Classification)

                               87 GRANDVIEW AVENUE
                               WATERBURY, CT 06708
                                 (860) 596-2236
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                -----------------
                    STEVEN L. DITMAN CHIEF FINANCIAL OFFICER
                          OPTICARE HEALTH SYSTEMS, INC.
                               87 GRANDVIEW AVENUE
                               WATERBURY, CT 06708
                                 (860) 596-2236
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                -----------------
                                    Copy to:

    ROBERT L. LAWRENCE, ESQ.        DARRELL C. SMITH, ESQ.
       KANE KESSLER, P.C.       SHUMAKER, LOOP & KENDRICK, LLP
  1350 AVENUE OF THE AMERICAS    BANKAMERICA PLAZA, SUITE 2800
       NEW YORK, NY 10019         101 EAST KENNEDY BOULEVARD
         (212) 541-6222                 TAMPA, FL 33602
                                        (813) 229-7600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger as described in the Agreement and Plan of Merger and Reorganization described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

                                       CALCULATION OF REGISTRATION FEE
=======================================================================================================================

                                                                                    PROPOSED
                                                          PROPOSED MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE      OFFERING PRICE          AGGREGATE            AMOUNT OF
           TO BE REGISTERED             REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.001 per share ..................     6,250,000       $ 2.94               $18,375,000           $ 4,851.00
=======================================================================================================================

(1) Represents the maximum number of shares of common stock of OptiCare Health Systems, Inc. potentially issuable upon consummation of the Merger and the transactions contemplated thereby.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), and based on the market value (average of the high and low prices) as of May 5, 2000, of the shares of common stock of OptiCare Health Systems, Inc., as reported on the American Stock Exchange.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                         OPTICARE HEALTH SYSTEMS, INC.
                              87 GRANDVIEW AVENUE
                              WATERBURY, CT 06708
                                (860) 596-2236


                                              , 2000

Dear OptiCare Stockholders:

     I am writing to you today about our proposed merger with Vision Twenty-One, Inc. This merger is intended to provide OptiCare Health Systems, Inc. with a unique platform to accelerate the growth of its laser vision and ambulatory surgery segments. The combination also creates a leading managed eye care business and provides OptiCare with substantial critical mass to leverage our systems, infrastructure and software tools.

     In the merger (the "Merger"), each share of Vision Twenty-One common stock
will be exchanged for approximately             shares of OptiCare common
stock, par value $0.001 per share, which exchange ratio will be adjusted prior to closing in accordance with the terms of the Merger Agreement. We expect to
issue approximately      million shares of our common stock in the Merger.
OptiCare common stock is traded on the American Stock Exchange under the symbol
"OPT," and closed at $      per share on      , 2000. The Merger is described
more fully in this Joint Proxy Statement/Prospectus.

     You will be asked to vote upon the issuance of shares of OptiCare common stock pursuant to a Merger Agreement with Vision Twenty-One, at an annual
meeting of OptiCare stockholders to be held on        at      a.m., local time,
at       . The Merger cannot be consummated unless the holders of a majority of the shares of OptiCare common stock present in person or by proxy and entitled to vote at the meeting approve the issuance of these shares. Only stockholders who hold shares of OptiCare common stock at the close of business on will be entitled to vote at the annual meeting.

     At the meeting, you will also be asked to vote upon the election of eight members to serve on OptiCare's Board of Directors, to approve an amendment to the OptiCare Performance Stock Program to increase the maximum number of shares of OptiCare common stock authorized for issuance over the term of the plan by an additional 2,000,000 and to ratify the appointment of Deloitte & Touche LLP as OptiCare's independent auditors for the year ending December 31, 2000.

     We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER ARE FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE ISSUANCE OF THE SHARES OF OPTICARE COMMON STOCK IN CONNECTION WITH THE MERGER.

     This Joint Proxy Statement/Prospectus provides detailed information about the two companies and the Merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION
IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE    OF THIS JOINT PROXY
STATEMENT/PROSPECTUS.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card, or attend the annual stockholders meeting. To approve the issuance of shares of OptiCare common stock pursuant to the Merger Agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. We urge you to vote FOR this proposal, a necessary step in the Merger of OptiCare and Vision Twenty-One.

                                            Sincerely,



                                            Dean J. Yimoyines
                                            Chairman and Chief Executive
                                            Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE OPTICARE COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This Joint Proxy Statement/Prospectus is dated       , 2000, and was first
mailed to OptiCare stockholders on or about        , 2000.

                         OPTICARE HEALTH SYSTEMS, INC.
                              87 GRANDVIEW AVENUE
                              WATERBURY, CT 06708
                                (860) 596-2236

                           -------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON     , 2000

                           -------------------------
     We will hold an annual meeting of stockholders of OptiCare Health Systems,
Inc. at    a.m., local time, on      , 2000 at           , or any adjournment
or postponement thereof:

          1. To consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.001 per share, of OptiCare Health Systems, Inc. pursuant to a Merger Agreement, among OptiCare Health Systems, Inc., Vision Twenty-One, Inc. and OC Acquisition Corp., a wholly owned subsidiary of OptiCare Health Systems, Inc., under which Vision Twenty-One, Inc. will become a subsidiary of OptiCare Health Systems, Inc. (Proposal 1);

          2. To elect eight (8) members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 2);

          3. To approve an amendment to OptiCare's Performance Stock Program (the "Program") to increase the maximum number of shares of OptiCare common stock authorized for issuance over the term of the Program by an additional 2,000,000.

          4. To ratify the appointment of Deloitte & Touche LLP as OptiCare's independent auditors for the year ending December 31, 2000 (Proposal 4); and

          5. To transact such other business as may properly come before the annual meeting or any adjournment or postponement.

     Only OptiCare stockholders of record at the close of business on      ,
2000 are entitled to notice of and to vote at the annual meeting, or any adjournment or postponement.

     Your vote is important regardless of the number of shares you own. To assure that your shares are represented at the annual meeting, we urge you to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided; whether or not you plan to attend the annual meeting in person. You may revoke your proxy in the manner described in this Joint Proxy Statement/Prospectus at any time before it has been voted at the annual meeting. You may vote in person at the annual meeting even if you have returned a proxy.


                                            By Order of the Board of Directors


                                            Steven L. Ditman,
                                            Executive Vice President
                                            And Chief Financial Officer


Waterbury, Connecticut
    , 2000

                            VISION TWENTY-ONE, INC.
                             7360 BRYAN DAIRY ROAD
                             LARGO, FLORIDA 33777


                                                   , 2000


Dear Vision Twenty-One Stockholders:

     I am pleased to inform you that on February 10, 2000, Vision Twenty-One, Inc. and OptiCare Health Systems, Inc. entered into a Merger Agreement under which each outstanding Vision Twenty-One common share will be converted into
the right to receive        shares of OptiCare common stock and Vision
Twenty-One will become a wholly-owned subsidiary of OptiCare. The transaction is structured as a tax-free reorganization.

     At a Special Meeting of Stockholders of Vision Twenty-One to be held at , .m. on , 2000, you will be asked to vote upon the proposal to approve the Merger Agreement. The Merger is conditioned, in part, on the approval of this proposal by Vision Twenty-One stockholders holding a majority of the outstanding shares.

     The Board of Directors has unanimously approved the Merger Agreement and has determined the Merger contemplated by the Merger Agreement is fair to, and in the best interest of, Vision Twenty-One and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     PaineWebber Incorporated has acted as financial advisor to Vision Twenty-One in connection with the Merger and has delivered its written opinion dated February 9, 2000 to the Vision Twenty-One Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the exchange ratio in the Merger is fair to such stockholders from a financial point of view. The full text of PaineWebber's written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix E to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

     Details of the proposed Merger and other important information concerning Vision Twenty-One and OptiCare are contained in the Joint Proxy Statement/Prospectus. Please give this material your careful attention. In particular, you should carefully consider the discussion in the section
entitled "Risk Factors" on page    of this Joint Proxy Statement/Prospectus.
Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. To approve the Merger you MUST vote "FOR" the proposal. The Board of Directors urges you to vote for this proposal. Your prompt cooperation will be greatly appreciated. We are gratified by your continued support.


                                        Sincerely yours,



                                        BRUCE S. MALLER
                                        Chairman of the Board

                            VISION TWENTY-ONE, INC.
                             7360 BRYAN DAIRY ROAD
                                LARGO, FL 33777

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON     , 2000

                          -------------------------

TO THE STOCKHOLDERS OF VISION TWENTY-ONE:

     You are cordially invited to attend a special meeting of stockholders of
Vision Twenty-One, Inc. at       a.m., local time, on   , 2000 at the      , or
any adjournment or postponement thereof. You will be asked to vote on the following proposals:

          1. To approve and adopt the Merger Agreement and Plan of Reorganization dated February 10, 2000 among OptiCare Health Systems Inc., Vision Twenty-One, Inc. and OC Acquisition Corp., under which each outstanding share of Vision Twenty-One common stock will be converted into the right to receive shares of OptiCare Health Systems, Inc. common stock, and Vision Twenty-One will become a wholly-owned subsidiary of OptiCare Health Systems, Inc.; and

          2. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

     Only Vision Twenty-One stockholders of record at the close of business on , 2000 are entitled to notice of and to vote at the special meeting, or any adjournment or postponement.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.


                                        By Order of the Board of Directors


                                        [             ]

Largo, Florida
       , 2000

                               TABLE OF CONTENTS


                                                                                            PAGE
                                                                                           -----
QUESTIONS AND ANSWERS ABOUT THE MERGER ...................................................   1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS ..........................................   2
RISK FACTORS .............................................................................  15
   RISKS RELATED TO THE MERGER ...........................................................  15
   OPTICARE RISKS ........................................................................  17
   INDUSTRY RISKS ........................................................................  22
FORWARD-LOOKING STATEMENTS ...............................................................  23
THE MEETINGS .............................................................................  24
   General ...............................................................................  24
   Date, Time and Place ..................................................................  24
   Matters to be Considered at the Meetings ..............................................  24
   Record Dates ..........................................................................  25
   Voting of Proxies .....................................................................  25
   Votes Required ........................................................................  26
   Quorum; Abstentions and Broker Non-Votes ..............................................  26
   Solicitation of Proxies and Expenses ..................................................  27
   Board Recommendations .................................................................  27
THE MERGER ...............................................................................  29
   Background of the Merger ..............................................................  29
   Reasons for the Merger; Recommendations of Boards of Directors ........................  31
   Opinion of OptiCare Advisor ...........................................................  34
   Opinion of Vision Twenty-One Advisor ..................................................  38
   Interests of Vision Twenty-One's Officers and Directors in the Merger .................  45
   Applicable Waiting Periods and Regulatory Approvals ...................................  46
   Certain Federal Income Tax Consequences of the Merger .................................  46
   Accounting Treatment ..................................................................  48
   Appraisal Rights ......................................................................  48
   Delisting and Deregistration of Vision Twenty-One's Common Stock following the Merger .  48
   Listing of OptiCare Common Stock to be Issued in the Merger ...........................  48
   Restrictions on Sale of Shares By Affiliates of OptiCare and Vision Twenty-One ........  48
   Operations Following the Merger .......................................................  49
   The Financing. ........................................................................  49
   Dispute with Block Buying Group .......................................................  49
THE MERGER AGREEMENT AND RELATED AGREEMENTS ..............................................  50
   MERGER AGREEMENT ......................................................................  50
      The Merger .........................................................................  50
      Effective Time .....................................................................  50
      Conversion of Vision Twenty-One Shares in the Merger ...............................  50
      Vision Twenty-One Stock Options and Warrants .......................................  50
      No Fractional Shares ...............................................................  51
      The Exchange Agent .................................................................  51
      Exchange of Vision Twenty-One Stock Certificates for OptiCare Stock Certificates ...  51
      Distributions with Respect to Unexchanged Shares ...................................  52

                                                                                     PAGE
                                                                                    -----
      Representations and Warranties ..............................................   52
      Vision Twenty-One's Conduct of Business Before Completion of the Merger .....   54
      OptiCare's Conduct of Business Before Completion of the Merger ..............   56
      No Solicitation of Transactions .............................................   57
      Director and Officer Indemnification and Insurance ..........................   57
      Additional Agreements .......................................................   58
      Conditions to the Merger ....................................................   58
      Termination of the Merger Agreement .........................................   60
      Payment of Fees and Expenses ................................................   61
      Extension, Waiver and Amendment of the Merger Agreement .....................   62
   RELATED AGREEMENTS .............................................................   62
      Irrevocable Proxy Agreements ................................................   62
      Lock-Up Agreements ..........................................................   63
      Affiliate Agreements ........................................................   63
      Credit Facility Restructuring ...............................................   63
INFORMATION ABOUT OPTICARE ........................................................   64
   OPTICARE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS ..........................................   64
   BUSINESS OF OPTICARE ...........................................................   70
   OPTICARE'S MANAGEMENT ..........................................................   85
   STOCKHOLDER RETURN PERFORMANCE GRAPH ...........................................   96
   OPTICARE CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ........................   97
   OPTICARE PRINCIPAL STOCKHOLDERS ................................................  102
INFORMATION ABOUT VISION TWENTY-ONE ...............................................  104
   VISION TWENTY-ONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS ................................  104
   SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ..............................  119
   BUSINESS OF VISION TWENTY-ONE ..................................................  122
   VISION TWENTY-ONE MANAGEMENT CONTINUING AFTER MERGER ...........................  135
   VISION TWENTY-ONE PRINCIPAL STOCKHOLDERS .......................................  138
   VISION TWENTY-ONE CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS .................................................................  139
COMPARISON OF RIGHTS OF HOLDERS OF VISION TWENTY-ONE COMMON
 STOCK AND OPTICARE COMMON STOCK ..................................................  140
DESCRIPTION OF OPTICARE'S CAPITAL STOCK ...........................................  147
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
 OPTICARE'S STOCKHOLDERS ..........................................................  150
  PROPOSAL 2
    TO ELECT EIGHT DIRECTORS TO THE OPTICARE BOARD ................................  150

                                                          PAGE
                                                         -----
  PROPOSAL 3
    APPROVAL OF INCREASE OF SHARES OF COMMON STOCK UNDER
      PERFORMANCE STOCK PROGRAM ........................ 151
  PROPOSAL 4
    RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED
     PUBLIC ACCOUNTANTS ................................ 156
EXPERTS ................................................ 156
CHANGES OF INDEPENDENT ACCOUNTANTS ..................... 156
LEGAL MATTERS .......................................... 157
OTHER MATTERS .......................................... 157
WHERE YOU CAN FIND MORE INFORMATION .................... 157

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY ARE THE COMPANIES PROPOSING THE MERGER?

A: We believe that Vision Twenty-One's capabilities complement OptiCare's business. This Merger is intended to provide OptiCare with a unique platform to accelerate the growth of its laser vision and ambulatory surgery segments. The combination also creates a leading managed eye care business and provides OptiCare with substantial critical mass to leverage its systems, infrastructure and software tools.

Q:    WHAT WILL VISION TWENTY-ONE'S STOCKHOLDERS RECEIVE IN THE MERGER?

A:    If the Merger is completed, Vision Twenty-One stockholders will receive
      approximately   shares of OptiCare common stock for each share of Vision
      Twenty-One common stock they own, which exchange ratio will be adjusted prior to closing in accordance with the terms of the Merger Agreement. OptiCare will not issue fractional shares of common stock. Instead of a fractional share, Vision Twenty-One stockholders will receive cash based on the market price of OptiCare common stock. Based on an exchange ratio
      of one share of Vision Twenty-One common stock for     shares of OptiCare
      common stock, former Vision Twenty-One stockholders will own
      approximately   % of the outstanding shares of OptiCare common stock.

Q:    WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the Merger during the third quarter of 2000. Because the Merger is subject to governmental and other regulatory approvals, however, we cannot predict the exact timing.

Q:    SHOULD VISION TWENTY-ONE STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES
      NOW?

A: No. After we complete the Merger, OptiCare will send instructions to Vision Twenty-One stockholders explaining how to exchange their shares of Vision Twenty-One common stock for the appropriate number of shares of OptiCare common stock.

Q:    SHOULD OPTICARE STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES?

A: No. OptiCare stockholders will continue to own their shares of OptiCare common stock after the Merger and should continue to hold their stock certificates.

Q:    HOW DO I VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the stockholders meeting. You may also attend the meeting in person instead of submitting a proxy. If your shares are held in "street name" by your broker, your broker will vote your shares in connection with the Merger only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:    CAN I CHANGE MY VOTE AFTER MAILING MY PROXY?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of OptiCare or Vision Twenty-One, as appropriate, before the appropriate stockholder meeting, or by attending the stockholder meeting and voting in person.

Q:    ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
      MERGER?

A:    Yes. We have set out under the heading "Risk Factors" beginning on page of this Joint Proxy Statement/Prospectus a number of risk factors that you should consider.

Q:    WHO CAN I CALL WITH QUESTIONS?

A: If you are a Vision Twenty-One stockholder with questions about the Merger, please call Vision Twenty-One's investor relations department at
      (727) 545-4300, ext. 52103. If you are an OptiCare stockholder with questions about the Merger, please call OptiCare's investor relations department at (203) 596-2236.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     The following summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. You should carefully read this entire Joint Proxy Statement/Prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the Merger.


THE COMPANIES

OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, CT 06708
www.opticare.net
(860) 596-2236

     OptiCare Health Systems, Inc. ("OptiCare") is an integrated eye care services company focused on providing laser correction, managed care and professional eye care services. We currently own, operate and develop laser and ambulatory surgery centers and provide systems, including Internet-based software solutions, to eye care professionals. We also provide managed eye care services to health plans and operate integrated eye health centers, retail optical stores and a buying group program. See "Business of OptiCare."

Vision Twenty-One, Inc.
7360 Bryan Dairy Road
Largo, FL 33777
www.vision21.com
(727) 545-4300

     Vision Twenty-One, Inc. ("Vision Twenty-One") is a vision care company focused on the management of refractive eye laser and surgery centers and the provision of managed care services. As of March 31, 2000, Vision Twenty-One operated seven refractive eye laser surgery centers and six ambulatory surgery centers and had approximately 100 managed care contracts covering approximately
4.9 million exclusively contracted patient lives. Vision Twenty-One is headquartered in Largo, Florida. See "Business of Vision Twenty-One."


THE MERGER

     Vision Twenty-One and OptiCare have entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") that provides for the merger of Vision Twenty-One and a newly formed subsidiary of OptiCare (the "Merger"). Stockholders of Vision Twenty-One will become common stockholders of OptiCare following the Merger, and each share of Vision Twenty-One common stock will be
exchanged for approximately    shares of OptiCare common stock, which exchange
ratio will be adjusted prior to closing in accordance with the terms of the Merger Agreement. In addition, at the effective time, each outstanding option or warrant to purchase shares (as disclosed to OptiCare) of Vision Twenty-One common stock will be assumed by OptiCare regardless of whether the options are exercisable. We urge you to read the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus, carefully and in its entirety. See "The Merger" and "The Merger Agreement and Related Agreements -- Conversion of Vision Twenty-One Shares in the Merger," and "The Merger Agreement and Related Agreements -- Vision Twenty-One Stock Options and Warrants."


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     We intend that the Merger qualify as a tax-free reorganization for United States federal income tax purposes. If the Merger qualifies as a tax-free reorganization, Vision Twenty-One stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the Merger, except for taxes payable because of cash they receive instead of fractional shares. It is a condition to completion of the Merger that we receive a legal opinion from outside counsel that the Merger constitutes a tax-free reorganization for federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences of the Merger."

     THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF VISION TWENTY-ONE COMMON STOCK. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR OWN SITUATION, YOU SHOULD CONSULT YOUR TAX ADVISOR SO AS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.


ABILITY TO SELL OPTICARE COMMON STOCK AFTER THE MERGER

     All shares of OptiCare common stock that Vision Twenty-One stockholders receive in connection with the Merger will be freely transferable unless the holder is considered an "affiliate" of either OptiCare or Vision Twenty-One for purposes of the Securities Act of 1933 or as defined in the Merger Agreement. Shares of OptiCare common stock held by these affiliates may be sold only under a registration statement or exemption under the Securities Act. See "The Merger -- Restrictions on Sale of Shares By Affiliates of OptiCare and Vision Twenty-One."


NO DISSENTERS' OR APPRAISAL RIGHTS

     Under both Delaware and Florida law, stockholders of OptiCare and Vision Twenty-One are not entitled to dissenters' or appraisal rights in connection with the Merger. See "The Merger -- Appraisal Rights."


OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the Merger, the Vision Twenty-One and OptiCare boards of directors considered opinions, among other things, from each of their financial advisors.

     Legg Mason Wood Walker, Incorporated ("Legg Mason"), acted as OptiCare's financial advisor, and delivered its opinion to the OptiCare board of directors that the total consideration to be paid by OptiCare (including any assumed debt) in the Merger is fair to OptiCare and its Stockholders from a financial point of view. The full text of the written opinion of Legg Mason, dated February 9, 2000, is attached as Appendix D to this Joint Proxy Statement/Prospectus. You should read this opinion in its entirety. See "The Merger -- Opinion of OptiCare Advisor."

     PaineWebber Incorporated ("PaineWebber"), acted as Vision Twenty-One's financial advisor, and delivered its opinion to the Vision Twenty-One board that, as of February 9, 2000, the exchange ratio in the Merger was fair from a financial point of view to Vision Twenty-One stockholders. The full text of the written opinion of PaineWebber, dated February 9, 2000, is attached as Appendix E to this Joint Proxy Statement/Prospectus. You should read this opinion in its entirety. See "The Merger -- Opinion of Vision Twenty-One Advisor."


OWNERSHIP OF OPTICARE FOLLOWING THE MERGER

     Based on the number of outstanding shares of Vision Twenty-One common
stock as of     , 2000, following the Merger and an exchange ratio of one share
of Vision Twenty-One common stock for   shares of OptiCare common stock, former
Vision Twenty-One stockholders will own approximately   % of the outstanding
shares of OptiCare common stock.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Vision Twenty-One and OptiCare boards of directors have determined that the terms and conditions of the Merger are fair to, and in the best interests of, their company's stockholders. The

Vision Twenty-One board unanimously recommends that Vision Twenty-One stockholders vote FOR approval of the Merger Agreement and the Merger, and the OptiCare board unanimously recommends that OptiCare stockholders vote FOR issuing the shares of OptiCare common stock in the Merger. See "The Merger -- Reasons for the Merger; Recommendations of Boards of Directors."


IRREVOCABLE PROXY AGREEMENTS


Vision Twenty-One Stockholders

     The holders of a majority of the outstanding shares of Vision Twenty-One common stock must approve the Merger Agreement and the Merger. Vision Twenty-One stockholders are entitled to cast one vote per share of Vision
Twenty-One common stock owned at the close of business on    , 2000. Under an
Irrevocable Proxy in the form attached as Appendix B to this Joint Proxy
Statement/Prospectus, Vision Twenty-One stockholders owning approximately   %
of Vision Twenty-One's common stock, excluding any shares issuable upon the
exercise of options, outstanding as of    , 2000 have agreed to vote all of
their shares of Vision Twenty-One common stock for approval of the Merger Agreement and the Merger. See "The Merger Agreement and Related Agreements -- Irrevocable Proxy Agreements."


OptiCare Health Systems, Inc. Stockholders

     The holders of a majority of the shares of OptiCare common stock entitled to vote and that are present or represented by proxy at the OptiCare meeting must approve the issuance of OptiCare common stock in the Merger. OptiCare stockholders are entitled to cast one vote per share of OptiCare common stock
owned at the close of business on     , 2000. Under an Irrevocable Proxy in the
form attached as Appendix C to this Joint Proxy Statement/Prospectus, OptiCare
stockholders owning approximately    % of OptiCare's common stock, excluding
any shares issuable upon the exercise of options, outstanding as of         ,
2000 have agreed to vote all of their shares of OptiCare's common stock for approval of the Merger Agreement and the Merger. See "The Merger Agreement and Related Agreements -- Irrevocable Proxy Agreements."


INTERESTS OF VISION TWENTY-ONE'S OFFICERS AND DIRECTORS IN THE MERGER

     When considering the recommendation of the Vision Twenty-One board, Vision Twenty-One stockholders should be aware that directors and officers of Vision Twenty-One will have interests in the Merger that are different from, or in addition to, those of Vision Twenty-One stockholders. If we complete the Merger, certain directors and executive officers will be designated as members of the Board of Directors and management of OptiCare. In addition, Vision Twenty-One's existing employment agreements with its officers will be assumed by OptiCare upon the consummation of the Merger. As a result, Vision Twenty-One's directors and officers may be more likely to vote to approve the Merger than Vision Twenty-One stockholders generally. See "The Merger -- Interests of Vision Twenty-One's Officers and Directors in the Merger."


CONDITIONS TO COMPLETION OF THE MERGER

     We will complete the Merger only if we satisfy or waive several conditions, some of which are:

     o the registration statement relating to the issuance of shares of OptiCare common stock as contemplated by the Merger Agreement must be declared effective by the SEC;

     o no order, writ, injunction or decree exists that makes the Merger illegal or otherwise prohibits completion of the Merger;

     o all material consents, approvals and authorization legally required to consummate the Merger must have been obtained from all governmental entities;

     o OptiCare must have obtained financing in an amount not less than $30,000,000. See "The Merger--The Financing";

     o OptiCare must enter into an amendment to its existing credit agreement with a group of lenders represented by Bank Austria Creditanstalt Corporate Finance, Inc. ("Bank Austria"), which consolidates the loans of OptiCare under its existing credit facility with Bank Austria together with the loans of Vision Twenty-One under its credit facility with the Bank of Montreal, as agent for a consortium of banks ("Bank of Montreal"), into one senior credit facility. See "The Merger Agreement and Related Agreements -- Credit Facility Restructuring."

     o all third-party consents required under any material contract must be obtained;

     o obtain the opinion from Shumaker, Loop & Kendrick, LLP , counsel to Vision Twenty-One, that states the Merger will qualify as a tax-free reorganization; and

     o no change in or effect on the business of OptiCare or Vision Twenty-One and their subsidiaries exists that, individually or in the aggregate, is or is reasonably likely to be materially adverse to their respective business, assets, liabilities, financial condition or results of operations.

     OptiCare's obligations to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of certain additional conditions before completion of the Merger, some of which are :

     o OptiCare must have entered into agreements with each of Bruce S. Maller and Richard Lindstrom, M.D., both directors of Vision Twenty-One, for continuation of their services;

     o Vision Twenty-One shall have divested its business and assets relating to Vision Twenty-One's ophthalmology and optometry practices and Vision Twenty-One shall have received from all such practices a release from all liabilities and obligations relating to such practices except as the parties may agree with respect to the Talbert practice in Arizona.

     o Vision Twenty-One shall have received a release and waiver of all non-compete restrictions contained in that certain Purchase Agreement, dated June 4, 1999, among Block Vision Inc., Block Buying Group LLC and Vision Twenty-One or otherwise resolved any issues relating thereto to the satisfaction of OptiCare.

     o Vision Twenty-One shall not have received any notice of default or notice of cancellation under Vision Twenty-One's managed care contracts which are reasonably likely to cause a material adverse effect on Vision Twenty-One's managed care business.

     If either of us waives any conditions, we will consider the facts and circumstances at that time and determine whether completion of the Merger requires a resolicitation of proxies from stockholders. See "The Merger Agreement and Related Agreements -- Conditions to the Merger."


RESTRICTIONS ON ALTERNATIVE TRANSACTIONS

     The Merger Agreement prohibits Vision Twenty-One from soliciting or participating in discussions with third parties about transactions alternative to the Merger, except under certain circumstances involving a superior proposal. See "The Merger Agreement and Related Agreements -- No Solicitation of Transactions."


TERMINATION OF THE MERGER AGREEMENT

     We may mutually agree to terminate the Merger Agreement at any time before the Merger is completed. The Merger Agreement may also be terminated by either of us for several other reasons, some of which are:

     o if the conditions to completion of the Merger would not be satisfied because of either (A) a breach of an agreement in the Merger Agreement by the other party, (B) a breach of a representation or warranty of the other party in the Merger Agreement, or (C) any other failure to satisfy the conditions of the Merger, and the breaching party does not take reasonable steps to cure the breach.

     o if the Merger is not completed, without the fault of the terminating party, by October 25, 2000;

     o if a final court or governmental order prohibiting the Merger is issued and is not appealable;

     Furthermore, the Merger Agreement may be terminated by OptiCare if any of the following occur:

     o Vision Twenty-One's board withdraws or modifies in a manner adverse to OptiCare its recommendation as to the Merger Agreement or the Merger, or resolves to do so;

     o Vision Twenty-One's board recommends a competing transaction to Vision Twenty-One's stockholders;

     o Vision Twenty-One fails to comply with the non-solicitation provisions contained in the Merger Agreement, which are discussed in more detail in "No Solicitation of Transactions;" or

     o with respect to a competing transaction as described in more detail in "No Solicitation of Transactions," Vision Twenty-One's board recommends one of these transactions to its stockholders, fails to recommend against its acceptance by its stockholders, fails to reconfirm its approval and recommendation of the Merger with OptiCare or determines that this competing transaction is superior and takes permitted actions in furtherance of negotiating the transaction, or resolves to do any of these.

     See "The Merger Agreement and Related Agreements -- Termination of the Merger Agreement."


TERMINATION FEE

     Upon the event of certain circumstances, Vision Twenty-One has agreed to pay OptiCare, a cash termination fee in the amount equal to the greater of 4% or 2%, as the case may be, of the total enterprise value of (i) the transaction contemplated in the Merger Agreement or (ii) a competing transaction or superior proposal. In addition, Vision Twenty-One would be obligated to reimburse OptiCare for its out-of-pocket expenses upon the event of certain circumstances. See "The Merger Agreement and Related Agreements -- Payment of Fees and Expenses."


ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for by OptiCare as a purchase of a business. Under this method of accounting, the assets and liabilities of Vision Twenty-One will be recorded at their estimated fair value, and any excess of OptiCare's purchase price over such fair value will be accounted for as goodwill. The results of operations and cash flows of Vision Twenty-One will be included in OptiCare's financial statements from the date of consummation of the Merger. See "The Merger -- Accounting Treatment."


COMPLIANCE WITH ANTITRUST LAWS

     Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), OptiCare and Vision Twenty-One will each file a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the

Antitrust Division of the Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filings will expire 30 days after such filings if no request for additional information is made by the FTC and/or the Antitrust Division. The thirty (30) day waiting period may terminate sooner if OptiCare and Vision Twenty-One are granted early termination of the waiting period. See "The Merger -- Applicable Waiting Periods and Regulatory Approvals."


                         OPTICARE HEALTH SYSTEMS, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data has been derived from OptiCare's audited historical financial statements and should be read in conjunction with the consolidated financial statements of OptiCare and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. OptiCare in its present form is the result of mergers completed on August 13, 1999 among Saratoga Resources, Inc., PrimeVision Health, Inc. and OptiCare Eye Health Centers, Inc. For accounting purposes, PrimeVision Health was treated as the accounting acquirer and, therefore, the predecessor business for historical financial statement reporting purposes.




                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                      1999 (1)       1998          1997           1996          1995
                                                     ----------   ----------   ------------   ------------   ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total net revenues ...............................    $94,633      $ 64,612      $ 58,346       $ 52,157      $38,523
Income (loss) from continuing operations .........        351        (3,239)       (2,034)          (767)        (391)
Weighted average shares outstanding (2) ..........      4,777         2,256         1,856            693           --
Income (loss) from continuing operations
 per share (3) ...................................    $ (0.05)     $  (2.54)    $   (1.10)     $   (1.11)     $    --

----------
(1) OptiCare acquired OptiCare Eye Health Centers, Inc. on August 13, 1999 and Cohen Systems, Inc. on October 1, 1999, which were accounted for as purchases. Accordingly, the results of operations of OptiCare Eye Health Centers and Cohen Systems, Inc. are included in the historical results of operations since September 1, 1999 and October 1, 1999, respectively, the deemed effective dates of the acquisitions for accounting purposes.

(2) The weighted average common shares outstanding have been adjusted to reflect the conversion associated with the reverse merger with Saratoga.

(3) Income (loss) from continuing operations per share for 1999 and 1998 are calculated after giving effect to preferred stock dividends.




                                                                         AS OF DECEMBER 31,
                                                   ---------------------------------------------------------------
                                                      1999          1998          1997         1996         1995
                                                   ----------   ------------   ----------   ----------   ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Net assets of discontinued operations ..........         --      $   5,582      $69,473      $13,845           --
Total current assets ...........................    $21,345         20,237       18,274       20,306      $ 5,315
Total assets ...................................     66,740         26,556       86,397       26,296       11,873
Total current liabilities ......................     20,654         51,198        8,289        4,138        2,941
Total debt (including current portion) .........     43,148         39,976       46,536       22,273        6,895
Mandatorily redeemable preferred stock .........         --          9,200           --           --           40
Total stockholders' equity (deficit) ...........      5,274        (34,690)       4,546        4,683       23,036

                            VISION TWENTY-ONE, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected financial data with respect to Vision Twenty-One's statements of operations for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 are derived from the audited Consolidated Financial Statements of Vision Twenty-One. The results for the year ended December 31, 1999 are not necessarily indicative of the results to be expected for future periods. The following data should be read in conjunction with the Consolidated Financial Statements of Vision Twenty-One and the related notes thereto and "Vision Twenty-One Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus.



                                                                             YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------------------
                                                              1995        1996        1997        1998          1999
                                                          ----------- ----------- ----------- ------------ -------------
                                                                       (In thousands except per share data)
STATEMENT OF OPERATIONS DATA (1):
Revenues:
 Refractive and ambulatory surgery centers, net .........  $     --    $     --    $     --    $   4,084        12,508
 Managed care ...........................................     3,229       8,192      18,762       54,980        56,743
 Buying group ...........................................        --          --       7,261       58,959        19,151
                                                           --------    --------    --------    ---------        ------
   Total Revenue ........................................     3,229       8,192      26,023      118,023        88,402
                                                           --------    --------    --------    ---------        ------
Operating expenses:
 Refractive and ambulatory surgery center operating
   expenses .............................................        --          --          --        3,688        11,478
 Medical claims .........................................     3,350       9,475      14,090       42,159        42,444
 Cost of buying group sales .............................        --          --       6,882       55,926        18,261
 General & administrative ...............................     1,342       3,114       7,807       18,434        27,889
 Depreciation & amortization ............................        23          81         519        2,500         3,047
 Special items:
   Restructuring and other charges (credits) ............        --          --          --        6,463        (1,413)
   Start-up and software development costs ..............        --          --          --          932           511
   Merger costs .........................................        --          --          --          718            --
   Business development .................................        --       1,927          --           --            --
                                                           --------    --------    --------    ---------        ------
    Total operating expenses ............................     4,715      14,597      29,298      130,820       102,217
                                                           --------    --------    --------    ---------       -------
Loss from operations ....................................    (1,486)     (6,405)     (3,275)     (12,797)      (13,815)
Amortization of loan fees ...............................        --          --         179          314         2,401
Interest expense, net ...................................        12         147         934        4,085         5,551
Gain on sale of assets ..................................        --          --          --           --          (518)
                                                           --------    --------    --------    ---------       -------
Loss from continuing operations before income taxes
 and minority interest ..................................    (1,498)     (6,552)     (4,388)     (17,196)      (21,249)
Income taxes ............................................        --          --          --           --            --
Minority interest .......................................        --          --          --           --           (63)
                                                           --------    --------    --------    ---------       -------
Loss from continuing operations .........................    (1,498)     (6,552)     (4,388)     (17,196)      (21,312)
Discontinued operations:
 Income from discontinued operations ....................       682         905       4,794       11,127         3,951
 Loss on disposal of discontinued operations ............        --          --          --           --       (65,722)
                                                           --------    --------    --------    ---------       -------
 Income (loss) before extraordinary items ...............      (816)     (5,647)        406       (6,069)      (83,083)
Extraordinary item-gain on sale of EyeCare One
 Corp. ..................................................        --          --          --           --         3,770
Extraordinary item-early extinguishment of debt .........        --          --        (323)      (1,886)           --
                                                           --------    --------    --------    ---------       -------
Net income (loss) .......................................  $   (816)   $ (5,647)   $     83    $  (7,955)    $ (79,313)
                                                           ========    ========    ========    =========     =========
Income (loss) from continuing operations ................  $  (0.43)   $  (1.65)   $  (0.55)   $   (1.20)    $   (1.39)
Discontinued operations:
 Income from discontinued operations ....................  $   0.19    $   0.23    $   0.60    $    0.78     $    0.26
 Loss on disposal of discontinued operations ............        --          --          --           --     $   (4.28)
                                                           --------    --------    --------    ---------     ---------
 Income (loss) before extraordinary items ...............     ( .24)      (1.42)        .05        ( .42)        (5.41)
Extraordinary item-gain on sale of EyeCare One
 Corp. ..................................................        --          --          --           --     $    0.25
Extraordinary item-early extinguishment of debt .........        --          --    $  (0.04)   $   (0.13)           --
                                                           --------    --------    --------    ---------     ---------
Net income (loss) per common share ......................  $  (0.24)   $  (1.42)   $   0.01    $   (0.55)    $   (5.16)
                                                           ========    ========    ========    =========     =========
Weighted average number of common shares
 outstanding ............................................     3,434       3,978       8,571       14,385        15,309
                                                           ========    ========    ========    =========     =========

                                                                        YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------
                                                     1995           1996          1997         1998           1999
                                                 ------------   ------------   ----------   ----------   -------------
                                                                 (In thousands except per share data)
BALANCE SHEET DATA (1):
Working capital (deficit) ....................     $ (1,237)      $ (2,303)     $  4,868     $  7,134      $ (57,108)
Total assets .................................        3,485         20,576       119,380      119,677         84,879
Long-term debt and capital lease obligations,
 including current maturities ................          363          5,196        24,475       83,530         58,534
Total stockholders' equity (deficit) .........         (289)         3,624        67,731       73,722         (2,750)

----------
1. Data has been restated as a result of the use of the pooling of interests method of accounting for the March 1998 acquisitions of EyeCare One Corp. and Vision Insurance Plan of America, Inc. and the use of discontinued operations treatment of accounting for the financial condition and results of operation of the retail optical chains and physician practice management businesses.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The selected unaudited pro forma combined financial data of the combined company has been derived from the audited financial statements of OptiCare and Vision Twenty-One and gives effect to the Merger as if it had been completed on January 1, 1999 for income statement purposes and on December 31, 1999 for balance sheet purposes. The pro forma combined financial information should be read in conjunction with the unaudited pro forma combined financial statements and related notes, which are included elsewhere in this Joint Proxy Statement/Prospectus.

     The total estimated purchase cost of Vision Twenty-One has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed.

     The unaudited pro forma combined information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor is it necessarily indicative of future operating results or the financial condition of OptiCare.




                                                                                        FOR THE YEAR
                                                                                            ENDED
                                                                                      DECEMBER 31, 1999
                                                                           --------------------------------------
                                                                            (IN THOUSANDS, EXCEPT FOR SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total net revenues .....................................................                $   198,876
Loss from continuing operations ........................................                    (11,575)
Weighted average shares outstanding -- basic and diluted ...............                 18,543,557
Loss from continuing operations per share -- basic and diluted .........                      (0.72)


                                                          AS OF
                                                    DECEMBER 31, 1999
                                                   ------------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Total current assets ...........................        $ 32,789
Total assets ...................................         161,111
Total current liabilities ......................          32,190
Total debt (including current portion) .........          66,462
Total stockholders' equity .....................          65,720

                          COMPARATIVE PER SHARE DATA

     The following table sets forth (a) historical net loss per share and historical book value per share data of OptiCare; (b) historical net loss per share and historical book value per share data of Vision Twenty-One; (c) unaudited pro forma combined net loss per share and unaudited pro forma combined book value per share data of OptiCare after giving effect to the Merger and (d) unaudited equivalent pro forma condensed combined book value per share data of Vision Twenty-One based on an assumed exchange ratio of .402 of a share of OptiCare common stock for each share of Vision Twenty-One common stock.

     The information in the table should be read in conjunction with the financial statements of OptiCare and Vision Twenty-one and the related notes and the unaudited pro forma combined financial statements and related notes included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.




                                             HISTORICAL(1)
                                      ---------------------------     PRO FORMA        VISION
                                                        VISION        CONDENSED      TWENTY-ONE
                                        OPTICARE      TWENTY-ONE     COMBINED(2)    EQUIVALENT(2)
                                      ------------   ------------   ------------   --------------
Loss from continuing operations per
 common share -- basic and diluted
 for the year ended
 December 31, 1999 ................    $   (0.05)      $ (1.39)       $ (0.72)        $ (0.56)
Book value (deficit) per share at
 December 31, 1999 (3) ............    $    0.59       $ (0.18)       $  1.62         $ (0.07)

----------
(1) Per share historical amounts are derived directly from the historical audited financial statements of OptiCare and Vision Twenty-One included elsewhere herein.

(2) The Vision Twenty-One equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by an assumed exchange ratio of .402 of a share of OptiCare common stock for each share of Vision Twenty-One common stock.

(3) The pro forma condensed combined book value per share is calculated after giving effect to the $30 million of preferred stock.

                           MARKET PRICE INFORMATION


OPTICARE

     You should evaluate the following information about the market prices of our common stock in light of the material and substantial qualitative changes in our business that became effective upon the closing of the mergers of the company with PrimeVision Health and OptiCare Eye Health Centers, on August 13, 1999. Among other changes, Saratoga Resources, Inc., a Delaware corporation, effected a 0.06493-for 1 reverse stock split on August 13, 1999, (ii) Saratoga spun off to its stockholders of record prior to the mergers, the capital stock of certain subsidiaries, and (iii) we issued approximately 8.7 million shares of post-reverse-split common stock to effectuate the mergers. The prices reported below for periods ending on or before August 13, 1999, have been adjusted to reflect the reverse stock split.

     Commencing August 16, 1999, our common stock has been listed on the American Stock Exchange and is traded under the symbol "OPT" (or, from August 16 through September 20, 1999, under the symbol "OPTWI"). Prior to August 16, 1999, our common stock was not listed on any stock exchange, but quotations from time to time were reported by the NASD on the OTC Bulletin Board under the symbol "SRIK."

     The high and low prices for the period from August 16, 1999, through May 1, 2000, are based on trades effected on the American Stock Exchange. The range of high and low bid information for the shares of our common stock for 1997 and 1998, and for January 1, 1999 through August 13, 1999, as set forth below, was reported by the National Quotation Bureau. Such quotations represent prices between dealers, do not include retail markup, markdown or commission, and may not represent actual transactions.




                                                  HIGH          LOW
2000                                           ----------   ----------
2nd Quarter (through May 1, 2000) ..........    $  3.50      $  2.75
1st Quarter ................................    $  4.13      $  3.00
1999
4th Quarter ................................    $  5.00      $  2.75
3rd Quarter*:
 August 16--September 30* ..................    $ 12.50      $  5.00
 July 1--August 13** .......................      0.106        0.037
2nd Quarter ................................      0.067        0.004
1st Quarter ................................      0.004        0.004
1998
4th Quarter ................................      0.016        0.004
3rd Quarter ................................      0.016        0.016
2nd Quarter ................................      0.073        0.012
1st Quarter ................................      0.012        0.012
1997
4th Quarter ................................      0.073        0.004
3rd Quarter ................................      0.014        0.006
2nd Quarter ................................      0.014        0.006
1st Quarter ................................      0.018        0.006

----------
* The range of prices and quotations in the 3rd Quarter of 1999 is reported separately for periods ending on or before August 13, 1999, which is the last trading day before the reverse stock split and the mergers of OptiCare Eye Health Centers and PrimeVision Health became effective.

** Quotations for all periods ending on or before August 13, 1999, have been adjusted to give effect to a 1-for-0.06493 reverse stock split that became effective at the close of business on August 13, 1999.


     As of May 1, 2000, OptiCare had approximately 196 stockholders of record.

VISION TWENTY-ONE

     Vision Twenty-One's common stock has historically been trading publicly under the symbol "EYES" on the Nasdaq National Market since Vision Twenty-One's initial public offering on August 18, 1997 and currently trades under the symbol "EYESE". Prior to Vision Twenty-One's initial public offering, there was no active trading market for Vision Twenty-One's common stock. The following table sets forth the high and low closing sale price of Vision Twenty-One's common stock as reported in the Nasdaq National Market (rounded up to the nearest whole cent) for the periods indicated:




                                                          HIGH        LOW
2000                                                   ---------   ---------
Second Quarter (through May 1, 2000) ...............      1.50        0.47
First Quarter ......................................      2.84        1.06
1999
Fourth Quarter .....................................      6.38        1.38
Third Quarter ......................................     10.06        4.88
Second Quarter .....................................      8.75        3.44
First Quarter ......................................      5.25        3.50
1998
Fourth Quarter .....................................      7.13        3.63
Third Quarter ......................................      7.00        4.63
Second Quarter .....................................     11.63        6.38
First Quarter ......................................     11.75        8.25
1997
Fourth Quarter .....................................     14.38        7.25
Third Quarter (beginning August 18, 1997) ..........   $ 14.63      $ 9.00

     As of April 28, 2000, Vision Twenty-One had approximately 243 stockholders of record. The number of record holders was determined from the records of the Company's transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.


RECENT CLOSING PRICES

     As of February 9, 2000, the last trading day before announcement of the proposed Merger, the closing price per share on the Nasdaq National Market of OptiCare common stock was $3.50 and of Vision Twenty-One common stock was
$1.98. On     , 2000, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus, the closing price per share of OptiCare
common stock was $    and of Vision Twenty-One was $   .

     Because the market price of OptiCare common stock is subject to fluctuation, the market value of the shares of OptiCare common stock that holders of Vision Twenty-One common stock will receive in the Merger may increase or decrease prior to and following the Merger. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR OPTICARE COMMON STOCK AND VISION TWENTY-ONE COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES OR MARKETS FOR OPTICARE COMMON STOCK OR VISION TWENTY-ONE COMMON STOCK.

                                DIVIDEND POLICY


OPTICARE

     The holders of OptiCare common stock are entitled to share ratably in any dividends OptiCare declares on its common stock. OptiCare has never paid any cash dividends on its common stock and OptiCare does not intend to pay any cash dividends for the foreseeable future. OptiCare expects to continue to retain any earnings for repayment of indebtedness, working capital, capital expenditures and general corporate purposes. OptiCare's credit facility restricts it from declaring or paying any cash dividends or making any other payment or distribution on account of its capital stock.


VISION TWENTY-ONE

     The holders of Vision Twenty-One common stock are entitled to share ratably in any dividends Vision Twenty-One declares on its common stock. Vision Twenty-One has never paid any cash dividends on its common stock and Vision Twenty-One does not intend to pay any cash dividends for the foreseeable future. Vision Twenty-One expects to continue to retain any earnings for repayment of indebtedness, working capital, capital expenditures and general corporate purposes. Vision Twenty-One's credit facility restricts it from declaring or paying any cash dividends or making any other payment or distribution on account of its capital stock.

                                 RISK FACTORS

     By voting in favor of the Merger, Vision Twenty-One stockholders will be choosing to invest in OptiCare common stock. An investment in OptiCare common stock involves a high degree of risk. In addition to the other information contained in this Joint Proxy Statement/Prospectus, you should carefully consider the following risk factors in deciding whether to vote for the Merger. If any of the matters described in the following risks actually occur, the business and prospects of Vision Twenty-One or OptiCare may be seriously harmed. In this case, the trading price of OptiCare common stock may decline, and you may lose all or part of your investment.


RISKS RELATED TO THE MERGER

VISION TWENTY-ONE STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF OPTICARE COMMON STOCK AND AS A RESULT, THEY WILL BEAR ALL THE MARKET RISK OF A DECREASE OF THE VALUE OF OPTICARE SHARES ISSUED IN THE MERGER.

     Upon the Merger's completion, each share of Vision Twenty-One common stock
will be exchanged for approximately    shares of OptiCare common stock. There
will be no adjustment for changes in the market price of either Vision Twenty-One common stock or OptiCare common stock. In addition, neither Vision Twenty-One nor OptiCare may terminate the Merger Agreement or "walk away" from the Merger or resolicit the vote of its stockholders solely because of changes in the market price of OptiCare common stock. Accordingly, the specific dollar value of OptiCare common stock that Vision Twenty-One stockholders will receive upon the Merger's completion will depend on the market value of OptiCare common stock when the Merger is completed and may decrease from the date you submit your proxy. The share price of OptiCare common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for OptiCare common stock and Vision Twenty-One common stock. OptiCare cannot predict or give any assurances as to the market price of OptiCare common stock at any time before or after the completion of the Merger. For historical and current market prices of OptiCare shares, see "Summary of the Joint Proxy Statement/Prospectus -- Market Price Information -- OptiCare." Also see "-- The price of OptiCare's common stock may be volatile, which could affect the stockholders' return on investment and our ability to use our stock to acquire other companies."

IF WE DO NOT SUCCESSFULLY INTEGRATE VISION TWENTY-ONE'S OPERATIONS AND PERSONNEL OR EFFECTIVELY MANAGE THE COMBINED COMPANY, WE MAY NOT ACHIEVE THE BENEFITS OF THE MERGER, MAY LOSE KEY PERSONNEL AND CUSTOMERS AND EXPERIENCE LOSSES AND SUCH FAILURE COULD RESULT IN A MATERIAL ADVERSE EFFECT TO THE COMBINED COMPANIES BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We entered into the Merger Agreement with the expectation that the Merger will result in significant benefits. Achieving the benefits of the Merger depends on the timely, efficient and successful execution of a number of post-Merger events, including integrating the operations, systems and personnel of the two companies managed care business. We will need to overcome significant issues, however, in order to realize any benefits or synergies from the Merger. The successful execution of these post-Merger activities will involve considerable risk and may not be successful. Furthermore, Vision Twenty-One's and OptiCare's corporate and managed care offices are widely dispersed in different locations which could hinder OptiCare's integration efforts. The failure of OptiCare to complete the integration successfully and on a timely basis could result in the loss of key personnel and customers and result in a material adverse effect to the combined companies business, financial condition and results of operations.

IF OPTICARE DOES NOT SUCCESSFULLY INTEGRATE VISION TWENTY-ONE OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE FOR OPTICARE'S COMMON STOCK MAY DECLINE.

     The market price of OptiCare common stock may decline as a result of the Merger, if any of the following occurs:

     o    the integration of OptiCare and Vision Twenty-One is unsuccessful;

     o OptiCare does not achieve the perceived benefits of the Merger if any, or as rapidly or to the extent anticipated by OptiCare or by financial or industry analysts; or

     o the effect of the Merger on OptiCare's financial results is not consistent with OptiCare's expectations or the expectations of financial or industry analysts.


VISION TWENTY-ONE'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of Vision Twenty-One participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the Merger that are different from, or in addition to, yours. The directors and officers of Vision Twenty-One could therefore be more likely to vote to approve the Merger Agreement than if they did not hold these interests. Vision Twenty-One stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the Merger. See "The Merger -- Interests of Vision Twenty-One's Officers and Directors in the Merger."


UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE VISION TWENTY-ONE TO LOSE CONTRACTS.

     The parties to Vision Twenty-One's managed care contracts may be reluctant to continue their arrangements with the combined company. The loss of contracts could have a material adverse effect on both Vision Twenty-One and OptiCare.


FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT VISION TWENTY-ONE'S STOCK PRICE AND OPERATING RESULTS.

     If the Merger is not completed for any reason, Vision Twenty-One may be subject to a number of material risks, including the following:

     o Vision Twenty-One may be required to pay OptiCare a termination fee and reimburse OptiCare for expenses and may be financially unable to do so unless it raises additional financing, see "The Merger Agreement and Related Agreements -- Payment of Fees and Expenses;"

     o the price of Vision Twenty-One common stock may decline to the extent that the current market price of Vision Twenty-One common stock reflects a market assumption that the Merger will be completed;

     o costs related to the Merger, such as legal and accounting fees, must be paid even if the Merger is not completed;

     o Vision Twenty-One's lender under its credit facility may refuse to continue to fund its operations and could foreclose on its security interest in Vision Twenty-One's assets;

     o Vision Twenty-One will need significant additional capital to operate its business and might not be able to successfully raise the necessary capital to continue its operations;

     o Vision Twenty-One could continue to incur significant operating and net losses;

     o Vision Twenty-One will likely fail to maintain the listing of its common stock on Nasdaq and its common stock may end up trading on the NASD Electronic Bulletin Board, the "pink sheets," or not having an active trading market for its stock.

     o    Vision Twenty-One could lose its managed care contracts; and

     o Vision Twenty-One's creditors and vendors could refuse to continue to do business with Vision Twenty-One.

     If the Merger is terminated and Vision Twenty-One's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the Merger. In addition, while the Merger Agreement is in effect, under certain circumstances Vision Twenty-One is prohibited from soliciting, initiating or encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than OptiCare. As a result of this prohibition, Vision Twenty-One will be precluded from discussing potential transactions should the Merger not occur, and may lose an opportunity for a transaction with another potential partner at a favorable price if the Merger is not completed.


UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE VISION TWENTY-ONE TO LOSE KEY PERSONNEL.

     In accordance with Vision Twenty-One's previously announced plans to close its Largo, Florida operations, a significant number of Vision Twenty-One employees have left their employment since the Merger was announced in February 2000. Vision Twenty-One expects further attrition over the coming months as it concludes the Merger. Current and prospective Vision Twenty-One employees may experience uncertainty about their future roles with OptiCare. Such uncertainty has and will continue to adversely affect Vision Twenty-One's ability to attract and retain key management, sales, marketing and technical personnel. The loss of Vision Twenty-One employees could have a material adverse effect on OptiCare.


OPTICARE RISKS

IF OPTICARE FAILS TO EXECUTE ITS GROWTH STRATEGY, OPTICARE MAY NOT SUSTAIN ITS PROFITABILITY AND MAY INCUR LOSSES IN THE FUTURE.

     OptiCare's growth strategy depends in part on its ability to expand and successfully implement its laser vision correction business, including implementation of the OptiCare Laser Advantage (Trade Mark) program. OptiCare's growth strategy also requires successful sales results and operational execution in its managed care business. OptiCare's growth strategy has resulted in, and will continue to result in, new and increased responsibilities for management and additional demands on management, operating and financial systems and resources. OptiCare's ability to continue to expand will also depend upon its ability to hire and train new staff and managerial personnel, and adapt OptiCare's structure to comply with present or future legal requirements affecting OptiCare's arrangements with ophthalmologists and optometrists. If OptiCare is unable to implement these and other requirements, its business, financial condition, results of operations and ability to achieve and sustain profitability could be materially adversely affected. For more information, see "Business of OptiCare."


OPTICARE HAS A HISTORY OF LOSSES AND MAY INCUR FURTHER LOSSES IN THE FUTURE.

     Although OptiCare had income from continuing operations of $351,000 for the year ended December 31, 1999 and income from continuing operations of $139,000 for the fourth quarter of 1999, on a pro forma basis giving effect to the mergers of PrimeVision Health and OptiCare Eye Health Centers and related transactions, OptiCare had losses from continuing operations for the year ended December 31, 1999 of approximately $186,000. Vision Twenty-One had losses from continuing operations of $21,313,000 for the year ended December 31, 1999. On a pro forma basis giving effect to the mergers of PrimeVision Health and OptiCare Eye Health Systems and related transactions, as well as, the proposed Merger with Vision Twenty-One, the losses from continuing operations for the year ended December 31, 1999 were approximately $11,575,000. See "Summary of the Joint Proxy Statement/Prospectus--Selected Unaudited Pro Forma Combined Financial Data." OptiCare cannot assure that it will not incur further or more substantial losses in the future.


IF OPTICARE IS UNABLE TO OBTAIN ADDITIONAL CAPITAL, OPTICARE'S GROWTH AND OPERATIONS COULD BE LIMITED.

     If OptiCare does not generate sufficient cash from its operations, OptiCare may need to obtain additional capital in order to successfully implement its growth strategy and to finance its continued operations. Additional capital may not be available to OptiCare and if it is, it may not be on terms that are favorable to OptiCare or sufficient for its needs. OptiCare's failure to obtain additional capital on favorable terms or at all may have a material adverse effect on OptiCare's business, financial condition and results of operations.


SUBSTANTIAL INDEBTEDNESS; IF OPTICARE DEFAULTS ON ITS DEBT, OPTICARE'S CREDITORS COULD FORECLOSE ON ITS ASSETS.

     OptiCare's outstanding indebtedness under its credit facility as of May 1, 2000 was approximately $30.6 million. Substantially all of OptiCare's assets are pledged to secure this indebtedness. In addition, as of May 1, 2000, OptiCare has approximately $3.6 million of unsecured subordinated debt. Vision Twenty-One's outstanding indebtedness under its credit facility as of May 1, 2000 was approximately $57.5 million. Substantially all of Vision Twenty-One's assets are pledged to secure this indebtedness. In addition, as of May 1, 2000, Vision Twenty-One has approximately $5.6 million of unsecured subordinated debt.

     It is a condition to the Merger that OptiCare shall have entered into an amendment to its existing credit agreement to consolidate the loans of OptiCare under its existing credit facility together with the loans of Vision Twenty-One under its credit facility with Bank of Montreal into one senior secured credit facility.

     Upon closing of the Merger, OptiCare anticipates consolidated bank indebtedness of approximately $59.8 million and net equity of approximately $65.7 million. In addition to the anticipated bank debt described above, the combined company will have approximately $6.7 million of unsecured subordinated debt subject to market interest rates. The resulting total indebtedness will therefore be approximately $66.5 million.

     If OptiCare defaults on the financial covenants in its credit facility, OptiCare's lender could foreclose on its security interest in OptiCare's assets, which would have a material adverse effect on OptiCare's business, financial condition and results of operations. See "OptiCare Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Merger Agreement and Related Agreements -- Credit Facility Restructuring," "Business of OptiCare -- Credit Facility," and "Business of Vision Twenty-One -- Credit Facilities."


OPTICARE MAY HAVE DIFFICULTY COMPLETING THE INTEGRATION OF THE OPERATIONS AND REALIZING BENEFITS FROM THE PREVIOUS MERGERS OF PRIMEVISION HEALTH AND OPTICARE EYE HEALTH CENTERS.

     OptiCare may not be able to successfully complete the integration of the operations of PrimeVision Health and OptiCare Eye Health Centers without encountering difficulties or experiencing the loss of key employees, potential customers or suppliers. If OptiCare does not successfully complete the integration of the two companies, or if the effort requires greater time or resources than OptiCare has anticipated, OptiCare may not realize the expected benefits from the mergers, and this could have a material adverse effect on OptiCare's business, financial condition, and results of operations. See "Business of OptiCare -- Formation and History."


OPTICARE MAY NOT COMPETE EFFECTIVELY WITH OTHER EYE CARE SERVICES COMPANIES THAT HAVE MORE RESOURCES AND EXPERIENCE THAN IT DOES.

     Some of OptiCare's competitors have substantially greater financial, technical, managerial, marketing and other resources and experience than OptiCare and, as a result, may compete more effectively than OptiCare. OptiCare competes with other businesses, including other eye care services companies, hospitals, individual ophthalmology and optometry practices, other ambulatory surgery and laser vision correction centers, managed care companies, eye care clinics and providers of retail optical products. Companies in other health care industry segments, including managers of hospital-based medical specialties or large group medical practices, may become competitors in providing surgery and laser centers as well as competitive eye care-related services. OptiCare's failure to compete effectively with these and other competitors, could have a material adverse effect on its business, financial condition and results of operations. See "Business of OptiCare -- Competition."

LOSS OF THE SERVICES OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     OptiCare's success, in part, depends upon the continued services of Dean
J. Yimoyines, M.D., who is OptiCare's chairman, president and chief executive officer. OptiCare believes that the loss of the services of Dr. Yimoyines could have a material adverse effect on its business, financial condition and results of operations. OptiCare has an employment agreement with Dr. Yimoyines having a three year term, subject to certain early termination provisions, which is renewable for subsequent terms. In addition, OptiCare has employment agreements with Dean J. Yimoyines and other executive officers that require lump sum payments to be made upon the event of a change in control of OptiCare. These change in control payments could deter takeover bids even if those bids are in the stockholders' best interests. For more information on the employment agreements, see "OptiCare's Management -- Employment Agreements with Certain Officers."


LASER VISION CORRECTION MAY NOT ACHIEVE GREATER CONSUMER ACCEPTANCE OR THE PRICE TO CONSUMERS MAY BE SUBSTANTIALLY REDUCED.

     The profitability and expansion of OptiCare's Laser Correction and Professional Services division may be materially adversely affected if laser vision correction is not increasingly accepted by consumers or the price charged for such procedure continues to decrease which could have a material adverse effect on our operating margins. OptiCare cannot be certain that laser vision correction will become more widely accepted by the general public as an alternative to existing methods of treating refractive vision disorders, i.e., principally nearsightedness, farsightedness and astigmatism. Several factors may inhibit laser vision correction from achieving broad market acceptance, including:

     o the cost, particularly since laser vision correction patients are generally billed directly and not reimbursed by third party payors;

     o the effectiveness of current and future alternative methods of correcting refractive vision disorders, including contact lenses and eye glasses;

     o concerns about safety and effectiveness, including uncertainty about long-term side-effects;

     o    general resistance to surgery; and

     o unfavorable publicity involving laser vision correction procedures. For more information, see "Business of OptiCare -- The Eye Care Industry."


NEW TECHNOLOGICAL ADVANCES MAY MATERIALLY ADVERSELY AFFECT OPTICARE'S GROWTH STRATEGY.

     New technological advances in the treatment of vision disorders that are comparable or superior to laser vision correction could materially harm OptiCare's growth strategy. If such advances become readily available and accepted, OptiCare may have to quickly make adjustments to the OptiCare Laser Advantage (Trade Mark) program in order to remain competitive. OptiCare may not be able to make all necessary adjustments, and the adjustments could also require additional capital expenditures for which funds might not be available, which could have a material adverse effect on OptiCare's business, financial condition and results of operations. See "Business of OptiCare." OptiCare depends on limited sources of excimer lasers and related products and equipment, shortages of these products could hinder our ability to increase our procedure volume. Furthermore, should excimer lasers become more widely available it may result in downward pressure on prices which may lower the cost after we have invested in it at higher prices. This in turn may enable OptiCare's competitors to compete with it on the basis of price and may reduce or eliminate our gross margins.

     OptiCare currently uses one laser supplier, Summit Technologies, Inc., for excimer lasers and related refractive-surgery equipment on the OptiCare Laser Advantage (Trade Mark) program. OptiCare plans to utilize other laser manufacturers for the program, but OptiCare has not yet executed any agreements with other manufacturers. If Summit became unable or unwilling to supply OptiCare with excimer lasers and the related equipment, to repair parts or to provide services, OptiCare's business could be materially adversely affected. Vision Twenty-One has established a relationship with VISX, Inc., another supplier of excimer lasers. Although VISX, Inc. has indicated a willingness to provide lasers to OptiCare at competitive prices after the Merger, there can be no assurance at this time that this arrangement can be consummated. To OptiCare's knowledge, only a few companies have been approved by the United States Food and Drug Administration for commercial sale of excimer lasers in the U.S. If any of these manufacturers were for any reason to discontinue commercial sale of excimer lasers, or be unwilling or unable to meet OptiCare's excimer laser and other equipment needs, we may not be able to equip our centers with the appropriate technology or operate the OptiCare Laser Advantage (Trade Mark) program. For more information, see "Business of OptiCare -- Description of Business Divisions."


IF OPTICARE FAILS TO NEGOTIATE CAPITATED FEE ARRANGEMENTS WHICH BECOME PROFITABLE, THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Under some managed care contracts, known as "capitation" contracts, OptiCare or any other health care providers accept a fixed payment per member per month, whether or not a person covered by a managed care plan receives any services, but OptiCare is obligated to provide all necessary covered services to the patients covered under the agreement. Many of these contracts pass part of the financial risk of providing care from the payor, i.e., an HMO, health insurer, employee welfare plan or self-insured employer, to the provider. The growth of capitation contracts in markets which we serve could result in less certainty with respect to profitability and requires a higher level of actuarial acumen in evaluating such contracts. OptiCare does not know whether it will be able to continue to negotiate arrangements on a capitated or other risk-sharing basis which prove to be profitable, or to pass the financial risks of providing care to other parties, or to accurately predict utilization or the costs of rendering services. In addition, changes in federal or state regulations of these contracts may limit our ability to transfer financial risks away from us. Any such developments could have a material adverse effect on our business, financial condition and results of operations. For more information, see "Business of OptiCare -- Description of Business Divisions."


OPTICARE HAS POTENTIAL CONFLICTS OF INTERESTS FROM RELATED PARTY TRANSACTIONS WHICH COULD RESULT IN CERTAIN OF OPTICARE'S OFFICERS, DIRECTORS AND KEY EMPLOYEES HAVING INTERESTS THAT DIFFER FROM OPTICARE AND ITS STOCKHOLDERS.

     There are contractual agreements between OptiCare and entities owned or controlled by several of its officers, directors and key employees, which agreements could create the potential for possible conflicts of interests for such individuals. For a discussion of those agreements, see "OptiCare Certain Relationships and Related Transactions."


A WRITE-OFF OF INTANGIBLE ASSETS WOULD ADVERSELY AFFECT OPTICARE'S RESULTS OF OPERATIONS.

     At December 31, 1999, intangible assets represented approximately 49% of total assets and this percentage is expected to increase as a result of the Merger. The intangible asset value represents the excess of cost over the fair value of the separate tangible net assets acquired in various transactions. As a result of the Merger, the percentage of intangible assets is expected to increase along with the corresponding amortization expense which will have a negative impact on earnings. These intangible assets are generally amortized on a straight line basis over an expected useful of 25 years. If, in the future, we determine that our unamortized intangible assets have suffered an impairment which requires us to write off a large portion of unamortized intangible assets due to a change in events or circumstances, this write-off would significantly reduce our total assets, may place us in default under the terms of our credit facility, and result in a substantial charge to earnings. See "Summary of the Joint Proxy Statement/Prospectus--Selected Unaudited Pro Forma Combined Financial Data."

YOU MAY BE DILUTED IN CONNECTION WITH THE VISION TWENTY-ONE MERGER AND IN THE FUTURE IF OPTICARE ISSUES STOCK TO FINANCE WORKING CAPITAL, ACQUISITIONS OR OTHER NEEDS.

     OptiCare may in the future determine that it needs additional funding for expansion of our laser correction surgery business, for general working capital, or for other needs for capital. OptiCare may in the future want to issue common stock to raise cash needed for working capital or to make acquisitions. OptiCare does not have any plans or proposals under consideration that would require the issuance of additional common stock in the next 12 months other than in connection with the proposed Vision Twenty-One transaction, the financing contemplated in connection with the Merger, and pursuant to its performance stock program and employee stock plans. However, OptiCare would consider an appropriate opportunity if it is presented in the future. See "The Merger -- The Financing."


THE PRICE OF OPTICARE'S COMMON STOCK MAY BE VOLATILE, WHICH COULD EFFECT THE STOCKHOLDERS' RETURN ON INVESTMENT AND OUR ABILITY TO USE OUR STOCK TO ACQUIRE OTHER COMPANIES.

     The market price of OptiCare's common stock has been subject to significant fluctuations, and OptiCare expects it to continue to be subject to such fluctuations after the Merger. OptiCare believes the current reasons for these fluctuations include the relatively thin level of trading in our stock, and the relatively low public float. The public float will increase significantly after the Merger which could result in additional volatility. In addition, the influx into the market of a significant number of OptiCare shares currently subject to lock-up agreements could affect the price of OptiCare common stock. Variations in financial results, announcements of material events by OptiCare or its competitors, OptiCare's quarterly operating results, changes in general conditions in the economy or the health care industry, or other developments affecting OptiCare or its competitors, could cause the market price of the common stock to fluctuate substantially. The equity markets have on occasion experienced significant price and volume fluctuations that have affected the market prices for many companies' securities, and sometimes such fluctuations have been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the OptiCare common stock. The volatility of the OptiCare common stock price could affect your return on investment as well as OptiCare's ability to acquire other companies or businesses in exchange for the OptiCare common stock. See "Summary of the Joint Proxy Statement/Prospectus -- Market Price Information."


OPTICARE'S BOARD OF DIRECTORS HAVE THE AUTHORITY TO ISSUE PREFERRED STOCK, WHICH COULD DETER TAKEOVER BIDS EVEN IF THOSE BIDS ARE IN THE STOCKHOLDERS' BEST INTERESTS.

     OptiCare has 5,000,000 shares of authorized and unissued preferred stock, of which 418,803 shares of non-voting convertible preferred stock have been issued to Bank Austria AG or its affiliate in connection with the credit facility. The balance of approximately 4,500,000 authorized shares of preferred stock could be issued to third parties selected by management or used as the basis for a stockholders' rights plan, which could have the effect of deterring potential acquirers. The ability of OptiCare's Board of Directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties even if those bids are in the stockholders' best interests.


OPTICARE IS RESTRICTED BY CONTRACT FROM PAYING DIVIDENDS AND DOES NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE AND, AS SUCH, ANY RETURN ON INVESTMENT ON OPTICARE COMMON STOCK WILL DEPEND PRIMARILY UPON THE APPRECIATION IN THE PRICE OF THE COMMON STOCK.

     OptiCare's credit facility places certain restrictions on the future payment of dividends. Furthermore, OptiCare currently intends to retain all future earnings for the operation and expansion of OptiCare's business, and, accordingly, OptiCare does not anticipate that any dividends will be declared or paid for the foreseeable future. Therefore, any return earned on an investment in OptiCare's common stock in the foreseeable future, if any, will most likely depend upon the appreciation in the price of the common stock. See "OptiCare Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


OPTICARE MAY NOT BE ABLE TO MAINTAIN THE LISTING OF ITS COMMON STOCK ON THE AMERICAN STOCK EXCHANGE, WHICH MAY MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO DISPOSE OF OPTICARE'S COMMON STOCK.

     OptiCare's common stock is listed on the American Stock Exchange. OptiCare cannot guarantee that it will always be listed. The American Stock Exchange rules for continual listing include stockholders' equity requirements, which OptiCare may not meet if it experiences losses, and market value requirements, which it may not meet if the price of OptiCare's common stock declines.

     If OptiCare's common stock is delisted from the American Stock Exchange, trading in OptiCare common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on OptiCare common stock. This could have an adverse effect on the price of the common stock. There are separate rules regulating broker-dealers who trade on behalf of customers in unlisted stocks. These rules require broker-dealers to sell common stock only to established customers and accredited investors (generally defined as investors with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse), to make special suitability determinations about the purchasers, and to receive the purchaser's written consent to the transaction prior to sale. The effect of these requirements may be to limit the ability or incentive of broker-dealers to sell OptiCare common stock.

INDUSTRY RISKS

HEALTH CARE COST CONTAINMENT AND LOWER REIMBURSEMENT TRENDS MAY IMPAIR PROFITS.

     A portion of the revenues received by OptiCare's eye care and retail optical providers are derived from government-sponsored health care programs and private third-party payors. The health care industry has experienced a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. OptiCare believes that these trends may result in a reduction from historical levels in per patient revenue received by the eye care providers. For more information regarding health care cost containment, see "Business of OptiCare -- Government Regulation."


HEALTH CARE REGULATIONS OR HEALTH CARE REFORM INITIATIVES COULD MATERIALLY ADVERSELY AFFECT OPTICARE'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     OptiCare is subject to extensive federal and state governmental regulation and supervision, including:

     o    anti-kickback statutes;

     o    self-referral laws;

     o insurance and licensor requirements associated with our managed care business;

     o    civil false claims acts;

     o    corporate practice of medicine restrictions;

     o    fee-splitting laws;

     o    facility license requirements and certificates of need;

     o regulation of medical devices, including laser vision correction and other refractive surgery procedures;

     o    FTC guidelines for marketing laser vision correction.

     OptiCare cannot assure you that these laws and regulations will not change or be interpreted in the future either to restrict or adversely affect its business activities or relationships with other eye care providers. In addition, federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on our business, financial condition and results of operations. For more information regarding health care regulations and reform initiatives, see "Business of OptiCare -- Government Regulation."


THE NATURE OF OPTICARE'S BUSINESS COULD SUBJECT OPTICARE'S BUSINESS TO POTENTIAL MALPRACTICE, PRODUCT LIABILITY, NEGLIGENCE AND OTHER CLAIMS.

     The provision of eye care services entails the potentially significant risk of physical injury to patients and an inherent risk of potential malpractice, product liability and other similar claims.

OptiCare's insurance may not be adequate to satisfy claims or protect OptiCare or its affiliated eye care providers, and this coverage may not continue to be available at acceptable costs. A partially or completely uninsured claim against OptiCare could have a material adverse effect on its business, financial condition and results of operations.


MANAGED CARE COMPANIES FACE INCREASING THREATS OF PRIVATE-PARTY LITIGATION, INCLUDING CLASS ACTIONS, OVER THE SCOPE OF CARE THAT THE MANAGED CARE COMPANIES MUST COVER.

     Recently, several large national managed care companies have been the target of class action lawsuits alleging fraudulent practices in the determination of health care coverage policies for their beneficiaries. Such lawsuits have, thus far, been aimed solely at full service managed care plans and not companies that specialize in specific segments, such as eye care. OptiCare cannot assure you that private party litigation, including class action suits, will not target it in the future, or that OptiCare will not otherwise be affected by such litigation.


                           FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains discussion of events or results that have not yet occurred or been realized. Certain of the matters discussed concerning OptiCare's and Vision Twenty-One's operations, economic performance, financial condition, including in particular statements regarding their financial prospects, ability to manage and grow their business, ability to expand laser vision correction business, statements regarding industry trends, financing plans, growth and operating strategies, ability to recruit and retain eye care providers, ability to expand the managed care business, the impact of government regulations, and the success of initiatives including opening laser vision correction centers and the likelihood of incremental revenues offsetting expenses related to those new initiatives, are areas, among others, which include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as, "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. You should read forward-looking statements carefully because they discuss our future expectations, contain projections of its future results of operations or of OptiCare's and Vision Twenty-One's financial position, or state other expectations of future performance.

     Please do not place unjustified or excessive reliance on any forward looking statements. There are many factors that impact greatly upon strategies and expectations and are outside OptiCare's and Vision Twenty-One's direct control, including without limitation, those factors listed in the section captioned "Risk Factors." There may be events in the future that OptiCare or Vision Twenty-One did not anticipate or accurately predict or control. The factors listed in the section captioned "Risk Factors", as well as any cautionary language in this Joint Proxy Statement/Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations expressed in forward-looking statements. In evaluating the Merger, you should be aware that the occurrence of the events described in the section captioned "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus could materially adversely affect our business, financial condition and results of operations.

                                 THE MEETINGS


GENERAL

 OptiCare

     We are furnishing this Joint Proxy Statement/Prospectus to holders of OptiCare common stock in connection with the solicitation of proxies by the OptiCare board of directors for use at the annual meeting of stockholders of
OptiCare to be held on       , 2000, and any adjournment or postponement.

 Vision Twenty-One

     We are furnishing this Joint Proxy Statement/Prospectus to holders of Vision Twenty-One common stock in connection with the solicitation of proxies by the Vision Twenty-One board of directors for use at the special meeting of
stockholders of Vision Twenty-One to be held on       , 2000, and any
adjournment or postponement.

     This Joint Proxy Statement/Prospectus is first being furnished to
stockholders of Vision Twenty-One on or about       , 2000. This Joint Proxy
Statement/Prospectus is also furnished to Vision Twenty-One stockholders as a prospectus in connection with the issuance by OptiCare of shares of OptiCare common stock as contemplated by the Merger Agreement.


DATE, TIME AND PLACE

 OptiCare

     The annual meeting will be held on       , 2000 at  :  a.m., local time,
at          .

 Vision Twenty-One

     The special meeting will be held on       , 2000 at  :  a.m., local time,
at          .


MATTERS TO BE CONSIDERED AT THE MEETINGS

 OptiCare

     At the annual meeting and any adjournment or postponement hereof, OptiCare stockholders will be asked:

     o to consider and vote upon the approval of the issuance of OptiCare common stock as contemplated by the Merger Agreement (Proposal 1);

     o to elect eight members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 2);

     o to approve an amendment to the OptiCare Performance Stock Program to increase the maximum number of shares of OptiCare common stock authorized for issuance over the term of the plan by an additional 2,000,000, while maintaining the Program's existing percentage limitations (Proposal 3);

     o to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2000 (Proposal
          4); and

     o to transact such other business as may properly come before the annual meeting.

 Vision Twenty-One

     At the Vision Twenty-One special meeting and any adjournment or postponement of the special meeting, Vision Twenty-One stockholders will be asked:

     o to consider and vote upon the approval and adoption of the Merger Agreement; and

     o to transact such other business as may properly come before the special meeting.


RECORD DATES

 OptiCare

     OptiCare's board has fixed the close of business on       , 2000, as the
record date for determining of OptiCare stockholders entitled to notice of and to vote at the annual meeting.

 Vision Twenty-One

     Vision Twenty-One's board has fixed the close of business on       , 2000,
as the record date for determining of Vision Twenty-One stockholders entitled to notice of and to vote at the special meeting.


VOTING OF PROXIES

 OptiCare

     We request that OptiCare stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to OptiCare. All properly executed proxies that OptiCare receives prior to the vote at the annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to approve the issuance of shares of OptiCare as contemplated by the Merger Agreement. As far as OptiCare's board knows, no other matters are to be brought before the annual meeting. If other business properly comes before the annual meeting or any postponement or adjournment, the proxies will vote in accordance with their own judgment.

     Stockholders may revoke their proxies at any time prior to its use

     o by delivering to the Secretary of OptiCare a signed notice of revocation or a later-dated, signed proxy; or

     o    by attending the annual meeting and voting in person.

     Attendance at the annual meeting does not in itself constitute the revocation of a proxy.

 Vision Twenty-One

     We request that Vision Twenty-One stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Vision Twenty-One. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that Vision Twenty-One receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement and the Merger. Vision Twenty-One's board does not currently intend to bring any other business before the special meeting and, so far as Vision Twenty-One's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any postponement or adjournment, the proxies will vote in accordance with their own judgment.

     Stockholders may revoke their proxies at any time prior to its use

     o by delivering to the Secretary of Vision Twenty-One a signed notice of revocation or a later-dated, signed proxy; or

     o    by attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTES REQUIRED

 OptiCare

     As of the close of business on       , 2000, there were    shares of
OptiCare common stock outstanding and entitled to vote. The holders of a majority of the shares of OptiCare common stock entitled to vote and that are present or represented by proxy at the OptiCare meeting must approve the issuance of OptiCare common stock in the Merger (Proposal 1), approve the amendment to the Plan (Proposal 3) and the ratification of the appointment of independent auditors (Proposal 4). The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors (Proposal 2). OptiCare stockholders have one vote per share of OptiCare common stock owned on the record date.

     As of     , 2000, directors and executive officers of OptiCare and their
affiliates beneficially owned an aggregate of      shares of OptiCare common
stock (exclusive of any shares issuable upon the exercise of options) or
approximately     % of the shares of OptiCare common stock outstanding on that date. The directors and executive officers of OptiCare have indicated their intention to vote their shares of OptiCare common stock in favor of the issuance of the shares of OptiCare common stock as contemplated by the Merger
Agreement. As of     , 2000, directors and executive officers of Vision
Twenty-One owned no shares of OptiCare common stock. Under an Irrevocable Proxy in the form attached as Appendix C to this Joint Proxy Statement/Prospectus,
OptiCare stockholders owning approximately     % of OptiCare's common stock
outstanding as of     , 2000, excluding any shares issuable upon the exercise
of options, have agreed to vote all of their shares of OptiCare common stock for approval of the Merger Agreement and the Merger.

 Vision Twenty-One

     As of the close of business on       , 2000, there were     shares of
Vision Twenty-One common stock outstanding and entitled to vote. The holders of a majority of the outstanding shares of Vision Twenty-One common stock must approve the Merger Agreement and the Merger. The vote required to grant to the Vision Twenty-One board of directors discretionary authority to adjourn the special meeting for the solicitation of additional votes is a majority of shares actually voted at the special meeting where a quorum is present. Vision Twenty-One stockholders have one vote per share of Vision Twenty-One common stock owned on the record date.

     As of       , 2000, directors and executive officers of Vision Twenty-One
and their affiliates beneficially owned an aggregate of     shares of Vision
Twenty-One common stock (exclusive of any shares issuable upon the exercise of
options) or approximately   % of the shares of Vision Twenty-One common stock
outstanding on that date. The directors and executive officers of Vision Twenty-One have indicated their intention to vote their shares of Vision Twenty-One common stock in favor of the Merger Agreement. Under an Irrevocable Proxy in the form attached as Appendix B to this Joint Proxy
Statement/Prospectus, Vision Twenty-One stockholders owning approximately   %
of Vision Twenty-One's common stock outstanding as of       , excluding any
shares issuable upon the exercise of options, have agreed to vote all of their shares of Vision Twenty-One common stock for approval of the Merger Agreement and the Merger. See "The Merger -- Interests of Vision Twenty-One's Officers and Directors in the Merger."


QUORUM; ABSTENTIONS AND BROKER NON-VOTES

 OptiCare

     The required quorum for the transaction of business at the annual meeting is a majority of the shares of OptiCare common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Brokers holding shares for beneficial owners cannot vote on the issuance of shares in the Merger in this Joint Proxy Statement/Prospectus without the owners' specific instructions. Accordingly, OptiCare stockholders are urged to return the enclosed proxy card marked to indicate their vote. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on the issuance of the shares in the Merger, the approval of the amendment to the plan, the ratification of the independent auditors or the proposal to grant the board discretionary authority to adjourn the annual meeting. Abstentions, however, will have the same effect as a vote against these proposals. However, since the affirmative vote of a plurality of votes cast is required for the election of directors, abstentions and "broker non-votes" will have no effect on the outcome of such election.

 Vision Twenty-One

     The required quorum for the transaction of business at the special meeting is a majority of the shares of Vision Twenty-One common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the Merger Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of Vision Twenty-One common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the consummation of the Merger. In addition, the failure of a Vision Twenty-One stockholder to return a proxy or vote in person will have the effect of a vote against the approval of the Merger Agreement and the Merger. Broker non-votes will not be included in the vote totals and will have no effect on the outcome of the votes on the proposal to grant the board discretionary authority to adjourn the special meeting. Abstentions, however, will have the same effect as a vote against this proposal. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this Joint Proxy Statement/Prospectus without the owners' specific instructions. Accordingly, Vision Twenty-One stockholders are urged to return the enclosed proxy card marked to indicate their vote.


SOLICITATION OF PROXIES AND EXPENSES

     OptiCare and Vision Twenty-One will each bear their own expenses in connection with the solicitation of proxies for their meetings of stockholders, except that each will pay one-half of all printing, filing and mailing costs and expenses incurred in connection with the registration statement and this Joint Proxy Statement/Prospectus.

     In addition to solicitation by mail, the directors, officers and employees of OptiCare and Vision Twenty-One may each solicit proxies from their stockholders by telephone, facsimile, e-mail or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.


BOARD RECOMMENDATIONS

 OptiCare

     THE OPTICARE BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, OPTICARE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF OPTICARE COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

     In addition, the board unanimously recommends [that stockholder's vote for the election of eight directors], the approval of an amendment to the Program and the ratification of Deloitte & Touche LLP as the independent auditors for the year ended December 31, 2000.

     The matters to be considered at the annual meeting are of great importance to OptiCare stockholders. Accordingly, OptiCare stockholders are urged to read and carefully consider the information presented in this Joint Proxy Statement/Prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

     OPTICARE STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

 Vision Twenty-One


     THE VISION TWENTY-ONE BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, VISION TWENTY-ONE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. In considering this recommendation, Vision Twenty-One stockholders should be aware that Vision Twenty-One's directors and officers have interests in the Merger that are different from, or in addition to, those of Vision Twenty-One's stockholders, and that OptiCare has agreed to provide employment, severance and indemnification arrangements to the directors and officers of Vision Twenty-One. See "The Merger -- Interests of Vision Twenty-One's Officers and Directors in the Merger."


     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF VISION TWENTY-ONE. ACCORDINGLY, VISION TWENTY-ONE STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


     VISION TWENTY-ONE' STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. If the Merger Agreement is approved by the Vision Twenty-One stockholders and the Merger is consummated, a transmittal form with instructions for the surrender of Vision Twenty-One common stock certificates will be mailed to Vision Twenty-One stockholders promptly after completion of the Merger. For more information regarding the procedures for exchanging Vision Twenty-One stock certificates for OptiCare stock certificates, see "The Merger Agreement and Related Agreements -- Exchange of Vision Twenty-One Stock Certificates for OptiCare Stock Certificates."

                                  THE MERGER

     This section of the Joint Proxy Statement/Prospectus describes material aspects of the proposed merger, including the Merger Agreement and the stock option agreement. While we believe that the description covers the material terms of the Merger and the related transactions, this summary may not contain all of the information that is important to OptiCare stockholders and Vision Twenty-One stockholders. Stockholders should read the Merger Agreement, and the other documents we refer to carefully and in their entirety for a more complete understanding of the Merger.

BACKGROUND OF THE MERGER

     In November of 1999, the Vision Twenty-One board requested its financial advisor, PaineWebber, to explore various strategic alternatives for maximizing Vision Twenty-One stockholder value, including the sale of all or part of Vision Twenty-One's business. Over the next several weeks, PaineWebber, on behalf of Vision Twenty-One, received indications of interest from a number of parties, including OptiCare. Vision Twenty-One entered into confidentiality agreements, provided confidential information and held discussions with several of these parties.

     Since the merger of OptiCare Eye Health Centers and PrimeVision Health in August, 1999, OptiCare has focused its resources on consolidating operations (particularly in its managed care business) and integrating its financial and administrative systems across all businesses. Based on the progress of its integration efforts, OptiCare began to consider opportunities to accelerate its growth, particularly in its laser vision correction and managed care businesses. In the fourth quarter of 1999, OptiCare became aware of Vision Twenty-One's announcement of its plan to evaluate strategic alternatives. Based on general market knowledge, OptiCare considered Vision Twenty-One's laser vision correction and ambulatory surgery center business to be an excellent strategic fit with OptiCare's existing operations and believed it would provide additional traction to its growth efforts in this area. In addition, OptiCare believed Vision Twenty-One's managed care business, particularly its strong position in providing vision-only programs, could provide complementary product strength and cross-selling opportunities if merged with OptiCare's business.

     In mid-December 1999, representatives of PaineWebber made a presentation to the Vision Twenty-One board regarding the status of the process and the interest levels of various parties, including OptiCare. PaineWebber reviewed with the Board matters relating to the industry in which Vision Twenty-One operates, as well as specific financial information about potential strategic partners. The Vision Twenty-One Board authorized PaineWebber and management to continue discussions with potential strategic partners, including OptiCare. The Board also considered the possibility of remaining an independent entity. Through the end of December and into early January, Vision Twenty-One and PaineWebber continued to hold discussions with interested parties, including OptiCare.

     On January 4, 2000, OptiCare contacted Vision Twenty-One directly to reconfirm its interest in a potential business combination. Over the next few days, management of both companies held several more detailed discussions, including a meeting in Largo, Florida between Theodore Gillette, CEO of Vision Twenty-One and Dean J. Yimoyines, President and CEO of OptiCare, on January 6th, regarding a potential combination. From January 4, 2000, through January 7, 2000, Dr. Yimoyines had individual discussions with members of the OptiCare board of directors surrounding these discussions.

     On January 7th, OptiCare and Vision Twenty-One discussed entering into a non-binding letter of intent expressing their interest in entering into a tax free business combination in which Vision Twenty-One stockholders would receive OptiCare stock in exchange for their Vision Twenty-One stock. From January 7th through January 10th, the parties discussed and negotiated the terms of this letter of intent.

     On January 10th, OptiCare held a board of directors meeting in which Dr. Yimoyines presented the proposed letter of intent with Vision Twenty-One. The directors unanimously authorized Dr. Yimoyines to execute the non-binding letter of intent and continue the discussions with Vision Twenty-One. The Vision Twenty-One board held a telephonic meeting the same day and authorized Mr. Gillette to execute the letter of intent.

     On January 10th, OptiCare and Vision Twenty-One finalized and executed the letter of intent.

     During the period subsequent to signing the non-binding letter of intent and prior to the execution of the Merger Agreement the parties conducted extensive due diligence with respect to the other party.

     From January 11, 2000 through January 15, 2000 members of OptiCare's corporate staff and outside advisors, including legal counsel, conducted on-site due diligence on Vision Twenty-One. This was performed in Largo, Florida as well as Phoenix and Tucson, Arizona, Boca Raton, Florida, Somerset, New Jersey and Baltimore, Maryland. Also, from January 17th through January 20th, Vision Twenty-One's staff and outside advisors conducted on-site due diligence on OptiCare. During this time, the due diligence process continued and Vision Twenty-One's staff continued to provide information and answer questions from OptiCare staff and vice versa.

     On January 24th, executive management of both companies met at the Newark airport to share due diligence findings and review terms of the transaction. At that meeting, adjustments were made to the January 10th letter of intent on a number of provisions, including valuation.

     On January 26, 2000 the Vision Twenty-One board held a telephonic meeting to discuss the outstanding issues related to the OptiCare letter of intent. Vision Twenty-One management updated the Vision Twenty-One board on the current status of the negotiations with OptiCare and legal counsel for Vision Twenty-One discussed the status of the due diligence review and the general terms and conditions of the draft merger agreement. The Vision Twenty-One board also authorized Bruce S. Maller, Chairman of Vision Twenty-One, and Mr. Gillette to finalize the terms of a proposed merger agreement with the goal of maximizing stockholder value.

     On January 27th, the OptiCare board of directors met to review due diligence findings and management's assessment of the financial and strategic impact to OptiCare and its stockholders. In addition, the OptiCare board reviewed the proposed consideration of 6 million shares of OptiCare common stock to be issued to stockholders of Vision Twenty-One, which is an exchange ratio of .402 shares of OptiCare stock for each share of Vision Twenty-One stock, plus the assumption of approximately $60 million of Vision Twenty-One's outstanding debt. OptiCare's management explained that the final exchange ratio would be adjusted prior to closing if certain balance sheet items varied from negotiated levels or certain other events occured. In that meeting, the OptiCare board of directors authorized management to proceed with drafting and negotiating a definitive agreement. The OptiCare board authorized the officers to engage Legg Mason Wood Walker, Incorporated ("Legg Mason") to assist OptiCare in evaluating the fairness of the potential merger to the stockholders.

     Detailed negotiations between representatives of the two companies on the terms of a definitive merger agreement began on February 4, 2000 and continued daily through February 9, 2000.

     On February 7th, at a meeting of the OptiCare board, management apprised the OptiCare board on the status of those negotiations and received guidance from the directors on key outstanding issues. Representatives from Legg Mason Wood Walker participated in this call and provided the OptiCare board with their initial, not yet final, assessment of the fairness of the transaction.

     On February 8 and 9, the Vision Twenty-One Board held telephonic meetings to review the terms of the proposed merger agreement with OptiCare and related agreements (the "Merger Documents"). Vision Twenty-One's legal counsel and representatives from PaineWebber reviewed the terms and conditions of the Merger Documents. The Vision Twenty-One Board considered Vision Twenty-One's alternatives to proceeding with the OptiCare proposal, including remaining an independent company, as well as the relative benefits and detriments of the OptiCare proposal. Legal counsel for Vision Twenty-One described the fiduciary duties of the Vision Twenty-One Board in connection with the proposed merger. The Board discussed its fiduciary obligations in connection with approving any strategic relationships, including the proposed transaction with OptiCare. Following the presentation of such information and after discussion among the Vision Twenty-One Board members, the Vision Twenty-One Board determined it to be in the best interest of its stockholders to merge with OptiCare pursuant to the terms of the proposed Merger Documents. The Vision Twenty-One Board unanimously approved the Merger Documents and authorized Mr. Maller and Mr. Gillette to execute the documents. At the Board meetings, PaineWebber delivered its oral opinion, subsequently confirmed in writing on February 10, that, as of such date, and based upon and subject to certain matters stated in such opinion, the exchange ratio in the Merger was fair to Vision Twenty-One stockholders from a financial point of view.

     On February 9, 2000, the OptiCare Board met again and reviewed the terms of the proposed definitive agreement in detail. In that meeting, Legg Mason delivered to the OptiCare Board its opinion as to the fairness of the total consideration to be paid by OptiCare (including any assumed debt), from a financial point of view, to OptiCare and its stockholders. OptiCare's legal counsel described the terms of the merger agreement and related transactions and advised the OptiCare Board of their fiduciary duties in connection with approving the merger agreement and related transactions. After lengthy discussion and based upon the experience of the OptiCare Board, its analysis of the proposed merger and the fairness opinion received from Legg Mason, the OptiCare Board concluded that the Merger was fair to, and in the best interests of OptiCare and its stockholders and to consummate the transactions contemplated thereby. The OptiCare Board unanimously approved the definitive merger agreement, authorized officers to execute the merger agreement and recommended that the OptiCare stockholders approve the issuance of shares of OptiCare common stock in the Merger. In reaching its decision the OptiCare Board determined that no directors or management of OptiCare had any interest in the Merger in addition to their interests as OptiCare stockholders. See "Reasons for the Merger; Recommendations of Boards of Directors" for a discussion of the factors considered by the OptiCare board of directors.

     The definitive Merger Agreement was executed in the morning of February 10, 2000. On February 10, 2000, the parties issued a joint press release announcing the execution of the Merger Agreement.


REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

 OptiCare

     The OptiCare board unanimously concluded that the Merger was advisable and fair to, and in the best interests, of OptiCare and its stockholders and determined to recommend that the stockholders approve the issuance of the shares of OptiCare common stock in the Merger.

     The decision by OptiCare's board was based on several potential benefits and opportunities of the Merger that it believes will contribute to the success of the combined company including the potential benefits and opportunities described below:

o A primary reason for OptiCare's acquisition of Vision Twenty-One is Vision Twenty-One's strong laser vision correction and ambulatory surgery businesses. Other key opportunities related to the laser operations include:

     o strong, nationally recognized leadership in Bruce S. Maller and Dr. Richard Lindstrom;

     o addition of solid laser vision correction and ambulatory surgery center development and implementation team, headquartered in New Jersey; and

     o Vision Twenty-One's Northeast and Mid-Atlantic assets are complementary to OptiCare's existing markets.

o A second fundamental reason for the acquisition of Vision Twenty-One is its managed care business, which complements existing OptiCare operations both strategically and operationally. For example:

     o Vision Twenty-One is primarily a vision-only company and OptiCare is more concentrated in medical/surgical eye care. These complementary strengths permit the combined company to go to single-service customers and cross-sell the other services. Additionally, the Merger strengthens OptiCare's ability to offer integrated services to new customers in more markets;

     o The combined company is expected to benefit from economies of scales as it will manage approximately 10 million lives and approximately $88 million in managed care revenues as of December 31, 1999 on a pro forma basis;

     o The combined company will have a national provider network in excess of 11,000 eye care professionals, providing a broad reach to serve managed care or third party payor customers; and

     o OptiCare will significantly benefit from the leadership contributions of selected Vision Twenty-One management.

     OptiCare's board reviewed a number of factors in evaluating the Merger, including, but not limited to, the following:

     o historical information concerning OptiCare and Vision Twenty-One's businesses, financial performance and condition, operations, technology and management;

     o OptiCare's management's view of the financial condition, results of operations and businesses of OptiCare and Vision Twenty-One before and after giving effect to the Merger and the OptiCare board's determination of the Merger's effect on stockholder value;

     o current industry, economic and financial market conditions and historical stock market prices, volatility and trading information;

     o the consideration Vision Twenty-One stockholders will receive in the Merger in light of comparable merger transactions analyzed by Legg Mason in connection with providing its fairness opinion to the OptiCare board;

     o the opinion of Legg Mason that, as of the date of its opinion and subject to the assumptions made, matters considered and limitations of the review undertaken in connection with the opinion, as set forth in the opinion, the total consideration to be paid by OptiCare (including any debt assumed) in the Merger is fair from a financial point of view to OptiCare and its stockholders (a copy of the written opinion dated February 10, 2000 of Legg Mason setting forth the assumptions, limitations and qualifications set forth in such opinion, is attached hereto as Appendix D) see "Opinion of OptiCare Advisor;"

     o the belief that the terms and structure of the Merger Agreement are reasonable; and

     o results of the due diligence investigation conducted by OptiCare's management, accountants and counsel as to the results of the due diligence investigation of Vision Twenty-One.

     The OptiCare board also identified and considered a number of potentially negative factors in its deliberations concerning the Merger including the following:

     o the risk that the potential benefits of the Merger may not be realized;

     o the possibility that the Merger may not be consummated, even if approved by OptiCare's and Vision Twenty-One's stockholders;

     o the risk that the operations of Vision Twenty-One could be negatively impacted prior to the closing of the Merger;

     o the risk of management and employee disruption associated with the Merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

     o    other applicable risks described in this Joint Proxy
          Statement/Prospectus under "Risk Factors."

     OptiCare's board concluded, however, that, on balance, the Merger's potential benefits to OptiCare and its stockholders outweighed the associated risks. This discussion of the information and factors considered by OptiCare's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, OptiCare's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     FOR THE REASONS DISCUSSED ABOVE, OPTICARE'S BOARD OF DIRECTORS HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, OPTICARE'S STOCKHOLDERS. IN CONNECTION WITH THE MERGER, OPTICARE'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF OPTICARE COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.


 Vision Twenty-One

     The Vision Twenty-One Board believes that the Merger is fair to and in the best interests of Vision Twenty-One and its stockholders. The Vision Twenty-One board has unanimously approved and recommends that all Vision Twenty-One stockholders vote for the proposed Merger. In approving the Merger Agreement and the transactions contemplated thereby, the Vision Twenty-One Board carefully considered the following material factors:

     o the presentations of and the opinion of PaineWebber to the Vision Twenty-One Board, that the exchange ratio in the Merger is fair to Vision Twenty-One stockholders from a financial point of view (a copy of the written opinion dated February 9, 2000 of PaineWebber setting forth the assumptions, limitations and qualifications set forth in such opinion, is attached hereto as Appendix E);

     o the investigation and consideration of strategic alternatives to the Merger and the lack of other strategic alternatives to the Merger;

     o Vision Twenty-One's need for significant additional capital to run its business, the restrictions and default under its current credit facility and the lack of financing alternatives available to Vision Twenty-One;

     o information concerning the business, assets, capital structure, financial performance and condition, competitive position and prospects for Vision Twenty-One both as an independent entity and as a subsidiary of OptiCare;

     o    current industry, economic and market conditions, and trends;

     o the terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Merger consideration;

     o the potential for appreciation in the value of the OptiCare shares to be issued to Vision Twenty-One stockholders in connection with the Merger;

     o the strategic fit between Vision Twenty-One and OptiCare, the opportunity for cost savings and synergies and the possibility that Vision Twenty-One on its own might be able to achieve the level of cost savings, operating efficiencies and synergies that may be available as a result of the Merger;

     o the ability to consummate the Merger as a tax-free reorganization for federal income tax purposes;

     o the provisions of the Merger Agreement that permit Vision Twenty-One under certain circumstances, to furnish information to and participate in substantive discussions and negotiations with third parties, and to terminate the Merger Agreement and enter into a definitive agreement with a third party in the event of a superior proposal;

     o while the termination payment provisions of the Merger Agreement could have the effect of discouraging alternative proposals for a business combination with Vision Twenty-One, these provisions would not prevent bona fide superior proposals and the size of the termination fee was reasonable in relation to the size and benefits of the transaction;

     o Vision Twenty-One's stockholders will own, as a result of the Merger, approximately 33% of the outstanding stock of OptiCare after the Merger; and

     o Vision Twenty-One will designate up to three individuals to serve on the Board of the combined company.

     In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Vision Twenty-One Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. The Vision Twenty-One Board did rely on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. Further, the Vision Twenty-One Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above and reached a general consensus that the Merger was in the best interests of Vision Twenty-One and its stockholders. In considering the foregoing factors, individual members of the Vision Twenty-One Board may have given different weight to different factors. However, on balance, the discussions among the members of the Vision Twenty-One Board evidenced the general view that the factors enumerated were regarded favorably in making its determination to approve the Merger Agreement and recommend to the Vision Twenty-One stockholders that they approve the same. There can be no assurances that the expected benefits of the Merger will be realized. See "Risk Factors."


OPINION OF OPTICARE ADVISOR

     Under an engagement letter dated February 2, 2000, OptiCare retained Legg Mason to provide a fairness opinion in connection with the Merger. Legg Mason is a nationally recognized investment banking firm and was selected by OptiCare based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of middle-market businesses, and its knowledge of the healthcare industry. Legg Mason, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed securities, private placements and valuations for corporate and other purposes. On February 9, 2000, Legg Mason rendered its opinion that, as of that date, based upon and subject to the various considerations set forth in the Legg Mason opinion, the total consideration to be paid by OptiCare (including any debt assumed) was fair to OptiCare and its stockholders, from a financial point of view.

     THE FULL TEXT OF THE LEGG MASON OPINION SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY LEGG MASON IN RENDERING ITS OPINION. THE FULL TEXT OF THE OPINION IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE IN ITS ENTIRETY. OPTICARE STOCKHOLDERS ARE URGED TO READ THE LEGG MASON OPINION CAREFULLY AND IN ITS ENTIRETY. THE LEGG MASON OPINION ADDRESSES ONLY THE FAIRNESS TO OPTICARE AND ITS STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW OF THE TOTAL CONSIDERATION TO BE PAID BY OPTICARE (INCLUDING ANY DEBT ASSUMED) IN THE MERGER AS OF THE DATE OF THE LEGG MASON OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE OPTICARE ANNUAL MEETING. THE SUMMARY OF THE LEGG MASON OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEGG MASON OPINION.

     In connection with rendering its opinion, Legg Mason:

     o reviewed and analyzed draft copies of the Merger Agreement, dated February 9, 2000;

     o reviewed and analyzed audited consolidated financial statements of OptiCare contained in a registration statement on Form S-1 (dated December 17, 1999) for the fiscal year ended December 31, 1998 and unaudited consolidated financial statements for the quarter ended September 30, 1999;

     o reviewed and analyzed audited consolidated financial statements of Vision Twenty-One contained on Form 10-K for the fiscal year ended December 31, 1998 and unaudited condensed statements contained on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999;

     o reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of OptiCare prepared by the management of OptiCare, including five-year financial projections;

     o reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of Vision Twenty-One prepared by the management of Vision Twenty-One, including five-year financial projections;

     o reviewed and analyzed certain publicly available information concerning OptiCare and Vision Twenty-One;

     o reviewed the reported stock prices and trading values for OptiCare common stock and Vision Twenty-One common stock;

     o reviewed and analyzed financial and market data and operating statistics relating to OptiCare and Vision Twenty-One and compared them with similar information of selected public companies that it deemed relevant to its inquiry;

     o reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies it deemed to be comparable to OptiCare and Vision Twenty-One;

     o held meetings and discussions with certain officers and employees of OptiCare and Vision Twenty-One concerning the past and current operations, financial condition and prospects of OptiCare and Vision Twenty-One; and

     o conducted such other financial studies, analyses and investigations and considered such other information as it deemed appropriate for the purposes of its Opinion.

     In connection with its review, Legg Mason did not assume any responsibility for independent verification of any information that was publicly available or supplied by OptiCare or Vision Twenty-One and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, Legg Mason assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of OptiCare and Vision Twenty-One as to the future financial performance of Vision Twenty-One. Legg Mason assumed, based upon assurances of OptiCare management, that the Merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OptiCare or Vision Twenty-One, nor was Legg Mason furnished with any such evaluations or appraisals. The Legg Mason opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Legg Mason opinion. Legg Mason did not express any opinion as to what the value of the OptiCare common stock actually will be when issued to Vision Twenty-One's stockholders pursuant to the Merger or the prices at which such OptiCare common stock will trade subsequent to the Merger.

     The total consideration to be paid by OptiCare was determined by arm's-length negotiation between the parties. In preparing the Legg Mason opinion, Legg Mason performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Legg Mason opinion. No company or transaction used in the analysis performed by Legg Mason as a comparison is identical to OptiCare, Vision Twenty-One or the contemplated Merger. In addition, Legg Mason may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Legg Mason's view of the actual value of OptiCare or Vision Twenty-One. In performing its analyses, Legg Mason made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OptiCare or Vision Twenty-One. The analyses performed by Legg Mason are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Legg Mason's analysis of the fairness of the total consideration to be paid by OptiCare (including any debt assumed) from a financial point of view and were provided to the OptiCare board of directors in connection with the delivery of the Legg Mason opinion.

     The following is a summary of the material financial analyses performed by Legg Mason in connection with the preparation of its opinion, and reviewed with the OptiCare board of directors at a meeting of the OptiCare board of directors held on February 9, 2000. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Legg Mason, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.


FINANCIAL ANALYSIS

     (a) Public Company Trading Analysis. Legg Mason compared certain financial market and operating information and commonly used valuation measurements for Vision Twenty-One with corresponding data for two groups of publicly held companies. The first group included several firms in the laser center operator industry (which we refer to collectively as the "Laser Center Operators") including:

     o    Laser Vision Centers, Inc.
     o    LCA-Vision, Inc.
     o    NovaMed Eyecare, Inc.
     o    TLC The Laser Center, Inc.

     The second group included several firms that engage in specialty managed care, including eye care (which we refer to collectively as the "Specialty Managed Care -- Including Eye Care") including:

     o    Magellan Health Services, Inc.
     o    Matria Healthcare, Inc.
     o    OptiCare Health Systems, Inc.
     o    Pediatrix Medical Group, Inc.
     o    Vision America, Inc.
     o    US Oncology, Inc.

Vision Twenty-One's results in whole, and on a lines of business basis, were compared to the Laser Center Operators and Specialty Managed Care publicly traded comparable groups. Legg Mason compared data and ratios including, among other things, enterprise value or leveraged market capitalization (current stock price multiplied by shares outstanding plus debt minus cash and cash equivalents) to the latest twelve months ("LTM") sales-revenues and LTM earnings before interest, tax, depreciation and amortization ("EBITDA").

                                              LASER CENTER OPERATORS
                                              ----------------------
                                                 MEAN      MEDIAN
                                              ---------- ----------
          Enterprise Value/LTM Sales-Revenues     3.48x      3.49x
          Enterprise Value/LTM EBITDA .......    26.05x     24.77x


                                                  SPECIALTY MANAGED CARE
                                                  ----------------------
                                                     MEAN      MEDIAN
                                                  ---------- ----------
          Enterprise Value/LTM Sales-Revenues ...     0.91x      0.70x
          Enterprise Value/LTM EBITDA ...........    10.45x     10.42x

     The implied enterprise value of Vision Twenty-One ranged from $80.3 million to $87.5 million. No company utilized in the peer group comparison analysis is identical to Vision Twenty-One. In evaluating the peer groups, Legg Mason made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vision Twenty-One, such as the impact of competition on the businesses of Vision Twenty-One and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Vision Twenty-One or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     (b) Selected Precedent Transaction Analysis. Legg Mason analyzed certain information relating to selected precedent transactions in the Laser Center Operators industry (the "Selected Laser Center Operators Transactions") including:

     o    the acquisition of Midwest Surgical Centers by Laser Vision Centers

     o    the acquisition of Refractive Surgical Centers by Laser Vision Centers

     o    the acquisition of Refractive Centers International by LCA Vision

     o    the acquisition of American Vision Centers by Cole National Corp.

     o    the acquisition of eight eye care practices by Physicians Resource
          Group

Legg Mason also analyzed certain information relating to selected precedent transactions in the Specialty Managed Care industry (the "Selected Specialty Managed Care -- Including Eye Care Transactions") including:

     o the acquisition of Physician Reliance Network by American Oncology Resources

     o    the acquisition of Gainor Medical Management by Matria Healthcare

     o the acquisition of American Surgisite Centers by Vision Twenty-One, Inc.

     o the acquisition of Merit Behavioral Health Care Corp. by Magellan Health Services

     o    the acquisition of MEC Health Care & LSI by Vision Twenty-One, Inc.

     o    the acquisition of EmCare Holdings by Laidlaw

     o    the acquisition of Davis Vision by Pennsylvania Blue Shield

     o    the acquisition of MEC Health Care by Lasersight

Such analysis indicated that for the Selected Laser Center Operators Transactions, enterprise value or aggregate consideration as a multiple of LTM sales-revenues produced a mean of 1.57x and a median of 1.57x. Additionally, analysis indicated that for the Selected Laser Center Operators Transactions, enterprise value or aggregate consideration as a multiple of LTM EBITDA produced a mean of 17.47x and a median of 17.02x.

     Legg Mason analyzed certain information related to selected transactions in the Specialty Managed Care -- Including Eye Care industry. Such analysis indicated that for the Selected Specialty Managed Care -- Including Eye Care Transactions, enterprise value or aggregate consideration as a multiple of LTM sales-revenues produced a mean of 1.49x and a median of 1.44x. Additionally, analysis indicated that for the Selected Specialty Managed Care -- Including Eye Care Transactions, enterprise value or aggregate consideration as a multiple of LTM EBITDA produced a mean of 14.17x and a median of 15.12x.

     The implied enterprise value of Vision Twenty-One ranged from $127.6 million to $134.0 million.

     No company, transaction or business used in the "Public Company Trading Analysis" or "Selected Precedent Transaction Analysis" as a comparison is identical to Vision Twenty-One or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Instead, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the peer companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     (c) Discounted Cash Flow Analysis. Legg Mason performed a discounted cash flow analysis of Vision Twenty-One using projections provided by the company management. Legg Mason calculated a net present value of estimated free cash flows for the calendar years 2000 through 2004 using a discount rate of 23.32%. Legg Mason calculated terminal values in the year 2004 based on the 2004 EBITDA multiplied by a range of multiples from 5.0x to 7.0x. These terminal values were then discounted to present value using the applicable discount rate.

     The implied enterprise value of Vision Twenty-One ranged from $98.4 million to $127.4 million.

     As described above, Legg Mason's opinion and presentation to the OptiCare board of directors was one of many factors taken into consideration by the OptiCare board of directors in making its determination to recommend the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the OptiCare board of directors or the management of OptiCare with respect to the value of Vision Twenty-One or whether the OptiCare board of directors would have been willing to agree to a different total consideration.

     In the ordinary course of its business, Legg Mason and its affiliates may actively trade the equity securities of OptiCare and Vision Twenty-One for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter dated February 2, 2000, OptiCare engaged Legg Mason to provide financial advisory services to the OptiCare board of directors in connection with the Merger, including, among other things, rendering its opinion and making the presentation referred to above. Pursuant to the terms of the engagement letter, OptiCare has agreed to pay Legg Mason a customary fee in connection with the engagement, a portion of which is contingent upon the closing of the Merger. In addition, OptiCare has agreed to reimburse Legg Mason for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Legg Mason and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

OPINION OF VISION TWENTY-ONE ADVISOR

     PaineWebber, as part of its engagement by Vision Twenty-One, was retained to render an opinion as to whether the Exchange Ratio was fair, from a financial point of view, to the holders of Vision Twenty-One common stock. The following is a summary of the report presented on February 9, 2000, by PaineWebber to the Vision Twenty-One Board of Directors in connection with the rendering of its opinion on that date.

     THE FULL TEXT OF THE PAINEWEBBER OPINION, DATED FEBRUARY 9, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX E TO THIS DOCUMENT. YOU SHOULD READ THE PAINEWEBBER OPINION CAREFULLY AND IN ITS ENTIRETY. THIS SUMMARY OF THE PAINEWEBBER OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PAINEWEBBER OPINION.

     In connection with the consideration by the Vision Twenty-One Board of the merger, PaineWebber delivered its oral opinion, subsequently confirmed in writing, dated February 9, 2000, to the effect that as of that date, and based upon its review and assumptions and subject to the limitations summarized below, the Exchange Ratio is fair, from a financial point of view, to the holders of Vision Twenty-One common stock. The PaineWebber opinion was directed to, and prepared at the request and for the information of the Vision Twenty-One Board and does not constitute a recommendation to any holder of Vision Twenty-One common stock as to how any such stockholder should vote with respect to the Merger.

     In arriving at its opinion, PaineWebber, among other things:

     o Reviewed Vision Twenty-One's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1998; and Vision Twenty-One's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1999;

     o Reviewed OptiCare's Form S-4, Form S-1 and related financial information for the predecessor company of OptiCare for the three fiscal years ended December 31, 1998; and OptiCare's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1999;

     o Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Vision Twenty-One and OptiCare, furnished to PaineWebber by Vision Twenty-One and OptiCare, respectively;

     o Conducted discussions with members of senior management of Vision Twenty-One and OptiCare concerning their respective businesses and prospects;

     o Reviewed the historical market prices and trading activity for the Vision Twenty-One common stock and OptiCare's common stock and compared them with that of certain publicly traded companies which PaineWebber deemed to be relevant;

     o Compared the financial position and results of operations of Vision Twenty-One and OptiCare with that of certain companies which PaineWebber deemed to be relevant;

     o Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant;

     o Reviewed a draft of the Agreement and Plan of Merger and Reorganization dated February 9, 2000; and

     o Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of Vision Twenty-One and OptiCare, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed, with Vision Twenty-One's and OptiCare's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vision Twenty-One and OptiCare as to the future performance of Vision Twenty-One and OptiCare, respectively. PaineWebber also relied upon assurances of the management of Vision Twenty-One and OptiCare that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber was not engaged to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vision Twenty-One or OptiCare, nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed the following, with Vision Twenty-One's consent:

     o The Merger will receive purchase accounting treatment under U.S. generally accepted accounting principles, or GAAP;

     o The Merger will qualify as a tax-free, stock-for-stock exchange under U.S. tax law; and

     o Any material liabilities (contingent or otherwise, known or unknown) of Vision Twenty-One and OptiCare were as set forth in the consolidated financial statements of Vision Twenty-One and OptiCare, respectively.

     According to the Merger Agreement between Vision Twenty-One and OptiCare, Vision Twenty-One shareholders will receive 0.402 shares of OptiCare common stock for each share of

Vision Twenty-One common stock, subject to adjustments made prior to mailing of this Proxy Statement/Prospectus. For purposes of rendering its opinion, PaineWebber was advised by Vision Twenty-One, and it assumed with Vision Twenty-One's consent, that based on the best available financial forecasts of Vision Twenty-One as of February 9, 2000 (the date on which the opinion was issued), the Exchange Ratio after all relevant adjustments to be made as of the adjustment date was expected to be 0.407. As discussed above, the final
Exchange Ratio is   .

     The PaineWebber opinion was based upon economic, monetary and market conditions existing on the date of the PaineWebber opinion. Furthermore, PaineWebber expressed no opinion as to the price or trading ranges at which Vision Twenty-One common stock or OptiCare common stock will trade after the date of the PaineWebber opinion.

     The PaineWebber opinion does not address the relative merits of the merger and any other transactions or business strategies that may have been discussed by the Vision Twenty-One Board as alternatives to the merger, or the decision of the Vision Twenty-One Board to proceed with the merger. Vision Twenty-One did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering its opinion.

     The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at its opinion.

     Historical stock performance. PaineWebber reviewed trading prices for the shares of Vision Twenty-One common stock. This share performance review indicated that for the twelve months ended February 4, 2000, the low and high closing prices for the Vision Twenty-One common stock on the Nasdaq National Market were $1.06 and $10.06, respectively. PaineWebber also reviewed the Vision Twenty-One share price averages over the following periods prior to February 4, 2000, as set forth in the following table:




  TRADING PERIOD                    CLOSING PRICE
  --------------                    -------------
  5 days prior ..................   $  1.25

  TRADING PERIOD                    AVERAGE PRICE
  --------------                    -------------
  Latest 5 days .................   $  1.13
  Latest 10 days ................   $  1.25
  Latest 20 days ................   $  1.37
  Latest 30 days ................   $  1.57
  Latest 60 days ................   $  2.64
  Latest 180 days ...............   $  5.02
  Latest twelve months ..........   $  4.62
  Twelve month high .............   $ 10.06
  Twelve month low ..............   $  1.06

     PaineWebber also reviewed trading prices for the shares of OptiCare common stock. This share performance review indicated that for the period from August 16, 1999 through February 4, 2000, the low and high closing prices for the OptiCare common shares on the American Stock Exchange were $1.75 and $12.31, respectively. PaineWebber also reviewed the OptiCare share price averages over the following periods prior to February 4, 2000, as set forth in the following table:

  TRADING PERIOD                    CLOSING PRICE
  --------------                    -------------
  5 days prior ..................   $  3.44

  TRADING PERIOD                    AVERAGE PRICE
  --------------                    -------------
  Latest 5 days .................   $  3.43
  Latest 10 days ................   $  3.56
  Latest 20 days ................   $  3.61
  Latest 30 days ................   $  3.47
  Latest 60 days ................   $  3.67
  Latest 90 days ................   $  3.81
  High (since 8/13/99) ..........   $ 12.31
  Low (since 8/13/99) ...........   $  1.75

     Exchange ratio analysis. PaineWebber calculated exchange ratios based on the trading price relationship between the Vision Twenty-One common stock and OptiCare common stock. This exchange ratio review indicated that for the period from August 13, 1999 through February 4, 2000, the low Vision Twenty-One/OptiCare exchange ratio was 0.3036 and the high Vision Twenty-One/OptiCare ratio was 4.2857. PaineWebber also reviewed the Vision Twenty-One/OptiCare exchange ratio on February 4, 2000, and averages over certain periods prior to February 4, 2000, as set forth in the following tables:

  TRADING PERIOD              EXCHANGE RATIO
  --------------              --------------
  February 4, 2000 .......... 0.3241
  5 days prior .............. 0.3636

  TRADING PERIOD              AVERAGE EXCHANGE RATIO
  --------------              ----------------------
  Latest 5 days ............. 0.3303
  Latest 10 days ............ 0.3509
  Latest 30 days ............ 0.4517
  Latest 60 days ............ 0.7206

     Selected comparable public company analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Vision Twenty-One and OptiCare to the corresponding data of certain publicly traded companies that PaineWebber deemed to be relevant for the purposes of comparison to Vision Twenty-One and OptiCare.

     In light of Vision Twenty-One's business mix, PaineWebber selected two sets of companies for purposes of comparison to Vision Twenty-One:

        LASER VISION CORRECTION COMPANIES  MANAGED CARE COMPANIES
        ---------------------------------  ----------------------
        Gimbel Vision International Inc.   American Medical Security Group, Inc.
        Laser Vision Centers, Inc.         American Service Group Inc.
        LCA-Vision, Inc.                   Ceres Group Inc.
        NovaMed EyeCare, Inc.              First Health Group Corp.
        TLC Laser Eye Centers, Inc.        Medical Control, Inc.
        VisionAmerica Incorporated         OptiCare Health Systems, Inc.
                                           United Wisconsin Services, Inc.

     PaineWebber reviewed, among other information, the comparable companies' multiples of total enterprise value, which consists of the market value of equity plus total debt less cash and cash equivalents as of September 30, 1999, to:

     o    Latest twelve months revenue;

     o Revenue run rate based on results from the most recent three months, annualized;

     o Latest twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA; and

     o EBITDA run rate based on results from the most recent three months, annualized.

     Multiples of total enterprise value represent the value of a particular company's operating statistics compared to its total enterprise value. These operating statistics include revenue, revenue run rate, EBITDA and EBITDA run rate as described above.

     PaineWebber also reviewed, among other information, the comparable companies' multiples of market value to latest twelve months net income. Multiples of market value represent the value of a particular company's operating statistics compared to its total market value. These operating statistics include latest twelve months net income for each company.

     The Vision Twenty-One comparable companies analysis resulted in the following range of values as of February 4, 2000:

ANALYSIS                                                MULTIPLE RANGE
--------                                                --------------
          Latest twelve months revenue .............    0.13x to 3.93x
          Annualized revenue run rate ..............    0.13x to 3.58x
          Latest twelve months EBITDA ..............    4.2x to 30.1x
          Annualized EBITDA run rate ...............    4.1x to 22.5x
          Latest twelve months net income ..........   13.1x to 113.2x

     Based on an Exchange Ratio of 0.407 OptiCare shares for each outstanding share of Vision Twenty-One common stock, Vision Twenty-One's implied multiples, calculated on a pro forma basis for Vision Twenty-One's managed care and laser vision correction businesses, were as follows:




ANALYSIS                                             VISION TWENTY-ONE IMPLIED MULTIPLE
--------                                             ----------------------------------
         Latest twelve months revenue .............               0.86x
         Annualized revenue run rate ..............               0.71x
         Latest twelve months EBITDA ..............               21.5x
         Annualized EBITDA run rate ...............               41.0x
         Latest twelve months net income ..........           Not meaningful


     The OptiCare comparable companies consisted of:

         American Medical Security Group, Inc.   First Health Group Corp.
         American Service Group Inc.             Medical Control, Inc.
         Ceres Group Inc.                        United Wisconsin Services, Inc.

     The OptiCare comparable companies analysis resulted in the following range of values as of February 4, 2000:


ANALYSIS                                                  MULTIPLE RANGE
--------                                                  --------------
            Latest twelve months revenue .............   0.13x to 3.47x
            Annualized revenue run rate ..............   0.13x to 3.58x
            Latest twelve months EBITDA ..............    8.8x to 10.7x
            Annualized EBITDA run rate ...............    5.6x to 10.4x
            Latest twelve months net income ..........   20.2x to 62.7x
            One-year forward EPS .....................    9.1x to 18.8x
            Two-year forward EPS .....................    4.8x to 15.4x

     Data for the latest twelve months were as of September 30, 1999. The one-year and two-year forward EPS were based on publicly available consensus estimates from First Call Research.

     Based upon the closing price of OptiCare common stock on February 4, 2000, of $3.38, OptiCare's implied multiples, calculated on the same basis as the OptiCare comparable companies, were as follows:

            ANALYSIS                                OPTICARE IMPLIED MULTIPLE
            --------                                -------------------------
            Latest twelve months revenue .............       0.53x
            Annualized revenue run rate ..............       0.72x
            Latest twelve months EBITDA ..............       8.3x
            Annualized EBITDA run rate ...............       11.1x
            Latest twelve months net income ..........  Not meaningful
            One-year forward EPS .....................      18.9x
            Two-year forward EPS .....................       8.8x

     One-year forward and two-year forward EPS for OptiCare were provided by OptiCare management.

     PaineWebber believed that a purely quantitative analysis would be insufficient and not adequately reliable to render a fairness opinion. As PaineWebber informed the Vision Twenty-One Board, an appropriate use of comparable company analysis in this instance would involve a combination of quantitative and qualitative judgments concerning differences between the financial and operating characteristics among the comparable companies, Vision Twenty-One and OptiCare. These differences would affect the public trading values of the Vision Twenty-One and OptiCare comparable companies as well as Vision Twenty-One and OptiCare.

     Selected comparable mergers and acquisitions analysis. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving laser vision correction companies, surgical center companies, as well as managed care companies. From this universe, PaineWebber used information from the following seven mergers and acquisitions to perform its analysis:

     VISION CORRECTION TRANSACTIONS/SURGICAL CENTERS

        ACQUIROR                      TARGET
        --------                      ------
        Vision Twenty-One, Inc.       American SurgiSite Centers
        HealthSouth Corp.             National Surgery Centers
        ESC Medical Systems Ltd.      Luxar Corp.
        TLC Laser Eye Centers, Inc.   20/20 Laser Centers
        HealthSouth Corp.             Surgical Care Affiliates

     MANAGED CARE TRANSACTIONS

        ACQUIROR                                      TARGET
        --------                                      ------
        Guardian Life Insurance Company of America    First Commonwealth Inc.
        Protective Life Corp.                         United Dental Care


     PaineWebber reviewed the consideration paid based on stock prices on the day prior to the announcement of the comparable transactions and calculated multiples of total enterprise value. The comparable transactions analysis resulted in the following range of values:

          ANALYSIS                                     MULTIPLE RANGE
          --------                                     --------------
          Latest twelve months revenue .............   0.70x to 4.99x
          Annualized revenue run rate ..............   1.04x to 4.77x
          Latest twelve months EBITDA ..............    4.6x to 16.2x
          Annualized EBITDA run rate ...............   10.0x to 13.6x
          Latest twelve months net income ..........   21.0x to 62.1x

     Based on an Exchange Ratio of 0.407 OptiCare shares for each outstanding share of Vision Twenty-One common stock, Vision Twenty-One's implied multiples, calculated on a pro forma basis for Vision Twenty-One's managed care and laser vision correction businesses, were as follows:

         ANALYSIS                                VISION TWENTY-ONE IMPLIED MULTIPLE
         --------                                ----------------------------------
         Latest twelve months revenue .............               0.86x
         Annualized revenue run rate ..............               0.71x
         Latest twelve months EBITDA ..............               21.5x
         Annualized EBITDA run rate ...............               41.0x
         Latest twelve months net income ..........           Not meaningful

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Vision Twenty-One compared to the businesses, operations and prospects of the companies that were parties to the selected mergers and acquisitions PaineWebber analyzed, PaineWebber believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions. These qualitative judgments did not lead to specific conclusions regarding the fairness of the Exchange Ratio, but rather were part of PaineWebber's evaluation of the relevance of this analysis under the particular circumstances of the merger.

     Premiums paid analysis. PaineWebber reviewed purchase price per share premiums paid in 213 publicly disclosed stock-for-stock merger transactions of non-financial domestic companies pending and completed from January 1, 1998 to February 4, 2000. This analysis indicated the following premiums to the target's closing stock prices as set forth in the following table:


PERIOD PRIOR TO ANNOUNCEMENT       AVERAGE      MEDIAN
-------------------------------   ---------   ----------
  One day .....................      34.8%        25.7%
  One week ....................      42.2%        33.5%
  Four weeks ..................      51.2%        42.1%

     PaineWebber also reviewed the purchase price per share premiums paid in the seven comparable mergers and acquisitions transactions involving selected vision correction and managed care companies described previously. This analysis indicated the following premiums to the targets' closing stock prices as set forth in the following table:

PERIOD PRIOR TO ANNOUNCEMENT       AVERAGE      MEDIAN
-------------------------------   ---------   ----------
  One day .....................      21.4%        21.6%
  One week ....................      30.2%        29.6%
  Four weeks ..................      42.6%        45.9%

     The implied premiums to the Vision Twenty-One closing stock price based on an Exchange Ratio of 0.407 OptiCare common shares per Vision Twenty-One share for the one day, one week and four week periods prior to February 7, 2000, were as set forth in the following table:


PERIOD PRIOR TO FEBRUARY 7, 2000    VISION TWENTY-ONE IMPLIED PREMIUM
---------------------------------- ----------------------------------
  One day ........................                 25.7%
  One week .......................                  4.6%
  Four weeks .....................                (31.5)%

     Pro forma merger analysis. PaineWebber performed an analysis of the potential pro forma effect of the Merger on OptiCare's projected earnings per share or EPS, as well as projected cash earnings per share or cash EPS. In performing this analysis, PaineWebber assumed the following with Vision Twenty-One's and OptiCare's consent:

     o The merger will receive purchase accounting treatment under U.S. generally accepted accounting principles;

     o    Goodwill will be amortized over twenty-five years;

     o    No synergies are achieved in the merger;

     o OptiCare will raise $30.0 million by issuing 10% convertible preferred securities exercisable at $3.50; and

     o    The issuance of 5.598 million OptiCare shares in the Merger.

     PaineWebber combined the projected operating results of Vision Twenty-One provided by Vision Twenty-One management with projected operating results for OptiCare provided by OptiCare management to arrive at the combined company projected net income. PaineWebber divided this result by the pro forma diluted shares outstanding to arrive at a combined company diluted EPS. PaineWebber then compared the calculated combined company EPS to the EPS estimate for OptiCare on a stand-alone basis to determine the pro forma impact of the merger on OptiCare.

     General. The summary of the PaineWebber opinion set forth above does not purport to be a complete description of the data or analyses presented by PaineWebber. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vision Twenty-One and OptiCare. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Accordingly, such estimates are inherently subject to substantial uncertainty and Vision Twenty-One, OptiCare or PaineWebber do not assume responsibility for the accuracy of such estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     Vision Twenty-One selected PaineWebber to be its financial advisor in connection with the merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     Pursuant to an engagement letter between Vision Twenty-One and PaineWebber dated November 22, 1999, PaineWebber earned a fee of $500,000 for rendering the opinion. In addition, PaineWebber will receive a fee, payable upon completion of the merger, of approximately $1.6 million, against which the opinion fee will be credited, and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the merger is not approved or otherwise consummated. Vision Twenty-One also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under the federal securities laws.

     Prior to this engagement, PaineWebber has not provided investment banking services to Vision Twenty-One. In the ordinary course of business, PaineWebber may actively trade the securities of Vision Twenty-One and OptiCare for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF VISION TWENTY-ONE'S OFFICERS AND DIRECTORS IN THE MERGER

     When considering the recommendation of the Vision Twenty-One board, Vision Twenty-One stockholders should be aware that Vision Twenty-One's officers and directors have interests in the

Merger that differ from, or are in addition to, those of Vision Twenty-One stockholders. The Vision Twenty-One board was aware of these potential conflicts and considered them, among other matters, in approving the Merger.

     Stock Options. Upon completion of the Merger, the vesting under stock options to purchase 100,000 shares held by Bruce Maller, Chairman of Vision Twenty-One will become fully vested and exercisable.

     Agreements with OptiCare. Upon completion of the Merger, Bruce S. Maller and Andrew Alcorn, Chairman and Senior Vice President of Vision Twenty-One, respectively, are expected to serve as Interim President of Laser Correction and President of Managed Care Services Division, respectively, of OptiCare. Mr. Maller is also expected to serve as a Director of OptiCare. The terms of their employment agreements are currently being discussed among the parties.

     Indemnification. The Merger Agreement provides that, from and after the effective time, OptiCare will cause Vision Twenty-One to indemnify the present and former officers, directors and employees and agents of Vision Twenty-One in respect of acts or omissions occurring on or prior to the effective time. This indemnity will apply to the full extent permitted under the Vision Twenty-One certificate of incorporation or the Vision Twenty-One bylaws in each case as in effect on the date of the Merger Agreement, for a period of five years. See "The Merger Agreement and Related Agreements -- Director and Officer Indemnification and Insurance."

     Board of Directors. OptiCare Health Systems, Inc. has agreed to expand its board and to nominate up to three additional members designated by Vision Twenty-One. See "The Merger -- Operations Following the Merger" and "Proposal 2 -- To Elect Eight Directors to the OptiCare Board."

     As a result of the foregoing, these directors and officers may be more likely to vote to approve the Merger than Vision Twenty-One stockholders generally.


APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS

     Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), OptiCare and Vision Twenty-One will each file a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC) and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filings will expire 30 days after such filings if no request for additional information is made by the FTC and/or the Antitrust Division. The thirty (30) day waiting period may terminate sooner if OptiCare and Vision Twenty-One are granted early termination of the waiting period.

     Neither Vision Twenty-One nor OptiCare is aware of any other material governmental or regulatory approval required for completion of the Merger, other than compliance with applicable corporate law of Delaware and the consent of the insurance department of each of Texas and Wisconsin in connection with the change in control of two single service HMO's in those states, which are subsidiaries of Vision Twenty-One.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material federal income tax consequences of the Merger generally applicable to holders of Vision Twenty-One common stock. It is a condition to the obligation of OptiCare to consummate the Merger that OptiCare shall have received an opinion from Shumaker, Loop & Kendrick, LLP, or such other law firm or professional services firm reasonably acceptable to OptiCare in form and substance reasonably satisfactory to OptiCare, dated as of the Closing Date and based on reasonably requested representations contained in certificates of Vision Twenty-One, OptiCare and OptiCare's newly created subsidiary, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(b) of the Internal Revenue Code (the "Code"). The discussion below under "-- Exchange of Vision Twenty-One Shares for OptiCare

Shares", "-- Cash Received in Lieu of Fractional Shares" and "-- Reporting Requirements" assumes that the Merger will be treated in accordance with the opinion of Shumaker, Loop & Kendrick, LLP described in the preceding sentence. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought.

     The discussion below is based upon the Code, the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could have retroactive effect and could affect the federal income tax consequences to holders of Vision Twenty-One common stock.

     The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of federal income taxation that may be important to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules, including, without limitation, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who acquired Vision Twenty-One common stock pursuant to the exercise of an employee option (or otherwise as compensation) or persons holding Vision Twenty-One shares as part of an integrated investment (including a "straddle") comprised of Vision Twenty-One shares and one or more other positions. This discussion assumes that Vision Twenty-One stockholders hold their respective Vision Twenty-One common stock as capital assets within the meaning of Section 1221 of the Code.

     Exchange of Vision Twenty-One Shares for OptiCare Shares. Except as discussed below under "Cash Received in Lieu of Fractional Shares," no gain or loss will be recognized for federal income tax purposes by holders of Vision Twenty-One shares who exchange their Vision Twenty-One shares for OptiCare shares pursuant to the Merger. The aggregate tax basis of OptiCare shares received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the Vision Twenty-One common stock surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and the holding period of the OptiCare shares received will include the holding period of the Vision Twenty-One common stock surrendered therefor.

     Cash Received in Lieu of Fractional Shares. The payment of cash to a holder of Vision Twenty-One shares in lieu of a fractional share interest in OptiCare common stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by OptiCare. The cash payment will be treated as having been received as a distribution in payment for the OptiCare common stock hypothetically redeemed as provided in Section 302 of the Code and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Vision Twenty-One common stock allocable to such fractional share interest. Such capital gain or loss will be long-term capital gain or loss if such Vision Twenty-One common stock have been held for more than one year at the Effective Time. In the case of individuals, "net capital gain" (i.e., the excess of net long-term capital gain over net short-term capital loss) is generally subject to a reduced rate of federal income tax.

     Reporting Requirements. Each holder of Vision Twenty-One common stock that receives OptiCare common stock in the Merger will be required to retain certain records and those Vision Twenty-One stockholders who receive cash in lieu of fractional shares in addition to OptiCare common stock will be required to file with such holder's federal income tax return a statement setting forth certain facts relating to the Merger.

     Backup Withholding. Unless an exemption applies under the applicable law and regulations, the Exchange Agent (as defined in "The Merger Agreement and Related Agreements -- The Exchange Agent") is required to withhold, and will withhold, 31% of any cash payments to a Vision Twenty-One stockholder in the Merger unless the stockholder provides the appropriate form as described below. Each Vision Twenty-One stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each Vision Twenty-One stockholder, so as to provide the information (including the stockholder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to OptiCare and the Exchange Agent.

     THE FOREGOING GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS WITHOUT REFERENCE TO THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR STOCKHOLDER AND IS NOT TAX ADVICE. THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. MOREOVER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS URGED AND EXPECTED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.


ACCOUNTING TREATMENT

     The Merger will be accounted for by OptiCare as a purchase of a business. Under this method of accounting, the assets and liabilities of Vision Twenty-One will be recorded at their estimated fair value, and any excess of OptiCare purchase price over such fair value will be accounted for as goodwill. The results of operations and cash flows of Vision Twenty-One will be included in OptiCare's financial statements from the date of consummation of the Merger.

APPRAISAL RIGHTS

     Stockholders of OptiCare are not entitled to exercise dissenters' or appraisal rights as a result of the Merger or to demand cash payment for their shares under Delaware law.

     Stockholders of Vision Twenty-One are not entitled to exercise dissenters' or appraisal rights as a result of the Merger under Florida law.


DELISTING AND DEREGISTRATION OF VISION TWENTY-ONE'S COMMON STOCK FOLLOWING THE MERGER

     If the Merger is consummated, Vision Twenty-One's common stock will be delisted from NASDAQ and will be deregistered under the Securities Exchange Act of 1934.


LISTING OF OPTICARE COMMON STOCK TO BE ISSUED IN THE MERGER

     The authorization for listing on American Stock Exchange of the shares of OptiCare Health Systems, Inc. common stock to be issued in the Merger is a condition to the consummation of the Merger.


RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF OPTICARE AND VISION TWENTY-ONE

     The shares of OptiCare common stock to be issued in connection with the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of OptiCare common stock issued to any person who is deemed to be an affiliate of either OptiCare or Vision Twenty-One at the time of the meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either OptiCare or Vision Twenty-One and may include some of the officers, directors, or principal stockholders of OptiCare or Vision Twenty-One. Affiliates may not sell their shares of OptiCare common stock acquired in connection with the Merger except under:

     o an effective registration statement under the Securities Act covering the resale of those shares;

     o    an exemption under paragraph (d) of Rule 145 under the Securities Act;
          or

     o another applicable exemption under the Securities Act. OptiCare's registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus forms a part, does not cover the resale of shares of OptiCare Health Systems, Inc. common stock to be received by affiliates in the Merger.

OPERATIONS FOLLOWING THE MERGER


     Following the Merger, Vision Twenty-One will operate as a wholly-owned subsidiary of OptiCare. OptiCare expects that Vision Twenty-One's refractive and ambulatory surgery centers division will be integrated with OptiCare's laser correction and professional services segment. In addition, OptiCare expects that Vision Twenty-One's managed care division will be integrated with OptiCare's managed care services segment to expand its board and to cause up to three designees of Vision Twenty-One, with one such designee being an independent director to be appointed to the Board of Directors of OptiCare as of the effective time of the Merger. The stockholders of Vision Twenty-One will become stockholders of OptiCare, and their rights as stockholders will be governed by OptiCare's certificate of incorporation, OptiCare's bylaws and the laws of the State of Delaware. See "Proposal 2 -- To Elect Eight Directors to the OptiCare Board," "Comparison of Rights of Holders of Vision Twenty-One Common Stock and OptiCare Common Stock" and "Vision Twenty-One Management Continuing After Merger."


THE FINANCING


     It is a condition to the completion of the Merger that OptiCare raise not less than $30 million through the issuance of equity, equity linked or subordinated debt securities (the "Financing"). At this time, OptiCare is seeking to raise approximately $30 million through the issuance of convertible preferred equity simultaneously with the closing of the Merger. The net proceeds from the sale of the convertible preferred equity will be used substantially by OptiCare to pay down its senior bank debt obligations including the obligations assumed in connection with the acquisition of Vision Twenty-One. See "Risk Factors -- Substantial Indebtedness; If OptiCare defaults on its debt OptiCare's creditors could foreclose on its assets."


DISPUTE WITH BLOCK BUYING GROUP


     Block Buying Group, LLC (the "Block Group"), an entity owned by Michael P. Block, the former President of Vision Twenty-One's Block Vision subsidiary, has filed a civil action in Palm Beach County Circuit Court seeking to enjoin the proposed merger between Vision Twenty-One and OptiCare. Vision Twenty-One previously sold its buying group division to the Block Group in June of 1999. The Block Group has informed Vision Twenty-One that it believes that the proposed merger with OptiCare is in violation of the non-competition and confidentiality provisions entered into in connection with the June 1999 sale since OptiCare operates a buying group division which currently competes with the Block Group. On April 21, 2000, the Block Group and Vision Twenty-One, through counsel, signed a stipulation to participate in expedited arbitration in accordance with the terms and conditions of the June 1999 sale and to jointly seek the completion of the arbitration on or before June 1, 2000, or as soon thereafter as reasonably possible. While it is impossible to determine the eventual outcome of this action, Vision Twenty-One believes that it has substantial defenses to this claim and intends to vigorously defend itself. The consummation of the proposed merger between Vision Twenty-One and OptiCare is subject to certain conditions being waived or satisfied including resolution of this matter to OptiCare's satisfaction. The failure to consummate the OptiCare transaction would have a material adverse effect on Vision Twenty-One.


     In relation to the same matter, OptiCare, on or about April 26, 2000, filed a complaint in the United States District Court in the District of Connecticut seeking to enjoin the Block Group from preventing the proposed merger between OptiCare and Vision Twenty-One. As part of its request for injunctive relief, OptiCare is seeking a declaratory judgment that the non-competition covenant would violate federal antitrust and common law prohibitions against restraints on trade if that covenant would prevent OptiCare from competing against the Block Group after OptiCare's acquisition of Vision Twenty-One.

                             THE MERGER AGREEMENT
                            AND RELATED AGREEMENTS

     The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated by reference in this Joint Proxy Statement/Prospectus. We urge you to read the Merger Agreement in its entirety for a more complete description of the Merger. In the event of any discrepancy between the terms of the Merger Agreement or other agreements and the following summary, the applicable agreement will control.


MERGER AGREEMENT


THE MERGER

     Vision Twenty-One will merge with OC Acquisition Corp., a wholly owned subsidiary of OptiCare, following

     o the approval and adoption of the Merger Agreement and the Merger by the Vision Twenty-One stockholders;

     o the approval of the issuance of OptiCare common stock in the Merger by the OptiCare stockholders; and

     o    the satisfaction or waiver of the other conditions to the Merger.

     Vision Twenty-One will be the surviving corporation and become a wholly owned subsidiary of OptiCare following the Merger.


EFFECTIVE TIME

     As soon as practicable on or after the closing of the Merger, the parties will cause the Merger to become effective by filing a certificate of merger with the Secretary of State of the State of Florida. OptiCare and Vision Twenty-One are working toward completing the Merger as soon as possible and hope to complete the Merger during the third quarter of 2000. Because the Merger is subject to governmental and other regulatory approvals, however, we cannot predict the exact timing.


CONVERSION OF VISION TWENTY-ONE SHARES IN THE MERGER

     At the effective time, each outstanding share of Vision Twenty-One common
stock will automatically be converted into the right to receive     shares of
OptiCare common stock, which exchange ratio will be adjusted prior to closing in accordance with the terms of the Merger Agreement. The final number of shares of OptiCare common stock issuable in the Merger will be adjusted and recalculated prior to the Merger by the exchange ratio, which is the quotient of

    o (x) 6,000,000 -- (0.25 (Net Debt Equivalents -- $54 million)) + (0.125
      (Tangible Net Worth -- $56 Million)) divided by (y) the number of outstanding shares of Vision Twenty-One common stock,

where Net Debt Equivalents means Vision Twenty-One's long term indebtedness and certain other debt equivalents, less its cash, including cash equivalents or marketable securities, and Tangible Net Worth means Vision Twenty-One's net worth less intangible assets.


VISION TWENTY-ONE STOCK OPTIONS AND WARRANTS

     At the effective time, each outstanding option or warrant to purchase shares (as disclosed to OptiCare) of Vision Twenty-One common stock will be assumed by OptiCare regardless of whether the options are exercisable. To the fullest extent permitted under applicable law and the applicable stock option agreements, the Vision Twenty-One stock plans and the warrant agreements, outstanding options and warrants shall be exchanged or substituted without any action on the part of the holder thereof into an option or warrant to purchase shares of OptiCare common stock as of the Merger. It is OptiCare's intention to roll the assumed outstanding options into options to purchase OptiCare common stock, pursuant to OptiCare's Performance Stock Program. However, at OptiCare's discretion or in the event that OptiCare is unable to roll converted options into the Performance Stock Program, then OptiCare will assume the stock plans of Vision Twenty-One. Each Vision Twenty-One stock option or warrant assumed by OptiCare will generally continue to have substantially the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

     o each Vision Twenty-One stock option or warrant will be exercisable for shares of OptiCare common stock;

     o unless otherwise determined by OptiCare, each Vision Twenty-One stock option assumed by OptiCare will generally be subject to the terms, provisions and conditions of the Performance Stock Program;

     o the number of shares of OptiCare common stock issuable upon exercise of any given Vision Twenty-One option or warrant shall be the same number of shares of Vision Twenty-One common stock as the holder of such option or warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the effective time; and

     o the per share exercise price of any given option after the effective time shall be equal to (x) the aggregate exercise price for the shares of Vision Twenty-One common stock otherwise purchasable pursuant to such option or warrant divided by (y) the exchange ratio.


NO FRACTIONAL SHARES

     No fractional shares of OptiCare common stock will be issued in connection with the Merger. Instead Vision Twenty-One stockholders will receive an amount of cash, in lieu of a fraction of a share of OptiCare common stock, equal to
(A) the product of this fraction multiplied by (B) the closing price for a share of OptiCare common stock on the American Stock Exchange on the last business day prior to the effective time of the Merger. See "The Merger -- Certain Federal Income Tax Consequences of the Merger -- Cash Received in Lieu of Fractional Shares."


THE EXCHANGE AGENT

     OptiCare is required to deposit with a bank or trust company promptly after the effective time of the Merger, certificates representing the shares of OptiCare common stock to be exchanged for shares of Vision Twenty-One common stock and cash to pay for fractional shares and any dividends or distributions that holders of Vision Twenty-One common stock may be entitled to receive under the Merger Agreement.


EXCHANGE OF VISION TWENTY-ONE STOCK CERTIFICATES FOR OPTICARE STOCK
CERTIFICATES

     Promptly after the effective time, the exchange agent will mail to Vision Twenty-One stockholders a letter of transmittal and instructions for surrendering their Vision Twenty-One stock certificates in exchange for OptiCare stock certificates and cash in lieu of fractional shares.

     Vision Twenty-One stockholders should not submit their stock certificates for exchange until they have received the letter of transmittal and instructions referred to above.

     OptiCare stockholders should not submit their stock certificates for exchange.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     Vision Twenty-One stockholders are not entitled to receive any dividends or other distributions on OptiCare common stock with a record date after the Merger is completed until they have surrendered their Vision Twenty-One stock certificates in exchange for OptiCare stock certificates.

     If there is any dividend or other distribution on OptiCare common stock with a record date after the effective time of the Merger, former Vision Twenty-One stockholders will receive, without interest, subject to applicable escheat or similar laws and only following surrender of their Vision Twenty-One stock certificates, the dividend or other distribution payable with respect to the whole shares of OptiCare common stock issued in exchange for their Vision Twenty-One stock certificates.


REPRESENTATIONS AND WARRANTIES

     OptiCare and Vision Twenty-One each made a number of representations and warranties in the Merger Agreement about their authority to enter into the Merger Agreement and to consummate the other transactions contemplated by the Merger Agreement and about aspects of their business, financial condition, structure and other facts pertinent to the Merger.

     Vision Twenty-One made representations about the following topics:

     o Vision Twenty-One's organization, qualification to do business and good standing;

     o    validity of Vision-Twenty-One's organizational documents;

     o    Vision Twenty-One's capitalization;

     o Vision Twenty-One's corporate power to enter into and its authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement;

     o consents and permits required in connection with the Merger Agreement and transactions contemplated by the Merger Agreement;

     o the absence of conflicts with and/or defaults under (i) Vision Twenty-One's organizational documents, (ii) applicable laws (iii) material agreements of Vision Twenty-One, and the absence of the creation of liens or other encumbrances on Vision Twenty-One's assets, in any case as a result of the transactions contemplated by the Merger Agreement;

     o possession of and compliance with permits required to conduct Vision Twenty-One's business;

     o Vision Twenty-One's compliance with applicable laws, rules and regulations of governmental entities;

     o Vision Twenty-One's filings and reports with the Securities and Exchange Commission;

     o    Vision Twenty-One's financial statements;

     o    changes in Vision Twenty-One's business since September 30, 1999;

     o    Vision Twenty-One's employee benefit plans;

     o    matters relating to Vision Twenty-One's employees;

     o    the treatment of the Merger as a tax-free reorganization;

     o    Vision Twenty-One's material contracts and obligations;

     o    litigation involving Vision Twenty-One;

     o    compliance with environmental laws that apply to Vision Twenty-One;

     o    intellectual property used or owned by Vision Twenty-One;

     o    Vision Twenty-One's taxes, tax returns and reporting;

     o    Vision Twenty-One's insurance;

     o    Vision Twenty-One's title to the properties it owns and leases;

     o    Vision Twenty-One's affiliates;

     o the provision of a fairness opinion by Vision Twenty-One's financial advisors;

     o Vision Twenty-One's brokers' and finders' fees in connection with the Merger;

     o Vision Twenty-One's political contributions, gifts and unrecorded funds;

     o the inapplicability of the Florida anti-takeover statute to the Merger;

     o    restrictions on Vision Twenty-One's business;

     o    the absence of dissenters' rights; and

     o    the recommendation of the Board of Directors of Vision Twenty-One.

     OptiCare made representations about the following topics:

     o OptiCare's organization, qualification to do business and good standing;

     o    validity of OptiCare's organizational documents;

     o OptiCare's capitalization; OptiCare's corporate power to enter into and its authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement;

     o consents and permits required in connection with the Merger Agreement and transactions contemplated by the Merger Agreement;

     o absence of conflicts with and/or defaults under (ii) OptiCare's organizational documents (ii) applicable laws or (iii) material agreements of OptiCare, and the absence of the creation of liens or other encumbrances on OptiCare's material assets, in any case as a result of the transactions contemplated by the Merger Agreement;

     o possession of and compliance with permits required to conduct OptiCare's business;

     o OptiCare's compliance with applicable laws, rules and regulations of governmental entities;

     o    OptiCare's filings and reports with the Securities and Exchange
          Commission;

     o    OptiCare's financial statements;

     o    changes in OptiCare's business since September 30, 1999;

     o    OptiCare's employee benefit plans;

     o    matters relating to OptiCare's employees;

     o    the treatment of the Merger as a tax-free reorganization;

     o    OptiCare's material contracts and obligations;

     o    litigation involving OptiCare;

     o    compliance with environmental laws that apply to OptiCare;

     o    intellectual property used or owned by OptiCare;

     o    OptiCare's insurance;

     o    OptiCare's title to the properties it owns and leases;

     o    the provision of a fairness opinion by OptiCare's financial advisors;

     o    OptiCare's brokers' and finders' fees in connection with the Merger;
          and

     o    the absence of interested stockholders.

     The representations and warranties in the Merger Agreement are complicated and not easily summarized. We urge stockholders to read carefully the articles in the Merger Agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent."

VISION TWENTY-ONE'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Vision Twenty-One has agreed that, until the completion of the Merger or unless OptiCare otherwise agrees, Vision Twenty-One and its subsidiaries will, except for certain exceptions, conduct their businesses in the ordinary course of business consistent with past practices, and shall use reasonable efforts to keep available the services of such current officers, significant employees, consultants and to preserve relationships with such corporate partners, customers, suppliers and other persons with which they have significant business relations as is necessary to preserve substantially intact their business organization.

     To this end, Vision Twenty-One has agreed that, until the completion of the Merger or unless OptiCare otherwise agrees, Vision Twenty-One and its subsidiaries will not, subject to certain exceptions, take any action that would result in the following:

     o    the modification of Vision Twenty-One's organizational documents;

     o the issuance, sale, pledge or encumbrance of shares of Vision Twenty-One capital stock or securities convertible into Vision Twenty-One capital stock, except for limited issuances of securities in connection with stock options already outstanding;

     o the disposition or encumbrance of any properties or assets, including the property or assets of MEC Healthcare, Inc., other than providing products and services in the ordinary course of business consistent with past practice;

     o the acquisition of interests in other entities except as to business interests in new refractive centers or ambulatory surgical centers as provided in Vision Twenty-One's business plan and after written notice to OptiCare;

     o the incurrence of any material indebtedness; the assumption of any material indebtedness of any person other than a subsidiary; or the making of any material loan or advance other than routine loans under a specified amount to employees who are not executive officers, borrowing under Vision Twenty-One's credit facility for the operation of the Company's business in the ordinary course, or to pay debt or liabilities for an amount less than reflected or reserved against on Vision Twenty-One's balance sheet;

     o    the entrance into, modification or termination of material contracts;

     o the making of capital expenditures, other than certain budgeted and disclosed expenditures in the ordinary course that do not exceed an aggregate specified amount for Vision Twenty-One and its subsidiaries;

     o the declaration, setting aside or issuance of dividends or other distributions, except by Vision Twenty-One's subsidiaries to Vision Twenty-One or other subsidiaries;

     o any reclassification, acquisition or other modification of any of its capital stock;

     o the modification of any stock options or warrants or the authorization of cash payments in exchange for stock options;

     o the amendment, repurchase, or redemption of any securities of Vision Twenty-One or its subsidiaries, except in connection with the disposition of Vision Twenty-One's ophthalmology or optometry practices;

     o the increase of compensation payable to directors, officers, consultants or employees, except as disclosed to OptiCare;

     o the granting of any severance arrangements or entering into of any agreement providing benefits upon a change of control that would be triggered by the Merger;

     o the adoption, entering into or amendment of any plan, agreement, policy or arrangement for the benefit of any director, officer, consultant or employee except to the extent required by applicable law;

     o the entering into or amendment of any contract, commitment or arrangement between Vision Twenty-One or its subsidiaries and any of their respective directors, officers, consultants or employees;

     o the payment of claims, liabilities or obligations other than (i) in the ordinary course consistent with past practice, (ii) as reserved against on Vision Twenty-One's consolidated balance sheet or (iii) for the payment or discharge of any such liability for an amount less than reflected or reserved against on Vision Twenty-One's balance sheet;

     o modifications to accounting policies and procedures other than as required by GAAP and except for accounting charges for discontinued business operations in connection with practice dispositions in accordance with GAAP;

     o    the making of material tax elections, settlements or compromises; and

     o authorizing or taking any action that would make untrue any of the representations or warranties of Vision Twenty-One in the Merger Agreement, except as otherwise permitted in the Merger Agreement.

     Vision Twenty-One has also agreed not to take any action that would have a principal purpose of and would reasonably be likely to result in delaying or interfering with the consummation of the Merger.

     Furthermore, Vision Twenty-One will use its commercially reasonable efforts to:

     o enter into a standstill agreement with Bank of Montreal within a specific date following the date of the Merger Agreement;

     o obtain a release and waiver of all restrictions set forth in an Asset Purchase Agreement, dated June 4, 1999, among Vision Twenty-One, Block Vision Inc., and Block Buying Group LLC, or obtain a nonappealable judgment from a Florida court holding that restrictions set forth in such Asset Purchase Agreement are not enforceable against OptiCare;

     o enter into letters of intent with Bank of Montreal and Bank Austria to amend certain credit agreements, and to finalize such amendments, such that certain loans are consolidated into one senior credit facility; and

     o complete the termination of all of its management relationships with all of its ophthalmology and optometry practices (except for certain specified practices), transfer all of the assets and leases relating thereto back to such ophthalmology and optometry practices and cause such practices to assume all liabilities and obligations relating to such practices.

     Each of Vision Twenty-One and OptiCare has also agreed:

     o to notify the other promptly of material events affecting the Merger or the parties' rights under the Merger Agreement;

     o to provide reasonable access to the other to its facilities and records;

     o to use its reasonable efforts to cause the Merger to qualify as a tax-free reorganization;

     o to make all necessary filings and obtain any consents and approvals as may be required in connection with the Merger Agreement and the Merger; and

     o to provide the other copies of its filings with the Securities Exchange Commission.

     The agreements related to the conduct of Vision Twenty-One's business in the Merger Agreement are complicated and not easily summarized. We urge stockholders to carefully read the article in the Merger Agreement entitled "Covenants."

OPTICARE'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     OptiCare has also agreed that, until the completion of the Merger or unless Vision Twenty-One consents in writing, OptiCare and its subsidiaries will conduct their business in compliance with certain restrictions and accordingly have agreed that they will not do, or agree to do, the following:

     o    the modification of OptiCare's organizational documents;

     o the issuance, sale, pledge or encumbrance of more than 20% of OptiCare's or its subsidiaries' capital stock, or securities convertible into OptiCare's or its subsidiaries' capital stock, except for limited issuances of securities in connection with OptiCare's Performance Stock Program and its Employee Stock Purchase Plan;

     o the disposition or encumbrance of any material properties or assets other than providing products and services in the ordinary course of business consistent with past practice;

     o the acquisition of interests in other entities that would be considered a significant subsidiary of OptiCare;

     o the incurrence or assumption (except from a subsidiary) of any material indebtedness, except in connection with an acquisition of an entity that would not be considered a significant subsidiary of OptiCare;

     o the making of any material loan or advance, other than borrowings under OptiCare's credit facility for the operation of the business;

     o the declaration, setting aside or issuance of dividends or other distributions, except by OptiCare's subsidiaries to OptiCare or other subsidiaries;

     o any reclassification or other modification of any of its capital stock;

     o    the modification of any stock options or warrants;

     o any action that results in the delisting of OptiCare from the American Stock Exchange; and

     o    any action resulting in a material adverse effect on OptiCare.

     OptiCare has also agreed not to take any action that would have a principal purpose of and would reasonably be likely to result in delaying or interfering with the consummation of the Merger.

     Furthermore, OptiCare has agreed:

     o to take all actions necessary to increase the number of members of the Board of Directors of OptiCare and to cause up to three designees of Vision Twenty-One (including an independent director) to be appointed to such Board;

     o to use commercially reasonable efforts to enter into a financing commitment for not less than $30,000,000 by a certain date, see "The Merger -- The Financing;" and

     o use its commercially reasonable efforts to enter into a letter of intent with Bank Austria by a certain date to amend its credit agreement and to finalize such amendment, such that its loans and Vision Twenty-One's loans from Bank of Montreal are consolidated into one senior credit facility. See "Related Agreements -- Credit Facility Restructuring"

     In addition, each stockholder who granted an irrevocable proxy pursuant to stockholder agreements of OptiCare or Vision Twenty-One, as applicable, will vote its shares in favor of approval of the Merger, or the issuance of shares in connection with the Merger, as the case may be, in person, or by proxy.

     The agreements related to the conduct of OptiCare's business in the Merger Agreement are complicated and not easily summarized. We urge stockholders to carefully read the article in the Merger Agreement entitled "Covenants."

NO SOLICITATION OF TRANSACTIONS

     Until the Merger Agreement is terminated or as otherwise provided in the Merger Agreement, Vision Twenty-One has agreed not to, directly or indirectly, solicit, initiate, negotiate, encourage or agree to any (i) merger or similar business combination, (ii) sale, exchange or other disposition of 33% or more of Vision Twenty-One's and/or its subsidiaries' assets, (iii) tender or exchange offer for, or acquisition by a person or certain groups (except to obtain financing) of, 33% or more of Vision Twenty-One's outstanding voting securities or (iv) acquisition by any person or certain groups of 49% or more of Vision Twenty-One's outstanding voting securities in connection with a financing transaction, in each case by a third party.

     The Vision Twenty-One board is not prohibited, however, from taking and disclosing to Vision Twenty-One's stockholders a position with respect to a tender or exchange offer under Rules 14d-9 and 14e-2(a) under the Exchange Act not made in violation of the Merger Agreement.

     Vision Twenty-One has agreed to provide OptiCare prompt notice and detailed information of any proposal it receives with respect to any of the above-described competing transactions. Vision Twenty-One may, however, engage in any of the foregoing actions, other than solicitation, initiation or encouragement of any such competing transaction, if:

     o the Vision Twenty-One board concludes in good faith after advice from outside legal counsel that this action is necessary to prevent the board from violating its fiduciary duties under applicable law;

     o the board determines based upon advice of its independent financial advisors in the exercise of its fiduciary duties that the acquiring party is capable of consummating the competing transaction as proposed;

     o the Vision Twenty-One board has determined in the exercise of its fiduciary duties that the competing transaction provides greater value (based on a written opinion from its financial advisors) to Vision Twenty-One stockholders than the Merger; and

     o after making the foregoing determinations, Vision Twenty-One has provided notice of its intentions to OptiCare, has allowed OptiCare to propose modifications to the Merger between OptiCare and Vision Twenty-One, has negotiated such modifications in good faith with the objective of allowing OptiCare to match the competing proposal, and reasonably and in good faith continues to believe such competing transaction is a superior proposal.

     If the board of Vision Twenty-One withdraws its recommendation and approves and recommends a superior proposal, it must terminate the Merger Agreement, concurrently enter into a definitive agreement to complete the relevant competing transaction and pay a termination fee and OptiCare's expenses (as described in greater detail under "Payment of Fees and Expenses" below).


DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that, after the completion of the Merger, all rights of indemnification, advancement of expenses, exculpation, limitation of liability and similar rights existing in favor of present and former officers, directors, employees and agents of Vision Twenty-One shall survive the Merger and shall continue for five years from the effective time. The Merger Agreement also provides that, for five years after the completion of the Merger, OptiCare will either:

     o cause the surviving corporation to purchase tail coverage for the directors' and officers' liability insurance policies currently maintained by Vision Twenty-One; or

     o if not available, maintain (subject to a maximum annual premium of 150% of the annual amount that Vision Twenty-One paid for this insurance) directors' and officers' liability insurance with coverage and terms substantially as favorable to the directors and officers as the Vision Twenty-One directors' and officers' liability insurance policy in effect on the date of the Merger Agreement, or to the extent not available for such maximum premium, with the greatest coverage available for such premium.

ADDITIONAL AGREEMENTS

     OptiCare and Vision Twenty-One must prepare and file with the Securities and Exchange Commission (i) the Prospectus forming part of the registration statement on Form S-4 of OptiCare, in connection with the registration under the Securities Act of OptiCare's common stock to be issued to Vision Twenty-One's stockholders pursuant to the Merger and (ii) the Joint Proxy Statement relating to the meetings of Vision Twenty-One's stockholders to be held to consider approval of the Merger and of OptiCare's stockholders to be held to consider approval of the issuance of OptiCare common stock to Vision Twenty-One's stockholders pursuant to the Merger.

     The Joint Proxy Statement shall include:

     o the approval of the Merger and the recommendation of the Board of Directors of Vision Twenty-One to its stockholders that they vote in favor of approval the Merger;

     o the opinion of PaineWebber regarding the fairness of the exchange ratio for the Merger;

     o the approval of the share issuance and the recommendation of the Board of Directors of OptiCare to its stockholders that they vote in favor of approval of OptiCare's share issuance pursuant to the Merger; and

     o the opinion of Legg Mason regarding the fairness of the exchange ratio for the Merger.

     OptiCare shall:

     o file with the American Stock Exchange a Notification Form for Listing of Additional Shares with respect to the OptiCare common stock issued or issuable in connection with the Merger; and

     o use all reasonable efforts to obtain all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of OptiCare common stock to be issued in accordance with the provisions of the Merger.

     Prior to the effective time, neither OptiCare, nor any of its subsidiaries or affiliates will acquire or attempt to acquire ownership of more than 5% of Vision Twenty-One's capital stock.

     Prior to the effective time, neither Vision Twenty-One, nor any of its subsidiaries or affiliates will acquire or attempt to acquire ownership of more than 5% of OptiCare's capital stock.

CONDITIONS TO THE MERGER

     OptiCare's and Vision Twenty-One's obligations to complete the Merger and the related transactions are subject to the satisfaction or waiver of each of the following conditions before completion of the Merger:

     o the registration statement relating to the issuance of shares of OptiCare common stock as contemplated by the Merger Agreement must be declared effective by the SEC;

     o the Merger Agreement must be approved by the requisite number of the outstanding shares of Vision Twenty-One common stock and the OptiCare share issuance must be approved by the requisite number of the outstanding shares of OptiCare's common stock;

     o no order, writ, injunction or decree shall exist that makes the Merger illegal or otherwise prohibits completion of the Merger;

     o any waiting period under the antitrust laws that applies to the consummation of the Merger must have expired or been terminated;

     o all material consents, approvals and authorization legally required to consummate the Merger must have been obtained from all governmental entities;

     o the shares of OptiCare common stock to be issued in connection with the Merger must be registered under the Securities Act and shall have been authorized for listing on the American Stock Exchange;

     o OptiCare must have obtained financing in an amount not less than $30,000,000;

     o OptiCare must have entered into an amendment to its existing credit agreement with Bank Austria, which consolidates the loans of OptiCare under its existing credit facility with Bank Austria together with the loans of Vision Twenty-One under its credit facility with Bank of Montreal into one senior credit facility, see "-- Related Agreements -- Credit Facility Restructuring;"

     o Vision Twenty-One must have entered into a letter of intent with Bank of Montreal;

     o all third-party consents required under any material contract must have been obtained; and

     o the opinion from Shumaker, Loop & Kendrick, LLP the special counsel to Vision Twenty-One that states the Merger will qualify as a tax-free reorganization must be obtained.

     Vision Twenty-One's obligations to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the Merger:

     o OptiCare's representations and warranties must be true and correct in all material respects when made and as of the closing of the Merger;

     o OptiCare must have complied in all material respects with all of its covenants in the Merger Agreement; and

     o no change in or effect on the business of OptiCare and its subsidiaries shall exist that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of OptiCare and its subsidiaries, taken as a whole.

     OptiCare's obligations to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the Merger:


     o Vision Twenty-One's representations and warranties must be true and correct in all material respects when made and as of the closing of the Merger;

     o Vision Twenty-One must have complied in all material respects with all of its covenants in the Merger Agreement;

     o no change in or effect on the business of Vision Twenty-One and its subsidiaries shall exist that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Vision Twenty-One and its subsidiaries, taken as a whole;

     o OptiCare must have entered into agreements with Bruce S. Maller and Richard Lindstrom, M.D., directors of Vision Twenty-One, for their continuation of services with OptiCare;

     o certain officers, directors and stockholders of Vision Twenty-One (Theodore Gillette, Richard Lindstrom, and Bruce S. Maller) shall have entered into lock-up agreements;

     o Vision Twenty-One shall not have received any notice of default or notice of any pending or threatened cancellation, revocation or termination under any of the Vision Twenty-One's managed care contracts which could cause a material adverse effect on the Vision Twenty-One's managed care business as a stand alone business;

     o Vision Twenty-One shall have divested its business and assets relating to Vision Twenty-One's ophthalmology and optometry practices and Vision Twenty-One shall have received from all such practices a release from all liabilities and obligations relating to such practices, except as the parties may agree with respect to the Talbert practice in Arizona;

     o Vision Twenty-One shall have used its commercially reasonable efforts to obtain a release and waiver of all non-compete restrictions contained in that certain Asset Purchase Agreement, dated June 4, 1999, among Block Vision Inc., Block Buying Group LLC and Vision Twenty-One or otherwise resolve any issues to the satisfaction of OptiCare; and

     o Vision Twenty-One shall not have received any notice of default or notice of cancellation under any of the Vision Twenty-One's managed care contracts which are reasonably likely to cause a material adverse effect on Vision Twenty-One's managed care business.


TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time before the completion of the Merger, as summarized below:

     o    the Merger Agreement may be terminated by mutual consent; or

     o the Merger Agreement may be terminated by either OptiCare or Vision Twenty-One (i) if the conditions to completion of the Merger are not satisfied by the date on which they are required to be satisfied, (ii) upon a material breach by the other party of an agreement, covenant, representation or warranty of the other party in the Merger Agreement or (iii) if any material representation or warranty of the other party has become materially untrue, incomplete or incorrect, in each case subject to a 20 day cure period.

     In addition, the Merger Agreement may be terminated by either OptiCare or Vision Twenty-One under any of the following circumstances:

     o if the Merger is not completed, without the fault of the terminating party, by October 25, 2000;

     o if a final court or governmental order prohibiting the Merger is issued and is not appealable;

     o if the OptiCare stockholders do not approve the issuance of OptiCare common stock at the OptiCare annual meeting; or

     o if the Vision Twenty-One stockholders do not approve the Merger Agreement and the Merger at the Vision Twenty-One special meeting.

     Furthermore, the Merger Agreement may be terminated by OptiCare if any of the following occur:

     o Vision Twenty-One's Board of Directors withdraws or modifies in a manner adverse to OptiCare its recommendation as to the Merger Agreement or the Merger, or resolves to do so;

     o Vision Twenty-One's Board of Directors recommends a competing transaction to Vision Twenty-One's stockholders;

     o Vision Twenty-One fails to comply with the non-solicitation provisions contained in the Merger Agreement, which are discussed in more detail in "No Solicitation of Transactions;" or

     o with respect to a competing transaction as described in more detail in "No Solicitation of Transactions," Vision Twenty-One's Board of Directors recommends one of these transactions to its stockholders, fails to recommend against its acceptance by its stockholders, fails to reconfirm its approval and recommendation of the Merger with OptiCare or determines that this competing transaction is superior and takes permitted actions in furtherance of negotiating the transaction, or resolves to do any of these.

     The Merger Agreement may also be terminated by Vision Twenty-One if, with respect to a competing transaction as described in more detail in "No Solicitation of Transactions," Vision Twenty-One accepts a superior proposal.

PAYMENT OF FEES AND EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring the expense, except that expenses incurred in connection with printing, filing and mailing the Joint Proxy Statement/Prospectus and the registration statement, other than attorney's and accountant's fees and expenses, shall be shared equally.

     Vision Twenty-One has agreed to pay OptiCare a cash termination fee in the amount equal to the greater of 4% of the total enterprise value of the transactions contemplated in the Merger or as reflected in the competing transaction or superior proposal, in addition to reimbursing OptiCare for its out-of-pocket expenses incurred in connection with the Merger Agreement and proposed Merger, in the following circumstances:

     o OptiCare terminates the Merger Agreement as a result of Vision Twenty-One's Board of Directors withdrawing, modifying or changing its recommendation in favor of the Merger in a manner adverse to OptiCare;

     o OptiCare terminates the Merger Agreement as a result of Vision Twenty-One's Board of Directors' recommendation of a competing transaction;

     o OptiCare terminates the Merger Agreement as a result of Vision Twenty-One's failure to comply in all material respects with the prohibitions on solicitations of transactions, as more fully described in "No Solicitation of Transactions;"

     o OptiCare terminates the Merger Agreement as a result of a competing transaction's being publicly announced or otherwise publicly known and Vision Twenty-One's Board of Directors either:

      o  fails to recommend against the competing transaction;

      o fails to reconfirm its approval and recommendation of the Merger Agreement and the transactions contemplated by the Merger Agreement within five days of OptiCare's written request to do so; or

      o determines that the competing transaction is a superior proposal and provides information in connection with or negotiates the competing transaction;

     o OptiCare terminates the Merger Agreement as a result of Vision Twenty-One's Board of Directors' resolving to take any of the actions described above;

     o OptiCare or Vision Twenty-One terminates the Merger Agreement as a result of the effective time not occurring on or before October 25, 2000 and (A) at or prior to the termination, a competing transaction existed and (B) within 9 months after the termination, Vision Twenty-One enters into a definitive agreement with respect to a competing transaction or consummates any competing transaction; and

     o OptiCare or Vision Twenty-One terminates the Merger Agreement as a result of the Merger Agreement and the Merger not receiving the requisite votes for approval by Vision Twenty-One's stockholders and
          (A) at or prior to the termination, a competing transaction existed and (B) within 9 months after the termination, Vision Twenty-One enters into a definitive agreement with respect to a competing transaction or consummates any competing transaction.

     Vision Twenty-One would be required to pay OptiCare's out-of-pocket expenses if OptiCare terminates the Merger Agreement as a result of Vision Twenty-One's breach of any representation, warranty, covenant or agreement in the Merger Agreement, where Vision Twenty-One would thereby fail to meet its closing obligations, unless the condition is curable and cured within 20 days. Additionally, if Vision Twenty-One subsequently enters into a definitive agreement with respect to any competing transaction or consummates any competing transaction within 9 months of the termination,

Vision Twenty-One must also generally pay OptiCare half the termination fee if Vision Twenty-One (i) breached a material representation or warranty and knew or should have known about such breach, or (ii) breached a material covenant or agreement.

     Vision Twenty-One would be required to pay OptiCare's out-of-pocket expenses if OptiCare terminates the Merger Agreement as a result of Vision Twenty-One's representations or warranties becoming untrue, incomplete or incorrect, where Vision Twenty-One would thereby fail to meet its closing obligations, unless the condition is curable and cured within 20 days.

     Vision Twenty-One would be required to pay OptiCare's out-of-pocket expenses in connection with the Merger Agreement and proposed Merger if Vision Twenty-One does not enter into a standstill agreement with the Bank of Montreal within 45 days following the date of the Merger Agreement.

     OptiCare would be required to pay Vision Twenty-One's out-of-pocket expenses if Vision Twenty-One terminates the Merger Agreement as a result of OptiCare's breach of any representation, warranty, covenant or agreement in the Merger Agreement or as a result of any of OptiCare's representations or warranties being untrue, incomplete or incorrect, where OptiCare would thereby fail to meet its closing obligations, unless the condition is curable and cured within 20 days.


EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     OptiCare and Vision Twenty-One may amend the Merger Agreement before completion of the Merger; provided, however, that after the Vision Twenty-One stockholders adopt the Merger Agreement, no change may be made to the amount or type of consideration into which Vision Twenty-One common stock will be converted.

     Either OptiCare or Vision Twenty-One may, in writing, extend the other's time for the performance of any of the obligations or other acts under the Merger Agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement.


RELATED AGREEMENTS


IRREVOCABLE PROXY AGREEMENTS

     In connection with the Merger, each of Theodore N. Gillette, Peter J. Fontaine, Richard L. Lindstrom, M.D., Bruce S. Maller, Jeffrey Katz and Martin Stein have executed an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Vision Twenty-One common stock beneficially owned by them with certain exceptions, or any new shares of Vision Twenty-One common stock they may acquire. Pursuant to the Irrevocable Proxy, the members of the Board of Directors of OptiCare are authorized to vote such shares at the Special Meeting of Vision Twenty-One in favor of the approval of the Merger Agreement and the Merger. A copy of a form of the Irrevocable Proxy is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated by reference in this
Joint Proxy Statement/Prospectus. As of         , 2000, the Vision Twenty-One
stockholders who executed the Irrevocable Proxy collectively held approximately shares of Vision Twenty-One common stock which represented
approximately          % of the outstanding Vision Twenty-One common stock.
None of the stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreement.

     In connection with the Merger, each of Dean J. Yimoyines, Gordon A. Bishop, Marlin Capital, L.P., Ian Ashken, Martin Franklin, Allan Barker, Steven
L. Ditman, Dennis Blair Harrold, Samuel Petteway and John F. Croweak have executed an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of OptiCare common stock beneficially owned by them with certain exceptions, or any new shares of OptiCare common stock they may acquire. Pursuant to the Irrevocable Proxy, the members of the Board of directors of Vision Twenty-One, are authorized to vote such shares at the Annual Meeting of OptiCare in favor of the approval of the Merger Agreement and the Merger. A copy of a form of the Irrevocable Proxy is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated by
reference in this Joint Proxy Statement/Prospectus. As of       , 2000, the
OptiCare stockholders who executed the Irrevocable Proxy collectively held
approximately           shares of OptiCare common stock which represented
approximately     % of the outstanding OptiCare common stock. None of the
stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreement.


LOCK-UP AGREEMENTS


     Each of Theodore Gillette, Bruce S. Maller and Richard Lindstrom will be requested to enter into lock-up agreements with OptiCare in which they will agree not to sell their shares of OptiCare common stock for a period of 180 days following the closing of the Merger except pursuant to existing margin accounts.


AFFILIATE AGREEMENTS

     OptiCare has or will shortly seek to enter into an agreement (the "Affiliate Agreements") with each stockholder who may, at the time the Merger Agreement is submitted to the stockholders of OptiCare or Vision Twenty-One (as appropriate), be an "affiliate" of OptiCare or Vision Twenty-One under SEC rules that govern sales of stock held by affiliate of a public company. The Affiliate Agreements restrict those stockholders from making any sale, transfer or other disposition of such shares in violation of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission in connection with such statute. Accordingly, those stockholders must hold their shares indefinitely unless the shares have been registered under the Securities Act, a sale of such shares is made under Rule 145, or some exemption from registration (affirmed by an opinion of counsel) is available.

     Each certificate representing the shares received by stockholders executing an Affiliate Agreement will bear a legend stating that the shares were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and referring to appropriate restrictions on the sale of such shares. This legend may be removed by delivery of a substitute certificate, if a stockholder who has executed an Affiliate Agreement delivers to OptiCare a copy of a letter from the staff of the Securities and Exchange Commission or an opinion of counsel in form and substance satisfactory to OptiCare; in either event, providing that the legend is not required for the purposes of the Securities Act.


CREDIT FACILITY RESTRUCTURING

     It is a condition of OptiCare's and Vision Twenty-One's obligations to complete the Merger and the related transactions that OptiCare must have entered into an amendment to its existing credit agreement with Bank Austria and that Vision Twenty-One's loans under its credit facility with Bank of Montreal are consolidated into one senior credit facility. See "Business of OptiCare -- Credit Facility," for information concerning OptiCare's existing credit facility and "Business of Vision Twenty-One -- Recent Developments -- Credit Facilities" for information regarding Vision Twenty-One's existing credit facility.

     Each of OptiCare, Bank Austria, Vision Twenty-One and Bank of Montreal are currently engaged in discussions regarding the terms of letters of intent relating to the restructuring of the existing credit facilities and a standstill agreement with the Bank of Montreal.

                          INFORMATION ABOUT OPTICARE


OPTICARE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto of OptiCare Health Systems, Inc., which are included elsewhere herein. See the Index to Financial Statements, beginning at page F-1.

     Overview. OptiCare Health Systems, Inc. is an integrated eye care services company that delivers a range of services and systems for eye health professionals, managed care plans and consumers, including laser correction, managed eye care and professional eye care services. On August 13, 1999 Saratoga Resources, Inc. ("Saratoga"), a Delaware corporation, PrimeVision Health, Inc. and OptiCare Eye Health Centers, Inc. merged (the "Mergers") pursuant to the terms of an Agreement and Plan of Merger dated as of April 12, 1999. In this transaction PrimeVision Health merged with Saratoga through a reverse acquisition by PrimeVision Health of Saratoga at book value with no adjustments reflected to historical values. Immediately following the PrimeVision Health merger, OptiCare Eye Health Centers was acquired by Saratoga, which was accounted for under the purchase method of accounting with the excess of purchase price over the estimated fair value of net assets acquired recorded as goodwill.

     In connection with the Mergers, our stockholders approved an amendment to the Articles of Incorporation changing, among other things, the company's name to OptiCare Health Systems, Inc., effective August 13, 1999.

     For accounting purposes, PrimeVision Health was the accounting acquirer and the surviving accounting entity. Accordingly, the operating results of OptiCare Eye Health Centers have been included in the accompanying consolidated financial statements since September 1, 1999, the deemed effective date of the acquisition for accounting purposes. The impact of results from August 13, 1999 through August 31, 1999 are deemed immaterial to the consolidated financial statements. Financial results for periods prior to September 1, 1999 are based solely upon the results reported by Prime and its subsidiaries. The excess of the aggregate purchase price including merger costs of $29.1 million over the estimated fair value of the net assets acquired was approximately $20.7 million. Of this excess $18.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 25 years and $2.2 million has been used to eliminate the valuation allowance related to Prime's deferred tax assets. In addition, the company recorded an intangible asset of $7.1 million in connection with a new administrative services agreement that is being amortized over 25 years.

     On October 1, 1999, we purchased Cohen Systems, Inc. (the "Cohen Acquisition"), a software systems provider specializing in point of sale and internet-based solutions for optical retail and optical manufacturing laboratories. The total purchase price of approximately $1.6 million was comprised of approximately $0.8 million in cash and notes payable and 110,000 shares of common stock (having a value of approximately $0.8 million). The Cohen Acquisition was accounted for under the purchase method of accounting, whereby the purchase cost has been allocated to the fair value of assets acquired and liabilities assumed with the excess identified as goodwill. Fair values were based on valuations and other studies. The goodwill resulting from this transaction was approximately $1.2 million and is being amortized on a straight-line basis over 25 years. The results of operations of Cohen Systems, Inc. are included in our consolidated financial statements from the purchase date.

     In the fourth quarter of 1999, our board of directors approved a new corporate strategy to focus on the growth of laser correction in the eye care industry. In connection with that strategy, we reorganized our operations from two operating segments into three segments : (1) laser correction and professional services, (2) managed care services and (3) other integrated services. The laser correction and professional services segment includes a range of services rendered to licensed practitioners of ophthalmology and optometry, including the development and marketing of laser correction centers, the sale of eye health systems and software, and the operation of ambulatory surgery centers. The managed care segment provides a range of administrative, network management and related services to health maintenance organizations and other health care entities. The integrated services and product sales segment operates integrated eye health centers in Connecticut and owns and operates retail optical stores in Connecticut and North Carolina. This segment also includes a buying group program for optical products.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Laser correction and professional services revenue. Laser correction and professional services revenue was $4.1 million for the year ended December 31, 1999. This revenue was comprised of $1.5 million from laser vision correction and ambulatory surgery services, $1.6 million from HSO service agreements and $1.0 million of revenue from Cohen Systems, Inc. for the three months ended December 31, 1999. There was no such revenue from these operations in 1998 or 1997.

     Managed care services revenue. Managed care revenue increased to $24.4 million for the year ended December 31, 1999 from $14.9 million for the year ended December 31, 1998, an increase of $9.5 million or 63.8%. Of this increase, $3.7 million represents managed care revenue of OptiCare Eye Health Centers for the months of September through December 1999. The remaining increase is due to new managed care contracts and growth in existing member lives.

     Other integrated services revenue. Integrated services and product sales revenue increased to $66.1 million for the year ended December 31, 1999 from $49.7 million for the year ended December 31, 1998, an increase of $16.4 million or 33.0%. Of this increase $10.4 million represents optometry and ophthalmology revenue of OptiCare Eye Health Centers for the months of September through December 1999. The increase is also a result of growth in revenue from the buying group that increased from $30.0 million for the year ended December 31, 1998 to $33.4 million for the year ended December 31, 1999, an increase of $3.4 million or 11.3%. The remaining increase is attributable to growth in the other optometry and retail areas.

     Cost of product sales. Cost of product sales increased to $41.2 million for the year ended December 31, 1999 from $35.2 million for the year ended December 31, 1998, an increase of $6.0 million or 17.1%. Of this increase approximately $3.3 million represents an increase in costs of product sales related to the buying group program, representing an increase of approximately 11.9% from 1998 and is consistent with the related increase in buying group revenue. In addition, approximately $1.8 million of this increase relates to cost of product sales associated with the optometry, ophthalmology and surgical centers operations of OptiCare Eye Health Centers for the months of September through December 1999. The remaining increase is consistent with the increases in revenues in the other optometry and software sales areas.

     Medical claims expense. Medical claims expense increased to $19.5 million for the year ended December 31, 1999 from $11.0 million for the year ended December 31, 1998, an increase of $8.5 million or 77.3%. This increase is primarily due to new managed care contracts and growth in existing member lives and is consistent with the increase in managed care services revenue. The remaining increase of approximately $2.7 million represents medical claims expenses of OptiCare Eye Health Centers for the four months ended December 31, 1999.

     Salaries wages & benefits. Salaries, wages and benefits increased to $20.1 million for the year ended December 31, 1999 from $9.3 million for the year ended December 31, 1998, an increase of $10.8 million or 116.1%. Of this increase $8.0 million represents compensation expenses of OptiCare Eye Health Centers for the months of September through December 1999. The remaining increase primarily represents increased employee costs associated with servicing increased managed care contracts.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $7.9 million for the year ended December 31, 1999 from $6.0 million for the year ended December 31, 1998, an increase of $1.9 million or 31.7%. This increase is primarily attributed to the general and administrative expenses of OptiCare Eye Health Centers for the period September 1 through December 31, 1999.

     Interest Expense. Interest expense decreased to $3.2 million for the year ended December 31, 1999 from $4.5 million for the year ended December 31, 1998, a decrease of $1.3 million or 28.9%. Interest expense primarily relates to our bank indebtedness and notes payable to sellers in connection with acquisition activities. The decrease in interest expense is primarily due to the reduction in outstanding bank debt and reduced interest rates associated with the mergers in August 1999 and the reduction in the seller notes payable in connection with the disposal of PrimeVision Health's ophthalmology division in December 1998.

     Income (loss) from continuing operations before income taxes. Income from continuing operations before income taxes increased to $0.6 million for the year ended December 31, 1999 from a loss of $(2.8) million for the year ended December 31, 1998, an increase of $3.4 million or 121.4%. This increase was primarily attributed to revenue growth and the reduction of interest expense as described above.

     Income tax expense. The effective tax rate for the year ended December 31, 1999 of 45.2% represents the tax expense on the book income for the year. The 1999 rate differs from the statutory rate primarily due to state income taxes and non-deductible goodwill amortization.

     Loss from discontinued operations, net of tax. Discontinued operations represent the loss from Prime's ophthalmology division. Loss from discontinued operations for the year ended December 31, 1998 was $34.9 million. Discontinued operations for the year ended December 31, 1999 includes an additional loss on disposal of $2.3 million, which represents our revised estimate of loss.

     Net Income (loss). The company had a net loss of $2.0 million for the year ended December 31, 1999 compared to a net loss of $38.1 million for the year ended December 31, 1998, a decrease of $36.1 million. This change was the result of an increase in net income from continuing operations of $3.6 million and a decrease in the loss from discontinued operations of $32.5 million.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     For the year ended December 31, 1998, the company recorded a net loss of approximately $38.1 million, was highly leveraged and was not in compliance with its bank debt covenants. Accordingly, all bank debt was classified in current liabilities at December 31, 1998. Management determined that the ophthalmology segment was the main contributing factor to the company's liquidity problems, due to lower than anticipated cash flows from the ophthalmology practices, as evidenced by the historical operating losses experienced by the ophthalmology segment.

     On December 15, 1998, in recognition of the significant losses and the fact that the physician practice management business model as operated by the company was largely unsuccessful, the company determined that the business should be disposed of and that a combination should be sought with a related business with a stronger infrastructure. Subsequent to such decision by the board, the merger among Saratoga, PrimeVision Health and OptiCare Eye Health Centers was approved.

     Other integrated services net revenue. Other integrated services revenue decreased to $49.7 million for the year ended December 31, 1998 from $50.9 million for the year ended December 21, 1997, a decrease of $1.2 million or 2.4%. This change is primarily due to a decrease in the revenues in the buying group and is slightly offset by a small increase in the optometry division.

     Managed care services revenue. Managed care net revenue increased to $14.9 million for the year ended December 31, 1998 from $7.4 million for the year ended December 31, 1997, an increase of $7.5 million or 101.3%. This increase is primarily attributable to additional managed care contracts in 1998.

     Cost of product sales. Cost of product sales decreased to $35.2 million for the year ended December 31, 1998 from $37.0 million for the year ended December 31, 1997, a decrease of $1.8 million or 4.9%. This decrease is consistent with the related decrease in other integrated services revenue.

     Medical claims expense. Medical claims expense increased to $11.0 million for the year ended December 31, 1998 from $5.0 million for the year ended December 31, 1997, an increase of $6.0 million or 120%. This increase is consistent with the increase in managed care revenues.

     Salaries, wages & benefits. Salaries, wages and benefits were relatively unchanged at $9.3 million for the year ended December 31, 1998 compared to $ 9.1 million for the year ended December 31, 1997, an increase of $0.2 million or 2.2%.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $6.0 million for the year ended December 31, 1998 from $5.2 million for the year ended December 31, 1997 an increase of $0.8 million or 15.4%. The increase in 1998 was primarily due to additional costs to support revenue growth in the managed care division.

     Interest expense. Interest expense increased to $4.5 million for the year ended December 31, 1998 from $3.9 million for the year ended December 31, 1997, an increase of $0.6 million or 15.4%. This increase is due to increased borrowings on PrimeVision Health's bank credit facility resulting from acquisitions and lower than expected cash generation in the discontinued ophthalmology business.

     Loss from continuing operations before income taxes. Loss from continuing operations before income taxes decreased to $2.8 million for the year ended December 31, 1998 from $3.1 million for the year ended December 31, 1997, a decrease of $0.3 million or 9.7%.

     Income taxes. The effective tax rate for the year ended December 31, 1998 of 15.5% represents the tax expense on book losses during 1998. The book basis loss before income taxes is significantly more than the tax basis loss. Accordingly, the effective tax rate differs from the statutory rate. Prime's effective tax rate in 1997 was (33.7%).

     Income (loss) from discontinued operations, net of tax. Discontinued operations represent the income (loss) from Prime's ophthalmology division. Loss from discontinued operations for the year ended December 31, 1998 was $34.9 million. In 1997, income from discontinued operations was $0.6 million.

     Net loss. The company had a net loss of $38.1 million for the year ended December 31, 1998 compared to a net loss of $1.4 million for the year ended December 31, 1997, an increase in loss of $36.7 million. This change was the result of the $34.9 million loss from discontinued operations in 1998.


LIQUIDITY AND CAPITAL RESOURCES

     The company's principal sources of liquidity are from cash flows generated from operations and from borrowing under the company's credit facility. The company's principal uses of liquidity are to provide working capital, meet debt service requirements and finance the company's strategic plans. As of December 31, 1999, the company had cash and cash equivalents of approximately $2.9 million and $0.8 million of additional borrowing capacity available under its revolving credit facility, net of a $0.4 million letter of credit obligation.

     In August 1999, in connection with the mergers, the company entered into a loan agreement (the "Credit Facility") with Bank Austria. Proceeds from the Credit Facility were used to pay certain indebtedness of Prime Vision Health and OptiCare Eye Health Centers and to fund the company's business operations. The Credit Facility provides the company with a $21.5 million term loan and up to a $12.7 million revolving credit facility and is secured by a security interest in substantially all of the assets of the company. The company is required to maintain certain financial ratios, which are to be calculated on a quarterly and annual basis beginning on December 31, 1999. The first principal payment on the term loan is April 1, 2000 and the Credit Facility terminates and all amounts outstanding thereunder are due and payable on June 1, 2004. As of December 31, 1999, the company had advances outstanding of $11.5 million under the credit facility.

     The interest rate applicable to the credit facility will equal the Base Rate or the Eurodollar Rate (each, as defined in the loan agreement with Bank Austria ("Loan Agreement")), as the company may from time to time elect, in accordance with the provisions of the Loan Agreement. The base rate will generally be the higher of (a) the prime rate of Bank Austria for domestic commercial loans in effect on such applicable day or (b) the federal funds rate in effect on such applicable day plus one-half of one percent ( 1/2 of 1%), which generally equals LIBOR plus 2.25% (in January 2000, the rate decreased to LIBOR plus 1.75%). The Eurodollar rate will generally equal the offered rate quoted by Bank Austria in the inter-bank Eurodollar market for U.S. dollar deposits of an aggregate amount comparable to the principal amount of the Eurodollar loan to which the quoted rate is to be applicable. For the year ended December 31, 1999 the company used $0.4 million in operating activities, $1.2 million in investing activities and $1.5 million in financing activities. Cash used in operating activities included $2.3 million of discontinued operations partially offset by a non-cash charge of $2.0 million of depreciation and amortization. Cash used in investing activities included $1.9 million of capital expenditures. Net cash used in financing activities included $32.5 million for the repayment of the old credit facility and $33.0 million of proceeds from the new credit facility.

     For the year ended December 31, 1998 the company generated $2.2 million in operating activities and $1.9 million in financing activities while investing activities used cash of $0.6 million. Cash from operating activities represents a $3.2 million net loss from continuing operations, a non-cash charge of $1.4 million of depreciation and amortization, an increase in accounts receivable and decreases in inventory, accounts payable and accrued expenses. Net cash provided from financing activities consisted of $8.0 million from the issuance of mandatorily redeemable preferred stock that is partially offset by the repayment of $6.0 million of bank indebtedness. Cash used in investing activities consisted of $0.6 million of capital expenditures.

     For the year ended December 31, 1997, proceeds from the issuance of long-term debt totaled $28.8 million, which was primarily used in the discontinued operations of the company.

     As of December 31, 1999, under agreements with the North Carolina and Texas Departments of Insurance, the company was required to maintain restricted investments of $25,000 and $500,000 on behalf of these respective regulatory bodies. In addition, the company is not to declare or pay dividends or otherwise transfer any funds from its limited purpose health maintenance organization in Texas without prior approval from the Department of Insurance. As of January 1, 2000, the company withdrew its HMO license in North Carolina and is no longer subject to any liquidity restrictions with the North Carolina Department of Insurance. The company does not believe the requirements of the Texas Department of Insurance will have a material impact on the company's liquidity.

     In January 2000, the company completed the sale of 3,571,429 registered shares of common stock. The net proceeds from the stock offering were approximately $12.5 million, which included the cancellation of a $2 million subordinated note payable previously issued by the company. The company used $7.0 million of the net proceeds to pay down long-term debt and expects to use the remaining proceeds for, among other things, expansion of laser correction, working capital and general corporate purposes.

     Management believes that the combination of funds expected to be provided by its operations and its Credit Facility will be sufficient to meet funding needs for the next twelve months. The company may incur additional indebtedness and may issue notes or equity securities, in public or private transactions, in order to fund future acquisitions, capital expenditure and working capital requirements.


IMPACT OF INFLATION AND CHANGING PRICES

     The company is subject to pre-determined Medicare reimbursement rates which, for certain products and services, have decreased over the past three years. A decrease in Medicare reimbursement rates could have an adverse affect on the company's results of operations if it can not manage these reductions through increases in revenues or decreases in operating costs. To some degree, prices for health care are driven by Medicare reimbursement rates, so that the company's non-Medicare business is also affected by changes in Medicare reimbursement rates.

     Management believes that inflation has not had a material effect on the company's revenues for the past three years.


FORWARD-LOOKING INFORMATION

     Certain statements in this Joint Proxy Statement/Prospectus and elsewhere (such as in other filings by the company with the Securities and Exchange Commission, press releases, presentations by the company or its management and oral statements) may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new services, technologies and pricing methods, resolution of the Year 2000 Issue, existing and potential strategic alliances, development and execution of an e-commerce strategy, the success of initiatives including opening laser vision correction centers and the likelihood of incremental revenues offsetting expense related to those new initiatives. In addition, such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include: changes in the regulatory environment applicable to the company's business, demand and competition for the company's products and services, general economic conditions, risks related to the eye care industry, the company's ability to successfully integrate and profitably operate its operations, and other risks detailed from time to time in the company's periodic earnings releases and reports filed with the Securities and Exchange Commission, as well as the risks and uncertainties discussed in this Joint Proxy Statement/Prospectus. The company undertakes no obligation to publicly update or revise forward looking statements to reflect events or circumstances after the date of this Joint Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     OptiCare is subject to market risk from exposure to changes in interest rates based on financing activities under OptiCare's credit facility. The nature and amount of OptiCare's indebtedness may vary as a result of future business requirements, market conditions and other factors. The extent of OptiCare's interest rate risk is not quantifiable or predictable due to the variability of future interest rates and financing needs. OptiCare does not expect changes in interest rates to have a material effect on income or cash flows in the year 2000, although there can be no assurances that interest rates will not significantly change. An increase of 10% in the interest rate payable by OptiCare would increase the annual interest expense by $0.3 million, assuming that OptiCare's borrowing level is unchanged. OptiCare did not use derivative instruments to adjust OptiCare's interest rate risk profile during the year ended December 31, 1999.

                             BUSINESS OF OPTICARE


GENERAL

     OptiCare Health Systems, Inc. is an integrated eye care services company focused on providing laser correction, managed care and professional eye care services. We currently own, operate and develop laser and ambulatory surgery centers and provide systems, including Internet-based software solutions, to eye care professionals. We also provide managed eye care services to health plans and operate integrated eye health centers, retail optical stores and a buying group program.

     In the fourth quarter of 1999, our board of directors approved a new corporate strategy to focus on the growth of laser correction in the eye care industry. As part of our new growth strategy, we reorganized our operations from two divisions into the following three divisions: Laser Correction and Professional Services, Managed Care Services, and Other Integrated Services.


RECENT DEVELOPMENTS


 Sale of Registered Shares

     During January 2000, we sold in the aggregate 3,571,429 registered shares of common stock at a price of $3.50 per share. We received gross proceeds from the offering of approximately $12.5 million, including the cancellation of a $2 million note previously issued by us. See "OptiCare Certain Relationships and Related Transactions -- Arrangements with Marlin Capital, L.P." The proceeds have and will be used to pay down indebtedness, to expand our laser correction and professional services division, and for general corporate purposes.


THE EYE CARE INDUSTRY


 Overview

     The eye care market includes both eye care services and optical products. In the eye care services market, eye health professionals, including ophthalmologists and optometrists, provide diagnostic eye examinations and treatment interventions to address complex eye and vision conditions. The most common conditions addressed by eye care professionals are nearsightedness, farsightedness and astigmatism. These eye and vision conditions have historically been treated with pharmaceuticals, prescription glasses, contact lenses or some combination of these treatments. With the introduction of LASIK in 1996, eye care professionals are beginning to use laser correction as an additional treatment alternative for these three conditions. The optical products portion of the eye care market consists of the manufacture, distribution and sale of optical goods, including corrective lenses, eyeglasses, frames, contact lenses and other related optical products.

     In the U.S., eye care services have traditionally been delivered by ophthalmologists and optometrists. Ophthalmologists are specifically trained physicians who have completed four years of medical school, obtained a medical degree and have received specialty training in ophthalmology. In addition to diagnostic examinations, ophthalmologists are licensed to perform ophthalmic surgery. Optometrists complete four years of optometry school and are generally licensed to perform routine eye exams and prescribe corrective optical goods. Optometrists do not perform surgery, but often provide pre-and post-operative care. There are approximately 32,000 practicing optometrists and 22,000 practicing ophthalmologists in the U.S.

     According to the Vision Council of America, 163 million people, or approximately 60% of the U.S. population, utilized eye care services in 1998, and 60% of those eye care consumers purchased eye wear products. Spending in 1998 for both services and products is estimated to be over $55 billion, increasing at approximately 6% per year.


 Laser Correction

     Recently, new surgical technologies and procedures have been introduced for surgical correction of common vision conditions. Within the eye care industry, one sector that is experiencing rapid growth is laser correction. Although earlier applications for laser based surgical treatment of eye disorders, such as photorefractive keratotomy, or PRK, were introduced in the late 1980's, widespread interest in laser correction did not occur until the introduction and approval of LASIK. Introduced in 1996 in the U.S., LASIK has led to a dramatic increase in the popularity of laser correction surgery.

     The three most common conditions which are candidates for laser correction are:

     o nearsightedness, which is caused by a steepening of the cornea, resulting in the blurring of distant objects;

     o farsightedness, which is caused by a flattening of the cornea, resulting in the blurring of close objects; and

     o astigmatism, in which images are not focused on any point due to the varying curvature of the eye along different axes, which results in a distorted view of images.

     In the LASIK procedure, an ophthalmologist uses an automated microsurgical instrument to peel back a thin layer of corneal tissue, which remains hinged to the eye. A number of laser pulses are then applied to the cornea to remove tissue and thereby correct the patient's vision by reshaping the patient's cornea. After the surgeon replaces the layer of corneal tissue, no bandages are required and most patients experience no discomfort. A LASIK procedure typically takes 10 to 15 minutes from set-up to completion and is performed in an outpatient setting. At this time, only ophthalmologists are licensed to perform LASIK, although optometrists are often involved in providing pre-and post-operative care.

     Because of the effectiveness and convenience of LASIK, laser correction has grown from approximately 430,000 procedures performed in 1998 to approximately 939,000 procedures performed in 1999. Despite this rapid growth, the number of laser correction patients in 1998 represented less than 0.3% of the 163 million people with refractive vision conditions in the U.S. Further, unlike most other eye-related surgical procedures, laser correction is an elective procedure for which patients pay and are generally not reimbursed by third party payors.

     Laser correction has been practiced in the United States only since 1996, and so there is only minimal information available for medical and scientific study of its long-term effects. Long-term follow-up data may reveal additional complications that may have a material adverse effect on acceptance of laser correction. Concern over the safety of laser correction procedures could adversely affect market acceptance of laser correction or result in adverse regulatory action, including product recalls. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

     Concerns about the safety and effectiveness of laser correction include predictability and stability of results. Potential complications and side effects include:

     o    post-operative discomfort;

     o an increase in the light-scattering properties of the cornea during healing (corneal hazing);

     o    glare/halos (undesirable visual sensations produced by bright lights);

     o    decreases in contrast sensitivity;

     o temporary increases in pressure within the eye in reaction to medication;

     o    modest fluctuations in focusing capabilities during healing;

     o modest decreases in best corrected vision (i.e., with corrective lenses);

     o    unintended over-or under-corrections;

     o    decline in corrective effect;

     o    disorders in corneal healing, corneal scars and corneal ulcers; and

     o    induced astigmatism.


 Managed care

     According to InterStudy, a health care research firm, total 1998 U.S. enrollment in health maintenance organizations, the most common type of managed care plan, was 76.6 million. This represents a 14% increase in membership versus 1997. Almost all managed care plans cover medical/surgical treatment of eye disorders and many also provide vision care benefits, including routine eye exams or optical products. According to the 1999 U.S. Optical Industry Handbook, 66% of consumers seeking eye care services received either full or partial reimbursement from a third-party insurance or managed care plan.

     We believe that enrollment in managed care plans and, therefore, the population with coverage of eye care services will continue to grow. We believe this trend will be supported by managed care plans offering enhanced vision and eye care benefits in order to more aggressively compete for potential membership. We also believe that the management of eye care services and products is specialized and best provided by companies that focus on these services. Given its success in both acquiring new customers and retaining existing customers, we believe this market segment has significant growth potential.


 Other eye care products and services

     Although vision correction techniques and technologies are growing dramatically, the demand for basic optical goods, including corrective lenses, eyeglass frames and other optical products, and eye health surgery, remains significant. Of the $55 billion eye care market, consumers spend approximately $16.3 billion on retail optical products. Approximately 83%, or $13.5 billion, is spent on lenses and frames, while approximately 12%, or $2 billion, is spent on contact lenses.

     We also expect the demand for eye surgery other than vision to show steady growth. Common eye disorders include glaucoma, macular degeneration, diabetic retinopathy and cataracts. We believe that the aging of the population, including the "baby boom" generation, will increase the demand for medical and surgical treatment of these disorders. Glaucoma affects approximately 3 million people in the U.S. and is projected by industry sources to double by 2030. Cataract surgery, the most widely performed eye care surgical procedure in the U.S., is typically performed on an outpatient basis using local anesthesia, and the procedure time is typically less than 30 minutes. In 1997, over 2.3 million cataract procedures were performed in the U.S. Since the preponderance of these other eye disorders affect patients over the age of 65, the Medicare program is the primary payor for treatment of these disorders, including surgery.


DESCRIPTION OF BUSINESS DIVISIONS

     As a result of our expectations for the growth of laser correction, we have reorganized our operations from two business divisions to three:

     o Laser Correction and Professional Services. We develop laser correction centers and provide marketing, systems, software and other services to eye care professionals.

     o Managed Care Services. We contract with managed care plans to manage the eye health portion of managed care plans.

     o Other Integrated Services. We own and operate fully integrated eye health centers, retail optical stores and a buying group program.


 Laser Correction and Professional Services Division

     Laser Correction. We have two business models for providing laser correction and ambulatory surgery services. The first model involves ownership and operation of laser vision correction and ambulatory surgical centers. In the second model, we operate the OptiCare Laser Advantage (Trade Mark) program, in which we develop laser correction centers for independent ophthalmologists, and participate on a fee-per-procedure basis in the growth of that center.

     We own and operate four surgery centers in Connecticut, one of which is a laser correction center. In our ambulatory surgery centers, ophthalmic surgeons perform a range of eye care surgical procedures, including cataract surgery, and surgical treatment of glaucoma, macular degeneration and diabetic retinopathy. One of the ambulatory surgery centers is being converted from an eye-care-only center to a multi-specialty facility, permitting ophthalmic surgery and other types of non-eye care surgery to be performed there. In these centers, we bill patients (or their insurers, HMO's, Medicare, Medicaid or other responsible third-party payors) for use of the surgery center facility, and the surgeons bill the patients separately for their services. For laser correction, patients are billed directly and generally we are not reimbursed by third party payers. Our ambulatory facility in Waterbury, Connecticut is approved for the payment of facility fees by most health plans and our other surgery facilities are Medicare approved. We have contracted with OptiCare P.C. to provide surgical and other services to patients at the ambulatory surgical centers. OptiCare P.C., is wholly owned by Dean J. Yimoyines, M.D., Chairman of the Board, President and Chief Executive Officer and a beneficial holder of 3.1% of the Company's common stock.

     In the OptiCare Laser Advantage (Trade Mark) program, we use our marketplace position to identify, screen and negotiate agreements with prospective ophthalmology practices which already perform laser correction surgery at separate surgery centers, but have no ownership position in the center. Working with these physicians and the laser manufacturer, we will participate in developing, equipping, training and implementing a new laser correction center to be owned by the practice. We will also provide a laser vision correction marketing program and ongoing marketing support for the center. We intend to enter into agreements which provide that we be paid by each practice on a multi-year, fixed-price-per procedure basis, with guaranteed minimum procedure volume. As the laser correction volume of the center grows, we receive increasing revenues. To support the program, we have executed a strategic partnership agreement with Summit Technology, an excimer laser manufacturer and anticipate agreements with other laser manufacturers. We opened our first center under this business model in Rocky Mount, N.C.

     Professional Services. Beyond establishing laser vision correction centers, we sell a broad range of other management services and eye care systems to eye care professionals, principally ophthalmologists and optometrists.

     As a result of our acquisition on October 1, 1999, of Cohen Systems, Inc., we provide eye care systems and software, in which we sell Internet based and point-of-sale systems solutions for optometry practices, retail optical locations and manufacturing laboratories. These products support eye health practice management, point-of-sale, and inventory control applications. As of March 15, 2000, we had approximately 150 retail customers and 100 lens manufacturing customers for various eye care systems and software services throughout the United States and Canada. In addition to these products, we have developed and sell Internet based order entry software systems that captures and links all eye health patient data, including providing such data to a remote manufacturing location for immediate processing of patient optical goods orders.

     Our Health Service Organization ("HSO") operations provide marketing, managed care and other administrative services to individual ophthalmology and optometry practices. As of March 15, 2000, we had HSO agreements in place with 31 ophthalmology and optometry practices, having in the aggregate 56 facilities, pursuant to which we offer core and supplemental services. These agreements generally run for a fifteen-year term. Under these agreements we receive a percentage of the revenues earned by these practices (generally 3% of revenues). In addition to these services, the practices may obtain various supplemental services at agreed upon rates, which are purchased on a menu basis. In the HSO arrangements, we offer core services including access to its buying group program and marketing assistance.

     Our HSO customers are also allowed access to supplemental services including certain laser correction programs, systems administration and human resources services.

     We believe that there will be increasing demand for management and information systems solutions for independent practitioners who are not interested in a traditional physician practice management model. Management believes that these independent practitioners, which make up approximately 95% of practicing ophthalmologists, still require assistance in a range of administrative, marketing and information systems and software services. We believe these doctors have the potential to benefit from the Company's services in this area.


 Managed Care Services Division

     We have significant expertise in providing managed care services for insurance companies, HMO's and other third-party payors and have leveraged our leadership position in key markets to build a strong provider base of eye care professionals. We believe that we are well positioned to compete for all types of eye care contracts because of our managed care expertise, sophisticated information systems and operating history.

     As of March 15, 2000, we administered eye care benefits for over 5 million lives, delivered through networks of eye care professionals nationwide. Approximately 2.7 million of these lives are in medical/surgical benefit plans, which we believe, makes us one of the largest specialized managers of eye care medical/surgical benefits in the country.

     Under each managed care contract, we credential eye care professionals who provide the eye care services specified under the contract to the third-party payor's members. We also perform other services, including quality assurance and utilization review, and are compensated on either a capitated or fee-for-service basis. Most contracts have a term of three years and contain an automatic renewal provision for additional one-year periods and grant either party the right to terminate the contract upon 90-180 days notice.

     Upon obtaining a managed care contract, we develop a network of eye care professionals to provide the eye care services required under the contract. Generally, we attempt to contract first with eye care professionals with whom we have a business relationship. Additionally, we seek to enter into contracts with independent eye care professionals. We undertake a thorough credential review process on each prospective eye care professional, which includes obtaining a copy of the state license and Drug Enforcement Agency number, verifying hospital privileges, liability insurance and board certification, and reviewing work history for each provider. Eye care professionals who are on one of our panels are recredentialed every two years. All credentialed eye care professionals must meet the guidelines of the National Committee for Quality Assurance a leading quality assurance authority.

     We believe that our managed care services provide significant value to third-party payors by delivering high quality, cost-effective managed eye care to plan members and comprehensive administrative services to the third-party payor. Some of the services provided include:

     Plan Member Relations. Service representative staff are available to answer questions on members' benefits, the status of claims and to resolve complaints about the service rendered.

     Simplified Pre-Authorization Process. Network eye care professionals, with the assistance of our staff, obtain any required authorizations for the plan members prior to performing an eye care procedure. We believe that this approach simplifies the process for the plan member and thereby increases the plan members' overall satisfaction with their eye care benefits. We utilize proprietary systems to effectively administer eye health claims submitted, including Internet-based electronic authorization and claim protocols, to lower cost, reduce cycle time and improve the effectiveness of the administrative process.

     Quality Assurance Program. We solicit patient comments through monthly patient satisfaction surveys sent to a sample of members of its managed care customers. In addition, we track unsolicited comments that typically are in the nature of telephone complaints. If a plan member is dissatisfied with the service received, a service representative staff can quickly resolve routine complaints relating to matters such as eyeglasses, contact lenses and the quality of the eye examination. We believe that our issue-resolution structure is unique to the industry and increases plan members' satisfaction with their eye care benefits. In addition, we perform prospective-outcome studies and other quality assessment studies on the care rendered by our network of providers.

     Utilization Review Services. We periodically monitor every eye care professional in our network to verify that the eye care professionals are properly coding the medical services and treatment provided. Using proprietary clinical criteria for eye care procedures that are based on the American Academy of Ophthalmology's own guidelines, we work with eye care professionals regarding the appropriate eye care treatment of members.

     Credentialing. We provide credentialing services according to national standards set forth by the National Committee of Quality Assurance by which health plans are measured for compliance with quality assurance initiatives. The credentialing process includes collection of data from applications prepared by physicians, verification of licenses, insurance and education, and review of the physician's file in the National Practitioner Data Bank.

     Periodic Cost Reports. Periodic analytical reports on costs are prepared for each of the company's health plans and the application of the funds of the health plans for the benefit of the participants. We utilize our systems technology to regularly and carefully monitor the economic and qualitative performance of the networks, individual providers and health plan customers.

     Licensing requirements. Our managed care division provides services to customers in 8 states. Texas requires the company to be licensed, and our subsidiary, AECC Total Vision of Texas, is licensed as a single-purpose HMO in Texas. Prior to January 1, 2000, the managed care division also had a single service license in North Carolina, but because of regulatory changes, this license is no longer required to conduct the Company's business and has been relinquished. We expect to seek a utilization review license in Georgia in the next 12 months for our Georgia managed care operations. We hold licenses as a third-party administrator in Florida and a utilization review agent in Rhode Island, but have not commenced business in either state at the present time.


 Other Integrated Services Division

     The Other Integrated Services division provides eye care services and products to consumers and also provides wholesale distribution of eye health products. We provide these diversified eye care services to customers at our integrated eye health centers and retail optical stores.

     Integrated eye health centers. Our integrated eye health centers provide comprehensive eye care services to consumers, including medical and surgical treatment by ophthalmologists of eye diseases and disorders, and vision measuring and non-surgical correction services for patients by optometrists. We operate 17 centers in Connecticut and provide all management, billing, systems and related services for the operation of these centers.

     Retail optical stores. Our retail optical stores, both owned and franchised, provide vision correction services through optometrists, and/or sell eyeglasses and other optical products. The optical locations are either free-standing or co-located with fully integrated eye health centers. The retail optical stores provide all the customary optical goods and provide all the billing, collection, and information systems to support the company's optical operations. We own 46 retail optical locations as well as 7 optical dispensaries in Connecticut and North Carolina. In Connecticut, we also have a complete manufacturing facility in which lenses are manufactured, surfaced and ground to specifications and supplied to all of our Connecticut locations.

     For both the integrated eye health centers and retail optical stores, we contract with professional corporations -- OptiCare, P.C., and Optometric Eye Care Center, P.A. -- which employ ophthalmologists and optometrists to provide surgical, medical and other professional services to consumers. We provide management services to OptiCare P.C. under a renewable 5-year professional services and support agreement, and to Optometric Eye Care Center, P.A. under a renewable 15-year professional administrative services and support agreement.

     In addition to our owned and operated locations, we have entered into license agreements regarding our franchise of 32 retail optical locations in North Carolina and South Carolina. Pursuant to these license agreements, we permit these establishments to utilize our proprietary trademarks and trade names, including "Optometric Eye Care Center," and offer specific marketing programs and group purchasing services. These agreements are generally for five year terms, however, we generally grant the licensee the right to terminate the agreement upon 90 days notice. The licensees pays us a fee based on a percentage of their gross revenue and have the option of requesting additional services from us on a separate fee basis.

     Optical Supplies. We purchase most of our eyeglasses, contact lenses and other optical goods and devices through our Buying Group.

     Buying Group Program. We operate one of the largest U.S. wholesale optical goods distribution or "buying group" programs, which supplies both our integrated eye health centers and retail optical operations, as well as independent ophthalmology and optometric practices with optical and ophthalmic goods and medical supplies, i.e., eyeglass frames and lenses, contact lenses, clinical equipment and other supplies. Over 4,000 eye care professionals nationwide participate in our Buying Group. This purchasing program leverages the purchasing strength of the large number of participating optometrists and buys from a national panel of approximately 175 vendors. We enter into a non-exclusive account relationship with the buying ophthalmologists and optometrists who place "bill to-ship to" orders directly with our contracted vendors. The vendors are required to furnish a discount to the purchasers, ship the product directly to the practice and bill us at the predetermined price. We, in turn, bill the participating practices and bear the credit risk. Earnings are achieved from the buying group program based upon the spread between the merchandise cost and the prices paid for the merchandise by the group members.


TRADEMARKS

     We own the following U.S. trademark registrations: OPTICARE (Registered Trademark) , EYECARE FOR A LIFETIME (Registered Trademark) , EYEWEAR/EYECARE FOR A LIFETIME (Registered Trademark) , CONNECTICUT VISION CORRECTION (Registered Trademark) , and THE DIFFERENCE IS CLEAR (Registered Trademark) . Other trademarks for which applications for U.S. registration are pending are:
RBNI (Trade Mark) , KEEPING YOU AHEAD OF THE CURVE (Trade Mark) and curve design, DOCTOR'S EXPRESS (Trade Mark) , DOCTORSXPRESS.COM (Trade Mark) LOSE THE GLASSES, KEEP THE VISION (Trade Mark) and OPTICARE LASER ADVANTAGE (Trade
Mark) . We also own the following domain names: opticare.com; opticare.net; opticarenas.net; doctorsxpress.com; and opticareonline.com. We consider these trademarks and domain names important to our business. However, our business is not dependent on any individual trademark or trade name.


COMPETITION

     The market for eye care services is highly competitive in each segment of our business. In the Laser Correction and Professional Services Division, we compete with:

     o    Refractive laser surgery companies;

     o    Stand-alone laser surgery operators;

     o    Hospitals; and

     o    Physician practice management companies, among others.

     While some of the competition in this segment is local and regional, we do have national competitors. For laser correction, these include Lasersight, TLC The Laser Center, Inc., Laser Vision Centers, Inc., ClearVision Laser Centers, Ltd., LCA-Vision Inc. and Novamed. Laser correction companies primarily compete on the basis of quality of service, reputation, price and convenience. With respect to professional services, we generally compete with a range of services specific operators providing services to eye health professionals, such as marketing companies, systems and software vendors. We have identified few, if any, integrated providers of eye health services other than physician practice management companies, which, under a substantially different business model, require substantial capital investment by the practice management company and equity participation by ophthalmologists and optometrists.

     Our Managed Care Services Division competes with several regional and national eye health companies which provide services to managed care plans. These include Vision Twenty-One and Vision Service Plan of America. We also compete for managed care contracts with HMO's, PPO's and private insurers, many of which have larger provider networks and greater financial and other resources. Managed care organizations compete on the basis of administrative strength, size, quality and geographic coverage of their provider networks, marketing abilities, informational systems, the strategy of their managed care contracts, operating efficiencies and price.

     For our Other Integrated Services Division, the most direct form of competition is with independent ophthalmologists and optometrists, as well as regional operators of retail optical locations. On a national basis, companies that compete in this sector include retail optical operators, such as LensCrafters, Cole National, Sight Resources, Eye Care Centers of America, and Sterling Vision. Retail optical operators compete on price, service, product availability and location. Buying group organizations compete on the basis of price, size and purchasing power of their member buying group, the strength of their credit, and the strength of their supplier agreements and relationships.

     Several competitors in each of our divisions have greater capital or may charge less for certain services. However, we believe the integrated nature of our business model provides significant competitive advantages in the marketplace.


FORMATION AND HISTORY

     Our present form is the result of two mergers completed on August 13, 1999 (more fully described below) between (i) a subsidiary of the company and OptiCare Eye Health Centers, Inc., a Connecticut corporation ("OptiCare Eye Health Centers"), and (ii) another subsidiary of the company and PrimeVision Health, Inc., a Delaware corporation ("PrimeVision Health"). As a result of the mergers, OptiCare Eye Health Centers and PrimeVision Health are wholly owned subsidiaries of the company. At the time of the mergers, PrimeVision Health and OptiCare Eye Health Centers were each an integrated vision services company, with PrimeVision Health headquartered in North Carolina, and OptiCare Eye Health Centers headquartered in Connecticut.

     The company was incorporated in Delaware in 1994 under the name "Saratoga Resources, Inc." ("Saratoga"). At the time the company was formed, it succeeded by merger to the assets of an oil exploration and production business.

     Saratoga, while engaged in the oil business prior to 1999, experienced several years of losses and in 1998 determined to spin off its oil assets and seek a merger partner or other transaction to take advantage of Saratoga's status as a publicly held company. On April 12, 1999, Saratoga entered into a merger agreement with PrimeVision Health and OptiCare Eye Health Centers. Pursuant to the merger agreement, Saratoga spun off or otherwise disposed of its assets other than a modest amount of cash and two "shell" subsidiaries, and PrimeVision Health and OptiCare Eye Health Centers merged with the shell subsidiaries. The merger agreement closed on August 13, 1999, and, pursuant to the merger agreement, Saratoga changed its name to "OptiCare Health Systems, Inc.," which is now the name of our company.

     At the closing of the merger agreement, the board of directors and management of Saratoga resigned and, in accordance with the terms of the merger agreement, were replaced by persons selected by PrimeVision Health and OptiCare Eye Health Centers. Likewise, the capital structure of the company was altered by amendments to the certificate of incorporation and by the filing of a certificate of designation establishing a class of preferred stock designated as the Series A Convertible Preferred Stock.

GOVERNMENT REGULATION

     The federal and state governments extensively regulate the health care industry. Our business is subject to numerous federal and state laws and regulations, including the following:

     Excimer Laser Regulation. Medical devices, including the excimer lasers used in our eye surgery and laser centers, are subject to regulation by the U.S. Food and Drug Administration, referred to as the FDA. Medical devices may not be marketed for commercial sale in the United States until the FDA grants pre-market approval for the device.

     The FDA has not specifically approved the use of LASIK or the use of excimer lasers to treat both eyes on the same day, commonly referred to as bilateral treatment. The FDA considers these uses to be a practice of medicine decision. Ophthalmologists, including our affiliated ophthalmologists, often perform LASIK and bilateral treatment in an exercise of professional judgment in connection with the practice of medicine.

     Failure to comply with applicable FDA requirements could subject the company, our affiliated providers or laser manufacturers to enforcement action, product seizures, recalls, withdrawal of approvals and civil and criminal penalties. Further, failure to comply with regulatory requirements, or any adverse regulatory action, including a reversal of the FDA's current position that the "off-label," or non-FDA-approved, use of excimer lasers by physicians outside the FDA approved guidelines is a practice of medicine decision, which the FDA is not authorized to regulate, could result in a limitation on or prohibition of the company's use of excimer lasers.

     Regulation of Laser Vision Marketing. The marketing and promotion of laser correction and other vision correction surgery procedures in the United States are subject to regulation by the FDA and the Federal Trade Commission, referred to as the FTC. The FDA and FTC have released a joint communique on the requirements for marketing these procedures in compliance with the laws administered by both agencies. The FTC staff also issued more detailed staff guidance on the marketing and promotion of these procedures and has been monitoring marketing activities in this area through a non-public inquiry to identify areas that may require further FTC attention. The FDA has traditionally taken the position that the promotion and advertising of lasers by manufacturers and physicians should be limited to the uses approved by the FDA. Although the FDA does not prevent surgeons from using excimer lasers off-label, the FDA reserves the right to regulate advertising and promotion of off-label uses.

     Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMO's, and other companies that engage in the business of insurance or pre-paid health care. In most states, these laws do not apply to discounted fee-for-service arrangements or networks that are paid on a capitated basis, i.e. based on the number of covered persons the network is required to serve without regard to the actual rendering of eye care service to patients, provided that the association with which the network provider has contracted is a licensed health insurer or HMO. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing association is a professional corporation that employs the eye care providers. If we are required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits us to continue to operate while the licensure process is progressing, we could suffer losses of revenue that would result in material adverse changes in its business while the licensing process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements we may not immediately be able to meet. Once licensed, we would be subject to continuing oversight by and reporting to the licensing authority.

     Regulation of our HMO Subsidiary. We hold one single service HMO license in Texas. Prior to January 1, 2000, we also held a single service HMO license in North Carolina. However, because of regulatory changes, this license is no longer required to conduct the company's business and has been relinquished. Texas requires the filing of quarterly and annual reports as well as periodic on-site audits.

     The Florida, North Carolina and Texas, managed care businesses are highly regulated. Such regulation can include, but is not limited to, caps on permissible premiums charged to customers; mandated benefits; and rules governing relationships with, and payments to, network providers. Each of these states also require pre-approval from their respective Departments of Insurance prior to allowing a significant change of ownership control to take place.

     In Texas, a single service HMO must maintain a reserve of $500,000, net of accrued unpaid liabilities. However, if such a reserve is currently unavailable, the HMO must achieve and maintain a current reserve of $200,000; this reserve must increase to $275,000 by December 31, 1999; $350,000 by December 31, 2000; $425,000 by December 31, 2001; and $500,000 by December 31,
2002.

     Texas Administrative Oversight Order. Our wholly owned Texas HMO, AECC Total Vision Health Plan of Texas, Inc., is required by the terms of an administrative oversight order dated August 18, 1999, from the Texas Insurance Department to maintain a minimum net worth of $1,400,000. The Texas HMO is also prohibited from paying dividends or making any other payments to us without the prior written approval of the Texas Insurance Department. The Texas HMO subsidiary is therefore restricted in its ability to apply its earnings (if any) to the payment of dividends on our common stock, the reduction of bank debt or any other corporate purpose, other than operation of the Texas HMO. We do not consider this requirement burdensome under present circumstances, but we are nevertheless restricted in the use of its capital. We have a cost allocation agreement with our Texas HMO subsidiary, approved by the Texas Insurance Department, which permits this subsidiary to reimburse us, the parent company, for shared administrative costs. The cost allocation agreement may be amended only with approval of the Texas Insurance Department.

     Third Party Administration Licensing. Some states require licensing for companies providing administrative services in connection with managed care business. We hold third-party administrator's licenses in Florida and Rhode Island. We intend to seek licenses in the states where they are available for eye care networks. However, we may not be able to meet the licensing requirements in all states, and this may have an adverse effect on our business and operating results or inhibit its growth.

     Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If incentive payments exceed 25% of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial protections and to conduct certain Medicare enrollee surveys.

     "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any qualified and licensed provider who is willing to abide by the terms of the network's contracts. These laws may also prohibit termination of providers without cause. These laws limit our ability to develop effective managed care networks in such states.

     Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from:

     o    employing eye care professionals;

     o receiving for their own account reimbursements from third party payors for health care services rendered by licensed professionals;

     o    controlling clinical decision-making; or

     o engaging in other activities that constitute the practice of optometry or ophthalmology.

     To comply with these requirements, we:

     o contract with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with licensed optometrists or ophthalmologists to provide professional services to patients;

     o    perform only non-professional services;

     o do not represent to the public or customers that it provides professional eye care services; and

     o do not exercise influence or control over the practices of the eye care practitioners employed by the professional associations.

     Our agreements with eye care providers specifically provide that all decisions required by law to be made by licensed ophthalmologists or optometrists shall be made only by such licensed persons, and that we shall not engage in any services or activities which would constitute the practice of ophthalmology or optometry. If health care regulations and their interpretations change in the future, we may have to revise the terms of such agreements to comply with regulatory changes. See "OptiCare Certain Relationships and Related Transactions -- OptiCare P.C. Professional Services and Support Agreement and -- Optometric Eye Care Centers, P.A. Professional Services and Support Agreement"

     State Fee-Splitting and Anti-kickback Law. Most states have laws prohibiting the paying or receiving of any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit "fee-splitting" by health care professionals with any party except other health care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services other than the generation of business, even if the payment is based on a percentage of the revenues of the professional practice. However, in some states, "fee-splitting" has been interpreted to include payments by health professionals of a portion of fees in return for certain services.

     The North Carolina Medical Board stated in an Official Position Statement, which was adopted in 1993 and amended in 1996, that sharing profits between a non-physician and physician partner on a percentage basis is fee splitting and is grounds for disciplinary action. In the past year, this issue has been raised in several lawsuits in the state. In each of these cases, the court was asked to find that the profit sharing arrangement between a physician or physician group and management company is unethical and void as against public policy. To date, no court in North Carolina has ruled on this issue. There is a risk that a court could find that our arrangements with physicians are unethical and void as against public policy or that the Medical Board could determine that the Company's arrangements with physicians in the state constitute unethical fee-splitting and that these physicians are subject to disciplinary action. This risk could also extend to arrangements with optometrists since the North Carolina Optometry Board has informally indicated that it takes a similar view on fee-splitting.

     North Carolina law also prohibits health care providers from paying any type of financial compensation to any person, firm or corporation for recommending or securing the provider's employment by a patient, or as a reward for having made a recommendation resulting in the provider's employment by a patient.

     Federal Fee-Splitting and Anti-kickback Law. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any product or service that is covered by a federal program.

     On April 15, 1998 the Office of Inspector General of the U.S. Department of Health and Human Services (the "OIG") issued Advisory Opinion 98-4, which raised questions about whether a percentage of revenue management fee arrangement could be viewed as violating the federal anti-kickback law if the manager is involved in helping generate revenues derived from Medicare and Medicaid programs. Under the arrangement reviewed by the OIG, the manager's duties included management and marketing services, negotiation and oversight of health care contracts with various payors, including Federal healthcare programs, and setting up provider networks that included physicians. Payments to the management company included a "fair market value payment" for operating services provided by the manager, a payment based on a percentage of the cost of capital assets, and an additional 20% of net revenues of the practice for management services. The OIG noted that since the manager was paid a percentage of net revenue, including revenue from business derived from managed care contracts arranged by the manager, that a potential technical violation of the anti-kickback statute existed. The OIG further noted that since the manager would presumably receive some compensation for management efforts in connection with the development and operation of specialist networks, any evaluation by the OIG would require information about the relevant financial relationships. The OIG summarized that while the management arrangement "may" violate the anti-kickback statute, a definitive conclusion would require a determination of the parties' intent, which is beyond the scope of the advisory opinion process.

     Our services agreements are different from the arrangements reviewed by the OIG in its advisory opinion. Therefore, we believe that the opinion is inapplicable to our relationships with our eye care professionals. As a result, there are no present plans to change the terms of these relationships, but we will continue to monitor any clarifications or determinations in this area. If the forms of our services agreements are ever determined to be in violation of the federal anti-kickback statute, it is likely that there would be a material adverse impact on our business, financial condition and results of operation.

     Advertising Restrictions. Many states, including Connecticut and North Carolina, prohibit licensed eye care professionals from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a non-licensed professional is engaged in the delivery of eye care services. Certain of our forms of services agreements provide that all advertising shall conform to these requirements, but there can be no assurance that the interpretation of the applicable laws or our advertising will not inhibit us or result in legal violations that could have a material adverse effect on us.

     Electronic Record Privacy and Security Regulations. Recently proposed federal regulations will, if finalized, strictly regulate health care providers and plans that transmit health information electronically. Under the regulations, providers and plans must limit access to health information to employees who have a business need. They must install computer security hardware and software to ensure that access is appropriately limited. Further, a patient's written consent would be required to release personally identifiable health information for any purpose other than treatment, payment and certain specified purposes (e.g., public health). Patients are granted rights to obtain an accounting of all disclosures of personally identifiable information, access their health information upon request, and amend or correct their health information. Providers and plans would have to adopt numerous security and privacy policies to implement the regulations. They would also have to identify a privacy official and a person responsible for security and provide employee training programs regarding the security and privacy requirements.

     The privacy and security regulations are expected to be issued in final form sometime this year. Providers and plans will have two years to comply with the regulations. The regulations could have an adverse impact on the cost of providing vision care-related services, including the types of services furnished by OptiCare.

     The laws described above have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. Our agreements and activities have not been examined by federal or state authorities under these laws and regulations. There can be no assurance that review of our business arrangements will not result in determinations that adversely affect our operations or that certain material agreements between us and eye care providers or third-party payors will not be held invalid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit our expansion into, or ability to continue operations within, such jurisdictions if we are unable to modify its operational structure to conform with such regulatory framework. Any limitation on our ability to continue operating in the manner in which it has operated in the past could have an adverse effect on our business, financial condition and results of operations.

CREDIT FACILITY

     On August 13, 1999, we and certain of our subsidiaries entered into a loan and security agreement and certain other agreements relating to the loan agreement with a group of lenders represented by Bank Austria Creditanstalt Corporate Finance, Inc. ("Bank Austria"). The outstanding balance under this credit facility as of May 1, 2000, was approximately $30.6 million.

     Under the terms of the credit facility, the lenders have made available a maximum aggregate principal amount at any time outstanding of $34.2 million, which includes a term loan facility in the aggregate principal amount of $21.5 million, and a revolving credit facility in the maximum aggregate principal amount at any time outstanding of $12.7 million, including, a letter-of-credit sub-facility of up to $1.5 million. We use our credit facility to supplement working capital.

     We may borrow and repay under the revolving credit facility until June 1, 2004, subject to the terms and conditions of the credit facility. The term loan facility is repayable in fifteen quarterly principal installments, with the first fourteen installments repayable in accordance with the amortization schedule set forth in the credit facility, and the final payment of all principal amounts outstanding, being due and payable on June 1, 2004. The credit facility also requires us to make certain mandatory prepayments, including upon the offering of common stock, and allows us to make optional prepayments. The credit facility terminates, and all amounts outstanding under the credit facility are due and payable, on June 1, 2004.

     The interest rate under the credit facility equals the base rate or the eurodollar rate (each, as defined in the credit facility), as we may from time to time elect. The base rate is generally the higher of (a) the prime rate of Bank Austria for domestic commercial loans in effect on such applicable day, or
(b) the federal funds rate in effect on such applicable day plus one-half percentage point. The eurodollar rate generally equals the quotient of the offered rate quoted by Bank Austria in the interbank eurodollar market for U.S. dollar deposits of an aggregate amount comparable to the principal amount of the eurodollar loan to which the quoted rate is to be applicable.

     Our subsidiaries have guaranteed the payments and our other obligations under the credit facility, and we and certain of our subsidiaries have granted a security interest in substantially all assets, in favor of our lenders. We have pledged the capital stock of certain of our subsidiaries to the lenders.

     The credit facility contains certain restrictions on the conduct of our business, including restrictions on incurring debt, declaring or paying any cash dividends or any other payment or distribution on our capital stock, and creating liens on our assets. We are required to maintain certain financial covenants, including, a minimum fixed charge coverage ratio, a leverage ratio, a senior leverage ratio, and an interest coverage ratio. We are also restricted from incurring capital expenditures in excess of a specified amount and are required to achieve minimum cash flows.

     The occurrence of certain events or conditions described in the credit facility constitute an "event of default," including:

     o    failure to make payment of principal or interest when due;

     o failure to observe or perform certain affirmative covenants and other covenants; or

     o the occurrence of a vacancy in the offices of the chief executive or chief financial officer which is not filled by a person reasonably acceptable to the lenders.

     For further information regarding our credit facility, see "OptiCare Management's Discussions and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Also see "The Merger Agreement and Related Agreements -- Credit Facility Restructuring."

EMPLOYEES

     We and our affiliates currently have approximately 925 employees, including 110 executive or managerial personnel, 207 licensed ophthalmologists, optometrists, and opticians and 148 ophthalmologist assistants. These amounts include an aggregate of 259 part-time personnel, i.e., working fewer than 30 hours per week. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreement. Also see "Business of Vision Twenty-One -- Employees" for information concerning employees of Vision Twenty-One.


DESCRIPTION OF PROPERTIES

     We have executive offices in Waterbury, Connecticut and Rocky Mount, North Carolina. The Waterbury facility, which contains corporate offices, Managed Care offices and an integrated eye health center, is leased under four separate leases with remaining terms ranging from five to 13 years. Each of these leases also has renewal options ranging from five to 20 years in total. The combined base annual rent is $865,817 for a total of 47,200 square feet.

     The Rocky Mount facilities, which contain executive offices, HMO offices and an operations center, are adjacent facilities leased under four separate leases with remaining terms of three to five years. The combined base rent for these four facilities is $239,000 for a total of 33,900 square feet.

     Each of the foregoing offices and certain of the additional offices described below is leased from a party that is affiliated or associated with one or more of our directors or executive officers. See "OptiCare Certain Relationships and Related Transactions."

     We lease 32 additional offices in the states of Connecticut, North Carolina, Florida and Texas, principally for our eye health services and retail optical operations. These leases have remaining terms of between one and 11 years. Many of these leases are also subject to renewal options. We believe our properties are adequate and suitable for our business as presently conducted. Also see "Business of Vision Twenty-One -- Properties" for information concerning Vision Twenty-One's properties.


LEGAL PROCEEDINGS

     OptiCare Eye Health Centers Physicians Action and Countersuits. Seven physicians employed by OptiCare, P.C. commenced an action in January 1999 in the Connecticut Superior Court complaining of inducements that led them to affiliate with OptiCare Eye Health Centers. Shortly after the commencement of the action, three of the plaintiffs withdrew from the lawsuit. The remaining four plaintiffs seek damages for individual harm they claim to have suffered. One plaintiff also purports to sue derivatively on behalf of OptiCare Health Eye Centers for harm suffered by the stockholders. The defendants deny the factual and legal validity of the claims asserted and have moved to dismiss the complaint. The derivative portion of the complaint was dismissed on June 14, 1999. Dr Yimoyines, our Chairman, Chief Executive Officer and President, has been named as a defendant in this action.

     OptiCare Eye Health Centers and OptiCare P.C. instituted actions in January and February, 1999, in the Connecticut Superior court against two physicians for unfair trade practices, tortious interference and abuse of process based on defendants' course of conduct that plaintiffs complain is unlawfully designed to force plaintiffs to modify the defendants' employment contracts. Defendants have moved to strike the complaint. OptiCare Eye Health Centers and OptiCare, P.C. are opposing the motion to strike, and if successful in their opposition intend to vigorously pursue their claims. We have also brought a counterclaim against three of the physicians for anticipatory breach of contract.The foregoing actions have been consolidated in Connecticut Superior Court. These actions are in the early stages of discovery. We believe that we will prevail in these actions. However, if the physicians prevail in these actions, our business, financial condition and results of operations could be materially adversely affected.

     Missouri Action, Counterclaim and Related Put Option. PrimeVision Health commenced an action (the "Missouri Action") in United States District Court for the Eastern District of Missouri, in August 1998, seeking damages from an ophthalmologist (the "Missouri Seller") who sold his ophthalmology practice to PrimeVision Health. PrimeVision Health has alleged that the Missouri Seller falsely and fraudulently inflated the value of the corporation he sold to PrimeVision Health, in the amount of approximately $2 million. The Missouri Seller has counterclaimed against PrimeVision Health, for, among other things, enforcement of a put option, damages for allegedly malicious prosecution and a declaration that his administrative services agreement with PrimeVision Health is terminated and of no further force or effect. The litigation is in its earliest stages.

     As part of the purchase transaction, PrimeVision Health issued a put option by which the Missouri Seller, at his election, may require PrimeVision Health to purchase the balance of his ophthalmology practice, based on substantially the same valuation which PrimeVision Health is challenging in court. The exercise price that would be payable by PrimeVision Health under the put option is approximately $4 million. In January 1999, the Missouri Seller exercised the put option. PrimeVision Health has asserted to the Missouri Seller that PrimeVision Health is not obligated to honor the put for the same reasons that PrimeVision Health is seeking damages in the Missouri Action -- that the value of the corporation sold by the Missouri Seller to PrimeVision Health was falsely inflated. As noted above, the Missouri Seller has counterclaimed in the Missouri Action to enforce the put. We believe that we will prevail in the pending Missouri Action and in any attempt to enforce the put. If the Missouri seller were to prevail in this action, our business, financial condition and results of operations could be materially adversely affected.

     Also see "The Merger -- Dispute with Block Buying Group."

                             OPTICARE'S MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of our directors and executive officers as of May 1, 2000. Each director will hold office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Our executive officers are appointed by and serve at the discretion of the board of directors.

NAME                                AGE  POSITIONS
----                                ---  ---------
Dean J. Yimoyines, M.D. .......... 52    Chairman of the Board of Directors,
                                         President and Chief Executive Officer
Steven L. Ditman ................. 45    Executive Vice President, Chief
                                         Financial Officer and Director
Allan L.M. Barker, O.D. .......... 52    President of the Laser Correction and
                                         Professional Services Division and
                                         Director
Martin E. Franklin ............... 35    Director
John F. Croweak .................. 63    Director
Carl J. Schramm .................. 53    Director
Ian G.H. Ashken .................. 39    Director
D. Blair Harrold, O.D. ........... 53    President of Retail Optometry, North
                                         Carolina Operations
Samuel B. Petteway ............... 44    President of the Managed Care
                                         Division
Gordon A. Bishop ................. 51    President of the Buying Group

     Dr. Yimoyines has served as Chairman of the Board, Chief Executive Officer and President since August 13, 1999. Dr. Yimoyines is a founder of OptiCare Eye Health Centers and has served as the Chairman, President and Chief Executive Officer of OptiCare Eye Health Centers since 1985. Dr. Yimoyines has been instrumental in the development and implementation of OptiCare Eye Health Centers business for nearly twenty years. He graduated with distinction from the George Washington School of Medicine. He completed his ophthalmology residency at the Massachusetts Eye and Ear Infirmary, Harvard Medical School. He completed fellowship training in vitreoretinal surgery at the Retina Associates in Boston. Dr. Yimoyines is a graduate of the OPM (Owner/President Management) program at Harvard Business School and a Fellow of the American Academy of Ophthalmology.

     Mr. Ditman has served as Executive Vice President, Chief Financial Officer and a Director since August 13, 1999. Mr. Ditman served as a Director of OptiCare Eye Health Centers since July 1989 and the Chief Financial Officer and Treasurer of OptiCare Eye Health Centers since March, 1992. Mr. Ditman has also served as Chief Operating Officer of OptiCare Eye Health Centers since May, 1998. From October, 1986 until March, 1992, Mr. Ditman served as Director, Chief Financial Officer and Treasurer of the Daytona Group and Drubner Broadcasting. During the same period of time, Mr. Ditman also served as Chief Financial Officer and Treasurer of The Drubner Investment Group. Mr. Ditman served as Corporate Controller of Victor Electric Wire and Cable Corporation from November, 1981 until October, 1986. Mr. Ditman served as a senior auditor for KPMG Peat Marwick from 1977 to 1981. Mr. Ditman received his Bachelor of Science in Accounting from Northeastern University in June 1977. Mr. Ditman became a Certified Public Accountant in 1980 and was licensed in the State of Rhode Island.

     Dr. Barker is President of the Laser Correction and Professional Services Division and has served as a Director since August 13, 1999. Dr. Barker has been a senior executive officer and Director of Prime since 1996. He is a licensed optometrist with 25 years experience in the eye care industry. From

October, 1989 to July, 1996, Dr. Barker served as co-president of Consolidated Eye Care, Inc., the parent company of AECC/Pearlman Buying Group and AECC Total Vision Health Plan, Inc. Also during this period Dr. Barker served as vice president and secretary of Optometric Eye Care Center, P.A. Dr. Barker received his Doctor of Optometry degree in 1975 from Southern College of Optometry in Memphis, Tennessee.

     Mr. Franklin was a Director of PrimeVision Health from July, 1998 to August 13, 1999. From February 1, 1997 through February 8, 2000, Mr. Franklin has served as Chairman of the Board of Directors of Bolle Inc., an AMEX company, which is a manufacturer, marketer and distributor of premium eyewear. Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., a private investment partnership, since October, 1996. From May, 1996 until December, 1998, Mr. Franklin served as Chairman and Chief Executive Officer of Lumen Technologies, Inc., a NYSE company, which is a manufacturer and distributor of specialty lighting equipment, and served as Executive Chairman from May, 1996 until December, 1998. Mr. Franklin was Chairman of the Board and Chief Executive Officer of Lumen's predecessor, Benson Eyecare Corporation from October, 1992 to May, 1996 and President from November, 1993 until May, 1996. Mr. Franklin was non-executive Chairman and a director of Eyecare Products plc, a London Stock Exchange Company, from December, 1993 until February, 1999. In addition, Mr. Franklin has served as a director of Specialty Catalog Corp., a NASDAQ listed company, since 1994 and of Corporate Express, Inc., a NASDAQ listed company since March, 1999. Mr. Franklin also serves on the boards of a number of privately held companies and charitable organizations. Mr. Franklin received a B.A. in Political Science from the University of Pennsylvania in 1986.

     Mr. Croweak has served as a Director since August 13, 1999. Mr. Croweak was a Director of OptiCare Eye Health Centers from September, 1995 to August 13, 1999. Mr Croweak was Chairman of the Board of Directors of Anthem Blue Cross and Blue Shield of Connecticut state chartered from August, 1997 until December, 1999. From April 4, 1988 through August, 1997, Mr. Croweak was Chief Executive Officer of Blue Cross and Blue Shield of Connecticut. Mr. Croweak served as a director of Anthem Insurance Companies, Inc., a multi-state health insurance company based in Indianapolis, Indiana, from August, 1997 until March, 2000. He is also a director of United Illuminating, a diversified utility operator based in New Haven, Connecticut and The New Haven Savings Bank, a state chartered savings bank based in New Haven, Connecticut. Mr. Croweak received a BBA degree from the University of Cincinnati in 1959

     Mr. Schramm is President of Greenspring Advisors, Inc., a consulting and merchant banking firm specializing in health care information founded in 1995. From 1993 to 1995, Mr. Schramm served as Executive Vice President of Fortis, Inc., an international insurance and financial services company, where he directed American health insurance operations. From 1987 through 1992, Mr. Schramm was President of the Health Insurance Association of America, the national trade association of commercial health companies. Prior to entering the insurance industry, Mr. Schramm was a professor of Health Policy and Management at Johns Hopkins from 1972 to 1987. Mr. Schramm holds a Ph.D. in Economics from the University of Wisconsin and received his legal education at Georgetown University.

     Mr. Ashken, A.C.A., has served as a Director since August 13, 1999. Mr. Ashken has been Vice Chairman of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., since October, 1996. Mr. Ashken served as Vice-Chairman and Secretary of Bolle Inc., an AMEX company, which is a manufacturer, marketer and distributor of premium eyewear, from December, 1998 through February 8, 2000. From February, 1997 until his appointment as Vice-Chairman, Mr. Ashken served as Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Bolle Inc. Mr. Ashken was elected Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Lumen Technologies, Inc., a NYSE company, which is a manufacturer and distributor of specialty lighting equipment, from December, 1995 until December, 1998. Mr. Ashken was Chief Financial Officer of Lumen's predecessor, Benson Eyecare Corporation, and a director of Benson Eyecare from October, 1992 to May, 1996. Mr. Ashken also served as Benson Eyecare's Executive Vice President from October, 1994 to May, 1996; and, Assistant Secretary from December, 1993 to

May, 1996. Mr. Ashken was a director of Eyecare Products plc, a London Stock Exchange Company, from August, 1994 until in February, 1999. Mr. Ashken received his B.A. (Hons) in Economics and Account from the University of Newcastle in England.

     Dr. Harrold has served as the President of Retail Optometry, North Carolina Operations since August 13, 1999. Prior thereto, Dr. Harrold served as a senior executive and director of PrimeVision Health since its acquisition of Consolidated Eye Care, Inc. in July, 1996. Dr. Harrold founded Consolidated Eyecare in 1989 and served as its Co-President until its acquisition by PrimeVision Health. Dr. Harrold is a licensed optometrist, having graduated from Ohio State University with a B.S. in physiological optics and a Doctor of Optometry degree in 1971. Dr. Harrold has also served as President of Optometric Eye Care Center, PA, a North Carolina professional association. Dr. Harrold is a member of the American Optometric Association and the North Carolina State Optometric Association and is also a Fellow in the American Academy of Optometry.

     Mr. Petteway has served as the President of the Managed Care Division since August 13, 1999. Mr. Petteway has been President of PrimeVision Health's managed care business operations since July, 1996 and, prior to PrimeVision Health's acquisition of Consolidated Eye Care, Inc, the managed care business operations of Consolidated Eyecare since 1989. Since October 1994, Mr. Petteway has served as Chairman of the Board for Association of Eye Care Centers Total Vision Health Plan, Inc. From April, 1995 through August 13, 1999, Mr. Petteway served as the Chairman of the Board of AECC Total Vision Health Plan of Texas, Inc., which are both owned by Prime. Prior to 1989, Mr. Petteway was President of Strategic Health Services, providing consulting services to hospitals, physicians, pharmacies and companies. Mr. Petteway graduated from the University of North Carolina at Chapel Hill with a Bachelor of Science in Pharmacy in 1979 and received a Masters in Business Administration with Distinction from Campbell University in 1985.

     Mr. Bishop has served as President of our Buying Group since August, 1999. In that position, he has overall responsibility for our Buying Group and all Connecticut retail optical operations. From June, 1998 to August, 1999, Mr. Bishop directed the retail operations of OptiCare Eye Health Centers, Inc. Mr. Bishop has over 30 years of experience in the optical industry, having served in a variety of different capacities with different organizations in the United States and Canada. From August of 1997 to April, 1998, he served as Vice President of Operations for Public Optical. From July of 1994 to April of 1997, he served as Operations Manager for Vogue Optical. From June of 1990 to July of 1994, he held positions of increasing responsibility with Standard Optical Ltd. He ultimately held the position of Vice President of Operations for that company. Mr. Bishop received his Business Administration Diploma from Confederation College of Applied Arts and Technology and subsequently obtained an Ophthalmic Dispensing Diploma from Ryerson Polytechnic University. He holds a variety of eye care professional certifications and is certified by the American Board of Opticianry and holds a Fellowship in the National Academy of Opticianry.


INFORMATION CONCERNING MEETINGS OF OPTICARE'S BOARD AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors currently has three committees, the audit committee, the compensation committee and the stock plan committee. The audit committee, among other things, recommends the selection of independent auditors to the board of directors, reviews their reports to management, and meets from time to time as they deem necessary or advisable to review our systems of internal financial controls. The audit committee did not meet separately from August 13, 1999 through December 31, 1999 but did act by unanimous written consent. The members of the audit committee are Messrs. John F. Croweak, Ian G.H. Ashken and Carl J. Schramm.

     The compensation committee is responsible for establishing compensation policy for senior management. The compensation committee held one meeting from August 13, 1999 through December 31, 1999. The members of the compensation committee are Messrs. John F. Croweak, Martin E. Franklin and Carl J. Schramm.

     The stock plan committee is responsible for making awards of stock options and other awards under the Company's Performance Stock Program and for administering that Program and OptiCare's employee stock purchase plans. The stock plan committee did not meet during 1999. The members of the stock plan committee are Messrs. John F. Croweak and Carl J. Schramm.

     The OptiCare Board held four meetings from August 13, 1999 through December 31, 1999 and each of the directors attended at least 75% of the meetings of the OptiCare Board and the meetings of the committees of the OptiCare Board on which he served.

EXECUTIVE COMPENSATION

     The Executive Compensation discussion below for periods prior to the closing of the mergers on August 13, 1999, includes executive compensation of our directors and officers earned from PrimeVision Health and OptiCare Eye Health Centers, as the case may be, and does not include any information relating to Saratoga or Saratoga's officers and directors prior to the mergers.


SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, compensation paid by us to the Chief Executive Officer and to our four other most highly compensated executive officers whose total compensation exceeded $100,000.

                                                   Annual Compensation              Long Term Compensation
                                                --------------------------   ------------------------------------
                                                                                                    All Other
Name and Principal Position (9)         Year     Salary ($)     Bonus ($)       Options (#)      Compensation (8)
------------------------------------   ------   ------------   -----------   ----------------   -----------------
Dean J. Yimoyines, M.D. (1)            1999     403,650           62,152          325,000(7)         10,671
Chairman of the Board of               1998     360,537          139,756          286,450(6)         10,948
Directors, President and               1997     350,000           20,803                0             7,034
Chief Executive Officer
Steven L. Ditman (2)                   1999     159,135           20,000          150,000(7)          2,700
Executive Vice President,              1998     145,673           32,000           72,977(6)              0
Chief Financial Officer,               1997     125,000           20,000                0               692
Director
Allan L.M. Barker, O.D. (3)            1999     263,161                0                0             5,000
President of Laser Correction          1998     305,028              271                0             5,160
and Professional Services Division     1997     299,839                0                0             4,750
and Director
D. Blair Harrold, O.D. (4)             1999     263,485                0                0             3,566
President of the Retail                1998     305,028                0                0             5,000
Optometry Division, North              1997     299,789                0                0             5,474
Carolina Operations
Samuel B. Petteway (5)                 1999     294,590           63,868           45,000(7)          5,000
President of the Managed               1998     201,000           57,582                0             5,206
Care Division                          1997     197,077           10,000           18,828(6)          4,750

----------
(1) The information includes the aggregate compensation paid by OptiCare Eye Health Centers and OptiCare P.C. for the services of Dr. Yimoyines.

(2) The information includes the compensation paid by OptiCare Eye Health Centers for the services of Mr. Ditman.

(3) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Barker.

(4) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Harrold.

(5) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Mr. Petteway.

(6) All awards reflected represent options currently held by our executive officers which were received in connection with the mergers on August 13, 1999 in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be.

(7) Upon the closing of the mergers on August 13, 1999, we granted options to purchase 325,000, 150,000 and 45,000 shares of common stock under our Performance Stock Program to Dr. Yimoyines, Mr. Ditman and Mr. Petteway, respectively.

(8) The executive officers were provided with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the rules promulgated under the Exchange Act. The amounts shown include (i) matching contributions by us under a 401(k) retirement savings plan maintained by us for each of Messrs. Yimoyines $1,200, $1,200 and $1,125, Ditman $0, $0 and $692, Barker $5,000, $5,160 and $4,750, Harrold $3,566,
      $5,000 and $5,474 and Petteway $5,000, $5,206 and $4,750, for the years
      1999, 1998 and 1997, respectively, (ii) Insurance premiums paid by us on behalf of Dr. Yimoyines for disability insurance was $2,555 for each of the years 1999, 1998 and 1997, (iii) Car allowance paid by us on behalf of Dr. Yimoyines was $3,438 and $3,025 for the years 1999 and 1998, respectively, and on behalf of Mr. Ditman of $2,700 for the year 1999,
      (iv) Country Club dues paid by us on behalf of Dr. Yimoyines were $3,478, $4,168 and $3,354 for the years 1999, 1998 and 1997, respectively.

(9) The Summary Compensation table does not include any information relating to Thomas Cook who served as the Chief Executive Officer and President of Saratoga prior to the mergers effected on August 13, 1999.

OPTIONS GRANTED IN 1999

     The following table sets forth information regarding options granted in 1999 and currently held by our Chief Executive Officer and each of the other named executive officers. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their terms. These gains are based on assumed rates of annual compound stock price appreciation of our common stock of 5% and 10% from the date the options were granted to the end of the option terms.


                                                                                                    POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                       INDIVIDUAL                                                     ANNUAL RATES OF
                                         GRANTS                                                            STOCK
                                        NUMBER OF       PERCENTAGE OF                               PRICE APPRECIATION
                                       SECURITIES       TOTAL OPTIONS                                       FOR
                                       UNDERLYING        GRANTED TO       EXERCISE                      OPTION TERM
                                         OPTIONS        EMPLOYEES IN     PRICE PER     EXPIRATION   -------------------
NAME                                   GRANTED (#)       FISCAL 1999       SHARE          DATE       5 %        10 %
---------------------------------   ----------------   --------------   -----------   -----------   -----   -----------
Dean J. Yimoyines, M.D. .........        325,000(1)         45.1%(2)      $ 5.85      8/09          0        $698,750
Steven L. Ditman ................        150,000(1)         20.8%(2)      $ 5.85      8/09          0        $322,500
Samuel B. Petteway ..............         45,000(1)          6.2%(2)      $ 5.85      8/09          0        $ 96,873

----------
(1) Granted under our Performance Stock Program. Date of grant was August 13, 1999. Initial exercise date is August 13, 2000; options vest in installments over a period of four years. Excludes options to purchase 286,450, 72,977 and 18,828 shares of common stock which were received in connection with the mergers on August 13, 1999 in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be.

(2) The total options granted excludes options granted in connection with the mergers on August 13, 1999.


AGGREGATED OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

     The following table summarizes certain information regarding option values of our options as of December 31, 1999, held by the Chief Executive Officer and each of the other named executive officers.


                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED               IN-THE-MONEY
                                     OPTIONS AT 12/31/99 (#)(1)      OPTIONS AT 12/31/99($)(1)
                                    -----------------------------   ----------------------------
                                                         NON-                           NON-
NAME                                 EXERCISABLE     EXERCISABLE     EXERCISABLE     EXERCISABLE
---------------------------------   -------------   -------------   -------------   ------------
Dean J. Yimoyines, M.D. .........      143,224         468,226         $134,631       $134,631
Steven L. Ditman ................       36,488         186,489         $ 34,299       $ 34,299
Samuel B. Petteway ..............       17,782          46,046                0              0

----------
(1) Includes options received in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be, as well as options issued in fiscal 1999 after the mergers.


COMPENSATION PLANS

     We maintain the following plans for the benefit of employees, including directors and executive officers:

     o    Performance Stock Program;

     o    Amended and Restated 1999 Employee Stock Purchase Plan;

     o    2000 Professional Stock Purchase Plan;

     o    401(k) plans; and

     o    health and other insurance plans.

     We do not currently maintain a defined benefit pension plan or other actuarial retirement plan for our named executive officers or otherwise.


PERFORMANCE STOCK PROGRAM

     OptiCare is asking its stockholders to approve an amendment to its Performance Stock Program (the "Plan") to increase the number of shares of OptiCare common stock authorized for issuance under the Plan by an additional 2,000,000, while maintaining the Program's percentage limitations.

     For further information relating to the Plan and the proposal to amend the Plan, see below "Proposal 3 -- Approval of Increase of Shares of Common Stock under Performance Stock Program."


AMENDED AND RESTATED 1999 EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 Employee Stock Purchase Plan was adopted by our board of directors on May 14, 1999 and approved by our stockholders on August 13, 1999. The 1999 Employee Stock Purchase Plan was amended and restated by our board of directors on March 27, 2000 in order to allow for the purchase of fractional shares of common stock and to reduce the number of shares of common stock available for issuance to the extent of our common stock issued under our 2000 Professional Employee Stock Purchase Plan, which plan is described below. The Amended and Restated 1999 Employee Stock Purchase Plan (the "Employee Plan") provides for a maximum of 450,000 shares of our common stock to be sold to employees, which number shall be reduced by the number of shares of common stock issued under the 2000 Professional Employee Stock Purchase Plan. No more than 450,000 shares of common stock may be issued pursuant to these two plans in aggregate. Authorized but previously unissued shares and treasury shares may be issued under the Employee Plan up to the maximum aggregate limit.

     The Employee Plan is administered by the compensation committee. The compensation committee has the general authority to interpret the provisions of the Employee Plan and adopt such rules as it deems necessary or desirable for the administration of the Employee Plan.

     The Employee Plan will terminate upon adoption by the board of a resolution terminating the Employee Plan, or upon the sale of the maximum aggregate number of shares of common stock available under the Employee Plan.


ELIGIBILITY

     All of our employees and those of our subsidiaries, other than certain 5% stockholders, are eligible to participate in the Employee Plan if they customarily work at least 20 hours per week for at least five months in a year.



ELECTION TO PARTICIPATE

     Eligible employees elect to participate in the Employee Plan by contributing a portion of their compensation (not to exceed the lesser of 20% of base pay or $21,250) to purchase shares of common stock under the Employee Plan. Participating employees may change their elections at any time, but not more than once in a calendar quarter.


PURCHASE PRICE

     Employee contributions will be used to purchase shares of common stock as of the last business day of each calendar quarter at a price equal to 85% of the then fair market value of such shares. Only whole numbers of shares will be purchased for each employee, with any excess contributions being carried over to the next quarter.


2000 PROFESSIONAL EMPLOYEE STOCK PURCHASE PLAN

     On March 27, 2000, the 2000 Professional Employee Stock Purchase Plan (the "2000 Plan") was adopted and approved by our board of directors and the 2000 Plan became effective. The 2000 Plan allows for the participation of optometrists and ophthalmologists employed by professional corporations affiliated with us through professional service agreements. See "OptiCare Certain Relationships and Related Transactions."

     The terms of this second plan are identical to the Employee Plan except that (i) optometrists and ophthalmologists employed by professional corporations affiliated to us may be eligible to participate in this plan and
(ii) this plan will not qualify as a plan adopted under Section 423 of the Internal Revenue Code of 1986, as amended. The number of shares available for issuance under the Employee Stock Purchase Plan and the 2000 Professional Employee Stock Purchase Plan aggregate to 450,000 shares.


EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS

     The provisions of the employment agreements of Messrs. Yimoyines, Ditman, Barker, Harrold and Petteway are summarized below.

     Dean J. Yimoyines. The term of his employment agreement is three years, expiring August 13, 2002, and it is automatically renewable for additional one year terms unless either party gives six months notice. Dr. Yimoyines may terminate his employment agreement without cause upon six months notice. Dr. Yimoyines' base annual salary and guaranteed bonus is $410,000, and he may receive performance-based bonuses as determined by the Board of Directors, up to 100% of base salary plus guaranteed bonus, subject to the achievement of goals established for each calendar year by the Board of Directors or the Compensation Committee. Dr. Yimoyines is entitled to a disability benefit consisting of full base salary and guaranteed bonus for the first six months of a disability, and thereafter 65% of base salary, guaranteed bonus and performance-based bonus earned as of the date of disability and to a life insurance policy on his life in the amount of $1,500,000 payable to a beneficiary designated by Dr. Yimoyines. If his employment is terminated on account of disability or without cause by the company, or if the agreement is not renewed at the end of the initial three year term, Dr. Yimoyines shall receive a lump sum payment in an amount equal to three times total compensation for the year prior to termination, plus continuation of all benefits for a period of three years after termination. If (a) during the three year period following a change in control, Dr. Yimoyines' duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated on account of disability or by the company without cause or by now-renewal of the agreement, or (b) Dr. Yimoyines voluntarily terminates his employment during the one year period following a change in control, then Dr. Yimoyines shall receive severance pay equal to three times total compensation for the year ended prior to the change in control. If Dr. Yimoyines' employment is not terminated at our election; including a termination on account of non-renewal after the initial 3-year term, then (1) during the term of the agreement and for a period of 18 months after the date of termination of employment, Dr. Yimoyines shall not engage in the practice of any branch of ophthalmology or ophthalmic surgery in any capacity in Connecticut or any portion of any other state where the company actively conducts business; and (2) for the 12 month period following termination, Dr. Yimoyines may not render services to any organization which is engaged in (a) researching, developing, marketing or selling any eye wear or eye care product, process or service or (b) management of an ophthalmic medical practice which competes with any of our products, processes or services.

     Steven L. Ditman. The term of his employment is three years expiring August 13, 2002, renewable for one year terms, subject to termination by Mr. Ditman without cause upon six months' notice. His base annual salary, excluding the cost of certain perquisites, is $175,000, and he may receive performance-based bonuses as determined by the Board of Directors, subject to the achievement of goals established for each calendar year by the Board or the Compensation Committee, up to 100% of base salary. If he becomes disabled, he is entitled to full base salary for first three months, and thereafter 65% of base salary and performance-based bonus earned as of the date of disability. He is also entitled to a death benefit of $150,000. If (1) we do not renew Mr. Ditman's agreement at the end of the initial 3-year term; (2) we terminate Mr. Ditman's employment agreement without cause; (3) Mr. Ditman voluntarily terminates his employment during the one year period following a change of control; or (4) during the three year period following a change in control, Mr. Ditman's duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated by us without cause or by non-renewal of the agreement, then he shall receive a lump sum payment equal to two times his total compensation for the year prior to termination. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Ditman may not render services directly or indirectly to any organization which is engaged in (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     Allan L.M. Barker and D. Blair Harrold. The term of each agreement is seven years, expiring August 13, 2006, and is automatically renewable for subsequent one year terms unless either party gives six month prior notice. The employee may terminate the agreement without cause upon six months' notice. Base annual salary is $150,000, subject to cost of living adjustments on the third and sixth anniversary dates. Each employee may receive performance-based bonuses as determined by the Board of Directors, subject to the achievement of goals established for each calendar year by the Board or the Compensation Committee, up to 100% of base salary. If the employee is disabled, he receives full base salary for the first three months. The employee is entitled to receive a death benefit of $150,000. If the employee is terminated by the company without cause, he is entitled to a lump sum payment equal to the base salary the employee would have received from the date of termination to the end of the term, and continuation of benefits to the end of the term; if the employee terminates his employment with us following a change in control, he is entitled to a lump sum payment equal to one year of base salary. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, the employee may not render services directly or indirectly to any organization which is engaged in (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     Samuel B. Petteway, President of the Managed Care division. The term of the agreement is three years expiring August 13, 2002, and is automatically renewable for subsequent one year terms unless either party gives six months prior notice. Mr. Petteway may terminate the agreement without cause upon six months' notice and we may terminate without cause upon 3 months' notice. His base annual salary and guaranteed bonuses are: 1999: $221,000; 2000: $232,000; 2001: $243,000; 2002: $193,000. If the Managed Care division achieves specific targets of net operating profit in each year, Mr. Petteway will receive performance bonuses of $73,000 for 1999, and $77,000 for 2000. Thereafter, the Board shall determine net operating profit goals for 2001 and 2002, and Mr. Petteway's bonuses for those years shall be $2,000 and $77,000, respectively if such goals are achieved. Mr. Petteway shall also receive bonuses equal to certain percentages of the growth of net operating income of the Managed Care division. These bonuses are capped at $41,200 for 2000, $17,500 for 2001 and $19,300 for 2002. He may also earn additional bonuses if we achieve certain goals. Mr. Petteway is entitled to disability benefits consisting of full base salary bonuses for the first three months, and thereafter 65% of base salary plus bonuses earned as of the date of disability and to death benefits of $200,000. If the employee is terminated by us without cause or if employee terminates his employment following a change of control, he is entitled to a lump sum payment equal to 18 months' base salary. If the employee terminates the agreement without cause, he is entitled to 12 months' base salary, payable in monthly installments. During the term of the agreement and for 12 months thereafter, the employee may not compete with our managed eye care business.


COMPENSATION OF DIRECTORS

     Directors who are also employees do not receive any additional compensation for their service as directors. All other directors receive a fee of $1,000 per board meeting attended in person, and $500 per committee meeting attended in person. The chairman of the audit committee, the compensation committee and the stock plan committee, receives an additional payment of $1,500 per year. We also reimburse directors for their expenses incurred in connection with attendance at board and committee meetings, including travel and lodging, if necessary.

     Each non-employee director receives options to purchase 10,000 shares of common stock upon their election to the board (the "election options"), and thereafter options to purchase 5,000 shares at the time of each annual meeting of stockholders. All such options will vest in tranches of one-third of the award on the first, second and third anniversaries of the awards. However, each option granted to non-employee directors serving as of January 1, 2000 will vest in tranches of one-third of the award on the sixth month, eighteenth month and thirtieth month after the grant of award.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee was formed on August 13, 1999. Mr. Croweak, who is currently a member of the compensation committee, has never been one of our officers or employees. Dr. Durfee, who was the other member of the committee until his resignation on January 17, 2000, served as the acting Chief Executive Officer and Senior Vice President of PrimeVision Health from 1996 until the closing of the mergers on August 13, 1999. Prior to the formation of the compensation committee, all decisions regarding executive compensation, salaries and incentive compensation for our employees and consultants were made solely by the board of directors and executive officers of PrimeVision Health and OptiCare Eye Health Centers, as the case may be. On January 18, 2000 Mr. Schramm was appointed to the compensation committee to fill the vacancy left by Dr. Durfee's resignation. Mr. Schramm has never been one of our officers or employees. On March 27, 2000, Mr. Franklin was appointed to the compensation committee. Mr. Franklin has never been one of our officers or employees.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o    under Section 174 of the Delaware General Corporation Law; and

     o for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation, as amended, and bylaws generally provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. We believe that the provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     We have entered into indemnification agreements with each of our directors. These indemnification agreements provide for the indemnification by us of our directors for liability for acts and omissions as directors. We believe that indemnification agreements are necessary to attract and retain qualified persons as directors.

     We currently maintain an executive liability insurance policy which provides coverage for directors and officers. Under this policy, the insurer agreed to pay, subject to certain exclusions, for any claim made against any of directors or officers for a wrongful act by any such director or officer.

     There is no pending litigation or proceeding involving any of directors, officers, employees or agent as to which indemnification is being sought other than against Dean Yimoyines who is named as defendant in the OptiCare Eye Health Center Physicians Action. See "Business of OptiCare -- Legal Proceedings." The board of directors passed a resolution directing us to pay for all his expenses.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     On December 6, 1999 a former Director of the Company, David A. Durfee, filed an amendment to a Form 3 originally filed in August of 1999. The original Form 3 was filed on a timely basis, but Dr. Durfee's beneficial share ownership was inadvertently misstated. A Form 3 and a Form 4 filed by us on behalf of another Director, Martin E. Franklin, were each several days late because of confusion over the correct privacy code assigned to Mr. Franklin for purposes of electronic filings on the EDGAR system. The Form 3 reflected Mr. Franklin's beneficial ownership at the time he became a Director of the Company on August 13, 1999. The Form 4 reflected one transaction -- a purchase of common stock.

REPORT ON EXECUTIVE COMPENSATION BY THE
COMPENSATION COMMITTEE AND STOCK PLAN COMMITTEE

     The Compensation Committee is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses. The Stock Plan Committee is responsible for the award of stock options and other awards under the Company's Performance Stock Program. The Compensation Committee is composed of three members: Messrs. Croweak, Franklin and Schramm. The Stock Plan Committee is composed of Messrs. Croweak and Schramm.

     The policy of the Compensation Committee and the Stock Plan Committee is to provide compensation to the chief executive officer and the company's other executive officers reflecting the contribution of such executives to growth in revenue and earnings, the implementation of strategic plans consistent with long term growth objectives and the enhancement of stockholder value. Contributions to the specific corporate and business unit objectives are evaluated in setting compensation policy, including growth in revenue and earnings in the company's three divisions, the development of new business opportunities, including new opportunities in the company's laser vision business, and other strategic initiatives. Executive compensation decisions are generally made on a calendar year basis.

     The company's compensation program consists of base salary, bonus and long term incentive compensation comprised of the award of stock options and restricted stock under the company's Performance Stock Program. No awards of restricted stock have been made to executive officers of the Company as of the date of this report, although such awards may be made in the future.


COMPANY PERFORMANCE AND CEO COMPENSATION

     Prior to the mergers with OptiCare Eye Health Centers, Inc. and PrimeVision Health, Inc. on August 13, 1999, the company's chief executive officer and other executive officers were employed by either OptiCare Eye Health Centers, Inc. or PrimeVision Health, Inc., and their compensation was determined by those entities, including certain bonus payments. The bonuses of certain executive officers were also determined in accordance with written employment agreements described herein under "Employment Agreements with Certain Officers." All bonuses paid to the Company's chief executive officer and other executive officers for services performed in 1999 either related to services provided to OptiCare Eye Health Centers, Inc. or PrimeVision Health, Inc. as stand-alone entities prior to the mergers or were payments that were required under written employment agreements in effect subsequent to the mergers. Because the combined enterprise was in operation for only the last four months of 1999, no bonuses were paid to the Company's chief executive officer or other executive officers relating to this period, other than amounts that were contractually required. The base salary paid to each of the company's executive officers subsequent to the mergers on August 13, 1999 was in accordance with the written employment agreements referenced above. For the year 2000, bonuses will be determined in accordance with the policies of this Committee described above and in reference to specific goals.

     During 1999, the Board of Directors awarded stock options to Dr. Yimoyines and certain of the other executive officers named in the table set forth above entitled "Options Granted in 1999." These options were awarded in connection with the mergers to (1) align executive interest with stockholder interest by creating a direct link between compensation and stockholder return; (2) assure that executives maintain a significant long-term interest in the company's success; and (3) help retain key executives in a competitive market.

     The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any tax year for any executive officer, unless compensation is based on performance and satisfies certain other requirements. The company maintains executive cash compensation below the $1 million threshold, and the company believes that any options granted under the Performance Stock Program to any of its executive officers will qualify as performance-based compensation, to the extent that any of the same may result in compensation in excess of the threshold. Consequently, the Compensation Committee does not believe that Section 162(m) will have any impact on the deductibility to the company of any compensation paid to executive officers. The Compensation Committee, however, reserves the right to award non-deductible compensation in circumstances they deem appropriate. Because of the uncertainty as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the company to satisfy the requirements for deductibility under Section 162(m), does in fact do so.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

John F. Croweak
Martin E. Franklin
Carl J. Schramm

STOCK PLAN COMMITTEE OF THE BOARD OF DIRECTORS

John F. Croweak
Carl J. Schramm


                     STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the performance of OptiCare's common stock with that of the CRSP NASDAQ Health Index (a published industry index), and the American Stock Exchange Index, since August 16, 1999, which was the first day on which OptiCare's common stock was publicly traded on the American Stock Exchange and the first trading day after the closing of the mergers with PrimeVision Health and OptiCare Eye Health Centers. The graph assumes that the value of an investment in OptiCare's common stock in each index was $100 at August 16, 1999. The stock price performance shown on the graph is not necessarily indicative of future price performance.


                                  [LINE CHART]


                       PLOT POINTS FOR PERFORMANCE GRAPH

                                            8/16/99      12/31/99
                                           ---------   -----------
         OptiCare Health Systems, Inc.        $100      $  50.91
         American Stock Exchange Index        $100      $ 112.50
         CSRP NASDAQ Health Index             $100      $  91.14

            OPTICARE CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


OPTICARE, P.C. PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

     OptiCare Eye Health Centers has entered into a Professional Services and Support Agreement with OptiCare P.C., a Connecticut professional corporation, effective December 1, 1995. Pursuant to that agreement, OptiCare P.C. employs medical personnel and performs all ophthalmology and optometry services at the Company's facilities in Connecticut. We select and provide the facilities at which the services are performed and we are the exclusive provider of all administrative and support services for the facilities operated by OptiCare P.C. pursuant to this agreement. We bill and receive payment for the services rendered by OptiCare P.C. and in turn pays OptiCare P.C. a service fee pursuant to a compensation plan mutually agreed to each year. The company owns all the rights to the "OptiCare" name and under the terms of the agreement, if the agreement with OptiCare P.C. is terminated, OptiCare P.C. must change its name and discontinue using the OptiCare name. The agreement expires on December 1, 2000 and automatically renews for successive two year terms unless either party terminates the agreement at least 180 days before the next renewal date. Dean
J. Yimoyines, M.D., our Chairman, Chief Executive Officer, and President, is the sole stockholder of OptiCare, P.C.


OPTOMETRIC EYE CARE CENTER, P.A. PROFESSIONAL SERVICE AND SUPPORT AGREEMENT

     Through one of our subsidiaries, we have entered into a Professional Services and Support Agreement with Optometric Eye Care Center, P.A., a North Carolina professional association, effective August 10, 1999. Pursuant to that agreement, Optometric Eye Care Center employs optometrists and technical personnel and performs all optometry services at our facilities in North Carolina. We select and provide the facilities at which the services are performed, and we provide all administrative and support services for the facilities operated by Optometric Eye Care Center pursuant to this agreement. We bill and receive payment for the services rendered by Optometric Eye Care Center and in turn pay Optometric Eye Care Center a service fee pursuant to a compensation plan mutually agreed to each year. We own all the rights to the trade names used at the practice locations under the terms of the agreement. If the agreement with Optometric Eye Care Center is terminated, Optometric Eye Care Center must change its name to a name substantially dissimilar to our trade names. The agreement expires in 15 years and automatically renews for successive five-year terms unless either party terminates the agreement at least 180 days before the next renewal date. Drs. Allan L.M. Barker, a member of our board of directors and President of our Laser Correction and Professional Services Division, and D. Blair Harrold, the President of Retail Optometry, North Carolina Operations, own all the capital stock of Optometric Eye Care Center.


CERTAIN LEASES

     OptiCare Eye Health Centers is the tenant under a Lease Agreement dated September 1, 1995 with O.C. Realty Associates Limited Partnership, as landlord. The leased premises are located in New Milford, Connecticut and are used for the practice of ophthalmology and optometry and incidental activities such as the sale of eye glasses and corrective lenses. The term of the lease is 15 years. Under the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to O.C. Realty Associates Limited Partnership of $50,400, subject to adjustment at the end of the first five years and every five years thereafter plus all taxes, assessments, utilities and insurance related to the property being leased. In addition, OptiCare Eye Health Centers has guaranteed the mortgage of O.C. Realty Associates Limited Partnership, the amount of which was approximately $208,000 as of December 31, 1999. Dean J. Yimoyines, M.D., John Yimoyines, brother of Dean Yimoyines, and Steven Ditman, our Executive Vice President, our Chief Financial Officer and a director each owns a 4.11% interest in O.C. Realty Associates Limited Partnership.

     OptiCare Eye Health Centers is the tenant under a Lease Agreement dated September 1, 1995 with French's Mill Associates, as landlord. The leased premises are located in Waterbury, Connecticut and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eye glasses and corrective lenses. The term of the lease is fifteen years. Under the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays annual rental to French's Mill Associates of $665,000, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines, the wife and brother, respectively, of Dean Yimoyines, M.D., each owns a 14.28% interest in French's Mill Associates.

     OptiCare Eye Health Centers is the tenant under a Lease dated September 30, 1997 with French's Mill Associates II, LLP, as landlord. The leased premises are located in Waterbury, Connecticut and are the location of our main headquarters. The term of the lease is fifteen years, commencing on October 1, 1997. Under the lease, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II, LLP of $76,800, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each owns a 12.5% interest in French's Mill Associates II, LLP.

     O.N.B. Associates owns approximately a 25% interest in Cross Street Medical Building Partnership, the landlord under a lease dated September 22, 1987 and a Lease Extension Agreement dated December 12, 1997 with Ophthalmic Physicians and Surgeons, P.C., an entity that merged with and into OptiCare Eye Health Centers in 1987. The term of the extension is three years, commencing on March 1, 1998. The leased premises are located in Norwalk, Connecticut and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is three years. Under the Lease, OptiCare Eye Health Centers pays a minimum annual rental to Cross Street Medical Building Partnership of $427,600. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each own an 11% interest in O.N.B. Associates and Steven Ditman, Chief Financial Officer and a director, owns a 1.5% interest in O.N.B. Associates.

     OptiCare Eye Health Centers is also the tenant under a second Lease Agreement dated September 1, 1995 with French's Mill Associates II, L.L.P. as landlord. The leased premises are located in Waterbury, Connecticut and are also part of OptiCare's main headquarters. The term of the lease is fifteen years, commencing on September 1, 1995. Pursuant to the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II of $54,210, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased.

     Consolidated Eye Care, Inc. (currently "OptiCare Eye Health Network, Inc.") is the tenant under a Lease Agreement dated March 1, 1997 with Drs. D. Blair Harrold and Allan L. M. Barker. The leased premises are located in Rocky Mount, North Carolina and are used for HMO offices. The term of the lease is five years commencing on August 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $13,500 and $14,850 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased. Dr. Barker is a director and officer of the company, and Dr. Harrold is an officer of the company.

     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Rocky Mount, North Carolina and are used for HMO executive offices. The term of the lease is five years commencing on May 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $42,409 and $46,448 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated September 1, 1999 with Drs. Harrold and Barker. The leased premises are located in Rocky Mount, North Carolina and are used as executive offices. The term of the lease is five years commencing September 1, 1999. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $40,000 during the first year of the lease. Thereafter, the rental amount is adjusted annually in accordance with the consumer price index. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Centers, P.A., a North Carolina professional association affiliated with the Company through a management agreement, is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Fayetteville, North Carolina and are used for the practice of optometry and the sale of eye glasses and corrective lenses. The term of the lease is five years commencing May 1, 1997. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $96,000 and $100,000 during the first two years and second two years respectively. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being released.

     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Jacksonville, North Carolina and are used for the practice of optometry and the sale of eye glasses and corrective lenses. The term of the lease is four years commencing May 1, 1997. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $59,752 during the first two years. During the second two years Optometric Eye Care Centers, P.A. pays an annual rental of $65,184 or 6% of net revenues, whichever is greater. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being released.

     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated June 1, 1996 with CS Investments, Inc. The lease premises are located in Cary, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is twenty years. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $128,445 and an amount equivalent to six percent of the annual gross sales in excess of $1.8 million. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being released. Drs. Harrold and Barker each own a 20% interest in the leased premises.

     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated August 31, 1994 with Charles and Jean Zwerling. The lease premises are located in Smithfield, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is five years commencing on September 1, 1994 with the option to renew beginning September 1, 1999 for an additional five year period. Under the lease Optometric Eye Care Centers, P.A. pays an annual rental of $52,800. Drs. Harrold and Barker each own a 20% interest in the leased premises.

     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated January 2, 1995 with John, Betty and Lillian Hearn. The lease premises are located in Monroe, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is seven years commencing on January 2, 1995. Under the lease Optometric Eye Care Centers, P.A. pays an annual rental of $45,600. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being released. Drs. Harrold and Barker each own a 25% interest in leased premises.


STOCK PURCHASE AGREEMENT AND CONSULTING AGREEMENT

     Under the terms of a Stock Purchase Agreement dated as of October 15, 1997 among OptiCare Eye Health Centers and Oxford Health Plans, Inc. ("Oxford"), Nazem OptiCare Partners, LP, Eugene

W. Huang and Christopher Kaufman, as purchasers, OptiCare Eye Health Centers sold, for an aggregate purchase price of $6,000,017 either Class A preferred shares, or Class B preferred shares to Oxford, Nazem, OptiCare Partners, Huang and Kaufman. In addition Oxford received warrants to purchase Class B shares.

     Prior to the mergers, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Mr. Nazem, Mr. Huang and Mr. Kaufman were parties to a certain Amended and Restated Stockholders Agreement (the "OptiCare Stockholders Agreement"), dated as of October 15, 1997, that contained provisions such as restrictions on transfers of shares, rights of first refusal, co-sale rights and provisions relating to the election of directors. Pursuant to a Second Amended and Restated Stockholders' Agreement entered into in connection with the mergers, the OptiCare Stockholders Agreement was amended and restated so as to terminate most of its provisions and to amend certain provisions relating to restrictions of the employee/stockholders from competing with the company.

     Prior to the mergers, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Mr. Huang and Mr. Kaufman were parties to a certain Registration Rights Agreement (the "OptiCare Registration Rights Agreement"), dated as of October 15, 1997, that provided for certain demand and piggyback registration rights in favor of the stockholders parties thereto. The OptiCare Registration Rights Agreement was terminated, effective as of the mergers. However, pursuant to a Letter Agreement, dated August 9, 1999, between the company and Oxford, the company agreed to continue the piggyback registration rights provided for in the OptiCare Registration Rights Agreement with respect to the shares issuable upon exercise of the warrants held by Oxford.


PARTICIPATING PROVIDER AGREEMENT

     OptiCare Eye Health Centers is also a party to a participating provider agreement with Oxford Health Plans, Inc., a holder of in excess of five percent of our outstanding capital stock, under which OptiCare Eye Health Centers provides medical services to the insured members of Oxford's insurance plans and receives fees from Oxford for these services. This agreement may be terminated by either party upon 90 days written notice.


SETTLEMENT WITH OPTOMETRIC EYE CARE CENTER, P.A.

     In 1996, Drs. Allan L.M. Barker and D. Blair Harrold, majority stockholders in Optometric Eye Care Center, P.A. and Consolidated Eye Care, Inc., sold Consolidated to PrimeVision Health. At the same time, Drs. Barker and Harrold became executive officers and directors of PrimeVision Health. Consolidated and Optometric Eye Care had previously entered an administrative services agreement which continued after the sale of Consolidated to PrimeVision Health. Among other factors, the impending mergers of PrimeVision Health and OptiCare Eye Health Centers prompted Drs. Barker and Harrold to begin proceedings to terminate the administrative services agreement between Consolidated (a subsidiary of PrimeVision Health at the time) and Optometric Eye Care and to submit their resignations from PrimeVision Health forthwith. In conjunction with these actions, Drs. Barker and Harrold submitted a Request for Declaratory Ruling from the North Carolina Board of Examiners in Optometry and instituted a lawsuit in North Carolina Superior Court, asking the court to grant a Temporary Restraining Order, which was issued, enjoining, among other things, the mergers.

     On April 9, 1999, Drs. Harrold and Barker entered into a settlement agreement among Optometric Eye Care, PrimeVision Health, Consolidated and the other parties to the lawsuit, and the transactions called for in the settlement agreement closed on August 13, 1999, at the same time as the mergers of PrimeVision Health and OptiCare Eye Health Centers with the company. Following are the material terms of this settlement agreement:

(1) Consolidated and Optometric Eye Care entered into a new 40-year administrative services agreement with an initial 15 year term and five automatic renewals for five years each. See above "Optometric Eye Care Center, P.A. Professional Services and Support Agreement."

(2)  $2.5 million was paid to Drs. Harrold and Barker.

(3) PrimeVision Health issued additional shares of its common stock to Drs. Barker and Harrold such that, together with shares previously owned, will constitute 32% of PrimeVision Health's total common stock calculated on a primary basis immediately prior to the mergers. This share grant satisfied a note receivable in the amount of $364,896 plus accrued interest held by Consolidated Eye Care and all other alleged claims.

(4) Drs. Harrold and Barker entered into new employment agreements with the company that became effective on August 13, 1999, at the same time as the closing of the mergers.

(5) In the event of the company's subsequent insolvency or bankruptcy, Drs. Barker and Harrold will have the right to purchase six retail business operations in North Carolina for three times the earnings before interest, taxes, depreciation and amortization excluding the effect of all extraordinary items and non-recurring charges. This right will be available to Drs. Barker and Harrold only until such time as the aggregate market value of their common stock is less than $7 million.

(6)  Dr. Barker was named as one of our directors.


ARRANGEMENTS WITH MARLIN CAPITAL, L.P.

     Pursuant to the terms of a stock purchase agreement, dated as of June 4, 1998, between PrimeVision Health and Marlin Capital, L.P., PrimeVision Health sold to Marlin Capital (i) 8,000 shares of Prime Vision Health's Class A Preferred Stock and (ii) warrants to purchase 1,333,333 shares of PrimeVision Health's common stock for an aggregate purchase price of $8,000,000. Mr. Martin
E. Franklin, who is a current Director of OptiCare, is the Chairman, Chief Executive Officer and principal stockholder of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P., a private investment partnership since October 1996. Mr. Ian G.H. Ashken, who is a current Director of OptiCare, is the Vice Chairman of Marlin Holdings, Inc.

     In connection with the mergers, the 8,000 shares of Prime Vision Health Class A Preferred Stock and warrants owned by Marlin Capital were exchanged as follows:

     o 2,000 shares of PrimeVision Health preferred stock and all the warrants (as adjusted) were exchanged for 2,033,333 shares of PrimeVision Health common stock, which in turn were exchanged in the mergers for 638,059 shares of our common stock.

     o 2,000 shares of PrimeVision Health preferred stock were exchanged for a promissory note issued by us in the principal amount of $2,000,000, having a three year term and bearing interest at the annual rate of 8%. This promissory note was cancelled in January, 2000 upon the exchange of the note for 571,428 registered shares of our common stock in connection with our offering of an aggregate of 3,571,428 shares of common stock at a price of $3.50 per share. See "Business of OptiCare -- Recent Developments."

     o 4,000 shares of PrimeVision Health preferred stock were exchanged for a convertible promissory note issued by us in the principal amount of $4,000,000, having a three year term, and bearing interest at the annual rate of 9% beginning on February 14, 2000. The note was convertible into our common stock after August 13, 2000 at a conversion price which is the greater of (x) the closing market price on the first trading day after the mergers, or (y) 90% of the average closing price of our common stock in the 20 trading days prior to conversion. This note was paid in full in February, 2000 with a portion of the proceeds of a common stock offering. See "Business of OptiCare -- Recent Developments"

                        OPTICARE PRINCIPAL STOCKHOLDERS


PRINCIPAL STOCKHOLDERS

     As of May 1, 2000 there were 12,578,766 shares of our common stock outstanding. The following table sets forth as of May 1, 2000 certain information regarding the beneficial ownership of the common stock outstanding (but without giving effect to the underwriters' exercise of the over-allotment option) by (i) each person who is known to us to own 5% or more of our common stock (the holdings of certain unrelated entities listed below are based on shareholdings disclosed in their public filings), (ii) each of our directors,
(iii) our four other most highly compensated executive offices whose total compensation exceeded $100,000 and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.

                                                                     SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                                      OWNED PRIOR TO THE               OWNED
                                                                         OFFERING (1)         AFTER THE OFFERING (1)
                                                                   ------------------------   -----------------------
NAME OF EXECUTIVE OFFICERS, DIRECTORS
OR 5% STOCKHOLDERS                                                    SHARES       PERCENT       SHARES       PERCENT
----------------------------------------------------------------   ------------   ---------   ------------   --------
Oxford Health Plans (2) ........................................      775,996         6.1%       775,996        4.2%
Bank Austria Creditanstalt Corporate Finance, Inc. (3) .........      785,616         6.2%       785,616        4.2%
Marlin Capital, L.P. ...........................................    1,209,487         9.6%     1,209,487        6.5%
Martin E. Franklin(4) ..........................................    1,211,487         9.7%     1,211,487        6.5%
Ian G.H. Ashken (5) ............................................    1,211,487         9.7%     1,211,487        6.5%
Palisade Capital Management ....................................    2,000,000        15.9%     2,000,000       10.8%
Allan L.M. Barker, O.D. (6) ....................................      665,056         5.3%       665,056        3.6%
D. Blair Harrold, O.D. .........................................      660,505         5.3%       660,505        3.6%
Dean J. Yimoyines M.D. (7) .....................................      393,149         3.1%       393,149        2.1%
Steven L. Ditman (8) ...........................................       38,488           *         38,488          *
Samuel B. Petteway (9) .........................................       68,225           *         68,225          *
John F. Croweak ................................................        2,000           *          2,000          *
Carl J. Schramm ................................................            0           *              0          *
All executive officers and directors as a group (9
 persons)(4)(5)(6)(7)(8)(9) ....................................    3,040,910        24.2%     3,040,910       16.4%

----------
* Less than 1%

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group. Assumes the issuance of an additional 6,000,000 shares in connection with the Merger in determining the percentage for shares beneficially owned after the offering.

(2) Includes 337,514 shares subject to currently exercisable warrants. The address of Oxford is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

(3) Includes 418,803 shares of non-voting convertible preferred stock held by Bank Austria. Also includes warrants to purchase 100,000 shares of either common stock or non-voting convertible preferred stock. Does not give effect to provisions which may be included in the preferred stock and warrants, which, for bank regulatory purposes, will restrict Bank Austria from beneficially owning in excess of 4.99% of our outstanding common stock. The address of Bank Austria is Two Ravinia Drive, Suite 168, Atlanta, Georgia 30346.

(4) Includes 1,209,487 shares of common stock held by Marlin Capital, L.P. Mr. Martin E. Franklin, who is a director of the company, is the Chairman, Chief Executive Officer and principal stockholder of Marlin Holdings, Inc. which is the general partner of Marlin Capital, L.P. Mr. Franklin disclaims beneficial ownership of such shares. The address of Marlin Capital, L.P. is 555 Theodore Fremd Ave., Rye, New York 10584.

(5) Includes 1,209,487 shares of common stock held by Marlin Capital, L.P. Mr. Ian G.H. Ashken is the Vice Chairman of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P. Mr. Ashken disclaims beneficial ownership of such shares.

(6) Includes 552 shares of common stock held by Dr. Barker's son, as to which Dr. Barker disclaims beneficial ownership.

(7) Includes 249,825 shares of common stock held by Linda Yimoyines, wife of Dean J. Yimoyines, and 143,224 shares of common stock issuable upon the exercise of outstanding options.

(8) Includes 36,488 shares of common stock issuable upon the exercise of outstanding options held by Mr. Ditman.

(9) Includes 17,782 shares of common stock issuable upon the exercise of outstanding options held by Mr. Petteway.

                      INFORMATION ABOUT VISION TWENTY-ONE


            VISION TWENTY-ONE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL OVERVIEW

     Since its inception, Vision Twenty-One has sought to develop and manage local area eye care delivery systems ("LADSSM"). LADS involved contractual affiliations with local optometrists and ophthalmologists (the "Affiliated Providers") to provide primarily vision care and refractive surgery at independent or company-owned clinics and surgery centers. Additionally, Vision Twenty-One developed retail distribution channels for its LADS through affiliating with retail optical chains and developed managed care distribution channels for its LADS through contracting with local health plans and other third party payers.

     Vision Twenty-One's LADS operating revenue was primarily derived from a wide range of service fees earned through strategic affiliations with eye care clinics and retail optical locations and through ownership interests in refractive surgery centers ("RSCs"), ambulatory surgery centers ("ASCs") and retail optical chains. LADS also included the management of practices of optometry and ophthalmology ("PPM"). The PPM business involved Vision Twenty-One entering into long-term management agreements ("Management Agreements") with professional associations or corporations pursuant to which Vision Twenty-One was the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the professional practices. The PPM segment represented a substantial portion of Vision Twenty-One's business in 1999.

     Vision Twenty-One also generated significant revenue from its buying group division that provided benefits to its Affiliated Providers through the consolidation and management of purchases of optical goods. In addition, Vision Twenty-One generated significant revenue from its managed care division by entering into capitated managed care contracts with third-party insurers and payors and by administering indemnity fee-for-service plans.

     During 1999, Vision Twenty-One began implementing a plan of divesting itself of the PPM, retail optical chains and buying group businesses in order to focus on expanding its refractive surgery, ambulatory surgery and managed care businesses. The sales of the buying group division and retail optical chains were completed in two individual transactions. The PPM divestiture requires multiple transactions involving the sales of practice assets, typically back to the doctors or their affiliates, and the termination of Management Agreements. This divestiture program commenced late in the 4th quarter of 1999 and is expected to be completed by June 30, 2000.

     Vision Twenty-One was incorporated in Florida on May 9, 1996. Its principal operating subsidiaries consist of Vision 21 Managed Eye Care of Tampa Bay, Inc. ("Vision 21 MCO"), Vision 21 Physician Practice Management Company, Inc. ("Vision 21 PPMC") and BBG-COA, Inc. and its subsidiaries ("Block Vision").Vision 21 PPMC and Vision 21 MCO were merged with Vision Twenty-One in November 1996. In the merger, all of the outstanding shares of stock of Vision 21 PPMC and Vision 21 MCO which were owned by certain executive officers and directors of Vision Twenty-One were exchanged for common stock of Vision Twenty-One. The principal executive office of Vision Twenty-One is located at 7360 Bryan Dairy Road, Suite 200, Largo, Florida 33777, and its telephone number is (727) 545-4300.


MERGER AGREEMENT WITH OPTICARE HEALTH SYSTEMS

     Vision Twenty-One's Board of Directors voted to explore a number of strategic alternatives intended to maximize stockholder value. As a result, on February10, 2000, Vision Twenty-One entered into an Agreement and Plan of Merger and Reorganization ("Merger Agreement") with OptiCare Health Systems, Inc. and OC Acquisition Corp. (collectively, "OptiCare"). The Merger will combine the companies' refractive surgery, ambulatory surgery and managed care businesses. Under the terms of the Merger Agreement, Vision Twenty-One's common stock will be converted into OptiCare common stock at an initial exchange ratio of .402 shares of OptiCare common stock for each share of Vision Twenty-One's common stock. At the initial exchange ratio, approximately six million shares of OptiCare common stock would be issued in exchange for 100% of the issued and outstanding common stock of Vision Twenty-One. The final exchange ratio will be calculated prior to closing, in part, on the basis of a subsequent determination of Vision Twenty-One's consolidated balance sheet. The Merger will be accounted for as a purchase and includes the assumption by OptiCare of approximately $60.0 million of Vision Twenty-One's outstanding debt. The transaction is subject to certain closing conditions, including, but not limited to, regulatory approvals, the approval of the stockholders of both OptiCare and Vision Twenty-One, the restructuring of certain debt obligations of OptiCare and Vision Twenty-One and the raising by OptiCare of not less than $30.0 million of equity or mezzanine capital.


DISPOSITION OF BUSINESSES

     Vision Twenty-One has concentrated on developing it's LADs since late 1997. Over the past year, Vision Twenty-One has been analyzing certain business units within such LADs and assessing the long-term strategic value of each existing component. Effective August 31, 1999, Vision Twenty-One completed the sale of Vision World, Stein Optical (a trade name of EyeCare One Corp.), and The Eye DRx (the "Retail Optical Chains") to Eye Care Centers of America, Inc. ("ECCA"). ECCA is based in San Antonio, Texas and operates a national chain of full-service retail optical stores. In connection with this transaction, Vision Twenty-One received approximately $37.3 million in cash. Of the proceeds Vision Twenty-One received at closing, approximately $30.8 million was applied as a permanent pay down of its term debt credit facility, approximately $2.8 million was paid down under its ongoing $7.5 million revolving credit facility, approximately $2.4 million was used for costs and other obligations related to the transaction and approximately $1.3 million was utilized to fund an escrow arrangement between the parties relative to terms under the agreement. Based on post-closing adjustments, the final sales price was approximately $31.8 million, and Vision Twenty-One has recorded a liability of approximately $4.0 million to ECCA, net of escrow, with respect to such post-closing adjustments. Under the sale agreement, Vision Twenty-One indemnified one of its former Managed Professional Associations for certain partnership obligations. Accordingly, a charge of $0.2 million was recorded to loss on disposal of discontinued operations in 1999. A net loss of approximately $3.2 million was recorded on the transaction. Vision Twenty-One is currently in discussions with ECCA regarding payment of the post-closing purchase price adjustment and has reached an oral agreement that is conditioned upon consummation of the OptiCare transaction. In the event the OptiCare transaction is not consummated for whatever reason, there can be no assurance that Vision Twenty-One will be able to pay the amounts owed to ECCA.

     On June 4, 1999, Vision Twenty-One completed the sale of its buying group division. Net proceeds of $4.3 million received by Vision Twenty-One were primarily used to repay outstanding borrowings under Vision Twenty-One's credit facilities.


EXIT FROM PHYSICIAN PRACTICE MANAGEMENT BUSINESS

     On October 25, 1999, Vision Twenty-One announced its intent to exit the business of managing optometry and ophthalmology practices. The details of the plan were finalized in December 1999. This represented a crucial step in Vision Twenty-One's strategy of redirecting its corporate resources towards the development of refractive surgery and ambulatory surgery initiatives in these same markets. Vision Twenty-One expects the majority of the affected physicians to continue to be part of the Vision Twenty-One national eye care delivery network and/or participate in its refractive and ambulatory surgery center initiatives. The exit of the physician practice management ("PPM") business is expected to be accomplished through the sale of the practice assets back to the physicians or their affiliates, the termination of Management Agreements and the restructuring of certain refractive surgery center facility access agreements. The terms of each managed practice divestiture are subject to the prior approval of the banks under Vision Twenty-One's credit facilities. Accordingly, in 1999, Vision Twenty-One recorded a loss of $58.7 million, which is net of an income tax benefit of

$1.1 million, related to the expected sale of practice assets. As of March 31, 2000,Vision Twenty-One had sold 11 practices and received proceeds of approximately $5.2 million.

     As a result of the changes occurring in Vision Twenty-One's business, including, but not limited to, the pending Merger with OptiCare, the divestiture of large business units, the shift in operating focus, changes in Vision Twenty-One's managed care business, Vision Twenty-One's exiting of the PPM business and issues related to Vision Twenty-One's accessibility to future working capital, the overall results should not necessarily be relied upon as being indicative of future operating performance.


POSSIBLE DELISTING BY NASDAQ

     On April 20, 2000 Vision Twenty-One received a letter from Nasdaq advising Vision Twenty-One of a possible delisting of Vision Twenty-One from the Nasdaq National Market due to Vision Twenty-One's failure to timely file its Form 10-K with the Securities and Exchange Commission. Vision Twenty-One requested and has received a hearing related to this matter which is scheduled for May 25, 2000. The delay in filing the Form 10-K was primarily attributable to Vision Twenty-One's discontinued operations. As a result of Vision Twenty-One's discontinued operations, Vision Twenty-One may experience difficulty in timely filing its Form 10-Q for the firstquarter of fiscal 2000 although it currently believes it will file within the time set forth in Rule 12b-25. In addition, Vision Twenty-One will have to show NASDAQ that it meets the other listing requirements and based upon current circumstances it is unlikely that it will meet such requirements. While Vision Twenty-One believes it has reasonable arguments in favor of its continued listing and it expects to seek a waiver of such conditions through closing of the OptiCare transaction, there can be no assurance that Vision Twenty-One's listing on the Nasdaq National Market will continue following the date of the currently scheduled hearing.


ADDITIONAL OVERVIEW

     As part of its PPM business, Vision Twenty-One entered into Management Agreements with professional associations or corporations (the "Managed Professional Associations") pursuant to which Vision Twenty-One was the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the professional practices. Each managed provider maintained full authority, control and responsibility over the provision of professional care and services to its patients. Vision Twenty-One did not provide professional care to patients nor did Vision Twenty-One employ any of the ophthalmologists or optometrists, or any other professional health care provider personnel, of the Managed Professional Association. The initial term of the Management Agreement was typically 40 years. Under the majority of Vision Twenty-One's Management Agreements, the management fees ranged from 20% to 37% of the Managed Professional Associations' net revenues after deducting from such revenues all expenses of the clinics other than those related to stockholders of the Managed Professional Associations. This type of arrangement was usually utilized in management relationships with ophthalmology practices. Additionally, Vision Twenty-One had Management Agreements with management fees ranging from 50% to 87% of net practice revenues where Vision Twenty-One was required to pay generally all the expenses of the clinics with the exception of professional salaries and benefits. Such arrangements were typically utilized in management relationships with optometrists. The management fees earned by Vision Twenty-One pursuant to these Management Agreements fluctuated depending on the level of revenues and expenses of the Managed Professional Associations. The Managed Professional Associations derive their revenues from professional fees as well as fees received for the use of ASCs, RSCs and sales of optical goods. The Managed Professional Associations receive payments from a combination of sources including capitation payments from managed care companies and government funded reimbursements (Medicare and Medicaid).

     Managed care revenues are derived principally from fixed premium payments received pursuant to its managed care contracts on a capitated or risk-sharing basis. Vision Twenty-One also receives fees for the provision of certain financial and administrative services related to its indemnity fee-for-service plans. Pursuant to its capitated managed care contracts, Vision Twenty-One receives a fixed premium payment per-member-month for a predetermined benefit level of eye care services, as negotiated between Vision Twenty-One and the payer. Profitability of Vision Twenty-One's capitated managed care contracts is directly related to the specific terms negotiated, utilization of eye care services by member patients and the effectiveness of administering the contracts. Vision Twenty-One receives a percentage of collected medical billings for administering indemnity fee-for-service plans for its Affiliated Providers. Although the terms and conditions of Vision Twenty-One's managed care contracts vary considerably, they typically have a one-year term.

     Vision Twenty-One manages risk of capitated managed care contracts by monitoring utilization of each Affiliated Provider and comparing their utilization to national averages, expected utilization at the time the contract was bid, utilization of other providers and historical utilization of the Affiliated Provider. Abnormal utilization of an Affiliated Provider results in a medical chart review by Vision Twenty-One and further counseling on appropriate clinical protocols. To further manage the risk of capitated managed care contracts, Vision Twenty-One, in certain instances, enters into agreements to pay Affiliated Providers a fixed per-member-per-month fee for eye care services rendered or a pro rata share of managed care capitated payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers). Vision Twenty-One targets these payments at a range of 80% to 90% of total payments received pursuant to Vision Twenty-One's capitated managed care contracts.


1998 ACQUISITIONS

     In addition to the acquisitions described below, Vision Twenty-One completed the acquisition of the business assets of 54 optometry clinics, nine ophthalmology clinics, one ambulatory surgical center, two refractive centers and 21 optical dispensaries located in Texas, Arizona, New Jersey, Florida, Nevada, Minnesota and Wisconsin. Business assets consisted of certain non-medical and non-optometric assets, including accounts receivable, leases, contracts, equipment and other tangible and intangible assets. Concurrently with these acquisitions, Vision Twenty-One entered into Management Agreements with the relatedprofessional associations employing 65 optometrists and five ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, Vision Twenty-One purchased all of the outstanding stock of The Complete Optical Laboratory, Ltd., Corp. located in New Jersey which serviced Vision Twenty-One's New Jersey optometry clinics and acquired substantially all of the business assets of a managed care company located in Florida which serviced more than 82,700 patient lives. These acquisitions were accounted for under the purchase method of accounting. Such acquisitions are collectively referred to herein as the "1998 Acquisitions." In connection with these acquisitions, Vision Twenty-One provided aggregate consideration of approximately $20.1 million, consisting of approximately 1.0 million shares of common stock, approximately $13.5 million in cash and promissory notes in the aggregate principal amount of $1.3 million, subject to post-closing adjustments.

     Vision Twenty-One completed the acquisition of American SurgiSite Centers, Inc. ("American SurgiSite"), an ambulatory surgery center developer, management and consulting company located in New Jersey, effective September 1, 1998.American SurgiSite manages eight ambulatory surgery facilities. In connection with this transaction, Vision Twenty-One paid $1.5 million in cash and issued 235,366shares of common stock. In addition, Vision Twenty-One is required to provide additional contingent consideration of up to $3.1 million if certain post-acquisition targets are met.

     Vision Twenty-One completed the acquisition of Vision World, Inc. ("Vision World"), a retail optical chain located in Minneapolis, Minnesota, effective June 30, 1998. Vision World consisted of 38 retail clinics and 30 optometrists. In connection with this transaction, Vision Twenty-One paid $16.1 million in cash, net of cash acquired. Vision World was sold effective August 31, 1999.

     In March 1998, Vision Twenty-One completed a transaction with EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA"). EyeCare One, operating under the trade name of Stein Optical, was a retail optical chain consisting of 16 optometric retail locations in

Milwaukee, Wisconsin. VIPA holds a single service insurance license and delivers vision care benefits to approximately 19,000 patient lives in Wisconsin. These transactions were accounted for as a pooling of interests. The costs of approximately $718,000 incurred in connection with these transactions were charged to expense. In connection with these transactions, Vision Twenty-One issued 1,109,806 shares of common stock, valued at approximately $10.5 million. EyeCare One Corp. was sold effective August 31, 1999.

     In January 1998, Vision Twenty-One completed the acquisition of The Eye DRx, a retail optical chain of 19 retail clinics located in Bloomfield, New Jersey. In connection with this transaction, Vision Twenty-One paid $7.2 million in cash and issued 522,600 shares of common stock. In conjunction with this acquisition, Vision Twenty-One entered into Management Agreements with the Managed Professional Associations' stockholders. The Eye DRx was sold effective August 31, 1999.


1997 ACQUISITIONS

     During 1997, Vision Twenty-One completed the acquisition of the business assets of one optometry clinic, 19 ophthalmology clinics, nine optical dispensaries and five ASCs. Concurrent with these acquisitions, Vision Twenty-One entered into Management Agreements with the related professional associations employing nine optometrists and 29 ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, Vision Twenty-One acquired all of the issued and outstanding stock of BBG-COA, Inc.("Block Vision"), LSI Acquisition, Inc. ("LSI") and MEC Health Care, Inc.("MEC"). The Block Vision transaction is referred to herein as the "Block Acquisition" and the LSI and MEC transactions are collectively referred to herein as the "LaserSight Acquisitions". Vision Twenty-One also completed the acquisition of substantially all the business assets of a managed care company servicing two capitated managed care contracts covering over 134,000 patient lives. Excluding the Block and LaserSight Acquisitions, such acquisitions are collectively referred to herein as the "1997 Acquisitions." In connection with the Block Acquisition and LaserSight Acquisitions, Vision Twenty-One provided aggregate consideration of $68.1 million, consisting of 2,758,572 shares of common stock, $38.8 million in cash and $364,000 in promissory notes. In connection with the Block and 1997 Acquisitions, Vision Twenty-One was required to provide additional contingent consideration to certain sellers consisting of approximately 393,654 shares of common stock, approximately $821,000 in cash and approximately $467,000 of common stock value if specified post-acquisition performance targets were met.

     In connection with the 1997 and 1998 Acquisitions, Vision Twenty-One issued approximately 146,000 additional shares of common stock and approximately $463,000 in cash in 1999.


1998 RESTRUCTURING PLAN AND CERTAIN ACCOUNTING MATTERS

     Vision Twenty-One recognized various accounting impacts in the fourth quarter of 1998 relative to a restructuring plan announced in 1998 (the "Restructuring Plan"). The Restructuring Plan initiatives, which consisted of a number of specific projects, were designed to position Vision Twenty-One to take full operational and economic advantage of various key acquisitions and allow Vision Twenty-One to complete the consolidation and deployment of necessary infrastructure for the future. The total restructuring and other charges and business integration costs recorded in 1998 were $8.9 million. (See
Note 13 -- Restructuring Plan to the Consolidated Financial Statements). The Restructuring Plan resulted in the accrual of a reserve for restructuring costs at December 31, 1998 in the amount of approximately $2.8 million. These initiatives included: a) the integration of managed care service centers and business lines, b) the consolidation of retail back office functions, and c) the consolidation of certain corporate functions. As provided for in the Restructuring Plan, Vision Twenty-One also expensed other charges and related business integration costs during the fourth quarter of 1998. These costs represented incremental or redundant costs as well as internal costs that resulted directly from the development and initial implementation of the Restructuring Plan, but were required to be expensed as incurred. These other charges and business integration costs totaled approximately $6.1 million in 1998 and consisted primarily of: a) write-offs related to exiting certain markets, b) write-offs of capitalized costs that would not be realized as a result of the Restructuring Plan and c) redundant employee costs and expenses for severed employees through the date of severance. Also included were training costs, re-branding costs, relocation costs, retention payments, and lease costs for facilities that were planned for closure.


     Several unusual accounting items occurred in 1998 which specific costs related thereto were not expected to occur again in the future. These unusual items consisted of restructuring and other charges and business integration costs of $8.9 million related to the previously announced Restructuring Plan discussed above, merger costs of $0.7 million, start-up and software development costs of $0.9 million, an extraordinary charge of $1.3 million related to early extinguishment of debt and expenses for Vision Twenty-One's previously disclosed intercompany reconciliation and other items totaling $3.6 million. The $3.6million consisted of $1.6 million of expenses related to the results of Vision Twenty-One's previously announced unreconciled item and $2.0 million of one time items related to revenue recognition of acquisition integration fees and receivable write-offs. As a result of Vision Twenty-One's reconciliation of intercompany accounts, change in accounting for start-up and software development costs and the change in accounting treatment for revenue recognition regarding acquisition integration fees in 1998, Vision Twenty-One restated its 1998 Form 10-Q's.


     The unreconciled items referenced above required extensive analysis of the financial statements from fiscal years 1996, 1997 and 1998 for many of Vision Twenty-One's acquired entities, resulting in a delay in filing Vision Twenty-One's 1998 Form 10-K. The identified items substantially resulted from the different accounting systems used for each entity during the prior periods. Currently, these entities are operating on a single accounting management information system using thin client server technology to connect them to corporate headquarters over a private intranet network.

RESULTS OF OPERATIONS


     The following table sets forth, as a percentage of total revenues, certain items in Vision Twenty-One's Consolidated Statements of Operations for the periods indicated. As a result of the 1997 Acquisitions, the 1998 Acquisitions, the 1999 divestitures and the planned exit of the PPM business, Vision Twenty-One does not believe that the historical percentage relationships for 1997, 1998 and 1999 reflect Vision Twenty-One's expected future operations.




                                                                            1997          1998           1999
                                                                         ----------   ------------   ------------
Revenues:
 Refractive and ambulatory surgery centers, net ......................         --%          3.5%          14.1%
 Managed care ........................................................       72.1          46.6           64.2
 Buying group ........................................................       27.9          49.9           21.7
                                                                            -----         -----          -----
  Total revenue ......................................................      100.0         100.0          100.0
                                                                            -----         -----          -----
Operating expenses:
 Refractive and ambulatory surgery center operating expenses .........         --           3.1           13.0
 Medical claims ......................................................       54.1          35.7           48.0
 Cost of buying group sales ..........................................       26.4          47.4           20.7
 General & administrative ............................................       30.0          15.6           31.5
 Depreciation & amortization .........................................        2.0           2.1            3.4
 Special items:
  Restructuring and other charges (credits) ..........................         --           5.5          ( 1.6)
  Start-up and software development costs ............................         --           0.8            0.6
  Merger costs .......................................................         --           0.6             --
                                                                            -----         -----          -----
  Total operating expenses ...........................................      112.5         110.8          115.6
                                                                            -----         -----          -----
Loss from operations .................................................      (12.5)        (10.8)         (15.6)
                                                                            -----         -----          -----
 Amortization of loan fees ...........................................        0.7           0.3            2.7
 Interest expense ....................................................        3.6           3.4            6.3
 Gain on sale of assets, net .........................................         --            --          ( 0.6)
                                                                            -----         -----          -----
 Loss from continuing operations before income taxes and minority
  interest ...........................................................      (16.8)        (14.5)         (24.0)
 Income taxes ........................................................         --            --             --
 Minority interest ...................................................         --            --            0.1
                                                                            -----         -----          -----
Loss from continuing operations ......................................      (16.8)        (14.5)         (24.1)
 Discontinued operations:
  Income from discontinued operations ................................       18.4           9.4            4.4
  Loss on disposal of discontinued operations ........................         --            --          (74.3)
 Income (loss) before extraordinary items ............................        1.6         ( 5.1)         (94.0)
 Extraordinary item-gain on sale of EyeCare One Corp. ................         --            --            4.3
 Extraordinary item-early extinguishment of debt .....................      ( 1.3)        ( 1.6)            --
                                                                            -----         -----          -----
 Net income (loss) ...................................................        0.3%        ( 6.7)%        (89.7)%
                                                                            =====         =====          =====
 Medical Claims Ratio ................................................       75.1%         76.7%          74.8%

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues decreased 25.1% from $118.0 million for the year ended December 31, 1998 to $88.4 million for the year ended December 31, 1999.This decrease was primarily due to Vision Twenty-One's sale of the buying group division, offset by an increase in refractive eye laser and surgery center net revenues attributable to certain of the 1998 Acquisitions and to internal growth. Managed care revenues on a comparable basis increased 3.2% over 1998.

     Refractive and Ambulatory Surgery Center Operating Expenses. As a percentage of refractive and ambulatory surgery revenue, operating expenses of the centers increased from 90.3% for the year ended December 31, 1998 to 91.8%for the year ended December 31, 1999. The increase is due, in large part, to the costs associated with opening new refractive centers.

     Medical Claims. Medical claims expense increased .7% from $42.2 million for the year ended December 31, 1998 to $42.4 million for the year ended December 31, 1999. Vision Twenty-One's medical claims ratio decreased from 76.7% for the year ended December 31, 1998 to 74.8% for the year ended December 31, 1999.The decrease was caused by a higher percentage of vision care wellness contracts which typically have lower utilization rates than medical/surgical contracts and improved performance in 1999 on vision care wellness contracts at Block Vision. Vision Twenty-One terminated one of its managed care contracts effective December 31, 1999. Medical claims expense consists of payments by Vision Twenty-One to its Affiliated Providers for vision care wellness services, medical and surgical eye care services and facility services. These payments are based on fixed payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers) or negotiated fee-for-service schedules.

     Cost of Buying Group Sales. The cost of buying group sales consists of the costs of various optical products which are shipped directly to the providers of eye care services. Vision Twenty-One completed the sale of the buying group division during the second quarter of 1999.

     General and Administrative. General and administrative expenses increased 51.3% from $18.4 million for the year ended December 31, 1998 to $27.9million for the year ended December 31, 1999. General and administrative expenses consist mainly of salaries, wages and benefits related to management and administrative staff located at Vision Twenty-One's corporate headquarters and its managed care service centers as well as professional fees, advertising, building and occupancy costs, operating lease expenses and other costs related to the maintenance of a headquarters operation. The $9.5 million increase in general and administrative expenses consisted primarily of severance costs of approximately $1.1 million, headcount costs (officer, department managers and contract labor) of approximately $2.1 million and professional fees (legal, accounting, and consulting) of approximately $4.5 million. More than $4.0million of the total increase has been specifically identified as non-recurring due to known job eliminations, termination of a consulting contract, and the one-time nature of the costs associated with the intercompany accounts reconciliation effort. Management has been aggressively reducing staff and related overhead expenses in an effort to bring overall general and administrative expenses in line with the current run rate of the continuing business. Professional fees are expected to remain high in the first six months of 2000 as a result of: 1) the requirements of the PPM divestiture effort, 2) activities required to resolve certain claims, 3) ongoing negotiations with Vision Twenty-One's lenders, and 4) activities necessary to close the proposed Merger with OptiCare.

     Depreciation and Amortization. Depreciation and amortization expense increased 21.9% from $2.5 million for the year ended December 31, 1998 to $3.0 million for the year ended December 31, 1999. As a percentage of revenues, depreciation and amortization expense increased from 2.1% for the year ended December 31, 1998 to 3.4% for the year ended December 31, 1999 due to the reduction of revenues resulting from the sale of Vision Twenty-One's buying group division.

     The restructuring credit of approximately $1.4 million resulted from lease termination costs of $0.9 million that were reversed out of the accrual as a result of the sale of the Retail Optical Chains and approximately $0.5 million of severance costs that were reversed out of the accrual as a result of employee resignations and a change in estimate.

     Start-up and Software Development Costs. For the years ended December 31, 1998 and 1999, start-up costs relate to start-up activities associated primarily with refractive surgery centers initiatives. For the year ended December 31,1998, software development costs are associated with Vision Twenty-One's implementation of the Great Plains accounting software system.

     Merger Costs. Merger costs were incurred in 1998 as a result of the pooling of interests method of accounting for the EyeCare One and VIPA acquisitions and consisted primarily of professional fees.

     Interest Expense. Interest expense increased 35.9% from $4.1 million for the year ended December 31, 1998 to $5.6 million for the year ended December 31, 1999. The increase was caused by higher borrowing costs and an increase in the average debt outstanding for year ended December 31, 1999 compared to the year ended December 31, 1998. During 1999, Vision Twenty-One repaid $30.8 million of the outstanding term debt on its credit facilities as a result of the sale of its Retail Optical Chains on August 31, 1999.

     Gain on Sale of Assets. In connection with the sale of assets, Vision Twenty-One realized a gain of $0.5 million.

     Discontinued Operations. Discontinued operations represents the income from Vision Twenty-One's Retail Optical Chains and PPM businesses previously discussed. Vision Twenty-One's Retail Optical Chains were sold on August 31, 1999.Additionally, Vision Twenty-One has allocated a portion of its interest expense to discontinued operations in 1998 and 1999 based on the net assets attributed to the Retail Optical Chains operations.

     Extraordinary Item. The sale of EyeCare One on August 31, 1999 resulted in a gain of $3.8 million which was recorded as an extraordinary item for the year ended December 31, 1999.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues increased 354% from $26.0 million for the year ended December 31, 1997 to $118.0 million for the year ended December 31, 1998. The increase was caused primarily by an increase in buying group revenues attributable to the Block Acquisition which accounted for $51.7 million of the increase, an increase in managed care revenues attributable to the Block Vision and MEC acquisitions, the addition of three capitated contracts and the expansion of an existing contract which accounted for $36.2 million of the increase. Managed care revenues on a comparable basis increased 35% over 1997levels for business units operated by Vision Twenty-One for the entire year. Vision Twenty-One's revenue mix changed from 1997 to 1998, as a full year of revenue was recognized for Vision Twenty-One's buying group in 1998 compared to three months in 1997.

     Refractive and Ambulatory Surgery Center Operating Expenses. Refractive and ambulatory surgery center operating expenses increased from $0 for the year ended December 31, 1997 to $3.7 million for the year ended December 31, 1998.Refractive and ambulatory surgery center operating expenses consisted of salaries, wages and benefits of certain clinic staff, professional fees, medical supplies, advertising, building and occupancy costs, operating lease expenses and other general and administrative costs related to the operation of RSCs and ASC's. This increase was caused primarily by the 1998 Acquisitions.

     Medical Claims. Medical claims expense increased 199% from $14.1 million for the year ended December 31, 1997 to $42.2 million for the year ended December 31, 1998. Vision Twenty-One's medical claims ratio increased from 75.1% for the year ended December 31, 1997 to 76.7% for the year ended December 31, 1998.This increase was primarily attributed to higher utilization under basic vision care plans. As a percentage of managed care revenues, vision care wellness service contracts increased to 45% of managed care revenues for the year ended December 31, 1998. Medical claims expense consists of payments by Vision Twenty-One to its Affiliated Providers for vision care wellness services, medical and surgical eye care services and facility services. These payments are based on fixed payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers) or negotiated fee-for-service schedules.

     Cost of Buying Group Sales. Cost of buying group sales were incurred by Vision Twenty-One as a result of its acquisition of Block Vision. The cost of buying group sales consists of the costs of various optical products which are shipped directly to the providers of eye care services. Vision Twenty-One completed the sale of the buying division in 1999.

     General and Administrative Expenses. General and administrative expenses increased 136.1% from $7.8 million for the year ended December 31, 1997 to $18.4 million for the year ended December 31, 1998. This increase was caused primarily by the 1998 Acquisitions, staff necessary to support Vision Twenty-One's retail optical division, practice management and managed care businesses and increases in travel expenses, professional fees and occupancy costs. General and administrative expenses consisted primarily of salaries, wages and benefits related to management and administrative staff located at Vision Twenty-One's corporate headquarters and its managed care service centers as well as professional fees, advertising, building and occupancy costs, operating lease expenses and other general and administrative costs related to the maintenance of a headquarters operation. As a percentage of revenues, general and administrative expenses decreased from 30.0% for the year ended December 31,1997 to 15.6% for the year ended December 31, 1998. This decrease was caused primarily by increased economies of scale resulting from Vision Twenty-One's expanding business. General and administrative expenses for the year ended December 31,1998 include approximately $2.5 million of business integration costs discussed above, which are expected to be eliminated throughout 1999. General and administrative expenses for the year ended December 31, 1998 included approximately $0.5 million in intercompany amounts which remained unreconciled at December 31, 1998 and were written off in 1998.

     Depreciation and Amortization. Depreciation and amortization expense increased 382.0% from $0.5 million for the year ended December 31, 1997 to $2.5 million for the year ended December 31, 1998. As a percentage of revenues, depreciation and amortization expense remained relatively constant at 2.0% and 2.1% for the years ended December 31, 1997 and 1998, respectively.

     Restructuring and Other Charges. Restructuring and other charges were incurred as a result of Vision Twenty-One's Restructuring Plan previously discussed.

     Start-up and Software Development Costs. Start-up costs were incurred due to Vision Twenty-One's early adoption of the provisions of AICPA Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-up Activities" and AICPA Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Start-up costs relate to start-up activities associated primarily with refractive surgery center initiatives in 1998, and software development costs are associated with Vision Twenty-One's implementation of the Great Plains accounting software system in 1998.

     Merger Costs. Merger costs were incurred as a result of the EyeCare One and VIPA pooling of interests and consist primarily of professional fees.

     Interest Expense. Interest expense increased 337.3% from $0.9 million for the year ended December 31, 1997 to $4.1 million for the year ended December31, 1998. The increase was caused by an increase in the debt outstanding from $27.3 million at December 31, 1997 to $84.4 million at December 31, 1998.

     Discontinued Operations. Income from discontinued operations for the year ended December 31, 1998 represented the results of operations of Vision Twenty-One's Retail Optical Chains and PPM businesses. Income from discontinued operations for the year ended December 31, 1997 represented the results of operations of EyeCare One and the PPM businesses. Vision Twenty-One's Retail Optical Chains were sold effective August 31, 1999. Additionally, Vision Twenty-One has allocated a portion of its interest expense to discontinued operations in 1998 based on the net assets attributed to the Retail Optical Chain operations.

     Extraordinary Charges. Vision Twenty-One incurred extraordinary charges of $1.9 million for the year ended December 31, 1998 in connection with amendments to its credit facility. These extraordinary charges represented the write-off of unamortized deferred loan costs.

LIQUIDITY AND CAPITAL RESOURCES

     Vision Twenty-One has historically funded its working capital and capital expenditure requirements primarily through institutional borrowings and private debt and equity financings. Net cash used in operating activities for the year ended December 31, 1999 was $6.4 million as compared to net cash used in operating activities of $9.0 million for the year ended December 31, 1998. The improvement in 1999 was attributable to favorable working capital changes resulting from the collection of buying group division receivables which were retained by Vision Twenty-One when the division was sold. Cash consumed by operations before working capital changes increased $2.5 million in 1999 due to significantly higher professional fees.

     Net cash provided by investing activities for the year ended December 31, 1999 was $30.6 million and resulted primarily from the sales of Vision Twenty-One's Retail Optical Chains and buying group division. This was offset by purchases of medical equipment and office furniture related to Vision Twenty-One's new laser surgery centers as well as purchases in the normal course of business. Net cash used in investing activities for the year ended December 31, 1998 was $48.7 million and resulted from payments for acquisitions, medical equipment, office furniture and capitalized acquisition costs.

     Net cash used in financing activities for the year ended December 31,1999 was $24.1 million and was primarily attributable to payments on Vision Twenty-One's credit facility as a result of the sales of Vision Twenty-One's Retail Optical Chains and the buying group division. Net cash provided by financing activities for the year ended December 31, 1998 was $53.2 million and was primarily attributable to increased borrowings under Vision Twenty-One's credit facilities.

     On January 30, 1998, Vision Twenty-One entered into a five-year, $50.0 million credit agreement (the "Credit Agreement") with the Bank of Montreal as agent (the "Agent") for a consortium of banks (the "Banks"). The Credit Agreement, which was to mature in January 2003, provided Vision Twenty-One with a revolving credit facility component in an aggregate amount of up to $10.0 million and a term loan component in an aggregate amount of up to $40.0 million. Borrowings under the Credit Agreement were secured by a pledge of the stock of substantially all of Vision Twenty-One's subsidiaries as well as the assets of Vision Twenty-One and certain of its subsidiaries. Obligations under the Credit Agreement were guaranteed by certain of Vision Twenty-One's subsidiaries. The Credit Agreement contained negative and affirmative covenants and agreements that placed restrictions on Vision Twenty-One regarding disposition of assets, capital expenditures, additional indebtedness, permitted liens and payment of dividends, as well as required the maintenance of certain financial ratios. The interest rate on the Credit Agreement was, at the option of Vision Twenty-One, either (i) the London InterBank Offered Rate plus an applicable margin rate, (ii) the greater of (a) the Agent's prime commercial rate or (b) the "federal funds" rate plus 0.5%, or (iii) a fixed rate loan as determined by the Agent at each time of borrowing. At the closing of the Credit Agreement, Vision Twenty-One used approximately $26.9 million of its available borrowing to repay the outstanding balance under Vision Twenty-One's bridge credit facility with Prudential Credit and related accrued interest and transaction costs. As of June 30, 1998, Vision Twenty-One had used approximately $48.3 million of its available borrowings under the Credit Agreement.

      On July 1, 1998, Vision Twenty-One entered into a restated $100.0 million credit agreement (the "Restated Credit Agreement") with the Bank of Montreal as agent for a consortium of banks. The Restated Credit Agreement was used, in part, for early extinguishment of Vision Twenty-One's outstanding balance of approximately $48.3 million under its prior Credit Agreement. The remaining balance under the Restated Credit Agreement was used for working capital, acquisitions and general corporate purposes. The Restated Credit Agreement included a seven-year term loan of $70.0 million and a $30.0 million, five-year revolving and acquisition facility. Other terms and conditions were substantially the same as the prior Credit Agreement with a slightly higher margin spread on the seven-year term portion. At December 31, 1998, approximately $81.6 million was outstanding under the Restated Credit Agreement.

     On February 23, 1999, Vision Twenty-One entered into an amendment to the Restated Credit Agreement (the "First Amendment"). The First Amendment provided a $50.0 million term loan maturing in June 2005 with quarterly principal payments of one percent beginning in June 1999, a $20.0 million term loan maturing in June 2003 with quarterly principal payments of approximately $1.3 million beginning in September 2000, a $12.5 million term loan which was to be utilized for acquisitions and capital expenditures maturing in June 2003, and a $7.5 million revolving credit facility maturing in June 2003. The First Amendment resulted in a reduction of $10.0 million in the total borrowing capacity of Vision Twenty-One. The First Amendment also revised certain of the covenants and included a slightly higher margin spread on the seven-year term portion. Other terms and conditions were substantially the same as the Restated Credit Agreement.

     On June 11, 1999, Vision Twenty-One entered into a second amendment to the Restated Credit Agreement (the "Second Amendment" and together with the Restated Credit Agreement and the First Amendment, the "Amended and Restated Credit Agreement"). The Second Amendment principally revised certain financial covenants in connection with the credit facility which Vision Twenty-One was previously unable to meet, terminated early Vision Twenty-One's unused portion of its borrowing capacity relative to the acquisition component of the credit facility which was scheduled to expire June 30, 1999 and waived Vision Twenty-One's non-compliance with certain obligations under the Amended and Restated Credit Agreement through the date thereof.

     On August 30, 1999, Vision Twenty-One entered into a third amendment to the Amended and Restated Credit Agreement (the "Third Amendment"). The Third Amendment provided for the consent to the sale of Vision Twenty-One's Retail Optical Chains to ECCA by the Banks and Agent as parties to the Amended and Restated Credit Agreement, revised certain covenants and financial ratios and waived Vision Twenty-One's non-compliance with certain obligations under the Amended and Restated Credit Agreement through the date thereof. On August 31, 1999 the sale of Vision Twenty-One's Retail Optical Chains to ECCA was consummated. Of the proceeds received by Vision Twenty-One, $30.8 million was used to permanently reduce Vision Twenty-One's term loan borrowings and $2.8 million was used to reduce the outstanding balance under Vision Twenty-One's $7.5 million revolving credit facility.

     On November 12, 1999, Vision Twenty-One entered into a fourth amendment to the Amended and Restated Credit Agreement (the "Fourth Amendment"). Pursuant to the Fourth Amendment, a bridge loan facility of $3.0 million was made available to Vision Twenty-One which was to mature on November 26, 1999. Waivers were extended on a short-term basis regarding certain of Vision Twenty-One's violations of loan covenants and repayment obligations.

     On November 24, 1999, Vision Twenty-One entered into a fifth amendment to the Amended and Restated Credit Agreement (the "Fifth Amendment"). Pursuant to the Fifth Amendment, the repayment date for the bridge facility was extended, and waivers with respect to violations of certain covenants including payment of certain interest and principal amounts currently due were granted until December 10, 1999.

     On December 3, 1999, Vision Twenty-One entered into a sixth amendment to the Amended and Restated Credit Agreement (the "Sixth Amendment"). Pursuant to the Sixth Amendment, availability under the bridge loan facility was increased from an aggregate of $3.0 million to an aggregate of $4.4 million, the repayment date of the bridge loan facility was extended, and waivers for violations of certain covenants and principal and interest payments due were granted until January 31, 2000.

     On December 10, 1999, Vision Twenty-One entered into a seventh amendment to the Amended and Restated Credit Agreement (the "Seventh Amendment"). Pursuant to the Seventh Amendment, availability under the bridge loan facility was increased to an aggregate of $9.4 million, the repayment date of the bridge loan facility was extended until March 31, 2000 and waivers regarding violations of certain covenants and payment obligations currently due were granted until December 31, 1999. Pursuant to the Seventh Amendment, Vision Twenty-One agreed to provide the Banks with a weekly operating budget and to obtain approval from the Banks for all significant cash expenditures.

     On December 29, 1999, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "December Waiver"). The December Waiver extended the waivers provided by the Seventh Amendment regarding violations of certain covenants and payment obligations currently due until February 29, 2000while Vision Twenty-One explored the possibility of the sale of the entire business or a substantial portion of its assets. The December Waiver granted Vision Twenty-One the ability to use a portion of the proceeds from the sale of the physician practice management businesses to meet its "reasonable and necessary" operating expenses until the sale of Vision Twenty-One was consummated.

     On February 29, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "February Waiver"). The February Waiver related to Vision Twenty-One's announcement that it had entered into a definitive Merger Agreement with OptiCare and extended the waivers provided by the Seventh Amendment until the earlier of March 24, 2000 or the termination of the Merger Agreement with OptiCare pursuant to its terms.

     On March 20, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "March Waiver"). The March Waiver extended (i) the waivers provided by the Seventh Amendment and the December and February Waivers and (ii) the bridge facility due date, until the earlier of April 14, 2000 or the termination of the Merger Agreement with OptiCare pursuant to its terms.

     On April 14, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "April Waiver"). The April Waiver extended (i) the waiver provided by the Seventh Amendment and the December, February and March Waivers and (ii) the bridge facility due date until the earlier of May 5, 2000 or the termination of the Merger Agreement with OptiCare pursuant to its terms.

     On May 5, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "May Waiver"). The May Waiver extended (i) the waiver provided by the Seventh Amendment and the December, February, March and April Waivers and (ii) the bridge facility due date until the earlier of May 19, 2000 or the termination of the Merger Agreement with OptiCare pursuant to its terms.

     On November 20, 1997, Vision Twenty-One completed the sale of 2,300,000 shares of its common stock at a price of $9.50 in a secondary public offering (the "Secondary Offering"). The net proceeds of $20.5 million from the Secondary Offering were used to fund a portion of the consideration for the Block Acquisition.

     In October 1997, Vision Twenty-One received a commitment from Prudential Credit for a credit facility in the aggregate amount of $37.0 million pursuant to a Note Purchase Agreement (the "Bridge Credit Facility"). Approximately $27.0 million of the Bridge Credit Facility was available, if needed, to fund the cash portion of the Block Acquisition to the extent that net proceeds from Vision Twenty-One's Secondary Offering were insufficient for such purpose. The remaining balance of approximately $10.0 million of the Bridge Credit Facility was available for optometry and ophthalmology practice acquisitions. Vision Twenty-One borrowed $5.6 million and $6.5 million for use in funding the cash portions of the Block Acquisition and LaserSight Acquisitions, respectively. Additionally, Vision Twenty-One borrowed approximately $3.5 million for use in the funding of certain optometry and ophthalmology practice acquisitions. Amounts borrowed pursuant to the Bridge Credit Facility were secured by a first security interest in all of Vision Twenty-One's assets. The Bridge Credit Facility was required to be repaid at the earlier of six months from the date of any borrowing from the Bridge Credit Facility or upon the closing of any future debt or equity offering by Vision Twenty-One. The Bridge Credit Facility contained negative and affirmative covenants and agreements which included covenants requiring the maintenance of certain financial ratios. Vision Twenty-One repaid its Bridge Credit Facility borrowings in full from available proceeds under its Credit Agreement.

     On August 18, 1997, Vision Twenty-One completed the sale of 2,100,000 shares of its common stock at a price of $10.00 per share in an initial public offering(the "Initial Public Offering"). The net proceeds from the Initial Public Offering were used to repay substantially all of Vision Twenty-One's outstanding indebtedness and to provide funding for the acquisitions of optometry and ophthalmology clinics and ASCs.

     In April 1997, Vision Twenty-One entered into a credit facility in the aggregate amount of $4.9 million with Prudential Securities Group Inc.("Prudential") pursuant to a note and warrant purchase agreement" (as amended and restated, the "Note and Warrant Purchase Agreement"). The proceeds from the borrowing were used to repay Vision Twenty-One's credit facility with Barnett Bank N.A. in the principal amount of $2.0 million and for general working capital purposes. Under the Note and Warrant Purchase Agreement, Vision Twenty-One issued a senior note secured by all Vision Twenty-One's assets (the "Prudential Note"). The Prudential Note accrued interest at 10% per annum with a maturity of the earlier of January 1, 1998 or upon completion of the Initial Public Offering. In addition, the Note and Warrant Purchase Agreement included a detachable warrant to purchase 210,000 shares of common stock at an exercise price equal to $10.00per share, the price of the common stock in the Initial Public Offering. The number of shares of common stock covered by the warrants and the exercise price were subject to adjustment under certain circumstances. The Prudential Note was repaid by Vision Twenty-One from the net proceeds of the Initial Public Offering.

     In February 1997, Vision Twenty-One borrowed an aggregate of $2.0 million from Piper Jaffray Healthcare Fund II Limited Partnership ("Piper Jaffray") for working capital purposes pursuant to the issuance of senior subordinated notes bearing interest at 10% per annum (the "1997 Subordinated Notes"). The 1997 Subordinated Notes included a detachable warrant to purchase an aggregate of 333,333 shares of common stock which had an exercise price of $6.00 per share. The number of shares of common stock covered by the warrants and the exercise price were subject to adjustment under certain circumstances. The 1997Subordinated Notes were repaid by Vision Twenty-One from the net proceeds of the Initial Public Offering.

     In December 1996, Vision Twenty-One borrowed an aggregate of $1.3 million from certain individuals for working capital purposes pursuant to the issuance of senior subordinated notes bearing interest at 10% per annum (the "1996 Subordinated Notes"). The 1996 Subordinated Notes included detachable warrants to purchase an aggregate of 208,333 shares of common stock at an exercise price of $6.00 per share. The number of shares of common stock covered by the warrants and the exercise price were subject to adjustment under certain circumstances. The 1996 Subordinated Notes were repaid by Vision Twenty-One from the net proceeds of the Initial Public Offering.

     Vision Twenty-One has treated as deferred compensation the issuance of shares of restricted stock in September and October 1996 for future services related to various business development initiatives and management incentives. In September 1996, Vision Twenty-One entered into a five-year services agreement with its Chief Medical Officer, a current director of Vision Twenty-One, and issued 108,133 shares of restricted common stock. These shares were valued at $2.77 per share or $300,000. Of these shares, 40% vested immediately, and Vision Twenty-One recorded a business development charge of $120,000. The remaining 60% of the shares were recorded as an offset in stockholders' equity as deferred compensation in the amount of $180,000. In June 1999, Vision Twenty-One expanded its relationship with the individual to strengthen its refractive care initiative and provided such individual with options to acquire 100,000 shares at $3.69 per share with 100% vesting. Vision Twenty-One recorded start-up cost of $0.2 million in the second quarter of 1999 in connection with such grant. In October 1996, Vision Twenty-One entered into a five-year advisory agreement with an industry consultant who is the current Chairman of the Board of Vision Twenty-One and issued 125,627 shares of restricted common stock, which were to vest over the life of the advisory agreement. These shares were valued at $2.77 per share or $349,000. Vision Twenty-One recorded the issuance of these shares as an offset in stockholders' equity as deferred compensation. This deferred compensation is being amortized as the shares vest on a pro rata basis. In June 1999, Vision Twenty-One expanded its relationship with the individual to strengthen its refractive care initiatives and provided such individual with options to acquire 100,000 shares at $3.44 per share, with 100% vesting. Vision Twenty-One recorded start-up cost of $0.1 million in the second quarter of 1999 in connection with such grant.

     On June 11, 1999 Vision Twenty-One entered into Subscription Agreements with an entity controlled by one of Vision Twenty-One's current directors and with Vision Twenty-One's Chief

Medical Officer, who is also a current director, for the purchase of Vision Twenty-One's common stock. The aggregate proceeds received by Vision Twenty-One of approximately $1.1 million were used for working capital purposes.


     Vision Twenty-One believes the effects of inflation have not had a material adverse impact on its operations or financial condition to date. Substantial increases in prices in the future, however, could have a material adverse effect on Vision Twenty-One's results of operations.


     During the fourth quarter of 1999, Vision Twenty-One's liquidity was adversely impacted by the announced exit from the PPM business as collection of PPM management fee revenues during the negotiation process declined significantly. However, during the first quarter of 2000, Vision Twenty-One began completing the sale of the practice assets back to physicians or affiliates. The resulting proceeds provided additional resources to fund operations. As of March 31, 2000, Vision Twenty-One had sold eleven practices and received proceeds of approximately $5.2 million. Management has been aggressively reducing staff and related overhead spending, carefully managing business unit operating cash flow and negotiating for the divestiture of the remaining PPM businesses in an effort to further improve Vision Twenty-One's liquidity position and restore profitability.


     While Vision Twenty-One believes that the OptiCare transaction will ultimately be consummated, there can be no assurance that it will. The failure of the OptiCare transaction to be consummated could have a material adverse effect on Vision Twenty-One. Vision Twenty-One has experienced significant losses and is currently dependent upon the cooperation, approvals and availability of waivers from the Banks as parties to its credit facility for operating capital. If Vision Twenty-One is unable to consummate the Merger with OptiCare, it would immediately need to obtain additional capital by offering debt or equity securities to fund its operations. There can be no assurance that such capital will be available, if at all, on a timely basis or on terms acceptable to Vision Twenty-One. Furthermore, Vision Twenty-One would have to obtain certain additional waivers with respect to its credit facility in order to raise such capital, and there can be no assurance that such waivers would be forthcoming. Should the Merger with OptiCare not occur, Vision Twenty-One is not currently aware of, nor is it presently permitted to solicit under its Merger Agreement with OptiCare, any other potential purchaser that could acquire Vision Twenty-One under similar terms or in a satisfactory period of time.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Vision Twenty-One is exposed to changes in interest rates primarily as a result of borrowing activities under its Amended and Restated Credit Agreement, which is used to maintain liquidity and fund Vision Twenty-One's business operations. The nature and amount of Vision Twenty-One's debt may vary as a result of future business requirements, market conditions and other factors. The extent of Vision Twenty-One's interest rate risk is not quantifiable or predictable because of the variability of future interest rates and business financing requirements, but Vision Twenty-One does not believe such risk is material. Vision Twenty-One did not use derivative instruments to adjust Vision Twenty-One's interest rate risk profile in 1999.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus and certain information provided periodically in writing and orally by Vision Twenty-One's designated officers and agents contain certain statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The term "Vision Twenty-One," refers to Vision Twenty-One, Inc. The words "expect," "believe," "goal," "plan," "intend," "estimate," and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements appear in this Joint Proxy Statement/Prospectus and the documents incorporated herein by reference, particularly "Management's Discussion and Analysis of Financial Condition and Results of Operations," and include statements regarding the intent, belief or current expectations of Vision Twenty-One, its directors or officers with respect to, among other things:

          (i) the consummation of the proposed Merger transaction contemplated between Vision Twenty-One and OptiCare Health Systems, Inc. ("OptiCare");

          (ii) Vision Twenty-One's financial prospects;

          (iii) Vision Twenty-One's exit from the PPM business;

          (iv) Vision Twenty-One's financing plans including Vision Twenty-One's ability to meet its obligations under its current credit facility and obtain satisfactory operating and working capital;

          (v) trends affecting Vision Twenty-One's financial condition or results of operations including its divestiture of business units;

          (vi) Vision Twenty-One's operating strategy including the shift in focus to managed care and refractive and ambulatory surgery center businesses;

          (vii) the impact on Vision Twenty-One of current and future governmental regulations;

          (viii) Vision Twenty-One's current and future managed care contracts and the impact such contracts have on gross profit;

          (ix) Vision Twenty-One's ability to maintain its relationships with Affiliated Providers and Vision Twenty-One's ability to maintain strategic relationships with selected retail optical companies;

          (x) Vision Twenty-One's ability to grow its refractive and ambulatory surgery center business;

          (xi) Vision Twenty-One's ability to operate the managed care business efficiently, profitably and effectively;

          (xii) Vision Twenty-One's integration of systems and implementation of cost savings and reduction plans;

          (xiii) Vision Twenty-One's expected savings from the restructuring programs;

          (xiv) Vision Twenty-One's current and expected future revenue and the impact of the consolidation of infrastructure and business divestitures may have on Vision Twenty-One's future performance;

          (xv) the expected growth of laser vision correction procedures and return on invested capital;

          (xvi) Vision Twenty-One's timely filing of Securities and Exchange Act Reports; and

          (xvii) the purported class action complaints and the Caremark and Block Group actions filed against Vision Twenty-One.

     You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following:

          (i) the inability to close the proposed Merger transaction with OptiCare;

          (ii) the inability of the conditions to the closing of the OptiCare transaction to be satisfied, including, but not limited to, obtaining any required consents, approvals of the stockholders of both companies, the restructuring of the bank debt of Vision Twenty-One and OptiCare and OptiCare obtaining the required financing;

          (iii) Vision Twenty-One's inability to sell certain business units and any potential losses arising therefrom;

          (iv) Vision Twenty-One's inability to obtain sufficient cash from its credit facility and business divestitures to fund Vision Twenty-One's ongoing operations including severance obligations and contingent payment obligations;

          (v) Vision Twenty-One's loss of, changes in, or inability to keep, key personnel, management or directors;

          (vi) Vision Twenty-One's inability to close on agreements to unwind its practice management agreements or to pay the purchase price adjustment amounts owed to ECCA or otherwise enter into acceptable settlement agreements;

          (vii) any unexpected increases in or additional charges or losses related to the unwinding of Vision Twenty-One's managed practices;

          (viii) the continuation of operating and net losses being experienced by Vision Twenty-One and increases in such losses;

          (ix) any material inability to acquire additional sufficient capital at a reasonable cost to fund Vision Twenty-One's continued operations or to maintain compliance with its credit facility;

          (x) the inability to maintain Vision Twenty-One's managed care business;

          (xi) any adverse changes in Vision Twenty-One's managed care business, including but not limited to, the inability to renew existing managed care contracts or obtain future contracts or maintain and expand Vision Twenty-One's Affiliated Provider network;

          (xii) Vision Twenty-One's inability to negotiate managed care contracts with HMOs;

          (xiii) Vision Twenty-One's inability to successfully and profitably operate its managed care business or for existing managed care contracts to positively impact gross profit;

          (xiv) any adverse change in Vision Twenty-One's medical claims to managed care revenue ratio;

          (xv) changes in state and/or federal governmental regulations which could materially affect Vision Twenty-One's ability to operate or materially affect its ability to consummate the proposed transaction with OptiCare;

          (xvi) any adverse governmental or regulatory changes or actions, including any healthcare regulations and related enforcement actions or the inability to obtain required consents for the OptiCare transaction;

          (xvii) the inability to maintain or obtain required licensure in the states in which Vision Twenty-One operates;

          (xviii) Vision Twenty-One's stock price and OptiCare's stock price and events that may adversely impact OptiCare's business and it's ability to consummate the Merger transaction with Vision Twenty-One;

          (xix) Vision Twenty-One's inability to successfully open, integrate and profitably operate, RSCs and ASCs;

          (xx) the degree current shortages in refractive surgery equipment adversely impacts Vision Twenty-One's access to same;

          (xxi) consolidation of Vision Twenty-One's competitors, poor operating results by its competitors, or adverse governmental or judicial rulings against Vision Twenty-One's competitors;

          (xxii) Vision Twenty-One's inability to realize any significant benefits, cost savings or reductions from its restructuring program;

          (xxiii) Vision Twenty-One's inability to increase and expand vision care and refractive surgery programs and other desired initiatives;

          (xxiv) unexpected cost increases;

          (xxv) Vision Twenty-One's inability to successfully defend against the class action lawsuits, the Caremark lawsuit, the Block Group lawsuit or any additional litigation that currently exists or may arise in the future;

          (xxvi) Vision Twenty-One's inability to timely file its required reports with the SEC or to maintain the listing of Vision Twenty-One common stock on Nasdaq; and

          (xxvii) other factors including those identified in Vision Twenty-One's filings from time-to-time with the SEC.

     Vision Twenty-One undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this Joint Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.

                         BUSINESS OF VISION TWENTY-ONE


OVERVIEW

     Vision Twenty-One, Inc. ("Vision Twenty-One") is a vision care company that is currently focused on the management of refractive and ambulatory surgery centers and the provision of managed care services.

     Since its inception, Vision Twenty-One has sought to develop and manage local area eye care delivery systems ("LADS(SM)"). LADS involved contractual affiliations with local optometrists and ophthalmologists (the "Affiliated Providers") to provide primarily vision care and refractive surgery at independent or company-owned clinics and surgery centers. Additionally, Vision Twenty-One developed retail distribution channels for its LADS through affiliating with retail optical chains and developed managed care distribution channels for its LADS through contracting with local health plans and other third party payers.

     Vision Twenty-One's LADS operating revenue was primarily derived from a wide range of service fees earned through strategic affiliations with eye care clinics and retail optical locations and through ownership interests in refractive surgery centers ("RSCs"), ambulatory surgery centers ("ASCs") and retail optical chains. LADS also included the management of practices of optometry and ophthalmology ("PPM"). The PPM business involved Vision Twenty-One entering into long-term management agreements ("Management Agreements") with professional associations or corporations pursuant to which Vision Twenty-One was the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the professional practices. The PPM segment represented a substantial portion of Vision Twenty-One's business in 1999.

     Vision Twenty-One also generated significant revenue from its buying group division that provided benefits to its Affiliated Providers through the consolidation and management of purchases of optical goods. In addition, Vision Twenty-One generated significant revenue from its managed care division by entering into capitated managed care contracts with third-party insurers and payers and by administering indemnity fee-for-service plans.

     During 1999, Vision Twenty-One began implementing a plan of divesting itself of the PPM, retail optical chains and buying group businesses in order to focus on expanding its refractive surgery, ambulatory surgery and managed care businesses. The sales of the buying group division and retail optical chains were completed in two individual transactions. The PPM divestiture requires multiple transactions involving the sales of practice assets, typically back to the doctors or their affiliates, and the termination of Management Agreements. This divestiture program commenced late in the 4th quarter of 1999 and is expected to be completed by June 30, 2000.

     Vision Twenty-One was incorporated in Florida on May 9, 1996. Its principal operating subsidiaries consist of Vision 21 Managed Eye Care of Tampa Bay, Inc. ("Vision 21 MCO"), Vision 21 Physician Practice Management Company, Inc. ("Vision 21 PPMC") and BBG-COA, Inc. and its subsidiaries ("Block Vision"). Vision 21 PPMC and Vision 21 MCO were merged with Vision Twenty-One in November 1996. In the merger, all of the outstanding shares of stock of Vision 21 PPMC and Vision 21 MCO which were owned by certain executive officers and directors of Vision Twenty-One were exchanged for common stock of Vision Twenty-One. The principal executive office of Vision Twenty-One is located at 7360 Bryan Dairy Road, Suite 200, Largo, Florida 33777, and its telephone number is (727) 545-4300.


RECENT DEVELOPMENTS

     Historically, Vision Twenty-One had concentrated on developing a wide array of LADS and acquiring and managing multiple channels of distribution for those services. During 1999, Vision Twenty-One shifted its strategic focus from developing broad-based LADS and distribution to concentrating on the high growth, high margin opportunities in the eye care industry such as the development and management of refractive and ambulatory surgery centers and managed care.

Accordingly, Vision Twenty-One began analyzing its mix of business units within the LADS operation and assessing the long-term strategic value of each existing component. As a result, Vision Twenty-One sold its buying group division and its retail optical chains and began divesting itself of the physician practice management business. In addition, at the end of the year, Vision Twenty-One's Board of Directors voted to explore a number of strategic alternatives intended to maximize stockholder value, including the sale of all or part of Vision Twenty-One. This subsequently resulted in the recently announced Merger transaction with OptiCare Health Systems, Inc. ("OptiCare").

     Merger with OptiCare. On February 10, 2000, Vision Twenty-One entered into an Agreement and Plan of Merger and Reorganization ("Merger Agreement") with OptiCare Health Systems, Inc. and OC Acquisition Corp. The Merger will combine the companies' refractive surgery, ambulatory surgery and managed care businesses. Under the terms of the Merger Agreement, Vision Twenty-One's common stock will be converted into OptiCare common stock at an initial exchange ratio of .402 shares of OptiCare common stock for each share of Vision Twenty-One's common stock. At the initial exchange ratio, approximately six million shares of OptiCare common stock would be issued in exchange for 100% of the issued and outstanding common stock of Vision Twenty-One. The final exchange ratio will be calculated prior to closing, in part, on the basis of a subsequent determination of Vision Twenty-One's consolidated balance sheet. The Merger will be accounted for as a purchase and includes the assumption by OptiCare of approximately $60.0 million of Vision Twenty-One's outstanding debt. The transaction is subject to certain closing conditions, including, but not limited to, regulatory approvals, the approval of the stockholders of both OptiCare and Vision Twenty-One, the restructuring of certain debt obligations of OptiCare and Vision Twenty-One and the raising by OptiCare of not less than $30.0 million of equity or mezzanine capital.

     Exit of Physician Practice Management. On October 25, 1999, Vision Twenty-One announced the adoption of a plan to substantially exit the business of managing optometry and ophthalmology practices. This represented a crucial step in Vision Twenty-One's strategy of redirecting its corporate resources towards the development of refractive surgery and ambulatory surgery initiatives in these same markets. Vision Twenty-One expects the majority of the affected physicians to continue to be part of the Vision Twenty-One national eye care delivery network and/or participate in its refractive and ambulatory surgery center initiatives. The exit of the physician practice management ("PPM") business is expected to be accomplished through the sale of the practice assets back to the physicians or their affiliates, the termination of Management Agreements and the restructuring of certain refractive surgery center facility access agreements. The terms of each managed practice divestiture are subject to the prior approval of the banks under Vision Twenty-One's credit facilities.

     The process of divesting itself of each PPM practice involves the termination of the Management Agreement in place between Vision Twenty-One and the practice, including the termination and release of the covenant not to compete. In addition, each party releases the other from any and all rights, duties and claims each may have against the other. All of Vision Twenty-One's employees providing services at the practice's office locations are terminated and are typically rehired immediately by the practice. Vision Twenty-One sells to the practice all tangible assets located at the practice's office(s) and assigns the rights to the practice's trade name and telephone numbers back to the practice. The practice assumes the outstanding liabilities which were incurred by Vision Twenty-One in connection with managing the practice, such as accounts payable and accrued compensation. Where possible, Vision Twenty-One assigns, and the practice assumes, certain identified executory contracts entered into by Vision Twenty-One in the course of its provision of management services to the practice, including real estate leases and equipment leases.

     Certain equipment leases are not assignable by Vision Twenty-One in which case Vision Twenty-One enters into equipment subleases with the practice under substantially the same terms as are contained in Vision Twenty-One's lease. Where practicable, Vision Twenty-One enters into a facility access agreement with the practice and/or its physicians whereby the practice and its physicians agree to continue to utilize Vision Twenty-One's surgery centers for the treatment of their patients on a fee-per-procedure basis for a defined period of time, typically one year. In consideration for the termination of the Management Agreement and the sale and assignment of the practice assets, Vision Twenty-One typically receives at closing a combination of cash and Vision Twenty-One common stock. The common stock is placed in Vision Twenty-One's treasury and is expected to be canceled by Vision Twenty-One.

     Retail Optical Chains. Effective August 31, 1999, Vision Twenty-One completed the sale of Vision World, Eye care One Corp. and The Eye DRx (the "Retail Optical Chains") to EyeCare Centers of America, Inc. ("ECCA"). ECCA is based in San Antonio, Texas and operates a national chain of full-service retail optical stores. In connection with this transaction, Vision Twenty-One received approximately $37.3 million in cash. Of the proceeds Vision Twenty-One received at closing, approximately $30.8 million was applied as a permanent pay down of its term debt credit facility, approximately $2.8 million was paid down under its ongoing $7.5 million revolving credit facility, approximately $2.4 million was used for costs and other obligations related to the transaction and approximately $1.3 million was utilized to fund an escrow arrangement between the parties relative to terms under the agreement. Based on post-closing adjustments, the final sales price was approximately $31.8 million, and Vision Twenty-One has recorded a liability of approximately $4.0 million to ECCA, net of escrow, with respect to such post-closing adjustments. Under the sale agreement, Vision Twenty-One indemnified one of its former Managed Professional Associations for certain partnership obligations. Accordingly, a charge of $0.2 million was recorded to loss on disposal of discontinued operations in 1999. A net loss of approximately $3.2 million was recorded on the transaction. Vision Twenty-One is currently in discussions with ECC regarding payment of the post-closing purchase price adjustment and has reached an oral agreement that is conditioned upon consummation of the OptiCare transaction. In the event the OptiCare transaction is not consummated for whatever reason, there can be no assurance that Vision Twenty-One will be able to pay the amounts owed to ECCA.

     Discontinued Operations. As a result of Vision Twenty-One's announced plan to exit the physician practice management business and its previously announced and completed sale of the retail optical chain segment of its operation, Vision Twenty-One has accounted for these business segments as discontinued operations. Consequently, prior period financial statements have been restated to reflect discontinued operations treatment for the results of these business segments.

     Buying Group. On June 4, 1999 Vision Twenty-One completed the sale of its buying group division. Net proceeds of $4.3 million received by Vision Twenty-One were primarily used to repay outstanding borrowings under Vision Twenty-One's credit facilities.

     Credit Facilities. On January 30, 1998, Vision Twenty-One entered into a five-year, $50.0 million credit agreement (the "Credit Agreement") with the Bank of Montreal as agent (the "Agent") for a consortium of banks (the "Banks"). The Credit Agreement, which was to mature in January 2003, provided Vision Twenty-One with a revolving credit facility component in an aggregate amount of up to $10.0 million and a term loan component in an aggregate amount of up to $40.0 million. Borrowings under the Credit Agreement were secured by a pledge of the stock of substantially all of Vision Twenty-One's subsidiaries as well as the assets of Vision Twenty-One and certain of its subsidiaries. Obligations under the Credit Agreement were guaranteed by certain of Vision Twenty-One's subsidiaries. The Credit Agreement contained negative and affirmative covenants and agreements that placed restrictions on Vision Twenty-One regarding disposition of assets, capital expenditures, additional indebtedness, permitted liens and payment of dividends, as well as required the maintenance of certain financial ratios. At the closing of the Credit Agreement, Vision Twenty-One used approximately $26.9 million of its available borrowing to repay the outstanding balance under Vision Twenty-One's bridge credit facility with Prudential Securities Credit Corporation ("Prudential Credit") and related accrued interest and transaction costs. By June 30, 1998, Vision Twenty-One had used approximately $48.3 million of its available borrowings under the Credit Agreement.

     On July 1, 1998, Vision Twenty-One entered into a restated $100.0 million bank credit agreement with the Banks (the "Restated Credit Agreement"). The Restated Credit Agreement included a seven-year term loan of $70.0 million and a $30.0 million five-year revolving credit and acquisition facility. Other terms and conditions were substantially the same as the prior Credit Agreement with a slightly higher margin spread on the seven-year term portion. By December 31,1998, approximately $81.6 million was outstanding under the Restated Credit agreement.

     During the first eight months of 1999, Vision Twenty-One entered into three amendments to its credit facilities. The amendments involved the imposition of restrictions on borrowing capacity, increased borrowing costs, covenant modifications and increased reporting requirements. They also included waivers for non-compliance with certain obligations under the credit facilities and consents to the sales of the buying group division and retail optical chains. By September 1, 1999, approximately $46.0 million was outstanding under its amended credit facilities (the "Amended and Restated Credit Agreement").

     On June 11, 1999 Vision Twenty-One entered into Subscription Agreements with an entity controlled by one of Vision Twenty-One's current directors and with Vision Twenty-One's Chief Medical Officer, who is also a current director, for the purchase of Vision Twenty-One's common stock. The aggregate proceeds received by Vision Twenty-One of approximately $1.1 million were used for working capital purposes.

     In July 1999, Vision Twenty-One commenced discussions with Med Equity Investors, LLC ("Med Equity") regarding a potential capital infusion, and on October 25, 1999, Vision Twenty-One announced that it had entered into a binding letter of intent for an equity investment of $35 million by Med Equity Investors and Chase Capital Partners. The proposed transaction was to provide for the issuance of 9% convertible preferred stock which, if converted, would have resulted in dilution of Vision Twenty-One's common stock of approximately 25%. If not converted, the preferred stock would have been fully redeemable at any time after December 31, 2005. The proceeds would have been used to reduce borrowings under the Amended and Restated Credit Agreement and provide funding for expansion of Vision Twenty-One's refractive surgery center business.

     On November 12, 1999, discussions regarding the proposed equity infusion were terminated, and Vision Twenty-One entered into a fourth amendment to the Amended and Restated Credit Agreement that provided for a bridge loan facility in the amount of $3.0 million to be made available to Vision Twenty-One which was to mature on November 26, 1999. Waivers were extended on a short-term basis regarding non-compliance with certain of Vision Twenty-One's loan covenants and repayment obligations.

     Over the ensuing seven weeks, three additional amendments to the Amended and Restated Credit Agreement and a waiver letter were executed which increased availability under the bridge loan facility to $9.4 million, extended until March 31, 2000 the repayment date of the bridge loan facility and granted waivers regarding non-compliance with certain covenants and repayment obligations. Pursuant to the seventh amendment, Vision Twenty-One agreed to provide the Banks with a weekly operating budget and to obtain approval from the Banks for all significant cash expenditures. Pursuant to a waiver letter dated as of December 29, 1999, Vision Twenty-One was granted the ability to use a portion of the proceeds from the sale of the physician practice management businesses to meet its "reasonable and necessary" operating expenses until the sale of Vision Twenty-One was consummated.

     Currently, the bridge loan facility is scheduled to mature on May 19, 2000 and waivers have been granted regarding certain covenants and repayment obligations until such date. Vision Twenty-One has been aggressively reducing overhead expenses, carefully managing business unit operating cash flows and generating cash from the PPM divestiture program to improve its liquidity position. A portion of the liquidity improvement has been used to fund increased levels of professional fees which have been required to complete the PPM divestitures, resolve certain claims, negotiate with its lenders and complete the planned Merger with OptiCare. Although its liquidity position has improved, Vision Twenty-One has experienced significant losses and is currently dependent upon the cooperation, approvals and availability of waivers from the banks as parties to its credit facilities for operating capital. If Vision Twenty-One is unable to consummate the Merger with OptiCare, it would immediately need to obtain additional capital by offering debt or equity securities to fund its operations. Furthermore, Vision Twenty-One would have to obtain certain additional waivers with respect to its credit facility in order to raise such capital, and there can be no assurance that such waivers would be forthcoming.

     Possible Delisting by Nasdaq. On April 20, 2000 Vision Twenty-One received a letter from Nasdaq advising Vision Twenty-One of a possible delisting of Vision Twenty-One from the Nasdaq National Market due to Vision Twenty-One's failure to timely file its Form 10-K with the Securities and Exchange Commission. Vision Twenty-One requested and has received a hearing related to this matter which is scheduled for May 25, 2000. The delay in filing the Form 10-K was primarily attributable to Vision Twenty-One's discontinued operations. As a result of Vision Twenty-One's discontinued operations, Vision Twenty-One may experience difficulty in timely filing its Form 10-Q for the first quarter of fiscal 2000 although it currently believes it will file within the time set forth in Rule 12b-25. In addition, Vision Twenty-One will have to show NASDAQ that it meets the other listing requirements and based upon current circumstances it is unlikely that it will meet such requirements. While Vision Twenty-One believes it has reasonable arguments in favor of its continued listing and it expects to seek a waiver of such conditions through closing of the OptiCare transaction, there can be no assurance that Vision Twenty-One's listing on the Nasdaq National Market will continue following the date of the currently scheduled hearing.


MANAGED CARE

     As an increasing percentage of the population is covered by managed care organizations, Vision Twenty-One believes that its success will be, in part, dependent upon its ability to negotiate managed care contracts with HMOs, health insurance companies and other third-party payers pursuant to which services will be provided on a risk-sharing or capitated basis. Vision Twenty-One also has contracts for the provision of certain financial and administrative services related to its indemnity insurance and fee-for-service plans. Managed care contracts are typically for one-year terms that renew automatically, and most of the contracts are terminable by either party on sixty days notice.

     Vision Twenty-One's typical contracts with third-party health benefits payers (insurance companies and HMOs) provide that Vision Twenty-One will arrange and pay for eye care services that are needed by the payer's members in exchange for payment of a fixed premium amount per-patient-per-month or a percentage of the premiums paid on behalf of the patient, without regard to the volume of services that the patient requires. Under these arrangements, Vision Twenty-One accepts the risk that the cost and utilization of services may exceed expectations in exchange for its ability to profit if cost and utilization are kept below expected levels. Vision Twenty-One can directly benefit by effectively managing costs and utilizing its relationships with its Affiliated Providers. Because Vision Twenty-One assures the credentials of the providers, establishes quality and utilization control systems and implements payment arrangements with the providers, third-party payers are able to use their limited resources in other areas where they have greater expertise. As of March 31, 2000, Vision Twenty-One had managed care contracts and discount fee-for-service plans covering approximately 4.9 million exclusively contracted patient lives.


REFRACTIVE AND AMBULATORY SURGERY CENTERS

     One of the highest growth areas of eye care services is the provision of refractive surgery. This involves the utilization of a specialized laser to correct common vision problems such a nearsightedness, farsightedness and astigmatism. The most common procedure performed today is LASIK which uses an excimer laser in a refractive surgery center ("RSC") and is performed on an outpatient basis. Most other ophthalmic surgical procedures, including cataract surgery, are also performed on an outpatient basis in an ambulatory surgery center ("ASC"). ASC's are generally Medicare certified and designed to handle invasive procedures as well as anesthesia. Vision Twenty-One provides various operations and support services, equipment and facilities (RSCs or AACS) to affiliated ophthalmologists in order that they may successfully provide these surgical procedures.

     The primary business model employed by Vision Twenty-One involves owning and/or managing the RSC or ASC where the surgery is performed. Vision Twenty-One earns a facility access fee from the providers who perform the procedures. Alternative models employed by Vision Twenty-One include: a) providing only equipment, such as the excimer laser, on a fee-per-procedure basis augmented in certain cases by specific support services and b) providing management and support services for the surgery center on a negotiated fee basis usually with a portion of the fee tied to profitability of the surgery center. As of March 31, 2000, Vision Twenty-One had 7 RSC's and 6 ASC's under one or more of these models.


MANAGEMENT AGREEMENTS

     As part of its PPM business, Vision Twenty-One entered into Management agreements with professional associations or corporations (the "Managed Professional Associations") pursuant to which Vision Twenty-One was the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the professional practices. Each managed provider maintained full authority, control and responsibility over the provision of professional care and services to its patients. Vision Twenty-One did not provide professional care to patients nor did Vision Twenty-One employ any of the ophthalmologists or optometrists, or any other professional healthcare provider personnel, of the Managed Professional Association. The initial term of the Management Agreement was typically 40 years. Under the majority of Vision Twenty-One's Management Agreements, the management fees ranged from 20% to 37% of the Managed Professional Associations' net revenues after deducting from such revenues all expenses of the clinics other than those related to stockholders of the Managed Professional Associations. This type of arrangement was usually utilized in management relationships with ophthalmology practices. Additionally, Vision Twenty-One had Management Agreements with management fees ranging from 50% to 87% of net practice revenues where Vision Twenty-One was required to pay generally all the expenses of the clinics with the exception of professional salaries and benefits. Such arrangements were typically utilized in management relationships with optometrists. The management fees earned by Vision Twenty-One pursuant to these Management Agreements fluctuated depending on the level of revenues and expenses of the Managed Professional Associations.

     As previously disclosed, Vision Twenty-One has adopted a plan to exit the PPM business. See the discussion under "Recent Developments."


BUYING GROUP

     The buying group division provided benefits to Affiliated Providers through the consolidation and management of purchases of optical goods. Vision Twenty-One aggregated Affiliated Provider purchase orders for optical goods and submitted, on Vision Twenty-One purchase orders, the combined purchase orders to suppliers for direct shipment to the Affiliated Providers. From the supplier perspective, Vision Twenty-One was the purchaser and was responsible for supplier payments. Vision Twenty-One assumed the credit risks of its Affiliated Providers. Vision Twenty-One invoiced the Affiliated Providers for their purchases and recognized buying group division revenues upon shipment of merchandise by the suppliers. The business arrangements were terminable at any time by Vision Twenty-One or its customers. As previously disclosed, Vision Twenty-One sold this division in June 1999.


RETAIL OPTICAL CHAINS

     In certain states, Vision Twenty-One owned and operated retail optical chains. Revenues were generated from management and/or professional fees from Affiliated Providers operating within or adjacent to the retail optical locations and from the sale of optical goods such as eyeglasses and contact lenses. As previously disclosed, Vision Twenty-One sold its retail optical chains in August 1999.

1998 TRANSACTIONS

     In addition to the acquisitions described below, Vision Twenty-One completed the acquisition of the business assets of 54 optometry clinics, nine ophthalmology clinics, 40 optical dispensaries, two RSCs and one ASC located in Arizona, Florida, Minnesota, New Jersey, Nevada, Texas, and Wisconsin. Business assets consisted of certain non-medical and non-optometric assets, including accounts receivable, leases, contracts, equipment and other tangible and intangible assets. Concurrently with these acquisitions, Vision Twenty-One entered into long-term Management Agreements with the related professional associations employing 65 optometrists and five ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, Vision Twenty-One purchased all of the outstanding stock of The Complete Optical Laboratory, Ltd., Corp. located in New Jersey which serviced Vision Twenty-One's New Jersey optometry clinics and acquired substantially all of the business assets of a managed care company located in Florida which serviced more than 82,700 patient lives. These acquisitions were accounted for under the purchase method of accounting.

     In September 1998, Vision Twenty-One completed the acquisition ofAmerican SurgiSite Centers, Inc., ("American SurgiSite") an ambulatory surgery center developer, management and consulting company located in New Jersey. American SurgiSite manages eight ambulatory surgery facilities. In June 1998, Vision Twenty-One completed the acquisition of Vision World, Inc., a retail optical chain located in Minneapolis, Minnesota. Vision World, Inc. consisted of 38 retail clinics and 30 optometrists.

     In March 1998, Vision Twenty-One completed a transaction with EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA"). EyeCare One, operating under the trade name of Stein Optical, was a retail optical chain consisting of 16 optometric retail locations in Milwaukee, Wisconsin. VIPA holds a single service insurance license and delivers vision care benefits to approximately 19,000 patient lives in Wisconsin. These transactions were accounted for as a pooling of interests.

     In January 1998, Vision Twenty-One completed the acquisition of The Eye DRx, a retail optical chain of 19 retail clinics located in Bloomfield, New Jersey.


1997 ACQUISITIONS

     During 1997, Vision Twenty-One completed the acquisition of the business assets of one optometry clinic, 19 ophthalmology clinics, nine optical dispensaries and five ASCs. Concurrent with these acquisitions, Vision Twenty-One entered into Management Agreements with the related professional associations employing nine optometrists and 29 ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, Vision Twenty-One acquired all of the issued and outstanding stock of BBG-COA, Inc. ("Block Vision"), LSI Acquisition, Inc. ("LSI") and MEC Health Care, Inc. ("MEC"). The Block Vision transaction is referred to herein as the "Block Acquisition" and the LSI and MEC transactions are collectively referred to herein as the "LaserSight Acquisitions". Vision Twenty-One also completed the acquisition of substantially all the business assets of a managed care company servicing two capitated managed care contracts covering over 134,000 patient lives. Excluding the Block and LaserSight Acquisitions, such acquisitions are collectively referred to herein as the "1997 Acquisitions."


GOVERNMENTAL AND STATE REGULATIONS


 General Overview

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which Vision Twenty-One operates will not change significantly and adversely in the future. In general, regulation of health care providers and companies is increasing.

     There are currently several federal and state initiatives designed to amend regulations relating to the provision of health care services, the access to health care, the costs of health care and the manner in which health care providers are reimbursed for their services. However, it is not possible to predict whether any such initiatives will be enacted as legislation or, if enacted, what their form, effective dates or impact on Vision Twenty-One will be.

     Every state imposes licensing requirements on ophthalmologists, optometrists and opticians and on their facilities and services. In addition, many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs.

     Much of Vision Twenty-One's revenue is derived from payments made by government-sponsored health care programs (principally Medicare). These programs are subject to substantial regulation. Any change in reimbursement regulations, policies, practices, interpretations or statutes that places material limitations on reimbursement amounts or practices could adversely affect the operations of Vision Twenty-One. Increasing budgetary pressures at both the federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government reimbursements for certain medical charges and elimination of coverage for certain individuals under these programs. Federal legislation could result in a reduction of Medicare funding. Vision Twenty-One cannot predict at this time whether or when any of such proposals will be adopted or, if adopted and implemented, what effect such proposals would have on Vision Twenty-One.

     The following is a description of some of the various laws that affect Vision Twenty-One's business.

     Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from employing eye care professionals, having control over clinical decision-making, or engaging in other activities that are deemed to constitute the practice of optometry and ophthalmology. Vision Twenty-One contracts with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with other licensed optometrists or ophthalmologists to provide professional services. Vision Twenty-One performs only non-professional services, does not represent to the public or its customers that it provides professional eye care services, and is not exercising influence or control over the practices of the eye care practitioners employed by the professional associations.

     In 1999, the Attorney General of North Carolina issued a formal opinion that the following arrangements evidence improper control of a professional entity by a management entity owned by non-professionals: percentage of revenue management fees, ownership of patient records by the manager, restrictive covenants prohibiting competition with the manager, the manager's right to approve professional employment contracts, or an agreement by which the manager is able to direct ownership interests in the practice entity to be transferred to parties it selects. If this opinion is upheld and adopted in other states in which Vision Twenty-One manages practices, it could require restructuring of the management arrangements in a manner that has an adverse effect on Vision Twenty-One.

     Fee-Splitting and Anti-kickback Laws. Most states have anti-kickback laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. In addition, federal law prohibits a physician or optometrist from referring Medicare or Medicaid patients to an entity providing "designated health services" in which they have a financial interest. Many states also prohibit "fee-splitting" by eye care professionals with any party except other eye care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services (other than the generation of business), even if the payment is based on a percentage of the practice's revenues.

     The Florida Board of Medicine has determined that a management fee charged by a publicly held national management company based upon a percentage of revenue constitutes illegal fee-splitting, and this determination has been affirmed by a Florida appellate court. In that particular case, the management fee was based in part on a percentage of the increase in net revenues of the practice after the management arrangement commenced. In a subsequent case, the Florida Board affirmed a management fee based on a percentage of net revenues with a monthly maximum of $10,000. It distinguished the prior case based on the fact that the management company had no contractual obligation "to add patients to the practice," and the presence of the fixed maximum fee. Vision Twenty-One believes that its arrangements are also distinguishable from the first Board ruling. However, there is a risk that Vision Twenty-One's arrangements with physicians in the State of Florida could be determined to be in violation of the fee-splitting statute, which could have a material adverse effect on Vision Twenty-One's results of operations if they cannot be restructured to obtain substantially similar financial benefits. Since the same statute applies to optometrists, the same risk exists with respect to Vision Twenty-One's arrangements with optometrists.

     The federal anti-kickback law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service that is covered by a federal program. The federal agency responsible for enforcing this law recently stated that arrangements between ophthalmologists and optometrists for co-management of patients may, in some cases, violate this law. Depending on the facts, such violations could include the medical need for the arrangement and whether the services performed by the optometrists are commensurate with the portion of the fee received. The agency made clear that it was not questioning co-management arrangements in and of themselves.

     False Claims Laws. Federal and state laws prohibit any person from knowingly and willfully making any false statement or misrepresentation of a material fact in seeking payment for items or services. Federal laws impose civil monetary penalties for filing claims that the filing party "should know" are not appropriate under rules applicable to federally funded health care programs. The federal False Claims Act allows a private person, as well as the government, to bring a civil action (in the name of the government) for violation of its provisions. While Vision Twenty-One believes that its procedures are in compliance with such laws, there can be no assurance that Vision Twenty-One will not be deemed to be in violation.

     Certificate of Need and Facilities Licensing. Some states require a certificate of need ("CON") to be obtained prior to the construction or expansion of refractive and ambulatory surgery centers, the acquisition of major equipment or the introduction of certain new services. There can be no assurance that Vision Twenty-One will be able to obtain CONs which could affect its ability to develop RSCs and ASCs. In addition, some states may require Vision Twenty-One to obtain certain licenses to operate facilities including refractive surgery centers. While Vision Twenty-One has no reason to believe that it will be unable to obtain necessary facility licenses without unreasonable expense or delay, there can be no assurance that it will be able to obtain any required license.

     Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs, and other companies that engage in the business of insurance. In the event that Vision Twenty-One is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits Vision Twenty-One to continue to operate while the licensure process is progressing, Vision Twenty-One could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial regulation and other requirements which Vision Twenty-One may not immediately be able to meet. Once licensed, Vision Twenty-One would be subject to continuing oversight by, and reporting to, the respective regulatory agency.

     Limited Health Service Plans and Third Party Administration
Licensing. Some states permit managed care networks that assume insurance risk for a limited class of health services to be licensed as limited health service plans. This avoids the need to be licensed as an insurer or HMO even if the managed care network's arrangements are with individual subscribers or self-insured employers. Additionally, some states require licensing for companies providing administrative services in connection with managed care business. Vision Twenty-One intends to seek such licenses in those states where it is available for eye care networks. However, Vision Twenty-One may not be able to meet such requirements in all cases and, should this result in the loss of any material business (individually or in the aggregate), it could have a material adverse effect on Vision Twenty-One's business and operating results.

     Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate eye care providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If such incentive payments exceed twenty-five percent of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial protections and to conduct certain Medicare enrollee surveys.

     "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any provider who is willing to abide by the terms of the network's contracts and/or prohibit termination of providers without cause. Such laws would limit the ability of Vision Twenty-One to develop effective managed care networks in such states.

     Antitrust Laws. Vision Twenty-One's business is also subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws limit the ability of Vision Twenty-One to enter into business arrangements with separate practice groups that compete in the same geographic market.

     Electronic Record Privacy and Security Regulations. Recently proposed federal regulations will, if finalized, strictly regulate health care providers and plans that transmit health information electronically. Under the regulations, providers and plans must limit access to health information to employees who have a business need. They must install computer security hardware and software to ensure that access is appropriately limited. Further, a patient's written consent would be required to release personally identifiable health information for any purpose other than treatment, payment and certain specified purposes (e.g., public health). Patients are granted rights to obtain an accounting of all disclosures of personally identifiable information, access their health information upon request, and amend or correct their health information. Providers and plans would have to adopt numerous security and privacy policies to implement the regulations. They would also have to identify a privacy official and a person responsible for security and provide employee training programs regarding the security and privacy requirements.

     The privacy and security regulations are expected to be issued in final form sometime this year. Providers and plans will have two years to comply with the regulations. The regulations could have an adverse impact on the cost of providing vision care-related services, including the types of services furnished by Vision Twenty-One.

     The several laws described above have civil, criminal and administrative penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. While Vision Twenty-One believes that its agreements and activities are in compliance with these laws, Vision Twenty-One's agreements and activities have not been examined by federal or state authorities under these laws and regulations. For these reasons, there can be no assurance that a review of Vision Twenty-One's business arrangements will not result in determinations that adversely affect Vision Twenty-One's operations or that certain agreements between Vision Twenty-One and eye care providers or third party payers will not be held in valid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit Vision Twenty-One's expansion into, or ability to continue operations within, such jurisdictions if Vision Twenty-One is unable to modify its operational structure to conform with such regulatory framework. Any limitation on Vision Twenty-One's ability to expand could have an adverse effect on Vision Twenty-One.

COMPETITION


 General

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the manner in which health care providers are selected and compensated. Vision Twenty-One believes that the economics of private and public reforms in the health care industry emphasizing cost containment and accountability will result in an increasing shift of eye care from highly fragmented, small providers to larger providers or other eye care delivery services. Companies in other health care industry segments, some of which have financial and other resources greater than those of Vision Twenty-One, may become competitors. Increased competition could have a material adverse effect on Vision Twenty-One's financial condition and results of operations. The basis for competition includes service, price, strength of Vision Twenty-One's delivery network (where applicable), experience, reputation, strength of operational systems, strength of informational systems, the degree of cost efficiencies and synergies, marketing strength, managed care expertise, patient access and quality assessments and assurances programs. The future success of Vision Twenty-One will be directly related to its ability to expand the managed eye care delivery network geographically, attract reputable providers, expand the scope of services offered to associated practices, and dedicate resources to an active sales team focused exclusively on Vision Twenty-One's sales effort.


 Refractive Surgery

     The market for providing access to refractive surgery through utilization of excimer lasers is highly competitive. Vision Twenty-One competes with laser centers operated by local operators and eye surgeons who have purchased their own lasers. Vision Twenty-One also competes with several other companies, including at least two manufacturers of laser equipment, in providing access to excimer lasers in the U.S. Other companies are currently in the process of gaining FDA approval for their lasers, and these companies may elect to enter the laser center business. Other companies which have indicated they intend to operate or already operate laser centers in the U.S. are ClearVision Laser Centers, Inc., LCA Vision, Inc., NovaMed Eyecare Management, LLC, Vision America, Inc., Gimbel Vision International, Inc., Lasik Vision Corp., ICON Eye Laser Centers, OptiCare Health Systems, Inc., TLC The Laser Center, Inc. and Laser Vision Centers, Inc. The services and equipment Vision Twenty-One offers also compete with other forms of treatment for refractive disorders including eyeglasses, contact lenses, radial keratotomy, corneal rings and other technologies currently under development.


SEASONALITY

     Vision Twenty-One does not experience significant seasonal fluctuations in its business.


SERVICE MARKS

     Vision Twenty-One believes that its trademarks and service marks are important and, accordingly, has registered "Vision 21," "Vision Twenty-One" with its design logo, "Eye Care for the 21st Century," "A Different Point of View," "LADS" and "VIPA Vision Insurance Plan of America" with the United States Patent and Trademark Office.


EMPLOYEES

     At December 31, 1999, Vision Twenty-One had approximately 1,200 employees, of which 81 were employed at Vision Twenty-One's headquarters, 97 were employed by the managed care division, 126 by the refractive and ambulatory surgery center division, and the remaining 896 were employed in Vision Twenty-One's PPM business which is being discontinued. Vision Twenty-One believes that its relationship with its employees is good.

PROPERTIES

     Vision Twenty-One's corporate headquarters are located in Largo, Florida and consist of approximately 25,700 square feet. The lease for this facility expires September 15, 2004. Vision Twenty-One believes that such facility is adequate for its current needs.

     Vision Twenty-One leases 10,586 square feet of office space in Boca Raton, Florida for Block Vision's corporate office under a lease expiring May 31, 2001. Vision Twenty-One believes that the facility is adequate for Block Vision's current needs.

     Vision Twenty-One leased or subleased the clinic locations it managed pursuant to the Management Agreements with the Managed Professional Associations. As previously disclosed, Vision Twenty-One assigns, and each practice assumes, the obligations under the real estate leases for the practice location(s) being divested as part of the exit from the physician practice management business.

     Vision Twenty-One also leases and subleases the ASC and RSC facilities it manages. Vision Twenty-One does not expect that the current ASCs and RSCs will need to be expanded.

     Vision Twenty-One also leases minimal, but adequate, facilities in certain business regions for regional support.


LEGAL PROCEEDINGS

     Except as described below, Vision Twenty-One is not a party to any material litigation and is not aware of any threatened material litigation:

     Vision Twenty-One, one of its executive officers who is also a director and two former officers are named as defendants in several purported class action lawsuits filed in the United States District Court for the middle District of Florida, Tampa Division. The complaints allege, principally, that Vision Twenty-One and the other defendants issued materially false and misleading statements related to Vision Twenty-One's integration of its acquisitions, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs seek to certify their complaints as class actions on behalf of all purchasers of Vision Twenty-One's common stock in the period between December 5, 1997 and November 5, 1998, and seek an award of an unspecified amount of monetary damages to all of the members of the purported class. The purported class action lawsuits were as follows: (i) Tad McBride against Vision Twenty-One, Inc., Theodore N. Gillette, Richard T. Welch, and Michael P. Block (filed on January 22, 1999); (ii) Robert Rosen v. Vision Twenty-One, Inc., Theodore N. Gillette and Richard T. Welch (filed on January 27, 1999); (iii) Charles Murray against Vision Twenty-One, Inc., Theodore N. Gillette, Richard T. Welch and Michael P. Block (filed on January 29, 1999); and (iv) Sam Cipriano, on behalf of himself and all others similarly situated v. Vision Twenty-One, Inc., Theodore N. Gillette, Richard T. Welch and Michael P. Block.

     On April 20, 1999, pursuant to a motion and order, these complaints were consolidated into one case captioned: Tad McBride, Plaintiff, v. Vision Twenty-One, Inc., Theodore N. Gillette, Richard T. Welch and Michael P. Block (Case No. 99-138-CIV-T-25F), and one plaintiff's group was appointed lead plaintiff by judicial order on May 6, 1999. This uncertified consolidated class action seeks to hold Vision Twenty-One and one of its officers who is also a director as well as two former officers liable for alleged federal securities law violations based upon alleged misstatements and omissions in analyst reports, trade journal articles, press releases and filings with the Securities and Exchange Commission.

     Pursuant to judicial orders, the lead plaintiffs filed an amended consolidated complaint on August 14, 1999. On October 11, 1999, the lead plaintiffs and Michael P. Block executed a stipulation dismissing without prejudice the action against Mr. Block. The Defendants filed a motion to dismiss the amended consolidated complaint on October 15, 1999. The lead plaintiffs served answering papers on December 3, 1999. The motion to dismiss remains under judicial review. Management of Vision Twenty-One is unable to determine the impact, if any, that the resolution of the aforementioned uncertified consolidated class action lawsuit will have on the financial position or results of operations of Vision Twenty-One. While it is impossible to predict the outcome or impact of such litigation, Vision Twenty-One believes it has substantial defenses to this matter and intends to assert them vigorously.


     On or about November 15, 1999, Caremark Rx, Inc. commenced an action in the United States District Court, Middle District, against Vision Twenty-One. The action alleges a breach by Vision Twenty-One of a promissory note and a leased property agreement and is seeking approximately $950,000 in damages. Vision Twenty-One has asserted defenses to the claim and has filed a counter-claim for damages against Caremark Rx, Inc. for breach of contract and unfair trade practices. Vision Twenty-One believes that Caremark Rx, Inc.'s claims are without merit and intends to vigorously defend the lawsuit.


     Block Buying Group, LLC (the "Block Group"), an entity owned by Michael P. Block, the former president of Vision Twenty-One's Block Vision subsidiary, has filed a civil action in Palm Beach County Circuit Court seeking to enjoin the proposed Merger between Vision Twenty-One and OptiCare. Vision Twenty-One previously sold its buying group division to the Block Group in June of 1999. The Block Group has informed Vision Twenty-One that it believes that the proposed Merger with OptiCare is in violation of the non-competition and confidentiality provisions entered into in connection with the June 1999 sale since OptiCare operates a buying group division which currently competes with the Block Group. On April 21, 2000, the Block Group and Vision Twenty-One, through counsel, have signed a stipulation to participate in expedited arbitration in accordance with the terms and conditions of the June 1999 sale and to jointly seek the completion of the arbitration on or before June 1, 2000, or as soon thereafter as reasonably possible. While it is impossible to determine the eventual outcome of this action, Vision Twenty-One believes that it has substantial defenses to this claim and intends to vigorously defend itself. The consummation of the proposed Merger between Vision Twenty-One and OptiCare is subject to certain conditions including resolution of this matter to OptiCare's satisfaction. The failure to consummate the OptiCare transaction would have a material adverse effect on Vision Twenty-One.


     Vision Twenty-One has been named as a defendant in an action commenced in the Superior Court of New Jersey on or about March 8, 2000. The action was filed by five optometrists against Charles Cummins, O.D. and Elliot Shack, O.D. ("Cummins and Shack"), Vision Twenty-One, ECCA, Inc. and several other defendants who have not been named nor identified. Vision Twenty-One previously purchased certain non-optometric assets of Cummins and Shack in January 1998 which it subsequently sold to ECCA in August of 1999. The action alleges breach of fiduciary duty, breach of covenant of good faith and fair dealing, breach of contract and fraud in connection with purported partnership agreements the optometrists had with Cummins and Shack and seeks an accounting and specific performance as well as unspecified compensatory and punitive damages. Vision Twenty-One believes it has substantial defenses to these claims and intends to vigorously defend itself.


     On or about November 1, 1999, The Source Buying Group, Inc. commenced an action in the United States District Court for the Eastern District of Pennsylvania against Block Vision, Inc. The action alleges a breach by Block Vision of a promissory note and is seeking approximately $562,500 representing the accelerated principal balance of the note which the plaintiff alleges is due, together with interest and costs. In the alternative, the plaintiff is seeking approximately $20,800 of interest allegedly due. On or about January 14, 2000, the action was transferred to the United States District Court for the Southern District of Florida. Block Vision has asserted defenses to the claim and has moved to compel arbitration. The plaintiff has filed an opposition to Block Vision's motion for arbitration. Vision Twenty-One believes that plaintiff's claims are without merit and intends to vigorously defend the lawsuit.

             VISION TWENTY-ONE MANAGEMENT CONTINUING AFTER MERGER

     The following table sets forth (i) the names, ages and positions of the directors and executive officers of Vision Twenty-One who are expected to become directors and executive officers of OptiCare after the Merger. Each director is expected to hold the positions indicated following the consummation of the Merger. The executive officers are expected to be appointed by and serve at the discretion and pleasure of the OptiCare board of directors, subject to the terms of any applicable agreements. The directors are expected to be appointed to OptiCare's board of directors following the Merger and serve until OptiCare's next annual meeting or until their earlier resignation, death or removal.

NAME                          AGE                     POSITION
--------------------------   -----   ------------------------------------------
Bruce S. Maller ..........   46      Interim President of Laser Correction and
                                     Director
Andrew Alcorn ............   44      President of Managed Care Services
                                     Division

     BRUCE S. MALLER, INTERIM PRESIDENT OF LASER CORRECTION AND DIRECTOR. Mr. Maller is expected to serve as OptiCare's Interim President of Laser Correction and as a Director on OptiCare's Board of Directors following the Merger. Mr. Maller has served as a Chairman of the Board of Directors and Treasurer of Vision Twenty-One since November 20, 1999 and as a Director since November 1996 and is a vision care consultant to Vision Twenty-One. He is the founder of, and has been the President of, the BSM Consulting Group of Incline Village, Nevada since 1978. BSM provides consulting services in the field of ophthalmology to individual physicians and corporate clients such as Allergan, Inc. and Vision Twenty-One. Mr. Maller has served as a Director of Gimbel Vision International, Inc., a public company since 1996. Mr. Maller is a frequent lecturer for various medical societies, including the American Academy of Ophthalmology and the American Society of Cataract and Refractive Surgery. Mr. Maller also heads BSM Healthcare Publications, which produces works related to the field of medical practice management. Mr. Maller received his Bachelor of Arts degree from the University of Colorado in 1975.

     ANDREW ALCORN, PRESIDENT OF MANAGED CARE SERVICES DIVISION. Mr. Alcorn is expected to serve as OptiCare's President of Managed Care Services Division following the Merger. Mr. Alcorn has served as Senior Vice President of Vision Twenty-One since August 1999 and has provided oversight of the Company's managed care business unit since November 1999. Mr. Alcorn has also served in various executive positions at Block Vision, Inc. since 1993 and currently serves as Block Vision's President.


                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table is a summary of the compensation paid or accrued by Vision Twenty-One for the last three fiscal years to Vision Twenty-One by each executive officer of Vision Twenty-One who will become an executive officer of OptiCare following the Merger.

                                                           LONG-TERM
                                         ANNUAL           COMPENSATION
                                      COMPENSATION           AWARDS
                                   -------------------   -------------
                                                           SECURITIES
                                                          UNDERLYING/       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY $       OPTIONS       COMPENSATION $
--------------------------------   ------   ----------   -------------   ---------------
Andrew Alcorn
 Senior Vice President .........   1997       18,333     20,000               1,205
                                   1998      220,000     10,000               8,600
                                   1999      220,000     50,000               8,676(1)

----------
(1) Amount represents an automobile allowance of $6,464 and matching 401K contributions of $2,212.

     Vision Twenty-One and Andrew Alcorn are parties to an Employment Agreement (the "Alcorn Employment Agreement"), pursuant to which Mr. Alcorn has agreed to serve as Senior Vice President. The term of the Alcorn Employment Agreement is two years, and is renewable for subsequent one-year terms by mutual agreement of the parties. Under the Alcorn Employment Agreement, Mr. Alcorn will receive an initial annual base salary of $225,000 which is subject to review by the Compensation Committee of the Board of Directors at annual intervals and may be adjusted from time to time as the Compensation Committee deems to be appropriate. Under the Alcorn Employment Agreement, Mr. Alcorn has agreed to devote his best efforts and substantially all of his business time and services to the business and affairs of Vision Twenty-One. Mr. Alcorn will be eligible for annual incentive bonuses, up to 40% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors to the extent that Vision Twenty-One achieves certain performance measures set by the Committee. Under the Alcorn Employment Agreement, Mr. Alcorn received non-statutory stock options to purchase 50,000 shares of Common Stock pursuant to Vision Twenty-One's Stock Incentive Plan. The options are exercisable at a price of $3.50 per share. The shares vest pro rata on an equal basis over a three-year period beginning December 31, 2000. Mr. Alcorn is also entitled to receive such additional stock options or other stock awards under Vision Twenty-One's Stock Incentive Plan to the extent the Compensation Committee determines such awards to be appropriate. The Alcorn Employment Agreement provides that in the event Mr. Alcorn's employment is terminated by Vision Twenty-One other than (i) for cause, (ii) upon death or disability, or (iii) upon voluntary termination by the employee, Mr. Alcorn will be entitled to receive from Vision Twenty-One monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of the Alcorn Employment Agreement, but not less than twelve months. The Alcorn Employment Agreement provides that if Mr. Alcorn's employment is terminated other than for cause within twelve months following a change of control of Vision Twenty-One (as defined in the agreement), Vision Twenty-One shall pay Mr. Alcorn twelve equal monthly payments of one-twelfth of the sum of such employee's base salary plus his previous year's bonus, if any. The Alcorn Employment Agreement also contains a covenant not to compete with Vision Twenty-One for a period of twelve months following termination of employment.


BSM AGREEMENT

     Vision Twenty-One entered into an agreement with BSM Consulting Group ("BSM") effective November 23, 1999. This agreement contracted with Mr. Maller through BSM to be Chairman of the Board of Vision Twenty-One and to assume overall control of the operations of Vision Twenty-One. The fees payable under this agreement are up to $6,250 per week, plus expenses. The use of any other BSM services other than Mr. Maller's time would be billed at customary rates less a 20% discount. Additionally, Mr. Maller was awarded an additional 100,000 stock options in February 2000 to purchase Vision Twenty-One common stock that vest on the earlier of (i) pro rata over the four quarters of fiscal 2000 or
(ii) upon the consummation of the Merger. The strike price would be based on the 5 day average closing price prior to the date of grant.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR 1999

     The following table sets forth information regarding Vision Twenty-One option grants during fiscal 1999 to each executive officer of Vision Twenty-One who will become an executive officer of OptiCare after the Merger. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their ten year terms.

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED
                                                                                   RATES OF STOCK PRICE APPRECIATION
                                                                                                 FOR
ANNUAL                                      INDIVIDUAL GRANTS                              OPTION TERM(1)
----------------------- ---------------------------------------------------------- --------------------------------
                                       PERCENT OF
                          NUMBER OF       TOTAL
                         SECURITIES      OPTIONS
                         UNDERLYING    GRANTED TO    EXERCISE OR
                           OPTIONS    EMPLOYEES IN   BASE PRICE
NAME                       GRANTED     FISCAL YEAR     ($/SH)     EXPIRATION DATE      0%        5%         10%
----------------------- ------------ -------------- ------------ ----------------- --------- ---------- -----------
Andrew Alcorn ......... 50,000              5.2          3.50      May 31, 2009      $ .00    $49,000    $182,000

----------
(1) Based upon Vision Twenty-One's closing stock price of $2.75 on December 31, 1999.



              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES


     The following table sets forth information regarding options exercised during fiscal 1999, by each executive officer of Vision Twenty-One who will become an executive officer or director of OptiCare after the Merger.




                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                            UNDERLYING                    IN-THE-MONEY
                            SHARES                    UNEXERCISED OPTIONS AT               OPTIONS AT
                           ACQUIRED                      DECEMBER 31, 1999            DECEMBER 31, 1999(2)
                              ON          VALUE    ----------------------------- -------------------------------
NAME                     EXERCISE(1)   REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(3)
----------------------- ------------- ------------ ------------- --------------- ------------- -----------------
Andrew Alcorn .........               --           12,500        67,500              $ .00           $ .00

----------
(1) No options were exercised by any Vision Twenty-One executive officer during fiscal year 1999.

(2) Based upon Vision Twenty-One's closing stock price of $2.75 at December 31, 1999.

(3) The unexercisable portion of shares issuable pursuant to stock options were not in-the-money at December 31, 1999.

                    VISION TWENTY-ONE PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of April 28, 2000, information as to the beneficial ownership of Vision Twenty-One's Common Stock by (i) each person known to Vision Twenty-One as having beneficial ownership of more than 5% of Vision Twenty-One's Common Stock, (ii) each person serving Vision Twenty-One as a director on such date and each nominee for director, (iii) each person serving Vision Twenty-One as an executive officer on such date who qualifies as a "named executive officer" as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, and (iv) all of the directors and executive officers of Vision Twenty-One as a group.

                                                           SHARES                   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            BENEFICIALLY OWNED(2)     BENEFICIALLY OWNED(2)
-----------------------------------------------   -----------------------   ----------------------
Theodore N. Gillette(3) .......................            298,158                    2.0%
Peter J. Fontaine(4) ..........................            461,775                    3.2
Richard L. Lindstrom, M.D.(5) .................            810,833                    5.5
Jeffrey I. Katz, M.D.(6) ......................            589,474                    4.1
Bruce S. Maller(7) ............................            427,664                    2.9
Howard Hoffmann(8) ............................             26,574                      *
Andrew Alcorn(9) ..............................             12,500                      *
All directors and executive officers as a group
 (6 persons) ..................................          2,626,978                   17.5

----------
*     Less than one percent.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 7360 Bryan Dairy Road, Largo, Florida 33777.

(2) Based on 14,526,617 shares of Common Stock outstanding (excluding certain contingent shares held in escrow in conjunction with certain acquisitions). Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes (a) the 235,894 shares owned by the Gillette Family Limited Partnership, a Nevada Limited Partnership, over which Mr. Theodore Gillette has voting and investment control as the sole shareholder of the corporate general partner, (b) 9,077 shares owned by Optometric Associates of Florida, P.A. (c) 15,287 shares owned individually and (d) 38,000 shares owned by The Ted and Raena Gillette Foundation, which Mr. Gillette has shared voting and investment control.

(4) Includes 460,442 shares owned by the Fontaine Industries Limited Partnership over which Peter Fontaine has voting and investment control and 1,333 shares issuable upon the exercise of stock options granted, pursuant to Vision Twenty-One's 1996 Stock Incentive Plan, which have vested and are fully exercisable.

(5) Includes (a) 111,333 shares issuable upon the exercise of stock options granted pursuant to Vision Twenty-One's 1996 Stock Incentive Plan, which have vested and are fully exercisable and (b) 130,136 shares held individually of which 59,433 shares were purchased from the Company in a private placement and (c) 569,364 shares owned by the Lindstrom Family Limited Partnership II over which Dr. Lindstrom has voting and investment control.

(6) Includes (a) 268,666 shares owned by JKK Holdings, LLP over which Dr. Katz has voting and investment control of which 117,666 shares were purchased from the Company in a private placement and (b) 150,306 shares owned individually and (c) 100,000 shares held indirectly through Katz family trusts and (d) 1,333 shares issuable upon the exercise of stock options granted pursuant to Vision Twenty-One's 1996 Stock Incentive Plan, which have vested and are fully exercisable and (e) includes 69,169 shares held in escrow pending conclusion of certain outstanding contingencies related to an ASC acquisition.

(7) Includes (a) 108,976 shares owned by BSM Investment, Ltd. over which Bruce Maller has voting and investment control and (b) 151,333 shares issuable upon the exercise of stock options granted pursuant to Vision Twenty-One's 1996 Stock Incentive Plan which have vested and are fully exercisable and (c) 163,355 shares owned individually and (d) 4,000 shares held indirectly by Maller children and a family trust.

(8) Includes 26,574 shares issuable upon the exercise of stock options granted pursuant to Vision Twenty-One's 1996 Stock Incentive Plan which have vested and are fully exercisable.

(9) Includes 12,500 shares issuable upon the exercise of stock options granted pursuant to Vision Twenty-One's 1996 Stock Incentive Plan which have vested and are fully exercisable.

       VISION TWENTY-ONE CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The information set forth herein briefly describes transactions for the past three fiscal years between Vision Twenty-One and its directors and officers who are expected to become executive officers or directors of OptiCare after the Merger.


     Vision Twenty-One entered into a five-year Advisory Agreement in 1996 with Mr. Bruce S. Maller, Chairman of the Board of Vision Twenty-One (the "Advisory Agreement"), pursuant to which Mr. Maller renders certain advisory services to Vision Twenty-One, including the identification and integration of eye care practices and the provision of assistance to Vision Twenty-One with its strategic planning, growth and development. In consideration for such services, Vision Twenty-One issued to Mr. Maller 125,627 shares of Common Stock. The shares issued to Mr. Maller pursuant to the Advisory Agreement are subject to certain piggyback and demand registration rights. In 1995, Vision Twenty-One also entered into a five-year services agreement with the BSM Consulting Group ("BSM"), a consulting company of which Mr. Maller is an employee and the sole owner (the "BSM Services Agreement"), pursuant to which BSM agreed to provide substantial consulting services to assist Vision Twenty-One with its operational and management development. These agreements were terminated effective November 23, 1999 with full vesting of any remaining restricted shares. Payments earned by BSM under the BSM Services Agreement were approximately $600,000, $720,000 and $420,000 in the years ended December 31, 1997, 1998 and 1999, respectively.


     Vision Twenty-One entered into an agreement with BSM effective November 23, 1999. This agreement contracted with Mr. Maller through BSM to be Chairman of the Board of Vision Twenty-One and to assume overall control of the operations of the Company. The fees payable under this agreement are up to $6,250 per week, plus expenses. The use of any other BSM services other than Mr. Maller's time would be billed at customary rates less a 20% discount. Additionally, Mr. Maller was awarded, on behalf of BSM, an additional 100,000 stock options in February 2000 to purchase Vision Twenty-One common stock that vest on the earlier of (i) pro rata over the four quarters of fiscal 2000 or
(ii) upon the consummation of the Merger. The strike price would be based on the 5 day average closing price prior to the date of grant.


     In May 1999, Bruce Maller, a director of Vision Twenty-One, was granted options to purchase 100,000 shares of Vision Twenty-One common stock at an exercise price of $3.44 per share.

             COMPARISON OF RIGHTS OF HOLDERS OF VISION TWENTY-ONE
                     COMMON STOCK AND OPTICARE COMMON STOCK


GENERAL

     This section of the Joint Proxy Statement/Prospectus describes certain differences between the rights of holders of Vision Twenty-One common stock and OptiCare common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Vision Twenty-One and being a stockholder of OptiCare.

     OptiCare is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (the "Delaware General Corporation Law") and Vision Twenty-One is a Florida corporation subject to provisions of the Florida Business Corporation Act (the "Florida Business Corporation Act" or "FBCA"). Upon consummation of the Merger, stockholders of Vision Twenty-One who are currently governed by Florida law, the FBCA, the Articles of Incorporation of Vision Twenty-One (the "Vision Twenty-One Articles") and the by-laws of Vision Twenty-One (the "Vision Twenty-One By-Laws") will become stockholders of OptiCare and their rights as stockholders of OptiCare will be governed by the Certificate of Incorporation of OptiCare (the "OptiCare Certificate"), the Bylaws of OptiCare (the "OptiCare Bylaws"), the Delaware General Corporation Law and Delaware law.


AUTHORIZED CAPITAL STOCK

     OptiCare. The authorized capital stock of OptiCare consists of 50,000,000 shares of common stock (the "OptiCare Common Stock") and 5,000,000 shares of preferred stock (the "OptiCare Preferred Stock"). As of the Record Date, there
were    shares of OptiCare common stock outstanding.

     Vision Twenty-One. The authorized capital stock of Vision Twenty-One consists of 50,000,000 shares of common stock (the "Vision Twenty-One Common Stock") and 10,000,000 shares of Preferred Stock (the "Vision Twenty-One
Preferred Stock"). As of the Record Date there were     shares of Vision
Twenty-One common stock outstanding.


DIVIDENDS AND OTHER DISTRIBUTIONS

     OptiCare. Under the Delaware General Corporation Law, OptiCare may, unless otherwise restricted by the OptiCare Certificate, pay dividends in cash, property or shares of capital stock out of surplus or, if no surplus exists, out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by classes of stock having preference upon distribution of assets). The OptiCare Certificate does not currently restrict the payment of dividends, and holders of OptiCare common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its absolute discretion, subject to the payment of or dividends on OptiCare Preferred Stock. The OptiCare Bylaws authorizes the OptiCare board to declare dividends on OptiCare Preferred Stock. The OptiCare Bylaws authorizes the OptiCare board to declare dividends on the capital stock at any regular or special meeting. Before payment of such dividend, the OptiCare board must set aside a reserve the OptiCare board deems proper to meet contingencies related to the payment of such dividends.

     Vision Twenty-One. The FBCA permits a corporation's board of directors to make distributions to its stockholders so long as the corporation is not left unable to pay its debts as they become due in the ordinary course of business, or the corporation is not left with total assets that are less than the sum of the corporation's total liabilities plus its obligations upon dissolution to satisfy preferred stockholders whose preferential rights are superior to those receiving the distribution. Under the

FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution. The Vision Twenty-One Bylaws provide that the Vision Twenty-One Board may from time to time declare and pay dividends on its outstanding shares in cash, property, or its own shares pursuant to law and subject to provisions of the Vision Twenty-One Articles. See "Summary of the Joint Proxy Statement/Prospectus -- Dividend Policy."

DIRECTOR VACANCIES AND REMOVAL OF DIRECTORS

     OptiCare. Pursuant to the Delaware General Corporation Law, any director or the entire OptiCare board may be removed with or without cause by the affirmative vote of a majority of the outstanding shares of OptiCare capital stock entitled to vote in the election of directors. Under the OptiCare Bylaws, any director may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors; provided that, if the OptiCare board is elected by class or classes or series thereof, then the stockholders may remove the director only for cause. The OptiCare Bylaws provide that any vacancy occurring on the OptiCare board may be filled by the vote of a majority of directors remaining in office at the time of the vacancy, even if less than a quorum. The successors may serve the remaining terms of the replaced directors.

     Vision Twenty-One. The FBCA entitles stockholders to remove directors either for cause or without cause, unless the articles of incorporation provide that removal may be for cause only. The Vision Twenty-One Articles provide that a director may be removed only for cause by an affirmative vote of the holders of a majority of the then outstanding shares of voting stock. The FBCA provides that, unless the articles provide otherwise, vacancies arising on the board of directors may be filled by a majority of the remaining directors, even if no quorum remains, or by the stockholders. When directors are divided into classes, vacancies may be filled by the stockholders or, if at least one director remains in the class, by the remaining directors of that class. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The Vision Twenty-One Bylaws provide that any vacancies on the Vision Twenty-One Board that result from an increase in the number of directors may be filled by the affirmative vote of a majority of the Board then in office provided that a quorum is present. The Vision Twenty-One Bylaws also provide that any other vacancies on the Vision Twenty-One Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum. Directors elected to fill a vacancy are elected for the unexpired term of his predecessor in office, or until the next election of one or more directors by stockholders if the vacancy is caused by an increase in the number of directors.

DUTIES OF DIRECTORS

     OptiCare. The Delaware General Corporation Law does not contain a specific provision elaborating on the duties of a board of directors with respect to the best interests of the corporation. The scope of the fiduciary duties of the Board of Directors of OptiCare is thus determined by the courts of Delaware. In connection with business combination transactions, Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to the stockholders.

     Vision Twenty One. The FBCA imposes duties of care and loyalty on the Board of Directors with respect to the best interests of the corporation.
Section 607.0830(1) provides that a director is required to exercise his or her duties:

     o    In good faith;

     o Under the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

     o In a manner he or she reasonably believes to be in the best interests of the corporation.

MEETINGS OF STOCKHOLDERS

     OptiCare. Pursuant to the OptiCare Bylaws, a special meeting of the stockholders may be called by the Chairman of the Board, the President, by the OptiCare board, by written order of a majority of the OptiCare board or at the written request of stockholders owning a majority of OptiCare common stock issued and outstanding and entitled to vote. Special meetings of the holders of outstanding OptiCare Preferred Stock may be called in the manner and for the purposes provided in the OptiCare board resolutions providing for issue of the preferred stock. Under the OptiCare Bylaws, the holders of stock having a majority of voting power entitled to vote at any stockholders' meeting shall constitute a quorum at any meeting of stockholders for the transaction of business.

     Vision Twenty-One. Under the FBCA, a special meeting of stockholders may be called by a corporation's board of directors or any other person authorized to do so in the articles of incorporation or bylaws. Special meetings may also be called on demand of at least 10% of all shares eligible to vote on the matter to be considered, although this percentage may be increased in the articles of incorporation to a maximum of 50%. The Vision Twenty-One Articles provide that no business may be brought up by a stockholder at such meeting except in accordance with certain provisions set forth in the Vision Twenty-One Articles. Such provisions require a minimum amount of notice to the Company of any such business and certain disclosures relating to the business intended to be brought up.


STOCKHOLDER ACTION WITHOUT A MEETING

     OptiCare. Under the OptiCare Bylaws, and according to Delaware General Corporation law, any action which may be taken by the OptiCare stockholders at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action to be so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at meeting at which all shares entitled to vote were present and voted.

     Vision Twenty-One. The FBCA provides that unless otherwise provided in the articles of incorporation, actions which would be required or permitted to be taken at an annual or special meeting of stockholders may be taken by the written consent of the holders of shares constituting not less than the minimum number of shares that would be necessary to take such action at a meeting of stockholders. The Vision Twenty-One Articles do not contain any provision which would modify the statutory provisions.


AMENDMENT OF CORPORATE CHARTER AND BYLAWS

     OptiCare. Under the Delaware General Corporation Law, an amendment to the certificate of incorporation generally requires the recommendation of the board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the majority of the outstanding stock of each class entitled to vote thereon as a class. Under the OptiCare Certificate, the corporation may adopt, repeal, rescind, alter or amend the OptiCare Certificate in accordance with the Delaware General Corporation Law.

     Under the Delaware General Corporation Law, a corporation's board of directors may amend the bylaws if its certificate of incorporation contains a provision entitling the directors to amend the bylaws. Even if the certificate of incorporation contains such a provision, the stockholders also have the power to amend the bylaws. The OptiCare Certificate authorizes the OptiCare board to adopt, repeal, rescind, alter or amend in any respect the OptiCare Bylaws.

     Vision Twenty-One. Amendments to the Vision Twenty-One Articles are governed by the FBCA, which generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote thereon. However, the Vision Twenty-One Articles require the affirmative vote of at least 80% of the votes entitled to vote thereon to amend provisions related to
(i) the classified board, (ii) the method of bringing up business at stockholders' meetings; (iii) the limitations on the liability of directors,
(iv) indemnification of officers and directors and (v) the required vote to amend the foregoing. Under the FBCA, bylaws may be amended by the directors or the stockholders unless the articles of incorporation expressly provide that only stockholders may do so. Bylaws adopted by the stockholders may provide that they may not be amended or repealed by the directors.

The Vision Twenty-One Bylaws may be repealed or amended and new bylaws may be adopted at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting), subject to repeal or change at any meeting of the stockholders at which a quorum is present, by the affirmative vote of holders of a majority of the shares present at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting).


SALE OF ASSETS, MERGER AND CONSOLIDATION

     OptiCare. Under the Delaware General Corporation Law, a sale, lease or exchange of all or substantially all of the property or assets of OptiCare requires approval first by the OptiCare Board and then by a majority of the outstanding stock entitled to vote thereon.

     A sale of less than substantially all of the assets of OptiCare, a merger of OptiCare with a company in which it owns 90% or more of the outstanding capital stock or reclassification of OptiCare's securities not involving an amendment to the OptiCare certificate would not require stockholder approval.

     Subject to the provisions of Section 203 of the Delaware General Law described below under "State Antitakeover Statutes," no vote of the stockholder of OptiCare would be required for mergers meeting the following requirements:

     o    OptiCare is the surviving corporation in a merger;

     o the merger agreement does not amend the OptiCare certificate of incorporation;

     o each share of stock of OptiCare outstanding immediately before the merger will be unchanged after the merger; and

     o the number of shares of OptiCare common stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) will not exceed 20% of the shares of OptiCare common stock outstanding immediately before the merger.

     The OptiCare Certificate authorizes OptiCare board to sell, lease or otherwise dispose of any part of parts of the properties of OptiCare and to cease to conduct the business connected therewith to the extent permitted by the Delaware General Corporation Law.

     Vision Twenty-One. With regard to the sale of assets, the FBCA provides that a corporation may sell, lease, exchange, or otherwise dispose of all, or substantially all, of its property (with or without the good will), otherwise than in the usual and regular course of business, on the terms and conditions and for the consideration determined by the board of directors, if the board of directors proposes and its stockholders of record approve the proposed transaction by a majority of all the votes entitled to be cast on the transaction, unless the FBCA, the articles of incorporation, or the board of directors requires a greater vote or a vote by voting groups.

     Under the FBCA, after adopting a plan of merger, the board of directors of each corporation party to the merger shall submit the plan of merger for approval by its stockholders. For a plan of merger to be approved:

     o the board of directors must recommend the plan of merger to the stockholders, unless the board of directors determines that it should make no recommendation because of conflict of interest or other special circumstances and communicates the basis for its determination to the stockholders with the plan, and

     o the stockholders entitled to vote must approve the plan by each class entitled to vote on the plan by a majority of all the votes entitled to be cast on the plan by that class, unless the FBCA, the articles of incorporation, or the board of directors requires a greater vote or a vote by classes.

     The Vision Twenty-One Articles do not contain any provisions regarding stockholder approvals of mergers and asset sales.


APPRAISAL RIGHTS

     OptiCare. The Delaware General Corporation Law provides appraisal rights for stockholders who dissent in a merger or consolidation, subject to certain circumstances. Where the right of appraisal is available to a stockholder objecting to such a transaction, appraisal is his or her exclusive remedy as a holder of such shares against such transactions.

     Vision Twenty-One. Under the FBCA, a stockholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment for the fair value of his or her shares in the event of:

     o    a merger or consolidation to which the corporation is a party;

     o a sale or exchange of all or substantially all of the corporation's property other than in the usual and ordinary course of business;

     o    the approval of a control share acquisition;

     o a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     o an amendment to the articles of incorporation if the stockholder is entitled to vote on the amendment and the amendment would adversely affect the stockholder; and

     o any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action.

     The FBCA further provides that unless a corporation's articles of incorporation provide otherwise, which the Vision Twenty-One Articles do not, a stockholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the stockholder are either registered on a national securities exchange, or designated as a national market system on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders.


CONFLICT-OF-INTEREST TRANSACTIONS

     OptiCare. The Delaware General Corporation Law permits transactions involving a Delaware corporation and an interested director or officer of that corporation so long as

     o the material facts are disclosed and a majority of disinterested directors consents;

     o the material facts are disclosed and a majority of shares entitled to vote thereon consents; or

     o the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board, or the stockholders.

     The OptiCare certificate of incorporation and by-laws contain no provision on conflict-of-interest transactions.

     Vision Twenty-One. Section 607.0901 of the FBCA provides that the approval of the holder of two-thirds of the voting shares of a company, other than the shares beneficially owned by an Interested Stockholder (as defined below), would be required to effectuate certain transactions, including without limitation a merger, consolidation, certain sales of assets, certain sales of shares, liquidation or dissolution of the corporation, and reclassification of securities involving a corporation and an Interested Stockholder (an "Affiliated Transaction"). An "Interested Stockholder" is defined as the beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or any other provisions of Vision Twenty-One's Articles. The special voting requirement does not apply in any of the following circumstances:

     o the Affiliated Transaction is approved by a majority of the corporation's disinterested directors;

     o the Interested Stockholder has owned at least 80% of the corporation's voting stock for five years;

     o the Interested Stockholder owns more than 90% of the corporation's voting shares;

     o the corporation has not had more than 300 stockholders of record at any time during the three years preceding the announcement of the event;

     o the corporation is an investment company registered under the Investment Company Act of 1940;

     o all of the following conditions are met: (i) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price paid by the Interested Stockholder, (ii) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Stockholder (or certain alternative benchmarks if higher), (iii) during the portion of the three years proceeding the announcement date that the Interested Stockholder has been an Interested Stockholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of any full periodic dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Stockholder, (iv) during such three year period no benefit to the Interested Stockholder in the form of loans, guaranties or other financial assistance or tax advantages provided by the corporation, and (v) unless approved by a majority of the disinterested directors, a proxy shall have been mailed to holders of voting shares at least 25 days prior to the consummation of the Affiliated Transaction.

     This section applies to any Florida corporation unless the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Vision Twenty-One's Articles and By-Laws do not contain a provision electing not to be governed by the statute.


LIMITATION ON DIRECTORS' LIABILITY

     OptiCare. Section 102 of the Delaware General Corporation Law allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability:

     o for any breach of director's duty of loyalty to the corporation or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o for intentional or negligent payment of unlawful dividends or stock purchase or redemption; or

     o for any transaction from which the director derived an improper personal benefit.

     The OptiCare certificate of incorporation provides for the limitations on director's liability to the fullest extent permitted by such Section 102.

     Vision Twenty-One. The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy unless the director breached or failed to perform his statutory duties as a director and such breach or failure (a) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) constitutes a transaction from which the director derived an improper personal benefit, (c) results in an unlawful distribution, (d) in a derivative action or an action by a stockholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (e) in a proceeding other than a derivative action or an action by a stockholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     The Vision Twenty-One Articles provide for limitations on director liability to the fullest extent permitted under the FBCA.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

     OptiCare. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its officers and directors who were or are a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation.

     The OptiCare Bylaws authorize indemnification of directors, officers, employees and agents of OptiCare in a manner consistent with Section 145 of the Delaware General Corporation Law. The OptiCare Bylaws prohibit indemnification of persons adjudged to be liable to OptiCare unless a court determines otherwise. The OptiCare Bylaws also authorize the corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent of OptiCare for liability incurred by such individuals in their capacity as director, officer, employee or agent of OptiCare. See "OptiCare's Management -- Limitation of Liability and Indemnification Matters."

     Vision Twenty-One. The FBCA permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The FBCA provides that a corporation may advance reasonable expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The FBCA also permits a corporation to purchase liability insurance for its directors, officers, employees and agents. The FBCA provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Vision Twenty-One Articles provide for indemnification for any present or former director or officer to the fullest extent permitted by the law.


STATE ANTI-TAKEOVER STATUTES

     OptiCare. Section 203 of the Delaware General Corporation Law prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by a corporation or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of a corporation's voting stock) within 3 years after the person (or entity) becomes an interested stockholder, unless:

     o prior to the person's becoming an interested stockholder, the business combination or the transaction by which the person became an interested stockholder is approved by the board of directors of the target;

     o at the close of the transaction when the interested stockholder became an interested stockholder, he/she held at least 85% of the voting stock of the corporation; or

     o after the person becomes an interested stockholder, the business combination is approved by the corporation's board and by the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder.

     Vision Twenty-One. The FBCA contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the acquisition is approved by the board of directors or the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the stockholders of the corporation and the acquiring stockholder acquires a majority of the voting power of the corporation, all stockholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights to receive the fair value of their shares as provided in the FBCA. Vision Twenty-One's Articles and Bylaws do not contain any provisions with respect to this statute.


CLASSIFIED BOARD

     OptiCare. Although the Delaware General Corporation Law permits staggered boards of directors, OptiCare does not maintain a staggered board of directors.


     Vision Twenty-One. The FBCA permits staggered boards of directors of up to three separate classes if authorized in the articles of incorporation. The Vision Twenty-One Articles provide for a classified board of directors.


                    DESCRIPTION OF OPTICARE'S CAPITAL STOCK


GENERAL

     OptiCare is authorized to issue an aggregate of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. As of May 1, 2000, there were 12,578,766 shares of common stock outstanding, 418,803 shares of preferred stock outstanding and 100,000 shares of preferred stock reserved for issuance under an outstanding warrant.


PREFERRED STOCK

     OptiCare's board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and other rights and preferences of each class or series of preferred stock.

     Effective August 13, 1999, OptiCare's board of directors authorized a class of preferred stock designated as the "Series A convertible preferred stock." The total number of authorized shares of the Series A convertible preferred stock is 550,000, of which 418,803 are issued and outstanding, and 100,000 are reserved for issuance pursuant to an outstanding warrant. Bank Austria is currently the sole holder of the issued and outstanding preferred stock and of the warrant. The principal terms of the Series A convertible preferred stock are as follows:

   Dividends:   Dividends and other distributions, payable in cash or other property, shall be paid on the Series A convertible preferred stock equally, ratably and on parity with dividends and other distributions paid on the common stock.

   Liquidation: The Series A convertible preferred stock shall be preferred upon liquidation over the common stock.

   Conversion:  Each share of Series A convertible preferred stock is convertible at any time at the option of the holder thereof into one fully paid non-assessable share of our common stock with certain limitations. In addition, we may cause the conversion of all, but not less than all, the outstanding shares of Series A convertible preferred stock into shares of common stock provided that the common stock to be received upon such conversion when aggregated with all other shares of common stock currently or previously held by or currently issuable without restrictions to each holder, would be equal to or less than 3% of our then outstanding common stock.

     Because OptiCare's certificate of incorporation authorizes "blank check" preferred stock, the OptiCare Board, at any time in the future, could authorize and issue, without stockholder approval, a new class or series of preferred stock with terms which could have the effect of protecting incumbent management from a takeover, or could result in a change of control of us to the holders of such new class or series of preferred stock, or a new class or series of preferred stock could have an adverse effect upon the value of the common stock. The issuance of any series of preferred stock could adversely affect the rights of the holders of OptiCare common stock by restricting dividends on, diluting the power of, or impairing the liquidation rights of common stock, or delaying or preventing a change in control of us. OptiCare has no present plans to issue any additional shares of preferred stock, other than upon exercise, (if any), of the warrant held by Bank Austria to purchase up to 100,000 shares of the Series A convertible preferred stock.


COMMON STOCK

     The holders of OptiCare common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of OptiCare common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available therefor. OptiCare does not anticipate paying dividends on OptiCare common stock in the foreseeable future. See "Summary of the Joint Proxy Statement/Prospectus -- Dividend Policy."

     In the event of a liquidation, dissolution or winding up, the holders of OptiCare common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.


TRANSFER AGENT

     The transfer agent and registrar for OptiCare's common stock is ChaseMellon Shareholder Services, L.L.C.


LIMITATION OF LIABILITY AND INDEMNIFICATION

     OptiCare's certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except for liability in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, OptiCare's certificate of incorporation and our bylaws contain provisions to indemnify OptiCare's directors and officers to the fullest extent permitted by the Delaware General Corporation Law. See "OptiCare's Management -- Limitation of Liability and Indemnification Matters."



DELAWARE ANTI-TAKEOVER STATUTE

     OptiCare is subject to Section 203 of the Delaware General Corporation law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

     o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced; and

     o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     o any merger or consolidation involving the corporation and the interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledged or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                     ADDITIONAL MATTERS BEING SUBMITTED TO
                     A VOTE OF ONLY OPTICARE'S STOCKHOLDERS

                                   PROPOSAL 2

                            TO ELECT EIGHT DIRECTORS
                             TO THE OPTICARE BOARD

     The Certificate of Incorporation and Amended and Restated By-Laws of OptiCare provide that the number of directors which shall constitute the whole board of directors of OptiCare shall be fixed and determined by resolution of the Board of Directors of OptiCare (the "OptiCare Board"). Effective at the time of the Meeting, the number of directors which shall constitute the whole OptiCare Board shall be fixed by the OptiCare Board at eight.

     Directors of OptiCare are elected annually at a meeting of stockholders. Their respective terms of office continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with OptiCare's Bylaws. There are no family relationships among any of the directors, or nominees or executive officers of OptiCare.

     [Unless otherwise specified, each proxy received will be voted for the election as directors of the eight nominees named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in this Joint Proxy Statement/Prospectus and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the OptiCare Board or will vote for such lesser number of directors as may be prescribed by the OptiCare Board in accordance with the Amended and Restated By-Laws of OptiCare.

     OptiCare is now seeking stockholder approval for the election of the following persons as directors of OptiCare:

                               Dean J. Yimoyines
                               Steven L. Ditman
                               Martin E. Franklin
                               Ian G.H. Ashken
                               Allan L.M. Barker
                               John F. Croweak
                               Carl J. Schramm
                               [   ]

     All of the nominees named above are current directors of OptiCare, other
than [   ], who is the designee of Palisade Capital Management. For information with respect to each of the nominees named above, see "OptiCare's Management"
except with respect to [   ] whose biographical information is set forth
below.]

     [Palisade Designee], [   ]

     Pursuant to the Merger Agreement, OptiCare has agreed to cause up to three designees of Vision Twenty-One, with one such designee being an independent director (the "Vision Twenty-One Appointees"), to be appointed to the OptiCare Board upon consummation of the Merger. Accordingly, upon consummation of the Merger it is intended that the OptiCare Board will be expanded to accommodate the Vision Twenty-One Appointees. The Vision Twenty-One Appointee now known is Bruce S. Maller.

     For information concerning Bruce S. Maller, see "Vision Twenty-One Management Continuing After Merger."

     In the event that the Merger is not consummated, the Vision Twenty-One Appointees will not serve as directors of OptiCare.

     In addition, it is contemplated that the holders of [   ] to be issued by
OptiCare in connection with the $30 million financing, will also be entitled to appoint one director to serve on the OptiCare Board. See "The Merger Agreement and Related Agreements -- The Financing."

     [THE OPTICARE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE FOLLOWING DIRECTOR NOMINEES: DEAN J. YIMOYINES, STEVEN L. DITMAN, MARTIN E. FRANKLIN, IAN G. H. ASHKEN, ALLAN L. M. BARKER, JOHN F. CROWEAK, CARL J.
SCHRAMM AND [       ].]


                                   PROPOSAL 3

             APPROVAL OF INCREASE OF SHARES OF COMMON STOCK UNDER
                           PERFORMANCE STOCK PROGRAM

     OptiCare's stockholders are being asked to approve an amendment to OptiCare's Performance Stock Program (the "Program"), that will increase the maximum number of shares of common stock available for issuance by 2,000,000 shares, while maintaining the Program's existing percentage limitation. The Program, as amended, will provide for the issuance of awards of an aggregate maximum of up to the lesser of:

     (a)  5,000,000 shares of common stock of OptiCare, or

     (b)  15% of the sum of

         (1) the number of shares outstanding at the time the limitation in this clause (b) is calculated,

         (2) the number of shares subject to options and performance shares then outstanding, and

         (3) the number of shares then available for future awards under the Program.

     No single individual may receive awards for more than 200,000 shares in any subsequent calendar year.

     The Performance Stock Program was adopted by the OptiCare Board on May 14, 1999, and approved by the OptiCare stockholders on August 13, 1999. The amendment to the Program that is the subject of this Proposal was adopted by the Board on May 9, 2000, subject to stockholder approval.

     The proposed share increase will assure that a sufficient reserve of OptiCare common stock is available under the Program to attract and retain the services of employees, including the employees of Vision Twenty-One upon consummation of the Merger, which is essential to OptiCare's long-term growth and success. The limit on the annual share reserve increase is intended to allow OptiCare to grant incentive stock options under the Federal tax rules based on the increase.

     The following is a summary of the principal features of the Program as amended. The summary, however, does not purport to be a complete description of all the provisions of the Program. Any OptiCare stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at OptiCare's principal executive offices in Waterbury, Connecticut.


GENERAL

     Awards may be comprised of incentive stock options, nonqualified stock options, restricted stock, performance shares or cash units, each as described below.

     The number of persons currently eligible for awards is approximately 925. Authorized but previously unissued shares, treasury shares and shares forfeited under the Program may be issued again under the Program up to the maximum aggregate limit.

     The Program provides for administration by either the compensation committee, the board of directors or another committee appointed by the board of directors to administer the Program (the

"committee"). At this time, the stock plan committee administers the Program. The committee has the general authority to interpret the provisions of the Program and adopt such rules as it deems necessary or desirable for the administration of the Program. The committee also handles the selection of employees, consultants and other service providers who will participate in the Program, and the determination of the size and terms of awards made under the Program.

     The Program will terminate upon adoption by the board of directors of a resolution terminating the Program, or upon the award and vesting of the maximum aggregate number of shares of common stock available under the Program.



NON-QUALIFIED AND INCENTIVE STOCK OPTIONS

     The stock plan committee may designate options as either non-qualified stock options (i.e., options not entitled to special tax benefits under the Internal Revenue Code) or incentive stock options pursuant to Section 422 of the Code. Incentive stock options may only be issued to employees and must be issued at an option price no less than the fair market value of our common stock on the date of the grant (and 110% of fair market value in the case of 10% stockholders). Subject to the foregoing, the price of the shares subject to each option is set by the committee.

     The exercise of options granted under the Program is subject to terms and conditions set by the committee and set in the agreement evidencing each option. The purchase price for the shares acquired upon exercise of the option may be paid (a) in cash or by certified check, or (b) at the discretion of the committee, by delivery of one or more stock certificates evidencing other shares of our common stock with a fair market value equal to the option price, or (c) by a combination of cash and common stock as described in clauses (a) and (b).

     The committee sets the expiration date of each option, but in the case of incentive stock options, the expiration date may not be longer than ten years from the date of the grant (or five years in the case of 10% stockholders).

     All incentive stock options will terminate on the earlier of the expiration date or one year following termination of employment due to disability or death. Upon termination of employment for any reason other than disability or death, all options will expire on the earlier of their expiration date or ninety days following termination of employment, unless otherwise provided in an applicable agreement or instrument. Non-qualified stock options may be subject to the same provisions with respect to termination, or may contain such other provisions as the committee determines.

     Options are not transferable or assignable other than by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant, except that the committee may, in its sole discretion, allow for transfers of awards (other than incentive stock options) to other persons or entities.


RESTRICTED STOCK

     An award of a share of restricted stock is an award to a participant of a share of common stock generally conditioned upon the attainment of performance goals established by the compensation committee for the performance period to which the award relates and the continued employment or retention as a service provider of the participant with us or any of our majority-owned subsidiaries through the end of the performance period. During the performance period, the participant has all of the rights of a stockholder, including the right to receive dividends, except that the participant shall not have custody of the shares of common stock nor the right to transfer ownership of the shares during the performance period.

     Generally, a participant's termination of employment or provision of services to us prior to the end of the relevant performance period results in forfeiture of an award of restricted stock, although the compensation committee is authorized to determine that all or any portion of the award shall not be forfeited. If a portion of a restricted stock award is forfeited, the non-forfeited portion is reduced by the amount of any dividends previously paid to the participant with respect to the forfeited portion.

PERFORMANCE SHARES OR CASH UNITS

     The committee may establish performance programs and grant awards of performance shares or cash units pursuant to such programs. The committee will establish performance goals and a schedule relating to such goals to determine the performance awards to be granted to participants. At the completion of a performance award period, the committee shall determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance shares shall generally be paid in the form of common stock, and cash units shall be paid in cash, provided that the committee may pay performance shares in the form of cash at the request of a participant.


THE EFFECT OF A CHANGE IN CONTROL

     In the event of a change in control of OptiCare, as defined in the Program, all awards will become fully vested and all options will become immediately exercisable if the compensation committee so provides, if an award so provides or if an employment agreement with a recipient of an award so provides.


NEW PLAN BENEFITS

     The grant of options under the Program is entirely within the discretion of the committee. OptiCare cannot forecast the extent of option grants that
will be made in the future. As of May 1, 2000,     options had been exercised
pursuant to the Program, options to purchase 1,301,192 shares were outstanding, and 912,376 shares remained available for future grants. On August 13, 1999, an aggregate of approximately 630,737 options (the "Substitution Options") were granted to option holders of OptiCare Eye Health Centers and PrimeVision Health in substitution for such options, which contained substantially identical terms as the options substituted therefor, except for a change in the exercise price and the number of shares for which options can be exercised to reflect the mergers.

     Information with respect to compensation paid and other benefits, including options, granted in respect of the 1999 year to the Chief Executive Officer and the Executive Officer Group is set forth below. Also see, "OptiCare's Management." During 1999, excluding any Substitution Options, 325,000 stock options were awarded to OptiCare's Chief Executive Officer and the other named executive officers. In 1999, excluding any Substitution Options, 545,000 stock options under the Program were granted to all current executive officers as a group and approximately 176,250 stock options were granted to 16 employees and consultants, including all current officers who are not executive officers. To date, stock options have been granted at exercise prices which range from $2.56 per share to $63.73 per share.

     In connection with the Merger, OptiCare has agreed to assume each outstanding option to purchase shares (as disclosed to OptiCare) of Vision Twenty-One common stock. At this time, in connection with the assumption of such Vision Twenty-One options, OptiCare anticipates granting approximately
[   ] options to the former holders of Vision Twenty-One options under the
Program.


FEDERAL INCOME TAX CONSEQUENCES

 Non-Qualified Stock Options.

     o Holders of non-qualified stock options do not realize income as a result of the grant of the non-qualified stock options, but normally realize compensation income taxable at ordinary income rates upon the exercise of a non-qualified stock option, to the extent that the fair market value of the shares on the date of the exercise of the non-qualified stock options exceeds the option exercise price paid.

     o In the case of an optionee subject to Section 16(b) of the Exchange Act who has held non-qualified stock options for less than six months and exercises such non-qualified stock options, the ordinary income portion generally would be calculated using the fair market value of the shares upon the lapse of the six-month period from the date of grant of such non-qualified stock options rather than the fair market value on the date of exercise, unless the optionee elects to recognize income immediately upon exercise in accordance with Section 83 (b) of the Code.

     o OptiCare will be entitled to a tax deduction in an amount equal to the amount that the optionee is required to include in ordinary income at the time of such inclusion and will be required to withhold taxes on such ordinary income.

     o The optionee's initial tax basis for shares acquired upon the exercise of a non-qualified stock option will be the option exercise price paid plus the amount of ordinary income realized by the optionee. Any appreciation in the value of such shares subsequent to the date such ordinary income is recognized will qualify for long-term capital gains treatment if held for more than 12 months.


 Incentive Stock Options.

     o Holders of incentive stock options will not be considered to have received taxable income upon either the grant of an incentive stock option or its exercise.

     o Upon the sale or other taxable disposition of the shares of the common stock so acquired, long-term capital gain normally will be recognized in the full amount of the difference between the amount realized upon such disposition and the option exercise price if no disposition of the shares has taken place within either (a) two years from the date of grant of the incentive stock option or (b) one year from the date of transfer of the shares of the common stock to the optionee upon exercise.

     o If the shares of the common stock are sold or otherwise disposed of before the end of the one-year or two-year periods, the difference between the incentive stock option exercise price and the fair market value of the shares of the common stock on the date of exercise of the incentive stock option will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain.

     o If an optionee disposes of shares of the common stock before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee's ordinary income is limited to the amount realized reduced by the option exercise price paid.

     o OptiCare will be entitled to a tax deduction in regard to an incentive stock option only to the extent the optionee has ordinary income upon sale or other disposition of the shares of the common stock.

     o If an optionee transfers shares of common stock acquired upon the exercise of an incentive stock option to acquire other shares of the common stock in connection with the exercise of another incentive stock option, the optionee will recognize income on the transaction if the transferred shares have not been held for the required holding periods.

     o The difference between the fair market value of the common stock on the exercise date and the exercise price of an incentive stock option is deemed to be a "tax preference" under the alternative minimum tax rules of the Internal Revenue Code.


 Restricted Stock.

     o A recipient of restricted stock will recognize as additional compensation taxable as ordinary income for federal income tax purposes an amount equal to the fair market value of the stock at the time of the lapse of restrictions on the stock plus the amount of any dividends or other distributions not previously received and recognized as additional compensation with respect to such stock, unless the recipient makes an election to include such award in ordinary income at the time of award.

     o Unless such an election is made, a recipient subject to Section 16(b) of the Exchange Act (i.e., officers, directors, and 10% stockholders of OptiCare) who receives restricted stock will recognize ordinary income at the later of the time of the lapse of restrictions or six months after the date of the award.

     o When a participant disposes of shares of common stock acquired under the Program, any amount received in excess of the value of the shares of common stock on which the participant was previously taxed will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

     o OptiCare is entitled to claim a federal income tax deduction in the same amount and at the same time as the recipient recognizes ordinary income.

 Performance Shares and Cash Units.

     o A participant who receives a performance share or cash unit will recognize ordinary compensation income when paid the performance share (in an amount equal to the fair market value of the share when paid, subject to the special six month rule for recipients subject to
          Section 16(b) of the Exchange Act) or cash.

     o Participants who elect to have performance shares or cash units deferred in a performance share account will delay taxability until amounts are paid with respect to such accounts.

     o OptiCare will recognize a deduction when participants recognize ordinary income. The amount of the combined company's deductions will equal the amount of income recognized by the participants.

     o When a participant disposes of shares of common stock acquired as a performance share, or attributable to a performance share account, any amount received in excess of the value of the shares of common stock on which the participant was previously taxed will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

     The OptiCare Board believes that it is in the best interests of OptiCare to increase the shares authorized for issuance under its comprehensive equity incentive program, which will provide a meaningful opportunity for officers, employees and non-employee OptiCare Board members to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in OptiCare's service and more closely align their interests with those of the stockholders.

  THE OPTICARE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PERFORMANCE STOCK PROGRAM.

                                  PROPOSAL 4

                        RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP has audited the financial statements of OptiCare for the year ended December 31, 1999. The Board of Directors desires to continue the services of Deloitte & Touche LLP for the current year ending December 31, 2000. Accordingly, the Board of Directors will recommend that OptiCare stockholders ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP to audit the financial statements of OptiCare for the current fiscal year. Representatives of that firm are expected to be present at the Meeting, shall have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

     THE OPTICARE BOARD RECOMMENDS THAT OPTICARE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.


                                    EXPERTS

     The consolidated financial statements of OptiCare Health Systems, Inc. and subsidiaries as of December 31, 1999 and for the year then ended included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

     The combined financial statements of OptiCare Eye Health Centers, Inc. and Affiliate as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

     The consolidated financial statements of PrimeVision Health, Inc. and Subsidiaries at December 31, 1998, and for each of the two years in the period ended December 31, 1998, included in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Prime's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Vision Twenty-One, Inc. and Subsidiaries at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Vision Twenty-One, Inc's ability to continue as a going concern as described in Note 17 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      CHANGES OF INDEPENDENT ACCOUNTANTS

     OptiCare's board of directors formally approved the appointment of Deloitte & Touche LLP as its independent accountants on August 30, 1999, and at the same time, the OptiCare board determined not to engage Ernst & Young LLP as its independent accountants for the year ending December 31, 1999. Ernst &
Young LLP audited Saratoga's consolidated financial statements as of and for the year ended December 31, 1998. The board of directors of Saratoga formally approved the appointment of Ernst & Young LLP, of Dallas, Texas, as its independent accountants to audit Saratoga's consolidated financial statements for 1998 on March 29, 1999.

     The report of Ernst & Young LLP on Saratoga's consolidated financial statements for 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with Ernst & Young LLP's audit of Saratoga's financial statements for 1998, and through March 29, 1999, Ernst & Young LLP had no disagreements with OptiCare or Saratoga on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference to those disagreements in their report on Saratoga's consolidated financial statements for 1998. At Saratoga's request, Ernst & Young LLP furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the previous statements.


                                 LEGAL MATTERS

     The validity of the shares of OptiCare common stock offered by this Joint Proxy Statement/Prospectus in connection with the Merger will be passed upon for OptiCare by Kane Kessler, P.C. Legal matters pertaining to federal income tax consequences in connection with the Merger will be passed upon by Shumaker, Loop & Kendrick, LLP.


                                 OTHER MATTERS


ANNUAL REPORT

     A copy of OptiCare's 1999 Annual Report to Stockholders was sent to stockholders of record on March 31, 2000. Any OptiCare stockholder who has not received a copy of OptiCare's 1999 Annual Report to Stockholders and wishes to do so should contact OptiCare's Corporate Secretary by mail at OptiCare Health Systems, Inc, 87 Grandview Avenue, Waterbury, CT 06708, Attn: Corporate Secretary.


DEADLINE FOR STOCKHOLDER PROPOSALS

     Any proposal of an OptiCare stockholder intended to be presented at the annual meeting of stockholders to be held in 2001 must be received by OptiCare
no later than         , 2001 to be considered for inclusion in the Proxy
Statement and form of proxy for the 2001 annual meeting. Proposals must comply with Rule 14a-8 and other applicable rules promulgated by the Securities and Exchange Commission pursuant to the Exchange Act. Delivery of such proposals should be by Certified Mail, Return Receipt Requested.


OTHER MATTERS

     The OptiCare Board does not know of any other matters that may be presented at its meeting, except for routine matters. If other business does properly come before OptiCare's meeting, however, the persons named on the accompanying proxy intend to vote on such matters in accordance with their best judgment.


                      WHERE YOU CAN FIND MORE INFORMATION

     OptiCare and Vision Twenty-One file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information filed by OptiCare or Vision Twenty-One at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. OptiCare's and Vision Twenty-One's and filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

     OptiCare has filed a registration statement with the Commission to register the OptiCare common stock to be issued to Vision Twenty-One stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of OptiCare in addition to being a proxy statement of Vision Twenty-One for use at its special meeting.


     OptiCare has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to OptiCare, and Vision Twenty-One has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Vision Twenty-One.


     Stockholders can obtain any of the documents incorporated by reference through OptiCare, Vision Twenty-One or the Commission. Documents incorporated by reference are available from OptiCare and Vision Twenty-One without charge, excluding all exhibits. Stockholders may obtaindocuments incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing to the following addresses or by telephone:



OptiCare Health Systems, Inc.     Vision Twenty-One, Inc.
Investor Relations Department     Investor Relations Department
87 Grandview Avenue               7360 Bryan Dairy Road
Waterbury, CT 06708               Largo, Florida 33777
(203) 596-2236                    (727) 545-4300, ext. 52103

If you would like to request documents, please do so by         , 2000 in order
to receive them before the meetings.


OPTICARE STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE ISSUANCE OF OPTICARE COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT. VISION TWENTY-ONE STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER OPTICARE NOR VISION TWENTY-ONE HAS AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AFTER THE DATE HEREAFTER, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF OPTICARE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES



Pro Forma Combined Financial Statements
Introduction .............................................................................   F-2
Pro Forma Combined Balance Sheet as of December 31, 1999 (unaudited) .....................   F-3
Pro Forma Combined Income Statement for the year ended December 31, 1999
 (unaudited) .............................................................................   F-4
Notes to Pro Forma Combined Financial Statements .........................................   F-6

Annual Financial Statements
Reports of Independent Auditors ..........................................................   F-8
Consolidated Balance Sheets as of December 31, 1999 and 1998 .............................   F-10
Consolidated Statements of Operations for the years ended December 31, 1999, 1998 and
 1997 ....................................................................................   F-11
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and
 1997 ....................................................................................   F-12
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
 December 31, 1999, 1998 and 1997 ........................................................   F-13
Notes to Consolidated Financial Statements ...............................................   F-14

                         VISION TWENTY-ONE, INC. AND SUBSIDIARIES

Annual Financial Statements
Report of Independent Auditors ...........................................................   F-30
Consolidated Balance Sheets as of December 31, 1998 and 1999 .............................   F-31
Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and
 1999 ....................................................................................   F-32
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
 December 31, 1997, 1998 and 1999 ........................................................   F-33
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and
 1999 ....................................................................................   F-34
Notes to Consolidated Financial Statements ...............................................   F-35

                       OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

Interim Financial Statements
Combined Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998 ............   F-56
Combined Statements of Operations for the six months ended June 30, 1999 and 1998
 (unaudited) .............................................................................   F-57
Combined Statements of Cash Flows for the six months ended June 30, 1999 and 1998
 (unaudited) .............................................................................   F-58
Notes to Combined Financial Statements ...................................................   F-59

Annual Financial Statements
Report of Independent Auditors ...........................................................   F-60
Combined Balance Sheets as of December 31, 1998 and 1997 .................................   F-61
Combined Statements of Operations for the years ended December 31, 1998, 1997 and 1996       F-62
Combined Statements of Shareholders' Equity for the years ended December 31, 1998,
 1997 and 1996 ...........................................................................   F-63
Combined Statements of Cash Flows for the years ended December 31, 1998, 1997 and
 1996 ....................................................................................   F-64
Notes to Combined Financial Statements ...................................................   F-65

                         OPTICARE HEALTH SYSTEMS, INC.
                    PRO FORMA COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma combined balance sheet as of December 31, 1999 and the pro forma combined statement of operations for the year ended December 31, 1999 give effect to (i) the proposed Merger between OptiCare and Vision Twenty-One, accounted for under the purchase method of accounting, (ii) the proposed private placement of convertible preferred equity and related use of net proceeds, as a condition to the completion of the Merger, (iii) the renegotiated credit agreement as a condition of the Merger, (iv) substantial completion of the disposal of Vision Twenty-One's ophthalmology and optometry practices, which appear as a discontinued operation in Vision Twenty-One's historical financial statements, (v) the issuance of OptiCare common stock and related use of proceeds as a result of a registered offering completed in January 2000, (vi) the acquisition of Cohen Systems, Inc. on October 1, 1999 and (vii) the merger with OptiCare Eye Health Centers Inc., on August 13, 1999. The historical financial information has been derived from the respective historical financial statements of OptiCare and Vision Twenty-One, and should be read in conjunction with these financial statements and the related notes contained elsewhere herein.

     The unaudited pro forma combined balance sheet assumes that each of the Merger, the convertible preferred equity private placement, renegotiated credit facility and common stock registered offering took place as of December 31, 1999.

     The unaudited pro forma combined statement of operations combines OptiCare's and VisionTwenty-One's historical statements of operations for the year ended December 31, 1999 and gives effect to each of the Merger, convertible preferred equity private placement, renegotiated credit facility, the common stock registered offering and the acquisitions of OptiCare Eye Health Centers, Inc. and Cohen Systems, Inc. (such acquisitions being referred to herein as the "1999 Acquisitions") as if they had each occurred on January 1, 1999.

     Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The total estimated purchase cost of Vision Twenty-One has been allocated on a preliminary basis to the assets and liabilities based on management's estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. Subsequent to closing, the assets purchased and liabilities assumed will be fair valued and the necessary studies completed to ascribe values to assets and identifiable intangibles, if any.

     The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined company.

                         OPTICARE HEALTH SYSTEMS, INC.
                       PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999


                            (AMOUNTS IN THOUSANDS)




                                                          STOCK OFFERING
                                             OPTICARE        PRO FORMA       OPTICARE
                                            HISTORICAL      ADJUSTMENTS     PRO FORMA
                                           ------------ ------------------ -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents ................   $  2,921      $        --      $  2,921
Accounts receivable, net .................     10,557               --        10,557
Inventories ..............................      3,029               --         3,029
Discontinued operations ..................         --               --            --
Other current assets .....................      4,838               --         4,838
                                             --------      -----------      --------
 TOTAL CURRENT ASSETS ....................     21,345               --        21,345
                                             --------      -----------      --------
Property and equipment, net ..............      9,679               --         9,679
Intangible assets, net ...................     32,443               --        32,443
Discontinued operations ..................         --               --            --
Deferred taxes ...........................        951               --           951
Other assets .............................      2,322               --         2,322
                                             --------      -----------      --------
  TOTAL ASSETS ...........................   $ 66,740      $        --      $ 66,740
                                             ========      ===========      ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable .........................   $  7,619      $        --      $  7,619
Accrued expenses and other ...............      9,576               --         9,576
Current portion of long-term debt ........      3,459               --         3,459
Discontinued Operations ..................         --               --            --
                                             --------      -----------      --------
  TOTAL CURRENT LIABILITIES ..............     20,654               --        20,654
                                             --------      -----------      --------
Long-term debt, less current portion .....     39,689          (11,966)(a)    27,723
Discontinued operations ..................         --               --            --
Other liabilities ........................      1,123               --         1,123
                                             --------      -----------      --------
  TOTAL LIABILITIES ......................     61,466          (11,966)       49,500
Minority Interest ........................         --               --            --
STOCKHOLDERS' EQUITY (DEFICIT) ...........      5,274           11,966 (a)    17,240
                                             --------      -----------      --------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY (DEFICIT) ..........   $ 66,740      $        --      $ 66,740
                                             ========      ===========      ========



                                              VISION          MERGER
                                            TWENTY-ONE       PRO FORMA       COMBINED
                                            HISTORICAL      ADJUSTMENTS      PRO FORMA
                                           ------------ ------------------ ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents ................   $  5,032      $        --      $   7,953
Accounts receivable, net .................      2,663               --         13,220
Inventories ..............................         --               --          3,029
Discontinued operations ..................     20,103          (20,103)(b)         --
Other current assets .....................      1,405            2,344 (c)      8,587
                                             --------      -----------      ---------
 TOTAL CURRENT ASSETS ....................     29,203          (17,759)        32,789
                                             --------      -----------      ---------
Property and equipment, net ..............      5,132               --         14,811
Intangible assets, net ...................     47,704           14,487 (c)     94,634
Discontinued operations ..................      2,135           (2,135)(b)         --
Deferred taxes ...........................         --           14,899 (c)     15,850
Other assets .............................        705               --          3,027
                                             --------      -----------      ---------
  TOTAL ASSETS ...........................   $ 84,879      $     9,492      $ 161,111
                                             ========      ===========      =========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable .........................   $  5,687      $        --      $  13,306
Accrued expenses and other ...............     11,800            2,500 (c)     13,894
                                                                (9,982)(b)
Current portion of long-term debt ........     62,167          (27,000)(d)      4,990
                                                               (33,636)(e)
Discontinued Operations ..................      6,657           (6,657)(b)         --
                                             --------      -----------      ---------
  TOTAL CURRENT LIABILITIES ..............     86,311          (74,775)        32,190
                                             --------      -----------      ---------
Long-term debt, less current portion .....        113           33,636 (e)     61,472
Discontinued operations ..................        599             (599)(b)         --
Other liabilities ........................        196               --          1,319
                                             --------      -----------      ---------
  TOTAL LIABILITIES ......................     87,219          (41,738)        94,981
Minority Interest ........................        410               --            410
STOCKHOLDERS' EQUITY (DEFICIT) ...........     (2,750)          29,230 (c)     65,720
                                                                27,000 (d)
                                                                (5,000)(b)
                                             --------      -----------      ---------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY (DEFICIT) ..........   $ 84,879      $     9,492      $ 161,111
                                             ========      ===========      =========

                         OPTICARE HEALTH SYSTEMS, INC.
                      PRO FORMA COMBINED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1999

                   (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                                        OPTICARE        VISION
                                                        PRO FORMA     TWENTY-ONE         PRO FORMA             COMBINED
                                                       (FROM F-5)     HISTORICAL        ADJUSTMENTS           PRO FORMA
                                                     -------------- -------------- -------------------- ---------------------
NET REVENUES:
Laser correction and professional services .........  $     8,335     $   12,508      $         --         $      20,843
Managed care services ..............................       31,153         56,744                --                87,897
Other integrated services ..........................       90,136         19,151           (19,151)(f)            90,136
                                                      -----------     ----------      ------------         -------------
Total net revenues .................................      129,624         88,403           (19,151)              198,876

OPERATING EXPENSES:
Cost of product sales ..............................       45,357         21,572           (18,261)(f)            48,668
Medical claims expense .............................       25,007         42,444                --                67,451
Salaries, wages and benefits .......................       39,594         18,847              (342)(f)            58,099

Selling, general and administrative ................       13,754         15,853              (312)(f)            29,295
Depreciation and amortization ......................        3,871          3,047               580 (g)             7,498
Interest ...........................................        2,351          7,953            (2,599)(h)             7,156
                                                                                              (549)(i)
                                                      -----------     ----------      ------------         -------------
  Total operating expenses .........................      129,934        109,716           (21,483)              218,167

INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES ....................         (310)       (21,313)            2,332               (19,291)
Income tax expense (benefit) .......................         (124)            --            (7,592)(j)            (7,716)
                                                      -----------     ----------      ------------         -------------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS ........................................  $      (186)    $  (21,313)     $      9,924         $     (11,575)
                                                      ===========     ==========      ============         =============
Basic loss per share (1) ...........................  $     (0.01)                                         $       (0.72)
Basic weighted average shares outstanding ..........   12,543,557                        6,000,000 (k)        18,543,557 (l)

---------
(1) The combined pro forma loss per share reflects impact of $1,800 dividend on the new convertible preferred equity.

                         OPTICARE HEALTH SYSTEMS, INC.
                      PRO FORMA COMBINED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1999

                   (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                                                                                                 OPTICARE
                                                         OPTICARE            1999              PRO FORMA         PRO FORMA
                                                      HISTORICAL (1)   ACQUISITIONS (2)       ADJUSTMENTS        (TO F-4)
                                                     ---------------- ------------------ -------------------- --------------
NET REVENUES:
Laser correction and professional services .........    $    4,061         $  4,274         $         --       $     8,335
Managed care services ..............................        24,425            6,728                   --            31,153
Other integrated services ..........................        66,147           20,477                3,512 (m)        90,136
                                                        ----------         --------         ------------       -----------
Total net revenues .................................        94,633           31,479                3,512           129,624

OPERATING EXPENSES:
Cost of product sales ..............................        41,182            4,175                   --            45,357
Medical claims expense .............................        19,545            5,462                   --            25,007
Salaries, wages and benefits .......................        20,073           15,939                3,512 (m)        39,594
                                                                                                      70 (n)
Selling, general and administrative ................         7,932            5,822                                 13,754
Depreciation and amortization ......................         2,013            1,026                  832 (o)         3,871
Interest ...........................................         3,248              169                 (109)(p)         2,351
                                                                                                    (957)(q)
                                                        ----------         --------         ------------       -----------
  Total operating expenses .........................        93,993           32,593                3,348           129,934

INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES ....................           640           (1,114)                 164              (310)
Income tax expense (benefit) .......................           289             (206)                (207)(j)          (124)
                                                        ----------         --------         ------------       -----------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS ........................................    $      351         $   (908)        $        371       $      (186)
                                                        ==========         ========         ============       ===========
Basic loss per share ...............................    $    (0.05)                                            $     (0.01)
Basic weighted average shares outstanding ..........     4,776,501                             4,195,627 (r)    12,543,557
                                                                                               3,571,429 (s)

---------
(1) The Company acquired OptiCare Eye Health Centers, Inc. on August 13, 1999 and Cohen Systems, Inc. on October 1, 1999, which were accounted for as purchases. Accordingly, the results of operations of OptiCare Eye Health Centers, Inc. and Cohen Systems, Inc. are included in the historical results of operations since September 1, 1999 and October 1, 1999, respectively, the deemed effective dates of the acquisitions for accounting purposes.

(2) Represents the results of operations of OptiCare Eye Health Centers, Inc. and Cohen Systems, Inc. from January 1, 1999 through their respective purchase dates, in order to include a full year of operating results in the pro forma statement of operations.

                         OPTICARE HEALTH SYSTEMS, INC.
               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

(a) Adjustment represents issuance of 3,571,429 shares of OptiCare common stock and related use of net proceeds of $11,966, as a result of the registered offering completed in January 2000, to reduce long-term debt.

(b) Adjustment represents the disposal of Vision Twenty-One corporate ophthalmology and optometry practices required to be completed as a condition to the Merger. The disposals will generally be accomplished through the sale of the practice assets back to the physicians or their affiliates. The amounts are based upon completed transactions and ongoing negotiations.

          Cash to be received and used to pay accrued expenses .........    $ 9,982
          Treasury stock to be acquired ................................      5,000
                                                                            -------
          Total consideration ..........................................    $14,982
                                                                            =======

(c) Adjustment to reflect the purchase of Vision Twenty-One via the issuance of 6,000,000 shares of OptiCare's common stock with a fair value of $21,480. The fair value of OptiCare's common stock issued is based on the average closing price of OptiCare common stock on February 10, 2000 (the day the merger was announced) and the three days prior and subsequent to such date or $3.58 per share.

          Common equity issued by OptiCare ........................    $21,480
          Estimated fair value of net liabilities assumed .........      7,750
                                                                       -------
                                                                        29,230
          Estimated merger costs ..................................      2,500
                                                                       -------
          Excess ..................................................    $31,730
                                                                       =======

      The allocation of the excess is as follows:

          Goodwill .....................................................    $14,487
          Elimination of the valuation allowance related to
            Vision Twenty-One's current deferred tax asset .............      2,344
          Elimination of the valuation allowance related to
            Vision Twenty-One's non-current deferred tax asset .........     14,899
                                                                            -------
                                                                            $31,730
                                                                            =======

           In assessing the realizability of deferred tax assets of the combined company, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considered the scheduled reversal of deferred tax assets, the availability of federal income tax carrybacks and projected future taxable income. Based upon the combined company's expected taxable profits, management's estimates of the combined company's revenue growth and the anticipated efficiencies from the combination, management believes it is more likely than not that following the completion of the mergers, a portion of the combined company's deferred tax assets will be realized. Accordingly, a portion of the valuation allowances have been reversed, however, the valuation allowance related to net operating losses of Vision Twenty-One has not been reversed. Management will continue to review the realizability of the deferred tax assets and assess the need for a valuation allowance.

(d) Adjustment to reflect the issuance of $30,000 of convertible preferred equity as a condition to the completion of the Merger. The $27,000 proceeds from the sale of the convertible preferred equity, net of $3,000 of issuance costs, will be used by OptiCare to pay down senior bank debt.

(e) Adjustment to reflect classification of bank debt as long-term based on renegotiated terms of bank debt required as a condition to the Merger.

(f) Adjustment to remove operating results of the Block Buying Group, which was sold in August 1999.

(g) Adjustment to reflect amortization of goodwill recorded on the purchase of Vision Twenty-One referenced in note (c) over an estimated useful life of 25 years.

(h) Adjustment to reflect reduction in interest expense as a result of the $27,000 paydown of long-term bank debt, with an average interest rate of 9.625%, from the proceeds received in the preferred equity private placement.

(i) Adjustment to reflect reduction in interest expense based upon $33,761 of bank indebtedness using Opticare's 1999 average interest rate of approximately 8%, based on the renegotiated credit facility, instead of Vision Twenty-One's average historic rate of approximately 9.625%.

(j) Adjustment to reflect estimated tax expense (benefit) at the statutory rate of 40%.

(k) Adjustment to reflect issuance of the estimated number of shares of OptiCare common stock to effect the Merger.

(l)        Reconciliation of pro forma shares is as follows:

          Opticare historical common stock outstanding as of
            December 31, 1999 ...................................   8,972,128
          Common stock issued as a result of private placement in
            January 2000 ........................................   3,571,429
          Common stock issued to effect Merger ..................   6,000,000
                                                                    ---------
          Total pro forma common shares outstanding .............  18,543,557
                                                                   ==========

(m) Adjustment to reflect the consolidation of optometric practice revenues and physician compensation according to EITF 97-2 as a result of the new administrative services agreement entered into in connection with the PrimeVision Health and OptiCare Eye Health Centers merger on August 13, 1999. Amount represents the optometric practice revenues and physician compensation from January 1, 1999 through August 31, 1999.

(n) Represents amortization of prepaid compensation, recorded in connection with the PrimeVision Health and OptiCare Eye Health Centers mergers, for the period January 1, 1999 through August 31, 1999.

(o) Represents amortization of intangibles recorded in connection with the 1999 Acquisitions for the period January 1, 1999 through the respective purchase dates.

(p) Adjustment to reflect net reduction in interest expense associated with the new credit facility negotiated with Bank Austria and other financing transactions as a result of the PrimeVision Health and OptiCare Eye Health Centers mergers.

(q) Adjustment to reflect reduction in interest expense associated with the $11,966 reduction in long-term debt, as a result of the common stock registered offering in January 2000, using OptiCare's 1999 average interest rate of approximately 8%.

(r) Adjustment to reflect issuance of OptiCare common stock related to the 1999 acquisitions.

(s) Adjustment to reflect issuance of OptiCare common stock associated with the registered offering in January 2000.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
OptiCare Health Systems, Inc.
Waterbury, Connecticut

     We have audited the accompanying consolidated balance sheet of OptiCare Health Systems, Inc. and subsidiaries (the "Company") as of December 31, 1999, and the related consolidated statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OptiCare Health Systems, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
March 24, 2000

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Prime Vision Health, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Prime Vision Health, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Prime Vision Health, Inc. and subsidiaries as of December 31, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Prime Vision Health, Inc. and subsidiaries will continue as a going concern. During 1998 and 1997 the Company incurred operating losses and had a working capital deficiency at December 31, 1998. In addition, as more fully described in Note 9, the Company was not in compliance with certain covenants of its loan agreement with a bank at December 31, 1998. These conditions raised substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


/s/ Ernst & Young LLP

May 7, 1999
Raleigh, NC

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                               DECEMBER 31,
                                                                        ---------------------------
                                                                            1999           1998
                                                                        ------------   ------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..........................................    $   2,921      $   5,956
 Accounts receivable, net ...........................................       10,557          4,571
 Inventories ........................................................        3,029          1,360
 Net current assets of discontinued operations ......................           --          5,582
 Income tax receivable ..............................................          755          1,089
 Deferred income taxes, current .....................................        2,579          1,499
 Other current assets ...............................................        1,504            180
                                                                         ---------      ---------
   Total current assets .............................................       21,345         20,237
Property and equipment, net .........................................        9,679          4,510
Deferred debt issuance costs, net ...................................        1,236            546
Intangible assets, net ..............................................       32,443            810
Deferred income taxes, non-current ..................................          951            123
Notes receivable from related parties, less current portion .........           94            175
Other assets ........................................................          992            155
                                                                         ---------      ---------
TOTAL ASSETS ........................................................    $  66,740      $  26,556
                                                                         =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable ...................................................    $   7,619      $   3,926
 Claims payable .....................................................        3,048            440
 Accrued salaries and related expenses ..............................        2,171          3,100
 Accrued expenses ...................................................        2,730            842
 Interest payable ...................................................          310          1,394
 Current portion of long-term debt ..................................        3,459         39,784
 Current portion of capital lease obligations .......................          110             92
 Deferred income tax liability ......................................          397          1,620
 Other current liabilities ..........................................          810             --
                                                                         ---------      ---------
   Total current liabilities ........................................       20,654         51,198
Long-term debt, less current portion ................................       39,689            192
Capital lease obligations, less current portion .....................          193            202
Other liabilities ...................................................          930            454
                                                                         ---------      ---------
TOTAL LIABILITIES ...................................................       61,466         52,046
Commitments and contingencies (Notes 10 and 16)
Manditorily Redeemable preferred stock, $0.01 par value, 5,000,000 shares authorized, 8,000 shares issued and outstanding at
 December 31, 1998 ..................................................           --          9,200
STOCKHOLDERS' EQUITY (DEFICIT):
Series A Convertible Preferred Stock, $.001 par value, 550,000 shares authorized; 418,803 and 0 shared issued and outstanding
 at December 31, 1999 and 1998, respectively ........................            1             --
Common Stock, $0.001 par value; 50,000,000 shares authorized;
 8,972,128 and 2,325,125 shares outstanding at December 31, 1999
 and 1998, respectively .............................................            9              2
Additional paid-in-capital ..........................................       47,784          5,862
Accumulated deficit .................................................      (42,520)       (40,554)
                                                                         ---------      ---------
   Total stockholders' equity (deficit) .............................        5,274        (34,690)
                                                                         ---------      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT) ..........................................................    $  66,740      $  26,556
                                                                         =========      =========

                 See notes to consolidated financial statements

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                               YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------
                                                                         1999            1998            1997
                                                                    -------------   -------------   -------------
NET REVENUES:
Laser correction and professional services ......................    $    4,061      $       --      $       --
Managed care services ...........................................        24,425          14,902           7,416
Other integrated services .......................................        66,147          49,710          50,930
                                                                     ----------      ----------      ----------
   Total net revenues ...........................................        94,633          64,612          58,346
                                                                     ----------      ----------      ----------
OPERATING EXPENSES:
 Cost of product sales ..........................................        41,182          35,237          37,010
 Medical claims expense .........................................        19,545          10,994           4,993
 Salaries, wages and benefits ...................................        20,073           9,275           9,130
 Selling, general and administrative ............................         7,932           5,996           5,196
 Depreciation ...................................................         1,408           1,133           1,036
 Amortization ...................................................           605             284             184
 Interest .......................................................         3,248           4,498           3,866
                                                                     ----------      ----------      ----------
   Total operating expenses .....................................        93,993          67,417          61,415
                                                                     ----------      ----------      ----------
Income (loss) from continuing operations
 Before income taxes ............................................           640          (2,805)         (3,069)
Income tax expense (benefit) ....................................           289             434          (1,035)
                                                                     ----------      ----------      ----------
Income (loss) from continuing operations ........................           351          (3,239)         (2,034)
Discontinued Operations:
 Income (loss) from discontinued operations, net of tax .........            --         (11,287)            629
 (Loss) from disposal of discontinued operations, net
   of tax .......................................................        (2,317)        (23,564)             --
                                                                     ----------      ----------      ----------
Net (loss) ......................................................    $   (1,966)     $  (38,090)     $   (1,405)
                                                                     ==========      ==========      ==========
(Loss) per common share: (Note 14)
Income (loss) from continuing operations:
 Basic and diluted ..............................................    $    (0.05)     $    (2.54)     $    (1.10)
                                                                     ==========      ==========      ==========
Net income (loss): ..............................................
 Basic and diluted ..............................................    $    (0.54)     $   (17.99)     $    (0.76)
                                                                     ==========      ==========      ==========
Weighted average common shares outstanding: .....................
 Basic and diluted ..............................................     4,776,501       2,256,461       1,855,931
                                                                     ==========      ==========      ==========

                See notes to consolidated financial statements

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (AMOUNTS IN THOUSANDS)




                                                                                YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1999            1998           1997
                                                                      ------------   -------------   ------------
OPERATING ACTIVITES:
 Net loss .........................................................    $  (1,966)      $ (38,090)     $  (1,405)
 Less: net income (loss) from discontinued
   operations .....................................................       (2,317)        (34,851)           629
                                                                       ---------       ---------      ---------
 Net income (loss) from continuing operations .....................          351          (3,239)        (2,034)
 Adjustments to reconcile net income (loss) from continuing
   operations to net cash (used in) provided by operating
   activities:
 Depreciation .....................................................        1,408           1,133          1,036
 Amortization .....................................................          605             284            184
 Changes in operating assets and liabilities (excluding the effects of acquired businesses):
   Accounts receivable ............................................           83            (480)          (350)
   Inventories ....................................................          222             913            611
   Other current assets ...........................................        1,975          (1,808)          (645)
   Other assets ...................................................       (1,350)            230            (49)
   Accounts payable and accrued expenses ..........................         (962)          3,276          4,357
   Other current liabilities ......................................         (474)             --             --
   Other liabilities ..............................................         (462)             --             --
 Cash provided by (used in) discontinued operations ...............       (1,749)          1,899        (26,589)
                                                                       ---------       ---------      ---------
Net cash provided by (used in) operating activities ...............         (353)          2,208        (23,479)
                                                                       ---------       ---------      ---------
INVESTING ACTIVITES:
   Purchases of equipment .........................................       (1,871)           (608)        (1,851)
   Cash acquired in mergers .......................................          640              --             --
   Cash received from discontinued operations disposals ...........        5,685
   Cash used for acquisitions and related expenses ................       (5,637)             --             --
                                                                       ---------       ---------      ---------
Net cash (used in) investing activities ...........................       (1,183)           (608)        (1,851)
                                                                       ---------       ---------      ---------
FINANCING ACTIVITIES:
   Proceeds from long-term bank debt ..............................       32,998              17         28,809
   Proceeds from issuance of mandatorily redeemable preferred
    stock .........................................................           --           8,000             --
   Payments on long-term debt .....................................      (34,173)         (6,000)            --
   Payment of financing costs .....................................         (185)             --           (300)
   Payments on capital lease obligations ..........................         (139)           (139)           (95)
                                                                       ---------       ---------      ---------
Net cash provided by (used in) financing activities ...............       (1,499)          1,878         28,414
                                                                       ---------       ---------      ---------
Increase (decrease) in cash and cash equivalents ..................       (3,035)          3,478          3,084
Cash and cash equivalents at beginning of year ....................        5,956           2,478           (606)
                                                                       ---------       ---------      ---------
Cash and cash equivalents at end of year ..........................    $   2,921       $   5,956      $   2,478
                                                                       =========       =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ............................................    $   4,332       $   3,987      $   3,843
Cash paid for income taxes ........................................    $   1,496       $   2,155      $      84
Assets of discontinued operations assumed by bank as a reduction
 of debt ..........................................................    $   7,818              --             --

                See notes to consolidated financial statements

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                              RETAINED
                                    PREFERRED STOCK          COMMON STOCK       ADDITIONAL    EARNINGS
                                ------------------------ ---------------------   PAID-IN    (ACCUMULATED
                                     SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL      DEFICIT)       TOTAL
                                --------------- -------- ------------ -------- ----------- ------------- ------------
Balance at December 31,
 1996 .........................     3,966,771    $  40      994,159      $ 1    $  4,409     $     234    $   4,684
 Issuance of shares of
   common stock in
   exchange for preferred
   stock ......................    (3,966,771)     (40)     502,080                  (10)                       (50)
 Purchase of minority
   interest ...................                                                        1                          1
 Issuance of stock warrant ....                                                      115                        115
 Administrative Services
   Agreement
   renegotiation ..............                                                     (969)                      (969)
 Issuance of common stock......                             674,087        1       2,169                      2,170
 Net loss for 1997 ............                                                                 (1,405)      (1,405)
 ----                                 -------    -----    ---------      ---    --------     ---------    ---------
Balance at December 31,
 1997 .........................            --       --    2,170,326        2       5,715        (1,171)       4,546
 Issuance of stock warrant
   in connection with the
   issuance of redeemable
   preferred stock ............                                                    1,293                      1,293
 Accretion of preferred
   stock ......................                                                                 (1,293)      (1,293)
 Preferred stock dividends ....                                                   (1,200)                    (1,200)
 Issuance of common stock                                   154,799                   54                         54
 Net loss for 1998 ............                                                                (38,090)     (38,090)
 ----                                 -------    -----    ---------      ---    --------     ---------    ---------
Balance at December 31,
 1998 .........................            --       --    2,325,125        2       5,862       (40,554)     (34,690)
 Preferred stock dividend .....                                                     (600)                      (600)
 Exercise of warrants .........                              69,124
 Issuance of common stock
   to bank as financing fees                                156,900                  960                        960
 Issuance of warrants to
   bank as financing fees .....                                                      179                        179
 Issuance of preferred stock
   to bank to reduce debt .....       418,803        1                             2,449                      2,450
 Exchange of redeemable
   preferred stock ............                             638,060        1       3,799                      3,800
 New Administrative
   Services Agreement .........                             873,903        1       5,352                      5,353
 Issuance of common stock                                   324,838                1,998                      1,998
 Saratoga merger ..............                             225,000                  130                        130
 OptiCare merger ..............                           4,249,675        5      26,866                     26,871
 Fractional shares ............                                (497)                 (11)                       (11)
 Cohen Systems, Inc.
   purchase ...................                             110,000                  800                        800
 Net loss for 1999 ............                                                                 (1,966)      (1,966)
 ----                                 -------    -----    ---------      ---    --------     ---------    ---------
Balance at December 31,
 1999 .........................       418,803    $   1    8,972,128      $ 9    $ 47,784     $ (42,520)   $   5,274
                                   ==========    =====    =========      ===    ========     =========    =========

                See notes to consolidated financial statements.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)


1. ORGANIZATION AND BASIS OF PRESENTATION

OptiCare Health Systems, Inc. and subsidiaries (the "Company") is an integrated eye care services company focused on providing laser correction, managed care and professional eye care services. The Company currently owns, operates and develops laser and ambulatory surgery centers and provides systems, including internet-based software solutions, to eye care professionals. The Company also provides managed eye care services to health plans and operates integrated eye health centers, retail optical stores and a buying group program.

The Company's current form is the result of two mergers (collectively the "Merger") completed on August 13, 1999 by and among Saratoga Resources, Inc. ("Saratoga"), a Delaware corporation, PrimeVision Health, Inc. ("Prime") and OptiCare Eye Health Centers, Inc. ("OptiCare"). In this transaction Prime merged with Saratoga through a reverse acquisition by Prime of Saratoga (the "Prime Merger") whereby Prime has acquired Saratoga at book value with no purchase accounting adjustments. Upon consummation of the Prime Merger, each share of Prime common stock was converted into the right to receive 0.3138 shares of Common Stock of the Company. Immediately following the Prime Merger, OptiCare was acquired by Prime (the "OptiCare Merger"). Upon consummation of the OptiCare Merger, each share of OptiCare capital stock was converted into the right to receive 11.7364 shares of common stock of the Company or a total of 4,249,675 shares.

In connection with the Merger, the Company's name changed to OptiCare Health Systems, Inc., effective August 13, 1999.

For accounting purposes, Prime was the accounting acquirer and the surviving accounting entity. Accordingly, the operating results of OptiCare have been included in the accompanying consolidated financial statements since September 1, 1999, the deemed effective date of the acquisition for accounting purposes. The impact of results from August 13, 1999 through August 31, 1999 are not material to the consolidated financial statements. Financial results for periods prior to September 1, 1999 are based solely upon the results reported by Prime and its subsidiaries.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and OptiCare P.C. and Optometric Eye Care Centers P.A. All intercompany accounts and transactions have been eliminated in consolidation.


CASH AND CASH EQUIVALENTS

The Company considers investments purchased with an original maturity of three months or less when purchased to be cash equivalents.


RECEIVABLES

Receivables are stated net of allowances for doubtful accounts. Gross receivables are stated net of contractual allowances and insurance disallowances.


INVENTORIES

Inventories primarily consist of eyeglass frames, lenses, sunglasses, contact lenses and surgical supplies. Inventories are valued at the lower of cost or market, determined on the first-in, first-out (FIFO) basis.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Leasehold improvements are being amortized over the term of the lease or the life of the improvement, whichever is shorter. Depreciation and amortization are provided primarily using the straight-line method over the estimated useful lives of the respective assets as follows:



CLASSIFICATION                                           ESTIMATED USEFUL LIFE
------------------------------------------------------- ----------------------
Furniture, fixtures and equipment ..........                 5 - 7 years
Leasehold improvements .....................                 3 - 10 years
Computer hardware and software .............                 3 - 5 years

DEFERRED DEBT ISSUANCE COSTS

Deferred debt issuance costs are being amortized on the interest method over the term of the related debt and such amortization is included in interest expense.


INTANGIBLE ASSETS

The Company uses the straight-line method to amortize intangible assets over their estimated useful lives which range from 15 to 25 years. The Company's management periodically evaluates the carrying value of its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is based on estimated future undiscounted cash flows from the use and ultimate disposition of the asset.


LASER CORRECTION AND PROFESSIONAL SERVICES REVENUE

The Company owns and operates laser vision correction and ambulatory surgery centers and sells a broad range of other management services to eye care professionals. Revenue is recorded when the service is rendered at contractually agreed upon rates.


MANAGED CARE REVENUE

The Company provides vision care services, through its managed vision care business, as a preferred provider to HMOs, PPOs, third party administrators and insurance indemnity programs. The contractual arrangements with these entities operate under capitated programs, exclusive and non-exclusive fee-for-services, preferred provider arrangements and other exclusive arrangements. Capitation payments are accrued when they are due under the related contracts. Revenue from non-capitated services is recognized when the services are provided and the Company's customers are obligated to pay for such services.


OTHER INTEGRATED SERVICES REVENUE

A portion of the Company's ophthalmic and optometric eye care revenues are reimbursements received from Medicare and other governmental programs and insurance companies. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. Revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. The Company recognizes revenue on product sales at the time of delivery to the customer.


MEDICAL CLAIMS EXPENSE

Claims expense is recorded as provider services are rendered and includes an estimate for claims incurred but not reported.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

INSURANCE OPERATIONS

The Company's managed vision care business includes a wholly-owned subsidiary which is a licensed single service HMO in Texas (the "Texas HMO"). The Texas HMO is subject to regulation and supervision by the Texas Department of Insurance, which has broad administrative powers relating to standards of solvency, minimum capital and surplus requirements, maintenance of required reserves, payments of dividends, statutory accounting and reporting practices, and other financial and operational matters. The Texas Department of Insurance requires that stipulated amounts of paid-in-capital and surplus be maintained at all times. Dividends generally are limited to the lesser of 10% of statutory-basis capital and surplus or net income of the preceding year excluding realized capital gains. At December 31, 1999, the amount of restricted stockholders' equity was $500.

Under the Company's agreement with the Texas Department of Insurance, the Company was required to pledge investments of $500 at December 31, 1999.

Reserves for estimated insurance losses are determined on a case by case basis for reported claims, and on estimates based on company experience for loss adjustment expenses and incurred but not reported claims. These liabilities give effect to trends in claims severity and other factors which may vary as the losses are ultimately settled. The Company's management believes that the estimates of the reserves for losses and loss adjustment expenses are reasonable; however, there is considerable variability inherent in the reserve estimates. These estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations of the period of the adjustment.


INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires an asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.


STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations, and provide the pro forma disclosure. Accordingly, compensation cost for the stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.


FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheet, for which it is practicable to estimate that value. The Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and long-term debt. The Company considers the carrying amount of these items to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization or their current market rate of interest.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

CONCENTRATIONS OF CREDIT RISK

The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company records receivables from patients and third party payors related to eye health services rendered. The Company does not believe that there are any substantial credit risks associated with receivables due from governmental agencies and any concentration of credit risk from other third party payors is limited by the number of patients and payors. The Company does not believe that there are any substantial credit risks associated with other receivables due from buying group members or other customers.


ESTIMATES

In preparing financial statements, management is required to make estimates and assumptions, particularly in determining the adequacy of the allowance for doubtful accounts, insurance disallowances and managed care claims accrual, that affect the reported amounts of assets and liabilities as of the balance sheet date and results of operations for the year. Actual results could differ from those estimates.


RECLASSIFICATIONS

Certain prior year amounts have been reclassified in order to conform to the current year presentation.


RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended,which the Company is required to adopt effective January 1, 2001. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company believes that such adoption will not have a material effect on its consolidated results of operations or financial position.


3. MERGERS


OPTICARE

The OptiCare merger, completed on August 13, 1999, was accounted for under the purchase method of accounting, whereby the purchase price has been allocated to estimated fair values of the assets acquired and liabilities assumed. Fair values were based on valuations and other studies. The excess of the aggregate purchase price (including expenses) of approximately $29,100 over the estimated fair value of the net assets acquired was approximately $20,700. Of this excess, approximately, $18,500 has been recorded as goodwill and is being amortized on a straight-line basis over 25 years and approximately $2,200 has been used to eliminate the valuation allowance related to Prime's deferred tax assets. In addition, the Company recorded an intangible asset of approximately $7,123 in connection with the separate acquisition of a new administrative services agreement that is being amortized over 25 years.


COHEN SYSTEMS

On October 1, 1999 the Company purchased Cohen Systems, Inc. (the "Cohen Acquisition"), a software systems provider specializing in point of sale and internet-based solutions for optical retail and optical manufacturing laboratories. The total purchase price of $1,550 was comprised of $750 in cash and notes payable and 110,000 shares of common stock valued at approximately $800. The Cohen Acquisition was accounted for under the purchase method of accounting, whereby the purchase cost has been allocated to the fair value of the assets acquired and liabilities assumed with the excess identified as goodwill. Fair

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

values were based on valuations and other studies. The goodwill resulting from this transaction was approximately $1,200 and is being amortized on a straight-line basis over 25 years. The results of operations of Cohen Systems, Inc. are included in the consolidated financial statements from the purchase date.


The following is a summary of the unaudited pro forma results of operations of the Company as if the Mergers and Cohen Acquisition had closed effective January 1, of the respective periods below.




                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                                 1999          1998
                                                             -----------   -----------
Net Revenues .............................................    $129,624      $ 105,653
Income (loss) from continuing operations .................      (1,359)        (3,881)
Net income (loss) ........................................      (3,676)       (38,732)
Income (loss) per common share from continuing operations:
 Basic and diluted .......................................    $  (0.15)     $   (0.43)
Net income (loss) per common share:
 Basic and diluted .......................................    $  (0.41)     $   (4.32)

The unaudited pro forma information presented above is for informational purposes only and is not necessarily indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.


4. DISCONTINUED OPERATIONS


On December 15, 1998, in recognition of significant losses and the fact that the physician's practice management business model as operated by the Company had been largely unsuccessful, the Company's Board of Directors decided to reorganize and dispose of its ophthalmology operations and recorded an estimated loss on disposal of $23,564 in 1998. The disposal of these operations continued in 1999 through the cancellation of the administrative service agreements with affiliated ophthalmologists and the repurchase of practice assets by the physicians. During the three months ended June 30, 1999, the Company revised its estimate of loss on the disposal of its ophthalmology operations and accordingly recorded an additional loss of $2,317 net of tax of $212. As of December 31, 1999 the disposal of these operations was substantially complete.


Summarized information on the discontinued ophthalmology segment follows:




                                                                       1999           1998           1997
                                                                   ------------   ------------   ------------
Net revenues ...................................................           --      $  69,442       $ 54,555
                                                                     ========      =========       ========
Income (loss) from discontinued operations before tax ..........           --        (17,884)         1,041
Income tax expense (benefit) ...................................           --         (6,597)           412
                                                                     --------      ---------       --------
Income (loss) from discontinued operations .....................           --        (11,287)           629
Income (loss) on disposal of discontinued operations ...........     $ (2,317)       (23,564)            --
                                                                     --------      ---------       --------
Total income (loss) from discontinued operations ...............     $ (2,317)     $ (34,851)      $    629
                                                                     ========      =========       ========
Income (loss) per share from discontinued operations ...........     $  (0.49)     $  (15.45)      $   0.34
                                                                     ========      =========       ========

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

5. SEGMENT INFORMATION

The Company currently manages the operations of the business through three operating segments: (1) Laser Correction and Professional Services (2) Managed Care Services and (3) Other Integrated Services.

Management assesses the performance of its segments based on income before income taxes, interest expense, depreciation and amortization, and other corporate overhead. Summarized financial information, by segment, for the years ended December 31, 1999, 1998 and 1997 is as follows:




                                                                          YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------
                                                                     1999           1998           1997
                                                                 ------------   ------------   ------------
Revenues:
 Laser correction and professional services ..................    $   4,061      $      --      $      --
 Managed care services .......................................       25,150         14,902          7,416
 Other integrated services ...................................       78,227         68,949         67,065
                                                                  ---------      ---------      ---------
   Segment totals ............................................      107,438         83,851         74,481
 Elimination of inter-segment revenues .......................      (12,805)       (19,239)       (16,135)
                                                                  ---------      ---------      ---------
 Total net revenue ...........................................    $  94,633      $  64,612      $  58,346
                                                                  =========      =========      =========
Operating earnings (loss):
 Laser correction and professional services ..................    $   2,080      $      --      $      --
 Managed care services .......................................        1,723          1,253            859
 Other integrated services ...................................        2,985          1,857          1,158
                                                                  ---------      ---------      ---------
   Segment totals ............................................        6,788          3,110          2,017
 Depreciation ................................................       (1,408)        (1,133)        (1,036)
 Amortization ................................................         (605)          (284)          (184)
 Interest expense ............................................       (3,248)        (4,498)        (3,866)
 Corporate ...................................................         (887)            --             --
                                                                  ---------      ---------      ---------
Operating earnings (loss) from continuing operations .........    $     640      $  (2,805)     $  (3,069)
                                                                  =========      =========      =========
Assets:
 Laser correction and professional services ..................    $     919      $      --      $      --
 Managed care services .......................................        7,564          4,548          2,165
 Other integrated services ...................................       14,409          6,403          9,760
                                                                  ---------      ---------      ---------
   Segment totals ............................................       22,892         10,951         11,925
 Intangibles .................................................       32,443            810            881
 Discontinued operations .....................................           --          5,582         69,474
 Corporate, cash and other ...................................       11,405          9,213          4,118
                                                                  ---------      ---------      ---------
   Total .....................................................    $  66,740      $  26,556      $  86,398
                                                                  =========      =========      =========
Capital expenditures:
 Managed care services .......................................    $     294      $     196      $     251
 Other integrated services ...................................        1,504            412          1,600
                                                                  ---------      ---------      ---------
   Segment totals ............................................        1,798            608          1,851
 Corporate ...................................................           73             --             --
                                                                  ---------      ---------      ---------
   Total .....................................................    $   1,871      $     608      $   1,851
                                                                  =========      =========      =========

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

6. RECEIVABLES


Activity in the allowance for doubtful accounts consisted of the following for the years ended December 31:



                                                    1999        1998        1997
                                                 ---------   ---------   ---------
   Balance at beginning of period ............    $  218      $  227      $  238
   Allowances of acquired companies ..........       298          --          --
   Additions charged to expense ..............       216         263         191
   Deductions ................................      (106)       (272)       (202)
                                                  ------      ------      ------
   Balance at end of period ..................    $  626      $  218      $  227
                                                  ======      ======      ======

7. PROPERTY AND EQUIPMENT


Property and equipment consist of the following:



                                                               DECEMBER 31,
                                                         -------------------------
                                                             1999          1998
                                                         -----------   -----------
   Leasehold improvements ............................    $  4,447      $  2,085
   Furniture and equipment ...........................       9,135         7,396
   Computer hardware and software ....................       3,728         1,090
                                                          --------      --------
   Total .............................................      17,310        10,571
   Accumulated depreciation and amortization .........      (7,631)       (6,061)
                                                          --------      --------
   Property and equipment, net .......................    $  9,679      $  4,510
                                                          ========      ========

8. INTANGIBLE ASSETS


Intangible assets consist of the following:



                                                      DECEMBER 31,
                                                 ----------------------
                                                    1999         1998
                                                 ----------   ---------
   Goodwill ..................................    $ 24,506     $1,022
   Administrative services agreement .........       7,123         --
   Other .....................................       2,145        533
                                                  --------     ------
   Total .....................................      33,774      1,555
   Accumulated amortization ..................      (1,331)      (745)
                                                  --------     ------
   Intangible assets, net ....................    $ 32,443     $  810
                                                  ========     ======

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

9. LONG-TERM DEBT


The details of the Company's long-term debt at December 31, 1999 and 1998 are as follows:

                                                                                      1999         1998
                                                                                   ----------   ---------
Term note payable to bank in 15 quarterly principal amounts
 Payable as follows: $375 from April 1, 2000 to October 1, 2000; $1,375 payable January 1, 2001; $1,000 from April 1, 2001 to October 1, 2002;
 $1,500 from January 1, 2003 to October 1, 2003; $2,000 from January 1,
 2004 to April 1, 2004. The 15th principal payment is payable for the outstanding principal balance and is due and payable on June 1, 2004.
 The interest rate equals the base rate or the eurodollar rate which was
 8.4% at December 31, 1999. The term note is collateralized by
 substantially all assets of the Company .......................................    $21,500           --
Revolving credit note to bank, due June 1, 2004, interest payable at the base rate or the eurodollar rate and is collateralized by substantially all
 assets of the Company. ........................................................     11,500           --
Subordinated note payable due August 13, 2002, interest compounds
 quarterly at a rate of 8.0%. (Paid January 2000) ..............................      2,000           --
Subordinated convertible promissory note payable due August 13, 2002.
 Interest compounds quarterly at a rate of 9.0%. (cancelled January 2000)             4,000           --
Promissory notes payable due at various dates between 2000 and 2005.
 Principal and interest payments are due monthly or annually. Interest is payable at rates ranging from 5.5% to 9.5%. (net of discount of $133 at
 December 31, 1999) ............................................................      2,951      $   226
Note payable from practice acquisition due in annual installments of $240 plus interest at 7.0% per year, through October 2003, collateralized by
 specific assets of the Company. ...............................................        960           --
Other notes payable due through September 2001. ................................        237           --
Term note payable to bank in 19 quarterly principal amounts of $1,200 from April, 1999 through July 1, 2001, then increasing to $2,000 or until the obligation is paid in full, through January 1, 2004, with interest payable in quarterly installments, collateralized by substantially all assets
 of the Company. ...............................................................         --       31,821
Revolving credit note to bank, due May 1, 2002, interest payable quarterly, collateralized by substantially all assets of the Company (net of
 unamortized discount of $62). .................................................         --        7,929
                                                                                    -------      -------
Total ..........................................................................     43,148       39,976
Less current portion ...........................................................      3,459       39,784
                                                                                    -------      -------
                                                                                    $39,689      $   192
                                                                                    =======      =======

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

The following represents maturities of long-term debt by year and in the aggregate:



  2000 ...............    $ 3,459
  2001 ...............      4,852
  2002 ...............     10,997
  2003 ...............      6,272
  2004 ...............     17,534
  Thereafter .........         34
                          -------
                          $43,148
                          =======

On July 3, 1996, the Company entered into a loan and security agreement with a bank (the "Old Credit Facility"). The agreement, as amended on November 25, 1996 and May 30, 1997, made available to the Company a revolving credit facility permitting advances of up to $18,000 at any one time and term loans in the aggregate principal amount of $32,000. As of December 31, 1998 the Company was in default of certain restrictive covenants of the agreement and, accordingly, all of the debt was classified as short-term at December 31, 1998.


In August 1999, in connection with the Merger, the Old Credit Facility was repaid and the Company entered into a new loan agreement (the "Credit Facility"). The Credit Facility made available to the Company a $21,500 term loan and up to a $12,700 revolving loan facility secured by a security interest in substantially all of the assets of the Company. As of December 31, 1999 the Company had $800 of additional borrowing capacity available under its revolving credit facility, net of a $400 letter of credit obligation. The outstanding borrowings under the revolving loan facility and the term loan are individually and collectively limited to specific available borrowing base amounts, as defined in the agreement. The interest rate applicable to the credit facility equals the base rate or the eurodollar rate (each as defined in the Credit Facility), as the Company may from time to time elect, in accordance with the provisions of the Credit Facility. The base rate is generally the higher of the prime rate of the bank for domestic commercial loans in effect on such applicable day, or the federal funds rate in effect on such applicable day plus one-half of one percent (1/2 of 1%), which generally equals LIBOR plus 2.25%. The Company is charged a commitment fee of one-half of one percent (1/2 of 1%) per annum of the sum of the aggregate average daily unused amount of the Company's revolving loan facility. During 1999, the Company's average borrowing rate was approximately 8.60%.

The Credit Facility contains certain restrictions on the conduct of the Company's business, including restrictions on: incurring debt, declaring or paying any cash dividends or any other payment or distributions on capital stock, and creating liens on the Company's assets. The Company is required to maintain certain financial ratios, including, a minimum fixed charge coverage ratio, a leverage ratio, a senior leverage ratio and an interest coverage ratio. The Company is also restricted from incurring capital expenditures in excess of a specified amount and is required to achieve minimum cash flows.

At December 31, 1999 and 1998, the Company was a guarantor of debt of related parties in the amount of $208 and $299, respectively.

At December 31, 1999 and 1998, the Company had standby letters of credit outstanding in the amount of $400 and $600, respectively.


10. LEASES

The Company leases certain furniture, machinery and equipment under capital lease agreements that expire through 2004. The Company primarily leases its facilities under cancelable and noncancelable operating leases expiring in various years through 2011. Several facility leases have annual rental terms comprised of base rent at the inception of the lease adjusted annually by a contingent amount based, in

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

part, upon the increase in the consumer price index. Also, certain facility leases contain provisions which provide for additional contingent rents based on a stated percentage of sales. Rent expense charged to operations during the years ended December 31, 1999, 1998 and 1997 was $3,010, $2,302 and $2,193 of
which $83 and $132 and $109, respectively, represent contingent rent expense.

Property and equipment includes the following amounts for capital leases at December 31:




                                                         1999          1998
                                                     -----------   -----------
     Furniture, machinery and equipment ..........    $  1,393      $  1,356
     Less accumulated amortization ...............      (1,037)       (1,057)
                                                      --------      --------
                                                      $    356      $    299
                                                      ========      ========

Capital lease obligations of $147 and $219 were incurred for acquisition of new equipment in 1999 and 1998, respectively. Amortization of capital leases is included in depreciation and amortization expense.

Future minimum lease payments, by year and in the aggregate, under capital leases and operating leases with remaining terms of one year or more consisted of the following at December 31, 1999:




                                                CAPITAL     OPERATING
                                                 LEASES      LEASES
                                               ---------   ----------
     2000 ..................................     $ 110      $ 3,725
     2001 ..................................        96        2,939
     2002 ..................................        87        2,398
     2003 ..................................        56        2,069
     2004 ..................................        11        1,620
     Thereafter ............................        --        2,450
                                                 -----      -------
     Total minimum lease payments ..........       360      $15,201
                                                            =======
     Amounts representing interest .........       (57)
                                                 -----
                                                 $ 303
                                                 =====

11. 401(K) SAVINGS PLAN

The Company provides a defined contribution 401(k) savings plan to substantially all employees who meet certain age and employment criteria. Eligible employees are allowed to contribute a portion of their income in accordance with specified guidelines. The Company matches a percentage of employee contributions up to certain limits. Employer contributions are made on a discretionary basis as authorized by the Board of Directors. Employer contributions for the years ended December 31, 1999, 1998 and 1997 were $337, $577 and $532, respectively.


12. RELATED PARTY TRANSACTIONS

The Company incurred rent expense and other fees of $123, $123 and $120 in 1999, 1998 and 1997, respectively, which was paid to certain doctors for the use of equipment.

The Company incurred rent expense of $752, $450 and $347 in 1999, 1998 and 1997, respectively, which was paid to entities under common ownership, primarily for the lease of facilities.

The Company has various notes receivable from related parties with interest rate ranging from prime plus 1% to 9%, maturing from 1999 through 2006. The total balance due under these notes receivable was $108 and $215 at December 31, 1999 and 1998, respectively, of which $14 and $40, respectively, has been reflected as a current asset.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

13. STOCKHOLDERS' EQUITY


MANDATORILY REDEEMABLE PREFERRED STOCK

In June of 1998, the Company issued 8,000 shares of redeemable, 8% cumulative preferred stock, together with a stock purchase warrant enabling the holder to purchase 1,333,333 shares of the Company's common stock, for $8,000. Under the terms of the agreement, the preferred stockholders were entitled to receive a guaranteed annual rate of return of 30% over the first four years of the agreement. Accordingly, the Company recorded accrued dividends of $1,200 as of December 31, 1998 and $600 in 1999.

The estimated fair value of the stock purchase warrant was $1,293 at the date of issuance in June 1998. This value was determined using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 4.67%, no dividend yield, volatility factor of .7604 and an expected life of five years. Initially, this value was recorded as a discount to the redeemable preferred stock balance with a corresponding credit to additional paid-in capital. This discount was to be amortized through charges to retained earnings over the initial redemption period of the preferred stock, seven years. However, in light of Prime's violation of financial covenants in the preferred stock agreement in 1998 and the corresponding acceleration of the redemption period, the remaining unamortized balance of the warrant discount was fully amortized at December 31, 1998.

In August 1999, immediately prior to the Merger, the redeemable preferred stock and warrant were exchanged for $2,000 of subordinated long term debt, $4,000 of convertible subordinated long term debt and 2,033,333 shares of Prime Vision common stock, which in turn were exchanged in the merger for 638,069 shares of common stock.


STOCK OPTION PLAN

Presented below is a summary of the status of the Company's stock options and the related transactions for the years ended December 31, 1999, 1998 and 1997.




                                      OPTIONS
                                    OUTSTANDING           RANGE
                                   -------------   -------------------
   December 31, 1996 ...........        68,408     $4.78 - $15.93
    Granted ....................       172,904     $6.37 - $63.74
    Canceled ...................          (471)
                                       -------
   December 31, 1997 ...........       240,841     $4.78 - $63.74
    Granted ....................         2,981     $6.37 - $63.74
    Canceled ...................       (38,957)
                                       -------
   December 31, 1998 ...........       204,865     $4.78 - $63.74
    Canceled ...................      (145,346)    $2.56 - $63.74
    OptiCare converted .........       533,969         $ 2.56
    Granted ....................       721,250         $ 5.85
                                      --------     -----------------
   December 31, 1999 ...........     1,314,738     $2.56 - $63.74
                                     ---------     -----------------

The Company's executive stock plan, approved by the Board of Directors in 1996, provided for the granting of nonqualified incentive stock options with a ten-year term. On August 13, 1999 options were granted to option holders of OptiCare and Prime in substitution for existing options, which contained substantially identical terms, except for a change in the exercise price and the number of shares, which were adjusted to reflect the exchange ratio in connection with the Merger.

Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company accounted for its employee stock options granted subsequent to

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

December 31, 1995, under the fair value method of SFAS 123. The weighted average fair value of the Company's stock options, calculated using the Black-Scholes option pricing model, granted during 1999 was $3.15 per share. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:




                                           1999          1998          1997
                                        ----------   ------------   ----------
   Risk free interest rate ..........     6.00%        4.67%          5.50%
   Dividends ........................     --           --             --
   Volatility factor ................    .5500        .7604          .6321
   Expected Life ....................   5 years      8.27 years     5 years

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:




                                                        YEAR ENDED DECEMBER 31,
                                              -------------------------------------------
                                                  1999            1998           1997
                                              ------------   -------------   ------------
   Net income (loss):
    As reported ...........................     $ (1,966)      $ (38,090)      $ (1,405)
    Pro forma .............................     $ (2,091)      $ (38,110)      $ (1,415)
   Earnings per share -- basic and diluted:
    As reported ...........................     $  (0.54)      $  (17.99)      $  (0.76)
    Pro forma .............................     $  (0.56)      $  (18.00)      $  (0.76)

The following table summarizes in more detail information regarding the Company's stock options outstanding at December 31, 1999.




                                       REMAINING
                    OUTSTANDING       CONTRACTUAL         OPTIONS
EXERCISE PRICE        OPTIONS       LIFE (IN YEARS)     EXERCISABLE
----------------   -------------   -----------------   ------------
$2.56 ..........       491,131            8.0             140,388
$4.78 ..........        37,028            1.6              37,028
$5.85 ..........       721,250            9.7                  --
$6.37 ..........        10,201            8.9              10,201
$9.56 ..........         4,707            7.0               4,707
$12.75 .........        10,201            8.9              10,201
$15.93 .........        10,983            7.0              10,983
$19.12 .........        10,196            8.9              10,196
$47.80 .........         2,423            2.7               2,423
$63.73 .........        16,618            7.5              16,618
                       -------                            -------
                     1,314,738                            242,745
                     =========                            =======

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

14. EARNINGS (LOSS) PER COMMON SHARE


The following table sets forth the computation of basic and diluted earnings
(loss) per share:




                                                                    YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------
                                                               1999            1998           1997
                                                          -------------   -------------   ------------
   Income (loss) from continuing operations applicable
    to common stockholders:
    Income (loss) from continuing operations ..........    $      351      $   (3,239)    $  (2,034)
    Accretion of redemption value of preferred stock
      and preferred stock dividends ...................          (600)         (2,493)           --
                                                           ----------      ----------     ----------
   Income (loss) from continuing operations applicable
    to Common stockholders ............................    $     (249)     $   (5,732)    $  (2,034)
                                                           ==========      ==========     ==========
   Net income (loss) applicable to common
    stockholders:
    Net income (loss) .................................    $   (1,966)     $  (38,090)    $  (1,405)
    Accretion of redemption value of preferred stock
      and preferred stock dividends ...................          (600)         (2,493)           --
                                                           ----------      ----------     ----------
   Net income (loss) applicable to common shareholders     $   (2,566)     $  (40,583)    $  (1,405)
                                                           ==========      ==========     ==========
   Weighted average common shares outstanding .........     4,776,501       2,256,461     1,855,931
                                                           ==========      ==========     ==========
   Income (loss) per common share from continuing
    operations ........................................    $    (0.05)     $    (2.54)    $   (1.10)
                                                           ==========      ==========     ==========
   Net income (loss) per common share .................    $    (0.54)     $   (17.99)    $    (.76)
                                                           ==========      ==========     ==========

The weighted average common shares outstanding for all periods presented have been adjusted to reflect the conversion associated with the Merger.


The following table reflects the potential common shares of the Company at December 31, 1999, 1998 and 1997. These shares have been excluded from the calculation of diluted earnings per share due to their antidilutive effect.




                                                                           1999        1998        1997
                                                                       ----------- ------------ ----------
  Options ............................................................  1,314,738     652,855    767,500
  Warrants ...........................................................    100,000   1,553,614    220,281
  Common stock to be issued for convertible preferred stock ..........    418,803          --         --
  Common stock to be issued for convertible debt .....................    581,818          --         --
                                                                        ---------   ---------    -------
   Total .............................................................  2,415,359   2,206,469    987,781
                                                                        =========   =========    =======

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

15. INCOME TAXES


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following at December 31, 1999 and 1998:




                                                           1999         1998
                                                         --------   -----------
   Deferred tax liabilities:
    Cash to accrual adjustment .......................        --     $  1,604
    Other ............................................    $  397           16
                                                          ------     --------
   Total current deferred tax liabilities ............       397        1,620
    Other ............................................        --            2
                                                          ------     --------
   Total noncurrent deferred tax liabilities .........        --            2
                                                          ------     --------
   Total deferred tax liabilities ....................    $  397     $  1,622
                                                          ======     ========
   Deferred tax assets:
    Net operating loss carryforwards .................    $  200           --
    Discontinued operations ..........................        --     $  4,078
    Accruals .........................................     2,047          712
    Allowance for bad debts ..........................       263          163
    Other ............................................        69           15
                                                          ------     --------
   Total current deferred tax assets .................     2,579        4,968
    Depreciation and amortization ....................       951          623
    Other ............................................        --           37
                                                          ------     --------
   Total noncurrent deferred tax asset ...............       951          660
   Valuation allowance ...............................        --       (4,006)
                                                          ------     --------
   Total deferred tax assets .........................    $3,530     $  1,622
                                                          ======     ========

In 1998, management provided a valuation allowance to offset the potential tax benefits of the Company's net deferred tax assets based on its assessment that it is more likely than not that the entire deferred tax asset will not be realized based on the Company's experience of cumulative, historical operating losses. $2,200 of this valuation adjustment was used to reduce goodwill in August 1999 in connection with the Merger and the balance was reversed against deferred tax assets based upon a reassessment of temporary items.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

The components of income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 are as follows:




                                                     1999      1998        1997
                                                   --------   ------   ------------
   Current:
    Federal ....................................    $  325     $141            --
    State ......................................        66       20            --
                                                    ------     ----      --------
    Total current ..............................       391      161            --
                                                    ------     ----      --------
   Deferred:
    Federal ....................................       (85)     257      $   (984)
    State ......................................       (17)      16           (51)
                                                    ------     ----      --------
    Total deferred .............................      (102)     273        (1,035)
                                                    ------     ----      --------
    Total income tax (benefit) expense .........    $  289     $434      $ (1,035)
                                                    ======     ====      ========

A reconciliation of the tax provision at the U.S. Statutory Rate to the effective income tax rate as reported is as follows:




                                                               1999          1998           1997
                                                            ----------   ------------   ------------
Tax provision (benefit) at U.S. Statutory Rate ..........       34.0%        (34.0%)        (34.0%)
State income taxes, net of federal benefit ..............        5.0%        ( 3.0%)        ( 3.0%)
Non-deductible expenses .................................        6.2%          4.3%          11.3%
Change in valuation allowance ...........................         --          48.2%         ( 8.0%)
                                                                ----         -----          -----
Effective income tax expense (benefit) rate .............       45.2%         15.5%         (33.7%)
                                                                ====         =====          =====

16. COMMITMENTS AND CONTINGENCIES

In connection with the Cohen Acquisition in 1999, the Company agreed to pay, as additional consideration, a contingent payment of $200 based upon the profitability from the operation of Cohen Systems, Inc. for the twelve month period beginning October 1, 1999. The contingent payment, if any, shall be payable in two $100 installments on October 31, 2000 and April 30, 2001. Any such contingent payments will be recorded when earned, as goodwill as additional purchase price consideration.

In connection with an ASA consummated in 1997 between the Company and an ophthalmologist, the Company also entered into a related agreement which granted the ophthalmologist the right, between the second and fourth anniversary of the ASA, to require the Company to locate a third party to purchase all of the outstanding shares of the ophthalmologist's practice for at least $4,000 in either cash or stock, at the option of the ophthalmologist. In January 1999, the ophthalmologist exercised his put option. The Company has asserted that it is not obligated to honor the put and is seeking damages under the assertion that the value of the ophthalmologist's practice sold to the Company was falsely inflated. The ophthalmologist has counterclaimed to enforce the put. The Company believes that it will prevail in the pending litigation and in any attempt to enforce the put.

In the normal course of business, the Company is both a plaintiff and defendant in lawsuits incidental to its current and former operations, some alleging substantial claims. Such matters are subject to many uncertainties and outcomes are not predicatable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1999 cannot be ascertained. Management is of the opinion that, after taking into account the merits of defenses,

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

insurance coverage and established reserves, the ultimate resolution of these matters will not have a material adverse effect in relation to the Company's consolidated financial statements or results of operations.


17. SUBSEQUENT EVENTS


In January 2000, the Company completed the sale of 3,571,429 registered shares of common stock. The net proceeds from the stock offering were approximately $12,500, including the cancellation of a $2,000 subordinated note payable previously issued by the Company. The shares were issued under a registration statement filed with the Securities and Exchange Commission on January 18, 2000. The Company used $7,000 of the net proceeds to pay down long-term debt and expects to use the remaining proceeds for, among other things, expansion of laser correction, working capital and general corporate purposes.


In February 2000 the Company entered into a definitive merger agreement with Vision Twenty-One Inc., a publicly traded eye care company, whereby each outstanding share of Vision Twenty-One Inc. common stock will be converted into the right to receive 0.402 shares of the Company's common stock, which conversion ratio is subject to adjustment as provided in the merger agreement. The merger with Vision Twenty-One Inc. is subject to certain conditions including, but not limited to, restructuring of certain debt obligations of the Company, the Company obtaining financing and shareholder approval by each party.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Vision Twenty-One, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of Vision Twenty-One, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vision Twenty-One, Inc. and Subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 17, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants in connection with its credit agreement which have been waived by the banks to the earlier of May 19, 2000 or the termination of a merger agreement. Further, the Company is currently dependent upon the cooperation, approvals and availability of waivers from the banks as parties to its credit facilities for operating capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 17. The consolidated financial statements and financial statement schedule do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



                                                /s/ ERNST & YOUNG LLP


Tampa, Florida
April 7, 2000, except for paragraph 2
 of Note 16, as to which the date is
 April 21, 2000 and except for paragraph
 3 of Note 16, as to which the date is May 5, 2000

                   VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                                         DECEMBER 31,
                                                                               ---------------------------------
                                                                                     1998              1999
                                                                               ---------------   ---------------
                                   ASSETS
Current assets:
 Cash and cash equivalents .................................................    $   1,514,670     $   5,032,399
 Accounts receivable due from:
   Buying group members, net of allowances for doubtful accounts of
    approximately $30,000 at December 31, 1998 .............................        6,288,923                --
   Physicians, patients and surgery centers ................................          687,100         1,852,091
   Managed health benefits payers ..........................................        1,573,799           810,606
   Other ...................................................................           48,165                --
 Prepaid expenses and other current assets .................................        2,194,509         1,405,321
 Current assets of discontinued operations .................................       22,553,628        20,102,763
                                                                                -------------     -------------
    Total current assets ...................................................       34,860,794        29,203,180
Fixed assets, net ..........................................................        4,076,940         5,131,658
Excess of purchase price over fair values of net assets acquired, net of accumulated amortization of $1,910,826 and $3,500,266 at
 December 31, 1998 and 1999, respectively ..................................       52,278,292        47,703,490
Deferred income taxes ......................................................        6,300,000                --
Other assets ...............................................................        1,747,597           205,059
Restricted cash ............................................................          500,000           500,000
Non current assets of discontinued operations ..............................       91,913,501         2,135,300
                                                                                -------------     -------------
    Total assets ...........................................................    $ 191,677,124     $  84,878,687
                                                                                =============     =============
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable ..........................................................    $   4,855,197     $   5,687,289
 Medical claims payable ....................................................        4,713,995         4,870,837
 Accrued expenses ..........................................................        3,576,486         4,327,040
 Accrued compensation ......................................................          692,154         1,848,511
 Accrued restructuring charge ..............................................        2,796,000           663,305
 Accrued acquisition costs .................................................          165,752                --
 Amount due to ECCA ........................................................               --         4,031,870
 Current portion of long-term debt .........................................        1,969,345        58,135,205
 Current portion of obligations under capital leases .......................           55,523            90,292
 Current liabilities of discontinued operations ............................        9,402,156         6,657,260
                                                                                -------------     -------------
    Total current liabilities ..............................................       28,226,608        86,311,609
Obligations under capital leases, less current portion .....................          287,651           195,902
Long-term debt, less current portion .......................................       81,217,396           112,500
Deferred income taxes ......................................................        7,512,000                --
Long-term liabilities of discontinued operations ...........................          711,856           598,946
                                                                                -------------     -------------
    Total liabilities ......................................................      117,955,511        87,218,957
Minority interest ..........................................................               --           409,822
Stockholders' equity (deficit):
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares
 issued ....................................................................               --                --
Common stock, $.001 par value; 50,000,000 shares authorized;
 15,067,025 (1998) and 15,616,854 (1999) shares issued and outstanding .....           15,067            15,617
Additional paid-in capital .................................................       89,196,292        92,981,946
Common stock to be issued (105,164 shares at December 31, 1998) ............        1,053,664                --
Deferred compensation ......................................................         (300,435)         (192,135)
Note receivable ............................................................         (172,984)         (172,984)
Accumulated deficit ........................................................      (16,069,991)      (95,382,536)
                                                                                -------------     -------------
    Total stockholders' equity (deficit) ...................................       73,721,613        (2,750,092)
                                                                                -------------     -------------
    Total liabilities and stockholders' equity (deficit) ...................    $ 191,677,124     $  84,878,687
                                                                                =============     =============

          See accompanying notes to consolidated financial statements.

                   VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                     YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------------------------
                                                                           1997              1998                1999
                                                                     ---------------   ----------------   ------------------
Revenues:
 Refractive and ambulatory surgery centers, net ..................    $         --      $   4,084,052       $   12,507,820
 Managed care ....................................................      18,762,158         54,980,006           56,743,696
 Buying group ....................................................       7,260,797         58,959,195           19,150,982
                                                                      ------------      -------------       --------------
                                                                        26,022,955        118,023,253           88,402,498
Operating expenses:
 Refractive and ambulatory surgery center operating
   expenses ......................................................              --          3,688,315           11,477,811
 Medical claims ..................................................      14,090,250         42,159,210           42,444,111
 Cost of buying group sales ......................................       6,882,199         55,926,173           18,260,819
 General and administrative ......................................       7,807,133         18,433,625           27,889,302
 Depreciation and amortization ...................................         518,683          2,500,383            3,046,922
Special items:
 Restructuring and other charges (credits) .......................              --          6,462,595           (1,413,389)
 Start-up and software development costs .........................              --            932,494              511,768
 Merger costs ....................................................              --            717,835                   --
                                                                      ------------      -------------       --------------
                                                                        29,298,265        130,820,630          102,217,344
                                                                      ------------      -------------       --------------
Loss from operations .............................................      (3,275,310)       (12,797,377)         (13,814,846)
Amortization of loan fees ........................................         178,677            314,208            2,400,831
Interest expense, net ............................................         934,190          4,084,891            5,551,542
Gain on sale of assets, net ......................................              --                 --             (517,841)
                                                                      ------------      -------------       --------------
Loss from continuing operations before income taxes and
 minority interest ...............................................      (4,388,177)       (17,196,476)         (21,249,378)
Income taxes .....................................................              --                 --                   --
Minority interest ................................................              --                 --              (63,398)
                                                                      ------------      -------------       --------------
Loss from continuing operations ..................................      (4,388,177)       (17,196,476)         (21,312,776)
Discontinued operations:
 Income from discontinued operations, net of income tax
   benefit of $3,017,000 in 1998 .................................       4,794,399         11,127,191            3,951,838
 Loss on disposal of discontinued operations, net of
   income tax benefit of $1,096,931 in 1999 ......................              --                 --          (65,722,430)
                                                                      ------------      -------------       --------------
Income (loss) before extraordinary items .........................         406,222         (6,069,285)         (83,083,368)
Extraordinary item--gain on sale of EyeCare One Corp. ............              --                 --            3,770,823
Extraordinary item--loss on early extinguishment of debt .........        (323,346)        (1,885,512)                  --
                                                                      ------------      -------------       --------------
Net income (loss) ................................................    $     82,876      $  (7,954,797)      $  (79,312,545)
                                                                      ============      =============       ==============
Basic and diluted income (loss) per common share:
 Loss from continuing operations .................................    $      (0.55)     $       (1.20)      $        (1.39)
 Income from discontinued operations .............................            0.60               0.78                 0.26
 Loss on disposal of discontinued operations .....................              --                 --              (  4.28)
                                                                      ------------      -------------       --------------
Income (loss) before extraordinary items .........................            0.05            (  0.42)             (  5.41)
Extraordinary item--gain on sale of EyeCare One Corp .............              --                 --                 0.25
Extraordinary item--loss on early extinguishment of debt .........         (  0.04)           (  0.13)                  --
                                                                      ------------      -------------       --------------
Net income (loss) per common share ...............................    $       0.01      $       (0.55)      $        (5.16)
                                                                      ============      =============       ==============

          See accompanying notes to consolidated financial statements.

                   VISION TWENTY-ONE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                       COMMON
                                              COMMON STOCK           ADDITIONAL        STOCK
                                        -------------------------     PAID-IN          TO BE
                                            SHARES       AMOUNT       CAPITAL          ISSUED
                                        -------------- ---------- --------------- ---------------
Balance at December 31, 1996 ..........    4,825,431    $ 4,825    $  5,987,335    $   5,905,965
 Initial and second public offering
  of common shares ....................    4,400,000      4,400      37,618,793               --
 Issuance of shares of common
  stock for business
  combinations ........................    4,298,740      4,299      31,826,620       (5,905,965)
 Issuance of detachable stock
  purchase warrants ...................           --         --         301,500               --
 Sale of detachable stock
  purchase warrants ...................           --         --         548,021               --
 Compensatory stock options
  accounted for under SFAS 123                    --         --         124,949               --
 Exercise of warrants and options              5,721          6           2,751               --
 Amortization of deferred
  compensation ........................           --         --              --               --
 Issuance of note receivable ..........           --         --              --               --
 Net income ...........................           --         --              --               --
 Reclassify undistributed earnings
  in S corporation to additional
  paid-in capital .....................           --         --         604,787               --
 Capital distribution .................           --         --        (598,280)              --
                                           ---------    -------    ------------    -------------
Balance at December 31, 1997 ..........   13,529,892    $13,530    $ 76,416,476    $          --
 Issuance of shares of common
  stock for business
  combinations ........................    1,666,351      1,666      14,109,907               --
 105,164 shares of common stock
  to be issued in 1999 as
  additional consideration for
  acquisitions consummated in
  1997 and 1998 .......................           --         --              --        1,053,664
 Sale and issuance of detachable
  stock purchase warrants .............           --         --         128,109               --
 Purchase of common stock .............     (168,270)      (168)     (1,547,916)              --
 Compensatory stock options
  accounted for under SFAS 123                    --         --         202,479               --
 Exercise of options ..................       39,052         39         132,784               --
 Amortization of deferred
  compensation ........................           --         --              --               --
 Collection of note receivable ........           --         --              --               --
 Net loss .............................           --         --              --               --
 Capital distribution .................           --         --        (245,547)              --
                                          ----------    -------    ------------    -------------
Balance at December 31, 1998 ..........   15,067,025    $15,067    $ 89,196,292    $   1,053,664
 Issuance of shares of common
  stock for business
  combinations ........................      117,409        117         617,297               --
 Issuance of shares of common
  stock as additional
  consideration for acquisitions
  consummated in 1997 and
  1998 ................................      145,594        146       1,238,657       (1,053,664)
 Sale of shares to directors ..........      177,099        177       1,062,671               --
 Compensatory stock options
  accounted for under SFAS 123                    --         --         443,956               --
 Exercise of options ..................       71,204         71         291,651               --
 Issuance of shares for employee
  stock purchase plan .................       38,523         39         131,422               --
 Amortization of deferred
  compensation ........................           --         --              --               --
 Net loss .............................           --         --              --               --
                                          ----------    -------    ------------    -------------
Balance at December 31, 1999 ..........   15,616,854    $15,617    $ 92,981,946    $          --
                                          ==========    =======    ============    =============



                                                                                              TOTAL
                                                                                          STOCKHOLDERS'
                                           DEFERRED          NOTE         ACCUMULATED        EQUITY
                                         COMPENSATION     RECEIVABLE        DEFICIT         (DEFICIT)
                                        -------------- --------------- ---------------- ----------------
Balance at December 31, 1996 ..........   $ (517,035)    $  (164,075)   $  (7,593,283)   $   3,623,732
 Initial and second public offering
  of common shares ....................           --              --               --       37,623,193
 Issuance of shares of common
  stock for business
  combinations ........................           --              --               --       25,924,954
 Issuance of detachable stock
  purchase warrants ...................           --              --               --          301,500
 Sale of detachable stock
  purchase warrants ...................           --              --               --          548,021
 Compensatory stock options
  accounted for under SFAS 123                    --              --               --          124,949
 Exercise of warrants and options                 --              --               --            2,757
 Amortization of deferred
  compensation ........................      108,300              --               --          108,300
 Issuance of note receivable ..........           --         (11,409)              --          (11,409)
 Net income ...........................           --              --           82,876           82,876
 Reclassify undistributed earnings
  in S corporation to additional
  paid-in capital .....................           --              --         (604,787)              --
 Capital distribution .................           --              --               --         (598,280)
                                          ----------     -----------    -------------    -------------
Balance at December 31, 1997 ..........   $ (408,735)    $  (175,484)   $  (8,115,194)   $  67,730,593
 Issuance of shares of common
  stock for business
  combinations ........................           --              --               --       14,111,573
 105,164 shares of common stock
  to be issued in 1999 as
  additional consideration for
  acquisitions consummated in
  1997 and 1998 .......................           --              --               --        1,053,664
 Sale and issuance of detachable
  stock purchase warrants .............           --              --               --          128,109
 Purchase of common stock .............           --              --               --       (1,548,084)
 Compensatory stock options
  accounted for under SFAS 123                    --              --               --          202,479
 Exercise of options ..................           --              --               --          132,823
 Amortization of deferred
  compensation ........................      108,300              --               --          108,300
 Collection of note receivable ........           --           2,500               --            2,500
 Net loss .............................           --              --       (7,954,797)      (7,954,797)
 Capital distribution .................           --              --               --         (245,547)
                                          ----------     -----------    -------------    -------------
Balance at December 31, 1998 ..........   $ (300,435)    $  (172,984)   $ (16,069,991)   $  73,721,613
 Issuance of shares of common
  stock for business
  combinations ........................           --              --               --          617,414
 Issuance of shares of common
  stock as additional
  consideration for acquisitions
  consummated in 1997 and
  1998 ................................           --              --               --          185,139
 Sale of shares to directors ..........           --              --               --        1,062,848
 Compensatory stock options
  accounted for under SFAS 123                    --              --               --          443,956
 Exercise of options ..................           --              --               --          291,722
 Issuance of shares for employee
  stock purchase plan .................           --              --               --          131,461
 Amortization of deferred
  compensation ........................      108,300              --               --          108,300
 Net loss .............................           --              --      (79,312,545)     (79,312,545)
                                          ----------     -----------    -------------    -------------
Balance at December 31, 1999 ..........   $ (192,135)    $  (172,984)   $ (95,382,536)   $  (2,750,092)
                                          ==========     ===========    =============    =============

          See accompanying notes to consolidated financial statements.

                   VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                               ----------------
                                                                                     1997
                                                                               ----------------
OPERATING ACTIVITIES
Net income (loss) ............................................................  $       82,876
Adjustments to reconcile net income (loss) to net cash used
 in operating activities:
Net (gain) loss from discontinued operations .................................      (4,794,399)
Extraordinary item ...........................................................         323,346
Depreciation and amortization ................................................         518,683
Amortization of loan fees ....................................................         178,677
Other amortization ...........................................................              --
Non-cash compensation expense ................................................         124,949
Gain on sale of assets, net ..................................................              --
Interest accretion ...........................................................          50,260
Minority interest ............................................................              --
Changes in operating assets and liabilities, net of effects from business combinations:
 Accounts receivable, net ....................................................         107,017
 Prepaid expenses and other current assets ...................................        (626,605)
 Other assets ................................................................        (260,262)
 Accounts payable ............................................................      (2,743,964)
 Medical claims payable ......................................................        (552,064)
 Accrued expenses ............................................................       1,415,303
 Accrued compensation ........................................................         142,024
 Accrued restructuring charge ................................................              --
 Accrued acquisition costs ...................................................        (522,963)
 Amount due to ECCA ..........................................................              --
                                                                                --------------
 Net cash used in operating activities .......................................      (6,557,122)
INVESTING ACTIVITIES
Payments for fixed assets, net ...............................................        (121,240)
Payments for acquisitions, net of cash acquired ..............................     (35,452,640)
Payments for capitalized acquisition costs ...................................      (6,170,767)
Net proceeds from sale of Block Buying Group .................................              --
Net proceeds from sale of Retail Optical Chains ..............................              --
Other ........................................................................        (394,603)
                                                                                --------------
Net cash provided by (used in) investing activities ..........................     (42,139,250)
FINANCING ACTIVITIES
Net proceeds from sale of common stock .......................................      42,850,000
Payments for offering costs ..................................................      (4,385,413)
Proceeds from long-term debt .................................................      33,913,727
Payments on long-term debt and capital lease obligations .....................     (19,261,978)
Proceeds from credit facility ................................................       4,874,000
Payments on credit facility ..................................................      (4,874,000)
Payments for financing fees ..................................................        (717,882)
Payments to acquire treasury stock ...........................................              --
Proceeds from sale of stock to directors .....................................              --
Sale of detachable stock purchase warrants and exercise of options ...........         550,778
Proceeds from sale of stock issued under an employee stock purchase plan .....              --
Proceeds from limited partner for minority interest ..........................              --
Decrease in notes receivable, officers and shareholders ......................         152,080
                                                                                --------------
Net cash provided by (used in) financing activities ..........................      53,101,312
                                                                                --------------
DISCONTINUED OPERATIONS
 Operating activities ........................................................       2,680,882
 Investing activities ........................................................      (1,920,509)
 Financing activities ........................................................      (1,718,198)
                                                                                --------------
 Cash provided by (used in) discontinued operations ..........................        (957,825)
                                                                                --------------
Increase (decrease) in cash and cash equivalents .............................       3,447,115
Cash and cash equivalents at beginning of year ...............................         216,192
                                                                                --------------
Cash and cash equivalents at end of year .....................................  $    3,663,307
                                                                                ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest .......................................  $    1,039,606
                                                                                ==============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES
Issuance of detachable stock purchase warrants ...............................  $      301,500
                                                                                ==============
Assets purchased under capital leases ........................................  $       41,000
                                                                                ==============



                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                      1998              1999
                                                                               ----------------- -----------------
OPERATING ACTIVITIES
Net income (loss) ............................................................   $  (7,954,797)    $ (79,312,545)
Adjustments to reconcile net income (loss) to net cash used
 in operating activities:
Net (gain) loss from discontinued operations .................................     (11,127,191)       61,770,592
Extraordinary item ...........................................................       1,885,512        (3,770,823)
Depreciation and amortization ................................................       2,500,383         3,046,922
Amortization of loan fees ....................................................         314,208         2,400,831
Other amortization ...........................................................         662,391                --
Non-cash compensation expense ................................................         310,779           552,256
Gain on sale of assets, net ..................................................              --          (517,841)
Interest accretion ...........................................................              --                --
Minority interest ............................................................              --            63,398
Changes in operating assets and liabilities, net of effects from business combinations:
 Accounts receivable, net ....................................................      (1,576,141)        5,935,290
 Prepaid expenses and other current assets ...................................        (633,258)          789,188
 Other assets ................................................................         141,111           209,538
 Accounts payable ............................................................         799,089           832,092
 Medical claims payable ......................................................       1,158,800           156,842
 Accrued expenses ............................................................       1,319,557        (1,400,384)
 Accrued compensation ........................................................         361,337         1,156,357
 Accrued restructuring charge ................................................       2,796,000        (2,132,695)
 Accrued acquisition costs ...................................................              --          (165,752)
 Amount due to ECCA ..........................................................              --         4,031,870
                                                                                 -------------     -------------
 Net cash used in operating activities .......................................      (9,042,220)       (6,354,864)
INVESTING ACTIVITIES
Payments for fixed assets, net ...............................................      (3,019,932)       (2,321,789)
Payments for acquisitions, net of cash acquired ..............................     (41,491,787)         (614,469)
Payments for capitalized acquisition costs ...................................      (3,445,854)          (67,878)
Net proceeds from sale of Block Buying Group .................................              --         4,340,103
Net proceeds from sale of Retail Optical Chains ..............................              --        29,281,327
Other ........................................................................        (709,882)               --
                                                                                 -------------     -------------
Net cash provided by (used in) investing activities ..........................     (48,667,455)       30,617,294
FINANCING ACTIVITIES
Net proceeds from sale of common stock .......................................              --                --
Payments for offering costs ..................................................              --                --
Proceeds from long-term debt .................................................     124,684,112        15,832,397
Payments on long-term debt and capital lease obligations .....................     (67,301,133)      (40,891,774)
Proceeds from credit facility ................................................              --                --
Payments on credit facility ..................................................              --                --
Payments for financing fees ..................................................      (2,771,822)         (851,729)
Payments to acquire treasury stock ...........................................      (1,548,084)               --
Proceeds from sale of stock to directors .....................................              --         1,062,848
Sale of detachable stock purchase warrants and exercise of options ...........         148,893           291,722
Proceeds from sale of stock issued under an employee stock purchase plan .....              --           131,461
Proceeds from limited partner for minority interest ..........................              --           346,424
Decrease in notes receivable, officers and shareholders ......................           2,500                --
                                                                                 -------------     -------------
Net cash provided by (used in) financing activities ..........................      53,214,466       (24,078,651)
                                                                                 -------------     -------------
DISCONTINUED OPERATIONS
 Operating activities ........................................................       6,385,746         7,560,404
 Investing activities ........................................................      (1,788,750)       (3,816,707)
 Financing activities ........................................................      (2,250,424)         (409,747)
                                                                                 -------------     -------------
 Cash provided by (used in) discontinued operations ..........................       2,346,572         3,333,950
                                                                                 -------------     -------------
Increase (decrease) in cash and cash equivalents .............................      (2,148,637)        3,517,729
Cash and cash equivalents at beginning of year ...............................       3,663,307         1,514,670
                                                                                 -------------     -------------
Cash and cash equivalents at end of year .....................................   $   1,514,670     $   5,032,399
                                                                                 =============     =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest .......................................   $   5,490,964     $   5,939,356
                                                                                 =============     =============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES
Issuance of detachable stock purchase warrants ...............................   $          --     $          --
                                                                                 =============     =============
Assets purchased under capital leases ........................................   $          --     $      21,140
                                                                                 =============     =============

          See accompanying notes to consolidated financial statements.

                   VISION TWENTY-ONE, INC. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


1. DESCRIPTION OF BUSINESS

     Vision Twenty-One, Inc. and Subsidiaries ("Vision Twenty-One" or the "Company") is a Florida corporation formed in May 1996 as a holding company. The Company's initial subsidiaries were Vision 21 Physician Practice Management Company (MSO) and Vision 21 Managed Eye Care of Tampa Bay, Inc. (MCO).

     Vision Twenty-One, Inc. is a vision care company that is currently focused on the management of refractive and ambulatory surgery centers and the provision of managed care services.


REFRACTIVE AND AMBULATORY SURGERY CENTERS

     The Company owns, or operates under management agreements, refractive and ambulatory surgery centers and provides various operational and support services, equipment, and facilities to local ophthalmologists so that they may perform refractive and other ophthalmic surgical procedures, including cataract surgery. Refractive surgery utilizes a specialized laser to correct common vision problems such as nearsightedness, farsightedness and astigmatism and is typically performed in a refractive surgery center on an outpatient basis. Most other ophthalmic surgical procedures, including cataract surgery, are also performed on an outpatient basis in an ambulatory surgery center.


MANAGED CARE

     The Company's managed care organization contracts with third-party health benefits payers (insurance companies and HMOs) to provide eye care services through a network of associated optometrists and ophthalmologists, retail optical companies and ambulatory surgery centers. The Company's managed care contracts involve the receipt by the Company of vision care premiums from health benefits payers on a fixed amount per-patient-per- month or a percentage of the premiums paid basis. The Company pays the health care providers and bears the risk that the cost and utilization of eye care services by patients may exceed the premiums received. Vision Twenty-One also has contracts for the provision of certain financial and administrative services related to indemnity insurance and fee-for-service plans.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from changes in fair value would be accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting.

     In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities- Deferral of the Effective Date of FASB Statement No. 133 which defers the implementation of SFAS 133 until years beginning after June 15, 2000. The Company does not anticipate that the adoption of SFAS 133 will have a significant effect on its results of operations or financial position.


USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


RECLASSIFICATION OF FINANCIAL STATEMENTS

     During the fourth quarter of 1999, the Company announced its adoption of a plan to exit from its physician practice management ("PPM") business. Effective August 31, 1999, the Company consummated the sale of the retail optical chain segment of its operations. Prior period financial statements have been restated to show these divisions as discontinued operations.


REVENUE RECOGNITION

 Refractive and Ambulatory Surgery Centers

     Net revenues from refractive and ambulatory surgery centers are reported at the estimated realizable amounts from patients, third-party payers and others for services rendered. Revenue under certain third-party payer agreements is subject to retroactive adjustments. Provisions for estimated third-party payer adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final payments are determined.


 Managed Care

     Managed care revenues are derived principally from monthly capitation payments from health benefits payers which contract with the Company for the delivery of eye care services. The Company records this revenue on the accrual basis at contractually agreed-upon rates.

     Most of the managed care contracts are for one-year terms that automatically renew and most of the contracts are terminable by either party on sixty days notice.

 Buying Group

     The buying group division provided benefits to local optometrists and ophthalmologists (the "Affiliated Providers") through the consolidation and management of purchases of optical goods. The Company aggregated Affiliated Provider purchase orders for optical goods and submitted, on Company purchase orders, the combined purchase orders to suppliers for direct shipment to the Affiliated Providers. From the supplier perspective, the Company was the purchaser and was responsible for supplier payments. The Company assumed the credit risks of its Affiliated Providers. The Company invoiced the Affiliated Providers for their purchases and recognized buying group division revenues upon shipment of merchandise by the suppliers.


MEDICAL CLAIMS PAYABLE

     In accordance with the capitation contracts entered into with certain managed health benefits payers, the Company is responsible for payment of providers' claims. Medical claims payable represent provider claims reported to the Company and an estimate of provider claims incurred but not reported to the Company (IBNR).

     The Company estimates the amount of IBNR using standard actuarial methodologies based upon the average interval between the date services are rendered and the date claims are reported and other factors considered relevant by the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents approximates its fair value.

     The fair value of substantially all of the Company's long-term debt approximates its carrying amount as the interest rates on substantially all of the Company's long-term debt change with market interest rates.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvements. Routine maintenance and repairs are charged to expense as incurred while betterments and renewals are capitalized.


GOODWILL

     In connection with certain of its business combinations, the Company recognized the excess of the purchase price over the fair values of the net assets acquired ("goodwill") from the business combinations, which is being amortized on a straight-line method over 25 or 30 years.

     Amortization expense with respect to Goodwill was approximately $289,000, $1,630,000 and $1,737,000 for the years ended December 31, 1997, 1998 and 1999, respectively.


IMPAIRMENT OF ASSETS

     The Company utilizes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121") to determine whether any impairment of value exists with respect to its fixed assets. In connection with its PPM business which the Company is exiting (see Note 3), the Company previously recognized the value of its long-term business management agreements ("Management Agreements") as identifiable intangible assets. The Company previously utilized SFAS 121 to determine whether any impairment of value existed with respect to its Management Agreements. The previously recognized value of such Management Agreements, net of accumulated amortization, was written off in the year ended December 31, 1999 as a component of the Company's loss on disposal of discontinued operations.

     In accordance with SFAS 121, the Company reviews the carrying value of its fixed assets at least quarterly on an entity-by-entity basis to determine if facts and circumstances exist which would suggest that the fixed assets may be impaired or that the useful life needs to be modified. Among the factors the Company considers in making the evaluation are changes in the specific companies' market position, reputation, profitability and geographical penetration. If indicators are present which may indicate impairments, the Company will prepare a projection of the undiscounted cash flows of the specific entity and determine if the fixed assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the fixed assets to fair value.

     The Company utilizes Accounting Principles Board Opinion No. 17, Intangible Assets ("APB 17") to determine whether any impairment exists with respect to its goodwill. In the event that facts and circumstances indicate that goodwill may be impaired, an evaluation of recoverability would be performed. If such an evaluation is performed, the estimated future undiscounted cash flows would be compared to the asset's carrying value to determine if a write-down is required. The Company did not recognize any impairment losses on goodwill during the years ended December 31, 1997, 1998 and

1999. In connection with the sale of the buying group division of BBG-COA, Inc. (see Note 4), the Company wrote off goodwill of approximately $3,675,000, which is net of accumulated amortization of $174,000. Such amount was written off as a component of the gain recognized on the sale of the buying group division.


CONCENTRATIONS OF CREDIT RISK

     The Company has accounts receivable from physicians, patients and surgery centers. The Company does not believe that there are any substantial credit risks associated with those receivables. The Company does not require any form of collateral from their physicians, patients or surgery centers.

     The Company places cash and cash equivalents with high-quality financial institutions. At times, the Company maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).


NET LOSS PER COMMON SHARE

     During 1997, the Company adopted Financial Accounting Standards Board Statement No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 requires the presentation of both basic and diluted earnings per share. Basic net income
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common and potential common shares outstanding during the period. Potential common shares consist of the dilutive effect of outstanding options and warrants calculated using the treasury stock method.


STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which is effective for fiscal years beginning after December 15, 1995. Under SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25 and disclose in the financial statements the effects of SFAS 123 as if the recognition provisions were adopted.

     The Company accounts for any stock-based compensation arrangements not specifically addressed by APB 25 under the fair value provisions of SFAS 123, including options granted to non-employees. The pro forma disclosures required by SFAS 123 are provided for all stock-based compensation arrangements which are accounted for under APB 25.


INCOME TAXES

     The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), which requires an asset and liability approach for financial accounting and reporting. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and lives that will be in effect when the differences are expected to reverse.


3. DISCONTINUED OPERATIONS

     Effective August 31, 1999, the Company completed the sale of Vision World, EyeCare One Corp., and The Eye DRx (the "Retail Optical Chains") to Eye Care Centers of America, Inc. ("ECCA"). ECCA is based in San Antonio, Texas and operates a national chain of full-service retail optical stores. In connection with this transaction, the Company received approximately $37,300,000 in cash.

Of the proceeds the Company received at closing, approximately $30,800,000 was applied as a permanent pay down of its term debt credit facility, approximately $2,800,000 was paid down under its ongoing $7,500,000 revolving credit facility, approximately $2,400,000 was used for costs and other obligations related to the transaction and approximately $1,250,000 was utilized to fund an escrow arrangement between the parties relative to terms under the agreement. Based on post-closing adjustments, the final sales price was approximately $31,800,000, and the Company has recorded a liability of approximately $4,032,000 to ECCA, net of escrow, with respect to such post-closing adjustments. In addition, Vision Twenty-One has indemnified one of its former managed professional associations for certain partnership obligations. Accordingly, a charge of $200,000 was recorded to loss on disposal of discontinued operations in 1999. A net loss of approximately $3,250,000 was incurred on the transaction.

     On October 25, 1999, the Company announced its intent to exit the business of managing optometry and ophthalmology practices. The details of the plan were finalized in December 1999. The exit of the PPM business is being accomplished through the sale of the practice assets back to the physicians or affiliates and the termination of the Company's long-term business management agreements with the physician practices. As a result, the Company has reclassified its prior period financial statements to reflect the appropriate reporting for its PPM business, as well as the Retail Optical Chains sold during 1999, as discontinued operations. The Company expects to complete its exit of the PPM business by June 30, 2000.

     The operating results of these discontinued operations are summarized as follows:




                                                                         YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------------
                                                                1997              1998               1999
                                                           --------------   ---------------   -----------------
Revenues ...............................................    $43,521,243      $105,393,811       $ 118,954,364
Operating expenses .....................................     38,726,844        97,283,620         115,002,526
                                                            -----------      ------------       -------------
Income from discontinued operations before income tax
 benefit ...............................................      4,794,399         8,110,191           3,951,838
Income tax benefit .....................................             --         3,017,000                  --
                                                            -----------      ------------       -------------
Income from discontinued operations ....................      4,794,399        11,127,191           3,951,838
                                                            -----------      ------------       -------------
Loss on disposal .......................................             --                --         (66,819,361)
Income tax benefit .....................................             --                --           1,096,931
                                                            -----------      ------------       -------------
Net loss on disposal ...................................             --                --         (65,722,430)
                                                            -----------      ------------       -------------
Total income (loss) on discontinued operations .........    $ 4,794,399      $ 11,127,191       $ (61,770,592)
                                                            ===========      ============       =============

     The net loss on disposal for the year ended December 31, 1999 includes the loss on the sale of Vision World and The Eye DRx of approximately $7,021,000, the estimated loss on exiting the PPM business of approximately $59,798,000 and the income tax benefit of $1,097,000. The estimated loss on exiting the PPM business of approximately $59,798,000 includes the write-off of the net assets of the PPM business of approximately $74,780,000 net of estimated proceeds of approximately $14,982,000. Estimated proceeds includes approximately 1,800,000 shares of the Company's Common Stock to be received as consideration. Since the actual proceeds could differ from estimated proceeds, the actual loss on exiting the PPM business could differ from the estimated loss recognized by the Company.

     The gain on sale of EyeCare One Corp. of approximately $3,771,000 is reported as an extraordinary item for the year ended December 31, 1999 because this entity previously was combined with the Company in a merger which was accounted for using pooling of interests accounting. Since the sale of EyeCare One Corp. to ECCA occurred within two years of the merger with the Company, the gain is recorded as an extraordinary item. When the merger with EyeCare One Corp. was completed in March 1998, the Company had not contemplated the sale of EyeCare One Corp.

     The operating expenses of the discontinued operations for the year ended December 31, 1997, 1998 and 1999 include an allocation of interest expense and amortization expense of intangible assets of approximately $808,000, $3,702,000, and $3,896,000, respectively.
Additionally, in connection with the permanent pay down of its term debt credit facility, approximately $700,000 of capitalized loan costs were expensed and included in operating expenses of the discontinued operations for 1999. The interest expense allocated to discontinued operations was based on the net assets attributed to the operations of the Retail Optical Chains in accordance with the guidance in EITF 87-24, Allocation of Interest to Discontinued Operations.

     The assets and liabilities of the discontinued operations primarily include cash, patient accounts receivable, fixed assets, accounts payable and accrued liabilities.


4.  BUSINESS COMBINATIONS


AMERICAN SURGISITE CENTERS, INC.

     In September 1998, the Company acquired substantially all of the assets and assumed certain liabilities of American SurgiSite Centers, Inc., ("American SurgiSite"), an ambulatory surgery center development, management and consulting company located in New Jersey which operates eight ambulatory surgery facilities. In connection with this transaction, the Company paid $1,466,000 in cash, net of cash acquired, and issued 235,366 shares of its Common Stock. In addition, the Company is required to provide additional contingent consideration of up to $3,100,000 if certain post-acquisition targets are met. The acquisition was accounted for by recording the assets and liabilities at fair value. The excess of the purchase price over the fair values of the net assets amounted to approximately $3,000,000 and is being amortized on a straight-line method over 25 years. The operating results of American SurgiSite have been included in the Company's consolidated financial statements since September 1, 1998.


BBG-COA, INC. ACQUISITION

     During November 1997, the Company acquired all of the outstanding stock of BBG-COA, Inc. and all related subsidiaries and affiliated companies ("Block Vision") from Block Vision stockholders. Block Vision provided benefits to Affiliated Providers through the consolidation and management of purchases of optical goods through its buying group division and provides vision benefit management services to health management organizations, preferred provider organizations and other managed care entities through its managed care division. The purchase price for Block Vision included 458,365 shares of the Company's Common Stock valued at approximately $6,050,000, cash of approximately $25,651,000 and the assumption of approximately $3,243,000 in long-term debt. The acquisition was accounted for using the purchase method of accounting, with the purchase price allocated to the fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired amounted to approximately $34,000,000 and is being amortized on a straight-line method over 30 years. The operating results of Block Vision have been included in the Company's consolidated financial statements since November 1, 1997. On June 4, 1999, the Company completed the sale of the buying group division. Net proceeds of $4,340,000 received by the Company were primarily used to repay outstanding borrowings under the Company's credit facilities. The Company recognized a gain on the sale of the buying group division of approximately $665,000. Such amount was classified in gain on sale of assets in the Company's consolidated statement of operations for the year ended December 31, 1999.


ACQUISITION FROM LASERSIGHT, INCORPORATED

     During December 1997, the Company acquired all of the outstanding stock of MEC Health Care, Inc. ("MEC") and LSI Acquisition, Inc. ("LSI") from LaserSight, Incorporated. MEC provides vision benefit management services to health maintenance organizations, preferred provider organizations and other managed care entities. LSI provided practice management services to an ophthalmology practice in New Jersey. The purchase price for MEC and LSI included 820,085 shares of the Company's Common Stock valued at $6,500,000 and cash of $6,500,000. The acquisition was accounted for using the purchase method of accounting, with the purchase price allocated to the fair value of the assets acquired and liabilities assumed, subject to the final determination of certain items in connection with the acquisition. The excess of the purchase price over the fair value of the net assets acquired amounted to approximately $13,000,000 and is being amortized on a straight-line method over 30 years. The operating results of MEC and LSI have been included in the Company's consolidated financial statements since December 1, 1997. The practice management services provided by LSI are being eliminated as part of the discontinuance of the PPM business.


5.  FIXED ASSETS

     Fixed assets consist of the following:




                                                               DECEMBER 31,
                                                       -----------------------------
DESCRIPTION                                                 1998           1999
-----------                                            -------------- --------------
Medical equipment and office furniture ...............  $  4,640,283   $  6,228,263
Leased equipment .....................................       362,484        428,655
Leasehold improvements ...............................       178,400        706,643
                                                        ------------   ------------
                                                           5,181,167      7,363,561
Less accumulated depreciation and amortization .......    (1,104,227)    (2,231,903)
                                                        ------------   ------------
                                                        $  4,076,940   $  5,131,658
                                                        ============   ============

     Depreciation and amortization of fixed assets totaled approximately $229,000, $870,000 and $1,310,000 in 1997, 1998 and 1999, respectively.
Amortization expense related to capital leases is included in depreciation and amortization in the consolidated statements of operations.


6.  LONG-TERM DEBT

     Long-term debt consists of the following:




                                                                                          DECEMBER 31,
                                                                                ---------------------------------
                                                                                      1998             1999
                                                                                ---------------- ----------------
Revolving line of credit (limited to $7,500,000) due June 2003, bearing interest at a rate equal to Base Rate plus 3.75% (12.25% at
 December 31, 1999) ...........................................................   $  5,593,413    $   7,134,415
Term loans, $40,700,000 due June 2005, $900,000 due June 2003, bearing interest at a rate equal to Base Rate plus 3.75% (12.25% at
 December 31, 1999) ...........................................................     75,970,272       41,622,572
Bridge facility (limited to $9,400,000) due May 2000, bearing interest at a
 rate equal to Base Rate plus 3.75% (12.25% at December 31, 1999) .............             --        7,972,400
Notes payable due through 2001, with interest at 8.50% at
 December 31, 1999 ............................................................      1,623,056        1,518,318
                                                                                  ------------    -------------
                                                                                    83,186,741       58,247,705
Less current portion ..........................................................     (1,969,345)     (58,135,205)
                                                                                  ------------    -------------
                                                                                  $ 81,217,396    $     112,500
                                                                                  ============    =============

     On January 30, 1998, the Company entered into a five-year, $50,000,000 credit agreement (the "Credit Agreement") with the Bank of Montreal as agent (the "Agent") for a consortium of banks (the "Banks"). The Credit Agreement, which was to mature in January 2003, provided the Company with a revolving credit facility component in an aggregate amount of up to $10,000,000 and a term loan component in an aggregate amount of up to $40,000,000. Borrowings under the Credit Agreement were secured by a pledge of the stock of substantially all of the Company's subsidiaries as well as the assets of the Company and certain of its subsidiaries. Obligations under the Credit Agreement were guaranteed by certain of the Company's subsidiaries. The Credit Agreement contained negative and affirmative covenants and agreements that placed restrictions on the Company regarding disposition of assets, capital expenditures, additional indebtedness, permitted liens and payment of dividends, as well as required the maintenance of certain financial ratios. The interest rate on the Credit Agreement was, at the option of the Company, either
(i) the London InterBank Offered Rate plus an applicable margin rate, (ii) the greater of (a) the Agent's prime commercial rate or (b) the "federal funds" rate plus 0.5%, or (iii) a fixed rate loan as determined by the Agent at each time of borrowing. At the closing of the Credit Agreement, the Company used approximately $26,900,000 of its available borrowing to repay the outstanding balance under the Company's bridge credit facility with Prudential Credit and related accrued interest and transaction costs. As of June 30, 1998, the Company had used approximately $48,300,000 of its available borrowings under the Credit Agreement.

     On July 1, 1998, the Company entered into a restated $100,000,000 bank credit agreement with the Bank of Montreal as agent for a consortium of banks (the "Restated Credit Agreement"). The Restated Credit Agreement was used, in part, for early extinguishment of the Company's outstanding balance of approximately $48,300,000 under its prior Credit Agreement. The remaining balance under the Restated Credit Agreement has been accessed in the past for working capital, general corporate purposes and acquisitions. The Restated Credit Agreement included a seven-year term loan of $70,000,000 and a $30,000,000 five-year revolving credit and acquisition facility. Other terms and conditions were substantially the same as the prior Credit Agreement with a slightly higher margin spread on the seven-year term portion. At December 31, 1998, approximately $81,600,000 was outstanding under the Restated Credit Agreement.

     On February 23, 1999, the Company entered into an amendment to the Restated Credit Agreement (the "First Amendment"). The First Amendment provided a $50,000,000 term loan maturing in June 2005 with quarterly principal payments of one percent beginning in June 1999, a $20,000,000 term loan maturing in June 2003 with quarterly principal payments of approximately $1,300,000 beginning in September 2000, a $12,500,000 term loan which was to be utilized for acquisitions and capital expenditures maturing in June 2003, and a $7,500,000 revolving credit facility maturing in June 2003. The First Amendment resulted in a reduction of $10,000,000 in the total borrowing capacity of the Company. The First Amendment also revised certain of the covenants and included a slightly higher margin spread on the seven-year term portion. Other terms and conditions were substantially the same as the Restated Credit Agreement.

     On June 11, 1999, the Company entered into a second amendment to the Restated Credit Agreement (the "Second Amendment" and together with the Restated Credit Agreement and the First Amendment, the "Amended and Restated Credit Agreement"). The Second Amendment principally revised certain financial covenants in connection with the credit facility which the Company was previously unable to meet, terminated early the Company's unused portion of its borrowing capacity relative to the acquisition component of the credit facility which was scheduled to expire June 30, 1999 and waived the Company's non-compliance with certain obligations under the Amended and Restated Credit Agreement through the date thereof.

     On August 30, 1999, the Company entered into a third amendment to the Amended and Restated Credit Agreement (the "Third Amendment"). The Third Amendment provided for the consent to the sale of the Company's Retail Optical Chains to ECCA by the Banks and Agent as parties to the Amended and Restated Credit Agreement, revised certain covenants and financial ratios and waived the Company's non-compliance with certain obligations under the Amended and Restated Credit Agreement through the date thereof. Effective August 31, 1999, the sale of the Company's retail optical chains to ECCA was consummated. Of the proceeds received by the Company, $30,800,000 was used to permanently reduce the Company's term loan borrowings and $2,800,000 was used to reduce the outstanding balance under the Company's $7,500,000 revolving credit facility.

     On November 12, 1999, the Company entered into a fourth amendment to the Amended and Restated Credit Agreement (the "Fourth Amendment"). Pursuant to the Fourth Amendment, a bridge loan facility of $3,000,000 was made available to the Company that was to mature on November 26, 1999. Waivers were extended on a short-term basis regarding certain of the Company's violations of loan covenants and repayment obligations.

     On November 24, 1999, the Company entered into a fifth amendment to the Amended and Restated Credit Agreement (the "Fifth Amendment"). Pursuant to the Fifth Amendment, the repayment date for the bridge facility was extended, and waivers with respect to violations of certain covenants including repayments of certain interest and principal amounts currently due were granted until December 10, 1999.

     On December 3, 1999, the Company entered into a sixth amendment to the Amended and Restated Credit Agreement (the "Sixth Amendment"). Pursuant to the Sixth Amendment, availability under the bridge loan facility was increased from an aggregate of $3,000,000 to an aggregate of $4,400,000, the repayment date of the bridge loan facility was extended, and waivers for violations of certain covenants and principal and interest payment due were granted until January 31, 2000.

     On December 10, 1999, the Company entered into a seventh amendment to the Amended and Restated Credit Agreement (the "Seventh Amendment"). Pursuant to the Seventh Amendment, availability under the bridge loan facility was increased to an aggregate of $9,400,000, the repayment date of the bridge loan facility was extended until March 31, 2000 and waivers for violations of certain covenants and repayment obligations currently due were granted until December 31, 1999. Pursuant to the Seventh Amendment, the Company agreed to provide the Banks with a weekly operating budget and to obtain approval from the Banks for all significant cash expenditures.

     On December 29, 1999, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "December Waiver"). The December Waiver extended the waivers provided by the Seventh Amendment regarding violations of certain covenants and repayment obligations currently due until February 29, 2000 while the Company explored the possibility of the sale of the business or a substantial portion of its assets. The December Waiver granted the Company the ability to use a portion of the proceeds from the sale of the physician practice management businesses to meet its "reasonable and necessary" operating expenses until the sale of the Company was consummated.

     On February 29, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "February Waiver"). The February Waiver related to the Company's announcement that it had entered into a definitive merger agreement with OptiCare Health Systems, Inc. ("OptiCare") and extended the waivers provided by the Seventh Amendment until the earlier of March 24, 2000 or the termination of the merger agreement with OptiCare pursuant to its terms (see Note 16).

     On March 20, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "March Waiver"). The March Waiver extended (i) the waivers provided by the Seventh Amendment and the December Waiver and February Waiver and (ii) the bridge facility due date, until the earlier of April 14, 2000 or the termination of the merger agreement with OptiCare pursuant to its terms.

     On April 14, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "April Waiver"). The April Waiver extended (i) the waiver provided by the Seventh Amendment and the December, February and March Waivers and (ii) the bridge facility due date until the earlier of May 5, 2000 or the termination of the merger agreement with OptiCare pursuant to its terms.

     On May 5, 2000, the Company received an extension of waivers through May 19, 2000
(see Note 16).

     Long-term debt outstanding under the Amended and Restated Credit Agreement has been classified as short-term in the consolidated balance sheet at December 31, 1999, since the waivers received by the Company do not extend to at least January 1, 2001.

     As of December 31, 1999, the aggregate principal maturities of long-term debt, after giving effect to the aforementioned covenant violations, are as follows:



   2000 ...............  $58,135,205
   2001 ...............      112,500
   2002 ...............           --
   2003 ...............           --
   2004 ...............           --
   Thereafter .........           --
                         -----------
                         $58,247,705
                         ===========

     In connection with the 1998 amendments to the Company's Credit Agreement, the Company incurred extraordinary charges of $1,885,512 for the year ended December 31, 1998. These extraordinary charges represented the write-off of unamortized deferred loan costs in connection with the early extinguishment of debt.

     Amortization of loan fees for the year ended December 31, 1999 includes approximately $2,100,000 of capitalized loan costs that were expensed because such costs provide no future economic benefit to the Company.


7. CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under non-cancelable capital leases (with an initial or remaining term in excess of one year). Future minimum lease commitments are as follows:



   Year ending December 31:
   2000 ..................................................  $ 118,603
   2001 ..................................................    117,035
   2002 ..................................................     90,139
   2003 ..................................................      2,794
                                                            ---------
   Total minimum lease payments ..........................    328,571
   Less amount representing interest .....................    (42,377)
                                                            ---------
   Present value of minimum lease payments (including
     current portion of $190,292)                           $ 286,194
                                                            =========

8. COMMITMENTS AND CONTINGENCIES


COMMITMENTS

     The Company leases its facilities and certain office equipment under non-cancelable operating lease arrangements that expire at various dates, most with options for renewal. As of December 31, 1999, future minimum lease payments under non-cancelable operating leases with original terms of more than one year are as follows:



   2000 .................................  $ 4,452,000
   2001 .................................    4,200,000
   2002 .................................    2,527,000
   2003 .................................    1,194,000
   2004 .................................      841,000
   Thereafter ...........................      709,000
                                           -----------
   Total minimum lease payments .........  $13,923,000
                                           ===========


     Included in total minimum lease payments is approximately $2,859,000 of equipment lease obligations which are expected to be substantially offset by subleases in connection with the Company's exit from the PPM business.

     Rent expense in 1997, 1998 and 1999 was approximately $220,000, $1,152,000 and $3,005,000, respectively.


ASSIGNED FACILITY LEASES

     There are approximately forty facility leases which were assigned to ECCA in connection with its purchase of the Retail Optical Chains where the Company was not released from its liability under such leases (see Note 3). As assignee, ECCA is responsible for the payment of rents to the various landlords, and management is not aware of the existence of any payment or other defaults under such leases which might give rise to a claim against the Company.


PROFESSIONAL LIABILITY

     The Company is insured with respect to medical malpractice risks primarily on a claims-made basis. Management anticipates that the claims-made coverage currently in place will be renewed or replaced with equivalent insurance as the term of such coverage expires. Management is not aware of any reported medical malpractice claims pending against the Company.

     Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying consolidated financial statements.


LITIGATION

     In January and February 1999, four purported class action lawsuits were filed against the Company and certain of its directors and officers. The lawsuits were filed in United States District Court for the Middle District of Florida, Tampa Division. The four plaintiffs generally sought to certify their complaints as class actions on behalf of all purchasers of the Company's common stock in the period between December 5, 1997 and November 5, 1998, and seek an award of an unspecified amount of monetary damages to all of the members of the purported class.

     On April 20, 1999, the cases were consolidated and one plaintiffs group was appointed lead plaintiff by judicial order on May 6, 1999. This uncertified consolidated class action seeks to hold the Company and one of its officers, who is also a director, as well as two former officers liable for alleged federal securities law violations based upon alleged misstatements and omissions in analyst reports, trade journal articles, press releases and filings with the Securities and Exchange Commission.

     Pursuant to judicial orders, the lead plaintiffs filed an amended consolidated complaint on August 14, 1999. On October 11, 1999, the lead plaintiffs and Michael P. Block executed a stipulation dismissing without prejudice the action against Mr. Block. The Defendants filed a motion to dismiss the amended consolidated complaint on October 15, 1999. The lead plaintiffs served answering papers on December 3, 1999. The motion to dismiss remains under judicial review. The Company believes that it has substantial defenses to this matter and intends to assert them vigorously.

     On or about November 15, 1999, Caremark Rx, Inc. commenced an action in the United States District Court, Middle District, against the Company. The action alleges a breach by the Company of a promissory note and a leased property agreement and is seeking approximately $950,000 in damages. The Company has asserted defenses to the claim and has filed a counter-claim for damages against Caremark Rx, Inc. for breach of contract and unfair trade practices. The Company believes that it has substantial defenses to this matter and intends to assert them vigorously.

     Block Buying Group, LLC (the "Block Group"), an entity owned by Michael Block, the former president of the Company's Block Vision, Inc. subsidiary, has filed a civil action in Palm Beach County Circuit Court seeking to enjoin the proposed merger between the Company and OptiCare. The Company previously sold its eye care buying group business to the Block Group in June of 1999. The Block Group has informed the Company that it believes that the proposed merger with OptiCare is in violation of the non-competition and confidentiality provisions entered into in connection with the June 1999 sale since OptiCare operates a buying group division which currently competes with the Block Group. The consummation of the proposed merger between the Company and OptiCare is subject to certain conditions including resolution of this matter to OptiCare's satisfaction. The failure to consummate the OptiCare transaction could have a material adverse effect on the Company (see Notes 16 and 17). The Company believes that it has substantial defenses to this matter and intends to assert them vigorously.


     The Company has been named as a defendant in an action commenced in the Superior Court of New Jersey on or about March 8, 2000. The action was filed by five optometrists against Charles Cummins, O.D. and Elliot Shack, O.D. ("Cummins and Shack"), the Company, ECCA, and several other defendants who have not been named nor identified. The Company previously purchased certain non-optometric assets of Cummins and Shack in January 1998 which it subsequently sold to ECCA in August, 1999. The action alleges breach of fiduciary duty, breach of covenant of good faith and fair dealing, breach of contract and fraud in connection with purported partnership agreements the optometrists had with Cummins and Shack and seeks an accounting and specific performance as well as unspecified compensatory and punitive damages. The Company believes that it has substantial defenses to this matter and intends to assert them vigorously.


     On or about November 1, 1999, The Source Buying Group, Inc. commenced an action in the United States District Court for the Eastern District of Pennsylvania against Block Vision. The action alleges a breach by Block Vision of a promissory note and is seeking approximately $562,500 representing the accelerated principal balance of the note which the plaintiff alleges is due, together with interest and costs. In the alternative, the plaintiff is seeking approximately $20,800 of interest allegedly due. On or about January 14, 2000, the action was transferred to the United States District Court for the Southern District of Florida. Block Vision has asserted defenses to the claim and has moved to compel arbitration. The plaintiff has filed an opposition to Block Vision's motion for arbitration. The Company believes that it has substantial defenses to this matter and intends to assert them vigorously.


     Management of the Company is unable to determine the impact, if any, that the resolution of the aforementioned lawsuits will have on the financial position or results of operations of the Company. However, there can be no assurances that the resolution of the aforementioned lawsuits will not have a material adverse effect on the Company and further contribute to its negative financial operations (see Note 17).


OTHER


     Laws and regulations governing the Medicare, Medicaid and other programs are complex and subject to interpretation. In the opinion of management, the Company is in compliance with all applicable laws and regulations. The Company is not aware of any pending or threatened investigations involving allegations of potential wrongdoing at the Company. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare, Medicaid and other programs.


9. INCOME TAXES


     The Company did not have a current or deferred tax provision or benefit for the years ended December 31, 1997, 1998 or 1999.


     At December 31, 1998 and 1999, the Company had temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by income tax reporting purposes. The Company also has net operating loss (NOL) carryforwards available to offset future taxable income. Significant components of the Company's deferred tax assets and liabilities are as follows:




                                                                                     DEFERRED TAX
                                                                                   ASSET (LIABILITY)
                                                                                     DECEMBER 31,
                                                                          -----------------------------------
TEMPORARY DIFFERENCES/CARRYFORWARDS                                              1998              1999
-----------------------------------                                       -----------------  ----------------
Net operating losses ...................................................    $   5,274,000     $   9,901,000
Restructuring charge ...................................................        1,116,000           250,000
Reserve on investment ..................................................          301,000                --
Accrued expenses .......................................................          147,000         2,344,000
Book: tax differences in leases ........................................          220,000                --
Difference in book: tax depreciation ...................................               --         2,268,000
Merger costs ...........................................................               --         1,636,000
Difference in book: tax amortization ...................................               --        10,256,000
Deferred loan costs ....................................................               --           782,000
Other ..................................................................          101,000           360,000
Valuation allowance ....................................................         (859,000)      (27,144,000)
                                                                            -------------     -------------
   Total deferred tax assets ...........................................        6,300,000           653,000
                                                                            -------------     -------------
Identifiable intangible assets not deductible for tax purposes .........        5,369,000           136,000
Merger costs ...........................................................        1,003,000                --
Accrual to cash conversions ............................................           73,000           126,000
Difference in book: tax amortization ...................................          628,000                --
Deferred sales proceeds ................................................               --           319,000
Other deferred tax liabilities .........................................          439,000            72,000
                                                                            -------------     -------------
   Total deferred tax liabilities ......................................        7,512,000           653,000
                                                                            -------------     -------------
Net deferred taxes .....................................................    $  (1,212,000)    $          --
                                                                            =============     =============

     Management believes, considering all available information, including the Company's history of earnings from continuing operations (after adjustments for nonrecurring items, restructuring charges, permanent differences and other appropriate adjustments) and after considering appropriate tax planning strategies, that a valuation allowance of $27,144,000 is necessary to offset the deferred tax assets at December 31, 1999. The increase in the valuation allowance for 1999 is $26,285,000.


     Income taxes on continuing operations are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:





                                                                                YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------------------
                                                                      1997                1998                1999
                                                               -----------------   -----------------   -----------------
Income tax expense (benefit) at the statutory rate .........     $  (1,492,000)      $  (5,847,000)      $  (7,246,000)
Permanent differences ......................................           101,000             260,000           1,399,000
Effect of purchase price allocation ........................           877,000                  --                  --
S corporation (income) loss ................................          (198,000)                 --                  --
State taxes, net of federal benefit ........................          (148,000)           (596,000)           (624,000)
Other ......................................................            77,000             (97,000)                 --
Change in valuation allowance ..............................           783,000           6,280,000           6,471,000
                                                                 -------------       -------------       -------------
Income taxes ...............................................     $          --       $          --       $          --
                                                                 =============       =============       =============

     The Company has net operating loss carryforwards of approximately $26,313,000 at December 31, 1999 that expire in various amounts from 2009 to 2019.

10. STOCKHOLDERS' EQUITY (DEFICIT)

     PUBLIC OFFERINGS

     During 1997, the Company completed its initial public offering and a secondary offering (collectively referred to as the Offerings) of 2,100,000 and 2,300,000 shares of Common Stock, respectively. The Offerings resulted in gross proceeds of $42,850,000 and net proceeds to the Company, net of underwriters' discounts and other offering expenses, of approximately $37,623,000. The net proceeds of the offerings were used to repay outstanding indebtedness, finance the Block Vision acquisition and for other general corporate uses. In connection with the early extinguishment of certain indebtedness repaid from the net proceeds of the initial public offering, the Company incurred an extraordinary charge of $323,346 during the year ended December 31, 1997.

PRIVATE PLACEMENT

     On June 11, 1999 the Company entered into Subscription Agreements with an entity controlled by one of the Company's current directors and with the Company's Chief Medical Officer, who is also a current director, for the purchase of the Company's Common Stock. The aggregate proceeds received by the Company of approximately $1.1 million were used for working capital purposes.

STOCK OPTION PLANS

     In July 1996, the Board of Directors adopted, and the stockholders of the Company approved, two stock option plans: the Stock Incentive Plan (the "Incentive Plan") and the Affiliated Professionals Stock Plan (the "Professionals Plan" and together with the Incentive Plan, the "Plans"). The purpose of the Plans was to provide directors, officers, key employees, advisors and professionals employed by the Managed Professional Associations with additional incentives increasing their proprietary interest in the Company or tying a portion of their compensation to increases in the price of the Company's Common Stock. The aggregate number of shares of Common Stock reserved for issuance related to the Incentive Plan and the Professionals Plan was 3,000,000. Compensation expense under SFAS No. 123 for the options issued to non-employees was approximately $125,000, $202,000 and $444,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The options vest over three to four-year periods.

     Pro forma information regarding net income is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1999, respectively: risk-free interest rates of 5.50% and 5.70%; a dividend yield of zero; volatility factors of the expected market price of the Company's Common Stock based on industry trends of .947 and .640; and a weighted-average expected life of the options of 3 to 4 years. In addition, for pro forma purposes, the estimated fair value of the options is amortized to expense over the options' vesting period. Based on these assumptions, the pro forma net loss and basic and diluted net loss per common share for the years ended December 31, 1997, 1998 and 1999 would be approximately ($387,000) and ($0.05),
($8,931,000) and ($0.62) and ($80,897,000) and ($5.26), respectively.

A summary of the Company's stock option activity and related information is as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------
                                                 1997                   1998                     1999
                                             -----------            ------------            -------------
                                                          WEIGHTED                WEIGHTED                  WEIGHTED
                                                           AVERAGE                 AVERAGE                  AVERAGE
                                                          EXERCISE                EXERCISE                  EXERCISE
                                               OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS       PRICE
                                             ----------- ---------- ------------ ---------- ------------- -----------
Outstanding--beginning of the year .........   562,000    $   4.48     940,799    $   6.90    1,153,835    $   7.12
 Granted ...................................   381,465       10.33     313,865        8.46    1,476,472        3.91
 Exercised .................................      (888)       3.11     (39,052)       3.44      (70,703)       4.10
 Forfeited .................................    (1,778)       3.11     (61,777)      10.85     (269,440)       6.52
                                               -------    --------     -------    --------    ---------    --------
Outstanding--end of year ...................   940,799    $   6.90   1,153,835    $   7.12    2,290,164    $   5.27
                                               =======    ========   =========    ========    =========    ========
Exercisable at end of year .................   107,999    $   3.21     399,723    $   6.16    1,012,035    $   5.96
                                               =======    ========   =========    ========    =========    ========
Weighted-average fair value of options
 granted during the year ...................              $   4.90                $   5.30                 $   1.71
                                                          ========                ========                 ========

     Significant option groups outstanding at December 31, 1999 and related price and life information are as follows:

                                                             WEIGHTED
                                              WEIGHTED       AVERAGE                        WEIGHTED
                                               AVERAGE      REMAINING                       AVERAGE
                                              EXERCISE     CONTRACTUAL                      EXERCISE
RANGE OF EXERCISE PRICES      OUTSTANDING       PRICE          LIFE        EXERCISABLE       PRICE
--------------------------   -------------   ----------   -------------   -------------   -----------
$3.11-$5.48...............     1,679,411      $   3.85      $   8.96          571,330      $   3.54
$6.00-$9.87...............       439,988          8.35          7.70          295,771          8.07
$10.00-$11.63.............       150,765         10.95          8.10          134,934         11.01
$13.20....................        20,000         13.20          8.00           10,000         13.20
                               ---------      --------                        -------      --------
                               2,290,164      $   5.27                      1,012,035      $   5.96
                               =========      ========                      =========      ========

STOCK COMPENSATION

     In May 1996, the Company granted 144,705 shares of Common Stock to a consultant as compensation for prior service (the "Grant"). In October 1996, the Company entered into advisory and services agreements (the "Agreements") with the consultant and the Company's Chief Medical Officer whereby they would be entitled to 233,760 shares of common stock as compensation over the term of the Agreements. The Company recorded the issuance of the Common Stock at its fair value on the dates of the Agreements and Grant. The expense was recognized in 1996 for the Grant and over the related terms for the Agreements. For each of the years ended December 31, 1997, 1998 and 1999, the Company amortized approximately $108,000 of deferred compensation under the Agreements. Such amount was capitalized and included in acquisition costs in 1997 and 1998 and was expensed in 1999.

WARRANTS


     From time to time, the Company has issued detachable stock purchase warrants ("warrants"). Each warrant enables the holder to purchase one share of the Company's Common Stock. The warrants generally are issued in connection with debt financings or as advisory fees. Certain of the warrants are sold and others are issued for no consideration. Warrants issued for no consideration are recorded at their fair value at the time of issuance. Fair value is determined by the Company in consultation with its investment bankers based on certain facts and circumstances at the time of issuance. A summary of warrants outstanding at December 31, 1999 is as follows:

                                                                               EXERCISE
NUMBER OF                                                                       PRICE
WARRANTS                    GRANT DUE               EXPIRATION DATE           PER SHARE
-----------------   ------------------------   ------------------------   -----------------
200,000 .........        December 1996              December 2003          $         6.00
333,333 .........        February 1997              December 2003          $         6.00
210,000 .........         August 1997                August 2002           $        10.00
35,000 ..........        October 1997               October 2002           $ 13.25-$13.63
50,000 ..........        November 1997              November 2002          $        11.50
100,722 .........   November-December 1997     November-December 2002      $  8.25-$12.38
45,753 ..........        January 1998               January 2003           $   8.75-$9.19

EMPLOYEE STOCK PURCHASE PLAN


     In 1998, the Company adopted the Vision Twenty-One, Inc. Employee Stock Purchase Plan ("ESPP"), under which 200,000 shares of the Company's Common Stock are available for purchase by employees. The ESPP was approved by the Company's shareholders at the 1999 Annual Shareholder Meeting. Eligible employees may elect to withhold up to 10 percent of their salary to purchase shares of the Company's Common Stock at a price equal to the lesser of: (a) 85 percent of the closing market price on the first day of each fiscal quarter; or
(b) 85 percent of the closing market price on the purchase date. For the year ended December 31, 1999, 38,523 shares were issued under the ESPP.


STATUTORY REQUIREMENTS


     Dividends paid by VIPA are restricted by regulations of the Officer of the Commissioner of Insurance ("OCI"). The payment of cash dividends is limited to available shareholders' equity derived from realized net profits. Based upon the regulatory formula, no amount was available for dividends in 1999 without regulatory approval.


     VIPA is subject to regulation by the OCI, which requires, among other matters, the maintenance of a minimum shareholders' equity. At December 31, 1999, approximately $129,000 of available letters of credit were outstanding to satisfy VIPA's minimum shareholders' equity requirements.


OTHER


     On June 6, 1997, the Company's Board of Directors approved a l-for-1.5 reverse stock split pursuant to the Company's initial public offering of Common Stock. All share and per share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the reverse split.


     As required in the purchase agreement with LaserSight, the Company repurchased approximately 168,000 shares of its Common Stock from LaserSight on March 10, 1998 for approximately $1,548,000. These shares were reissued as part of the consideration for the acquisition of certain assets of The Eye DRx.

11.  LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per share for loss from continuing operations:

                                                                        YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                             1997                1998                 1999
                                                      -----------------   ------------------   ------------------
Numerator for basic and diluted loss per share
 -- loss available to common stockholders .........     $  (4,388,177)      $  (17,196,476)      $  (21,312,776)
Denominator for basic and diluted loss per
 share - weighted-average shares ..................         7,975,671           14,385,359           15,377,673
                                                        -------------       --------------       --------------
Basic and diluted loss per share ..................     $       (0.55)      $        (1.20)      $        (1.39)
                                                        =============       ==============       ==============

     There were no dilutive securities included in the computations of loss per share in any of the years ended December 31, 1997, 1998 and 1999 because the Company incurred a loss from continuing operations in all such years. Options and warrants to purchase approximately 3,265,000 shares of Common Stock were outstanding at December 31, 1999, but were not included in the computation of diluted loss per share because the effect would have been anti-dilutive.


12.  EMPLOYEE BENEFIT PLAN

     The Company sponsors the Vision-Twenty One Retirement Savings Plan, a defined contribution plan established under Section 401(k) of the U.S. Internal Revenue Code (the "Plan"). Employees are eligible to contribute voluntarily to the Plan after one-year of continued service and attaining age 21. At its discretion, the Company may contribute 25% of the first 6% of the employee's contribution. Employees are always vested in their contributed balance and vest ratably in the Company's contribution over five years. For the years ended December 31, 1998 and 1999, the expenses related to the Plan were approximately $53,000 and $109,000, respectively. The expense to the Company related to the Plan in 1997 was not material.


13.  RESTRUCTURING PLAN

     During the fourth quarter of 1998, management of the Company committed to and commenced the implementation of a restructuring plan (the "Restructuring Plan") that was designed to facilitate the transformation of the Company into an integrated eye care company. The Restructuring Plan initiatives, which were composed of a number of specific projects, were expected to position the Company to take full operational and economic advantage of recent acquisitions. The Restructuring Plan was to enable the Company to complete the consolidation and deployment of necessary infrastructure for the future, optimize and integrate certain assets and exit certain markets. The Restructuring Plan initiatives resulted in the elimination of over 100 positions throughout the Company and were completed during 1999. The planned initiatives to be undertaken as part of the Restructuring Plan included the integration of managed care service centers and business lines, the consolidation of retail optical back office functions and the consolidation of certain corporate functions.

     The Restructuring Plan resulted in a restructuring charge of approximately $2,796,000 for the year ended December 31, 1998. The restructuring charge was composed of severance costs of approximately $1,914,000 and facility and lease termination costs of approximately $882,000. The restructuring charge of $2,796,000 for 1998 is included in restructuring and other charges (credits) in the consolidated statements of operations.

     For the year ended December 31, 1998, other charges included in restructuring and other charges (credits) in the consolidated statements of operations totaling approximately $3,667,000, included the write-off of certain amounts due from shareholders of managed physician practices related to markets which had been exited under the Restructuring Plan (approximately $1,911,000), an impairment charge related to one business management agreement (approximately $662,000), professional fees associated with the development of the Restructuring Plan (approximately $521,000) and other charges to write-off or write-down assets that would not be realized as a result of the Restructuring Plan (approximately $573,000).

     The accrued restructuring charge of $2,796,000 at December 31, 1998 was reduced during 1999 as follows: severance costs of approximately $720,000 were paid and charged to the accrual; severance costs of approximately $531,000 were reversed out of the accrual as a result of employee resignations and a change in estimate; and lease termination costs of $882,000 were reversed out of the accrual as a result of the sale the Retail Optical Chains. The aforementioned reversals of the accrued restructuring charge resulted in a credit to restructuring and other charges (credits) of approximately $1,413,000 in the Company's consolidated statement of operations for the year ended December 31, 1999.

     A summary of restructuring and other charges (credits) as described above is as follows:



                                                      1997           1998             1999
                                                   ----------   -------------   ----------------
Restructuring charge (credit) ..................    $  --        $2,796,000       $ (1,413,389)
Write-off of certain receivables pertaining to
 markets to be exited under the Restructuring
 Plan ..........................................         --       1,910,402                 --
Write-off of identified intangibles for practice
 affiliations to be abandoned ..................         --         662,391                 --
Professional fees incurred prior to December 31,
 1998 in connection with the development of
 the Restructuring Plan ........................         --         521,000                 --
Other charges or write-offs associated with the
 Restructuring Plan ............................         --         572,802                 --
                                                    -------      ----------       ------------
                                                    $    --      $6,462,595       $ (1,413,389)
                                                    =======      ==========       ============

     Prior to implementing the initiatives developed in the Restructuring Plan, the Company expensed other business integration costs of approximately $2,501,000 that were incurred during the fourth quarter of 1998. Such amount was included in general and administrative expenses in the consolidated statements of operations. These business integration costs represented incremental or redundant costs, as well as internal costs, that resulted directly from the development and initial implementation of the Restructuring Plan, but were required to be expensed as incurred. These business integration costs consisted primarily of redundant employee costs and expenses for severed employees through the date of severance, training costs, re-branding costs, relocation costs, retention payments and lease costs for facilities that had been planned for future closure.


14.  SEGMENT REPORTING

     The Company identifies reportable segments based on management responsibility for the strategic business units that offer different products and services. The segments are managed separately based on the fundamental differences in their operations. The Company's operations have been classified into three segments: refractive and ambulatory surgery centers, managed care and buying group. The refractive and ambulatory surgery centers segment includes all activity related to refractive surgery centers and ambulatory surgery centers. The managed care segment includes the operations consisting primarily of Block Vision, MEC and the MCO. The buying group segment includes the operations of the buying group division which was sold effective April 30, 1999. The corporate category includes general and administrative expenses associated with the operations of the Company's corporate and regional offices and expenses not allocated to reportable segments, including the Company's restructuring and other charges (credits).

     The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on income before income taxes, depreciation and amortization, accounting changes, unusual items and interest expense.

Summarized financial information concerning the Company's reportable segments for 1997, 1998 and 1999 is as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------
                                                            1997             1998              1999
                                                     ----------------- ---------------- ------------------
Revenues:
 Refractive and ambulatory surgery centers .........   $          --    $   4,084,052     $   12,507,820
 Managed care ......................................      18,762,158       54,980,006         56,743,696
Buying group .......................................       7,260,797       58,959,195         19,150,982
                                                       -------------    -------------     --------------
    Total segments .................................      26,022,955      118,023,253         88,402,498
 Corporate .........................................              --               --                 --
                                                       -------------    -------------     --------------
    Total revenues .................................   $  26,022,955    $ 118,023,253     $   88,402,498
                                                       =============    =============     ==============
Segment profit:
 Refractive and ambulatory surgery centers .........   $          --    $     438,239     $      630,455
 Managed care (a) ..................................       1,516,837        2,794,837          4,853,878
 Buying group (b) ..................................         378,598        3,033,022            890,163
                                                       -------------    -------------     --------------
    Total segments .................................       1,895,435        6,266,098          6,374,496
 Corporate .........................................      (4,652,062)      (8,450,168)       (18,044,041)
                                                       -------------    -------------     --------------
    Total (loss) ...................................   $  (2,756,627)   $  (2,184,070)    $  (11,669,545)
                                                       =============    =============     ==============
Depreciation and amortization:
 Refractive and ambulatory surgery centers .........   $          --    $     111,856     $      167,808
 Managed care ......................................          67,509          319,154            396,372
Buying group .......................................              --               --             24,000
                                                       -------------    -------------     --------------
    Total segments .................................          67,509          431,010            588,180
 Corporate .........................................         451,174        2,069,373          2,458,742
                                                       -------------    -------------     --------------
    Total depreciation and amortization ............   $     518,683    $   2,500,383     $    3,046,922
                                                       =============    =============     ==============
Interest expense, net:
 Refractive and ambulatory surgery centers .........   $          --    $          --             28,584
 Managed care ......................................          21,375            4,445     $      (64,122)
 Buying group ......................................              --               --                  0
                                                       -------------    -------------     --------------
    Total segments .................................          21,375            4,445            (35,538)
 Corporate .........................................         912,815        4,080,446          5,587,080
                                                       -------------    -------------     --------------
    Total interest expense .........................   $     934,190    $   4,084,891     $    5,551,542
                                                       -------------    -------------     --------------
Restructuring and other charges (credits):
 Refractive and ambulatory surgery centers .........              --               --                 --
 Managed Care ......................................              --               --                 --
 Buying group ......................................              --               --                 --
                                                       -------------    -------------     --------------
    Total segments .................................              --               --                 --
 Corporate .........................................              --    $   6,462,595     $   (1,413,389)
                                                       -------------    -------------     --------------
    Total restructuring and other charges ..........              --    $   6,462,595     $   (1,413,389)
                                                       =============    =============     ==============
Merger costs:
 Refractive and ambulatory surgery centers .........              --               --                 --
 Managed care ......................................              --               --                 --
 Buying group ......................................              --               --                 --
                                                       -------------    -------------     --------------
    Total segments .................................              --               --                 --
 Corporate .........................................              --    $     717,835     $           --
                                                       -------------    -------------     --------------
    Total merger costs .............................              --    $     717,835     $           --
                                                       =============    =============     ==============
Extraordinary item:
 Refractive and ambulatory surgery centers .........              --               --                 --
 Managed care ......................................              --               --                 --
 Buying group ......................................              --               --                 --
                                                       -------------    -------------     --------------
    Total segments .................................                               --                 --
 Corporate .........................................   $     323,346    $   1,885,512     $   (3,770,823)
                                                       -------------    -------------     --------------
    Total extraordinary item .......................   $     323,346    $   1,885,512     $   (3,770,823)
                                                       =============    =============     ==============

----------
(a) Managed care segment profit includes general and administrative expenses related to the buying group division which the Company is unable to separately identify from the general and administrative expenses of Block Vision.

(b) Buying group profit represents the gross profit from the sale of optical products.

                                                             DECEMBER 31,
                                                     -----------------------------
                                                          1998           1999
                                                     -------------- --------------
Total assets:
 Refractive and ambulatory surgery centers .........  $  1,753,668   $  4,900,535
 Managed care ......................................     6,211,105      6,083,683
 Buying group ......................................     6,288,923             --
                                                      ------------   ------------
    Total segments .................................    14,253,696     10,984,218
                                                      ------------   ------------
 Corporate .........................................    62,956,299     51,656,406
                                                      ------------   ------------
    Total assets of continuing operations ..........  $ 77,209,995   $ 62,640,624
                                                      ============   ============

15. OTHER RELATED PARTY TRANSACTION

     In 1996, the Company entered into a five-year services agreement with a consulting company which assists the Company with its operational and management development. One of the Company's directors is an employee and sole owner of the consulting company. For the years ended December 31, 1997, 1998 and 1999, the Company paid to the consulting company approximately $600,000, $720,000 and $420,000, respectively. Included in accounts payable at December 31, 1999 was approximately $305,000 owed to the consulting company.


16. SUBSEQUENT EVENTS

     On February 10, 2000, the Company entered into an Agreement and Plan of Merger and Reorganization ("Merger Agreement") with OptiCare Health Systems, Inc. and OC Acquisition Corp. The merger will combine the companies' refractive surgery, ambulatory surgery and managed care businesses. Under the terms of the Merger Agreement, the Company's Common Stock will be converted into OptiCare common stock at an initial exchange ratio of .402 shares of OptiCare common stock for each share of the Company's Common Stock. At the initial exchange ratio, approximately six million shares of OptiCare common stock would be issued in exchange for 100% of the issued and outstanding Common Stock of the Company. The final exchange ratio will be calculated prior to closing in part on the basis of a subsequent determination of the Company's Consolidated Balance Sheet. The merger will be accounted for as a purchase and includes the assumption by OptiCare of approximately $60,000,000 of the Company's outstanding debt. The transaction is subject to certain closing conditions, including, but not limited to, regulatory approvals, the approval of the shareholders of both OptiCare and the Company, the restructuring of certain debt obligations of OptiCare and the Company and the raising by OptiCare of not less than $30,000,000 of equity or mezzanine capital.

     On April 21, 2000, the Block Group and the Company, through counsel, have signed a stipulation to participate in expedited arbitration in accordance with the terms and conditions of the June 1999 sale and to jointly seek the completion of the arbitration on or before June 1, 2000, or as soon thereafter as reasonably possible.

     On May 5, 2000, the parties to the Amended and Restated Credit Agreement executed a waiver letter (the "May Waiver"). The May Waiver extended (i) the waiver provided by the Seventh Amendment and the December, February, March and April Waivers and (ii) the bridge facility due date until the earlier of May 19, 2000 or the termination of the merger agreement with OptiCare pursuant to its terms.


17. ABILITY TO CONTINUE AS A GOING CONCERN

     The Company incurred operating losses in each of the years ended December 31, 1998 and 1999. At December 31, 1999, the Company had negative working capital and a deficit in stockholders' equity. Additionally, in 1999 the Company violated a number of covenants in its Amended and Restated Credit Agreement with its Banks and had not made certain required payments under the

Amended and Restated Credit Agreement as of December 31, 1999. Because of the covenant violations, the amounts due at December 31, 1999 under the Amended and Restated Credit Agreement of approximately $56,729,000 has been classified as a current liability in the Company's consolidated balance sheet at December 31, 1999.


     The Company has undertaken a number of initiatives to address these matters. As more fully described in Notes 6 and 16, the Company has received waivers on the covenant violations and non-payment of amounts due under the Amended and Restated Credit Agreement. However, such waivers expire upon the earlier of May 19, 2000 or the termination of the Merger Agreement with OptiCare pursuant to its terms. While the Agent and the Banks previously have demonstrated a willingness to provide further waivers to the Company until the merger with OptiCare can be completed, there can be no assurances that additional waivers may be obtained. Under the terms of the Amended and Restated Credit Agreement, the Banks have the right to demand full payment of the amounts owed under the Amended and Restated Credit Agreement if such further waivers are not granted to the Company. The Company's existing financial resources may not be sufficient to enable the Company to repay the entire amount outstanding under the Amended and Restated Credit Agreement if the Banks require payment in 2000.


     Recognizing the need for additional capital to implement its refractive surgery strategy, the Company began to explore a number of strategic alternatives in 1999. Those alternatives included potential capital infusions as well as a sale of all or part of the Company. Exploration of those alternatives led to the Company announcing its proposed merger with OptiCare (see Note 16). If the merger is completed pursuant to the terms of the Merger Agreement, then the Company's shareholders will receive shares in OptiCare and OptiCare will assume approximately $60,000,000 of the Company's outstanding debt. Management of the Company expects the merger to be completed in 2000; however, there can be assurances that the merger will be completed. Termination of the merger could have a material adverse effect on the Company's future operations and financial position.


     In connection with the Restructuring Plan, the discontinuance of the Company's operations related to its Retail Optical Chains and PPM business and the Company's plans to seek a potential buyer for all or part of the remaining businesses, management undertook a number of initiatives to reduce its corporate general and administrative expenses. The success of these initiatives is expected to result in less general and administrative expenses in 2000 as compared to prior years. Coupled with cash proceeds received from the sale of practice assets back to the physicians (see Note 3) in connection with the Company's exiting its PPM business, management believes that the Company will generate sufficient cash flow to continue the Company's remaining operations while negotiating the final terms of the OptiCare merger. However, there can be no assurances that this strategy will be achieved.


     All of these factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                  OPTICARE HEALTH CENTERS, INC. AND AFFILIATE
                            COMBINED BALANCE SHEETS




                                                                         (UNAUDITED)
                                                                           JUNE 30,        DECEMBER 31,
                                                                             1999              1998
                                                                       ---------------   ---------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .........................................    $    483,545      $    938,927
 Accounts receivable, net ..........................................       6,044,840         6,349,548
 Inventory .........................................................       1,762,922         1,717,964
 Prepaid expenses and other assets .................................         911,269           584,098
 Deferred income taxes .............................................         675,816           467,009
 Income taxes receivable ...........................................         225,067            22,236
 Advances to related parties .......................................         128,072           117,951
                                                                        ------------      ------------
   Total current assets ............................................      10,231,531        10,197,733
PROPERTY AND EQUIPMENT, NET ........................................       6,086,968         5,766,167
DEFERRED INCOME TAXES ..............................................          60,000            73,007
INTANGIBLE ASSETS, NET .............................................       3,384,968         3,301,744
OTHER ASSETS .......................................................         174,891           176,266
                                                                        ------------      ------------
TOTAL ..............................................................    $ 19,938,358      $ 19,514,917
                                                                        ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ..................................................    $  1,435,787         1,905,745
 Accrued expenses ..................................................       2,407,542         1,384,638
 Managed care claims ...............................................       1,858,560         1,405,644
 Current maturities of long-term debt ..............................       2,255,235         2,183,826
                                                                        ------------      ------------
   Total current liabilities .......................................       7,957,124         6,879,853
                                                                        ------------      ------------
LONG-TERM DEBT, LESS CURRENT PORTION ...............................       1,070,104         1,135,462
                                                                        ------------      ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Class A convertible preferred stock (OptiCare) authorized 160,000 shares; Issued and outstanding 152,754 shares in 1999 and 1998, par
 value $0.01 (liquidation value of $93.68 per share) ...............           1,527             1,527
Class B convertible preferred stock (OptiCare) authorized 640,000
Shares; issued and outstanding 220,824 shares in 1999 and 1998, par
 value $0.01 (liquidation value of $93.68 per share) ...............           2,208             2,208
Common stock (OptiCare)-authorized 1,200,000 shares; none issued,
 $0.01 par value ...................................................              --                --
Common stock (OptiCare, P.C.)-authorized 100 shares; issued and
 outstanding 100 shares in 1999 and 1998, no par value .............              --                --
Additional paid-in-capital (OptiCare) ..............................      12,942,190        12,942,190
Additional paid-in-capital (OptiCare, P.C.) ........................           1,000             1,000
Retained earnings (deficit) ........................................      (2,035,795)       (1,447,323)
                                                                        ------------      ------------
   Total shareholders' equity ......................................      10,911,130        11,499,602
                                                                        ------------      ------------
TOTAL ..............................................................    $ 19,938,358      $ 19,514,917
                                                                        ============      ============

                  See notes to combined financial statements

OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE COMBINED STATEMENTS OF
                            OPERATIONS (UNAUDITED)








                                                              SIX MONTHS ENDED
                                                      ---------------------------------
                                                          JUNE 30,          JUNE 30,
                                                            1999              1998
                                                      ---------------   ---------------
NET PATIENT REVENUE ...............................    $ 15,861,264      $ 12,984,054
NET PATIENT REVENUE -- RELATED PARTY ..............       1,844,100         1,500,980
NET MANAGED CARE REVENUE ..........................         790,250           429,575
NET MANAGED CARE REVENUE -- RELATED PARTY .........       4,060,597         1,090,100
                                                       ------------      ------------
TOTAL NET REVENUE .................................      22,556,211        16,004,709
                                                       ------------      ------------
OPERATING EXPENSES:
 Staff compensation ...............................       6,926,723         5,387,381
 Physician compensation ...........................       4,596,161         4,199,046
 Surgical eyecare supplies ........................       2,772,806         2,024,814
 General and administrative .......................       2,162,477         1,647,493
 Facility rental ..................................       1,366,149         1,135,533
 Managed care claims ..............................       3,861,099         1,092,375
 Depreciation and amortization ....................         765,600           510,000
 Marketing ........................................         528,809           391,802
 Merger costs .....................................         450,000                --
                                                       ------------      ------------
   Total operating expenses .......................      23,429,824        16,388,444
                                                       ------------      ------------
OPERATING INCOME (LOSS) ...........................        (873,613)         (383,735)
INTEREST INCOME (EXPENSE):
 Interest income ..................................          14,900            80,806
 Interest expense .................................        (122,074)           (4,980)
                                                       ------------      ------------
   Net interest income (expense) ..................        (107,174)           75,826
                                                       ------------      ------------
LOSS BEFORE INCOME TAXES ..........................        (980,787)         (307,909)
INCOME TAX BENEFIT ................................        (392,315)         (123,890)
                                                       ------------      ------------
NET LOSS ..........................................    $   (588,472)     $   (184,019)
                                                       ============      ============

                       See notes to combined financials

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE
                       COMBINED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)




                                                                            SIX MONTHS ENDED
                                                                     -------------------------------
                                                                        JUNE 30,         JUNE 30,
                                                                          1999             1998
                                                                     --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ........................................................    $   (588,472)    $   (184,019)
 Adjustments to reconcile net loss to net cash used in operations:
   Depreciation and amortization .................................         765,600          510,000
   Deferred income taxes .........................................        (195,800)         (87,024)
   Changes in operating assets and liabilities:
    Accounts receivable, net .....................................         304,708       (1,043,298)
    Inventory ....................................................         (44,958)        (183,000)
    Prepaid expenses and other assets ............................        (327,171)        (388,987)
    Income taxes receivable ......................................        (202,831)         (10,361)
    Advances to related parties ..................................         (10,121)         (43,588)
    Other non-current assets .....................................           1,375          (61,768)
    Accounts payable and other liabilities .......................        (469,958)         512,888
    Accrued expenses .............................................       1,022,904          (74,671)
    Managed care claims ..........................................         452,916          396,003
                                                                      ------------     ------------
      Net cash used in operating activities ......................         708,192         (657,825)
                                                                      ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................        (998,801)      (1,003,503)
 Contract acquisitions ...........................................        (170,824)              --
 Practice acquisitions ...........................................              --         (136,503)
                                                                      ------------     ------------
      Net cash used in investing activities ......................      (1,169,625)      (1,140,006)
                                                                      ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt ............................        (193,949)         (15,039)
 Borrowings under line of credit .................................         200,000               --
                                                                      ------------     ------------
      Net cash provided by financing activities ..................           6,051          (15,039)
                                                                      ------------     ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS ........................        (455,382)      (1,812,870)
CASH AND CASH EQUIVALENS, BEGINNING OF PERIOD ....................         938,927        4,901,666
                                                                      ------------     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .........................    $    483,545     $  3,088,796
                                                                      ============     ============
SUPPLEMENTAL INFORMATION:
 Cash paid for:
   Interest ......................................................          93,062               --
                                                                      ============     ============
   Income taxes ..................................................           3,600           30,010
                                                                      ============     ============

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE


              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998


1. BASIS OF PRESENTATION

     The accompanying unaudited combined financial statements of OptiCare Eye Health Centers, Inc. ("OptiCare") and OptiCare, P.C. (collectively "the Company") for the six months ended June 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim fianancial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the combined financial statements have been included. The accompanying combined financial statements should be read in conjunction with the combined financial statements and footnotes for the year ended December 31, 1998. The results of operations for the six month period ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.


2. REVOLVING CREDIT AGREEMENT

     In September 1997, the Company entered into a $3,000,000 unsecured revolving line of credit agreement with a bank for the purpose of providing working capital and financing acquisitions. The agreement matures on September 30, 1999 and bears interest, at the Company's option, at Prime or LIBOR plus 1.50%, with a 0.25 % annual commitment fee charged on the unused balance of the facility. At June 30, 1999, the Company had advances of $2,000,000 outstanding under this line of credit and was in compliance with the restrictive covenants under the line of credit agreement.


3. SUBSEQUENT EVENTS

     On August 13, 1999 Opticare, PrimeVison Health, Inc. ("Prime") and Saratoga Resources, Inc. ("Saratoga"), a Delaware corporation, merged. In this transaction Prime merged with Saratoga through a reverse acquisition by Prime of Saratoga (the "Prime Merger"). Immediately following the Prime Merger, OptiCare was acquired by Prime (the "OptiCare Merger"). Upon consummation of the OptiCare Merger, each share of OptiCare capital stock was converted into the right to receive 11.7364 shares of Saratoga common stock. For accounting purposes, Prime was the accounting acquirer and the surviving accounting entity.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
OptiCare Eye Health Centers, Inc. and Affiliate


     We have audited the accompanying combined balance sheets of OptiCare Eye Health Centers, Inc. (OptiCare) and OptiCare, P.C. (an affiliated corporation), which is under common ownership and common management (collectively, the "Company"), as of December 31, 1998 and 1997, and the related combined statements of operations, shareholders' equity and of cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of OptiCare and OptiCare, P.C., as of December 31, 1998 and 1997, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

Hartford, Connecticut

March 26, 1999

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

              COMBINED BALANCE SHEETS--DECEMBER 31, 1998 AND 1997



                                                                      1998              1997
ASSETS                                                          ---------------   ---------------
CURRENT ASSETS:
 Cash and cash equivalents ..................................    $    938,927       $ 4,901,666
 Accounts receivable, net (Note 1) ..........................       6,349,548         4,505,077
 Inventory (Note 3) .........................................       1,717,964         1,067,535
 Prepaid expenses and other assets ..........................         584,098           323,665
 Deferred income taxes (Note 10) ............................         467,009                --
 Income taxes receivable ....................................          22,236                --
 Advances to related parties (Note 12) ......................         117,951           129,137
                                                                 ------------       -----------
   Total current assets .....................................      10,197,733        10,927,080
PROPERTY AND EQUIPMENT, NET (Note 4) ........................       5,766,167         3,433,772
DEFERRED INCOME TAXES (Note 10) .............................          73,007           162,976
INTANGIBLE ASSETS, NET (Note 5) .............................       3,301,744           262,130
OTHER ASSETS ................................................         176,266           263,070
                                                                 ------------       -----------
TOTAL .......................................................    $ 19,514,917       $15,049,028
                                                                 ============       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ...........................................    $  1,905,745       $   995,859
 Accrued expenses (Note 6) ..................................       1,384,638         1,378,587
 Managed care claims (Note 1) ...............................       1,405,644           427,757
 Deferred income taxes (Note 10) ............................              --            66,760
 Current maturities of long-term debt (Note 7) ..............       2,183,826            59,559
                                                                 ------------       -----------
   Total current liabilities ................................       6,879,853         2,928,522
                                                                 ------------       -----------
NONCURRENT LIABILITIES:
 Long-term debt (Note 7) ....................................       1,135,462           168,516
                                                                 ------------       -----------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 14)
SHAREHOLDERS' EQUITY (Note 9):
 Class A convertible preferred stock (OptiCare) authorized
   160,000 shares; issued and outstanding 152,754 shares in
   1998 and 1997, par value $.01 (liquidation value of $93.68
   per share) ...............................................           1,527             1,527
 Class B convertible preferred stock (OptiCare) authorized
   640,000 shares; issued and outstanding 220,824 and 220,424 shares in 1998 and 1997, respectively, par value $.01
   (liquidation value of $93.68 per share)...................           2,208             2,204
 Common stock (OptiCare)--authorized 1,200,000 shares; none
   issued, $.01 par value....................................              --                --
 Common stock (OptiCare, P.C.)--authorized 100 shares;
   issued and outstanding 100 shares in 1998 and 1997, no par
   value ....................................................              --                --
 Additional paid-in capital (OptiCare) ......................      12,942,190        12,892,194
 Additional paid-in capital (OptiCare, P.C.) ................           1,000             1,000
 Retained earnings (deficit) ................................      (1,447,323)         (944,935)
                                                                 ------------       -----------
   Total shareholders' equity ...............................      11,499,602        11,951,990
                                                                 ------------       -----------
TOTAL .......................................................    $ 19,514,917       $15,049,028
                                                                 ============       ===========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                          1998           1997          1996
                                                     -------------- ------------- -------------
NET PATIENT REVENUE ................................  $25,799,934     22,746,619    20,850,864
NET PATIENT REVENUE -- RELATED PARTY ...............    3,816,979    $ 2,527,402   $ 2,843,300
NET MANAGED CARE REVENUE ...........................    1,392,543      1,366,570     1,026,083
NET MANAGED CARE REVENUE -- RELATED PARTY ..........    3,735,173        601,660            --
                                                      -----------    -----------   -----------
TOTAL NET REVENUE ..................................   34,744,629     27,242,251    24,720,247
                                                      -----------    -----------   -----------
OPERATING EXPENSES:
 Staff compensation ................................   11,579,083      8,450,861     7,154,733
 Physician compensation ............................    8,599,689      8,200,965     7,751,549
 Surgical and eyecare supplies .....................    4,401,250      3,066,694     2,734,154
 General and administrative ........................    3,587,533      2,824,863     2,979,691
 Facility rental (Note 12) .........................    2,422,494      1,957,593     1,876,406
 Managed care claims (Note 1) ......................    3,063,902      1,087,964       748,431
 Depreciation and amortization .....................    1,063,074        644,683       547,280
 Marketing .........................................      968,346        620,266       634,472
                                                      -----------    -----------   -----------
   Total operating expenses ........................   35,685,371     26,853,889    24,426,716
                                                      -----------    -----------   -----------
OPERATING INCOME (LOSS) ............................     (940,742)       388,362       293,531
INTEREST INCOME (EXPENSE):
 Interest income ...................................      133,775         75,506         7,525
 Interest expense ..................................      (60,298)        (4,551)           --
                                                      -----------    -----------   -----------
   Net interest income .............................       73,477         70,955         7,525
                                                      -----------    -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES ..................     (867,265)       459,317       301,056
INCOME TAX PROVISION (BENEFIT) (Note 10) ...........     (364,877)       132,600       158,252
                                                      -----------    -----------   -----------
NET INCOME (LOSS) ..................................  $  (502,388)   $   326,717   $   142,804
                                                      ===========    ===========   ===========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                              OPTICARE    OPTICARE
                                              CLASS A     CLASS B       OPTICARE
                                             PREFERRED   PREFERRED       COMMON
                                               STOCK       STOCK         STOCK
                                            ----------- ----------- ---------------
BALANCE, DECEMBER 31, 1995 ................    $   --      $   --    $   2,595,000
 Exercise of warrants (Note 9) ............        --          --          647,815
 Net income ...............................        --          --               --
                                               ------      ------    -------------
BALANCE, DECEMBER 31, 1996 ................        --          --        3,242,815
 Recapitalization in October 1997
  (Note 9) ................................       887       2,193       (3,242,753)
 Sale of shares in October 1997 (Note 9)...       640          --               --
 Repurchase of shares (Note 9) ............        --          --              (62)
 Shares issued in connection with
  Practice Acquisitions in December
  1997 (Note 2) ...........................        --          11               --
 Net income ...............................        --          --               --
                                               ------      ------    -------------
BALANCE, DECEMBER 31, 1997 ................     1,527       2,204               --
 Shares issued in connection with
  Practice Acquisitions in 1998 (Note 2)...                     4
 Net loss .................................        --          --               --
                                               ------      ------    -------------
BALANCE, DECEMBER 31, 1998 ................    $1,527      $2,208    $          --
                                               ======      ======    =============



                                               OPTICARE     OPTICARE P.C.
                                              ADDITIONAL     ADDITIONAL       RETAINED
                                                PAID-IN        PAID-IN        EARNINGS
                                                CAPITAL        CAPITAL        (DEFICIT)         TOTAL
                                            -------------- -------------- ---------------- ---------------
BALANCE, DECEMBER 31, 1995 ................  $ 3,301,131       $1,000       $ (1,414,456)    $ 4,482,675
 Exercise of warrants (Note 9) ............    1,012,185           --                 --       1,660,000
 Net income ...............................           --           --            142,804         142,804
                                             -----------       ------       ------------     -----------
BALANCE, DECEMBER 31, 1996 ................    4,313,316        1,000         (1,271,652)      6,285,479
 Recapitalization in October 1997
  (Note 9) ................................    3,239,673           --                 --              --
 Sale of shares in October 1997 (Note 9)...    5,783,498           --                 --       5,784,138
 Repurchase of shares (Note 9) ............     (586,749)          --                 --        (586,811)
 Shares issued in connection with
  Practice Acquisitions in December
  1997 (Note 2) ...........................      142,456           --                 --         142,467
 Net income ...............................           --           --            326,717         326,717
                                             -----------       ------       ------------     -----------
BALANCE, DECEMBER 31, 1997 ................   12,892,194        1,000           (944,935)     11,951,990
 Shares issued in connection with
  Practice Acquisitions in 1998 (Note 2)...       49,996                                          50,000
 Net loss .................................           --           --           (502,388)       (502,388)
                                             -----------       ------       ------------     -----------
BALANCE, DECEMBER 31, 1998 ................  $12,942,190       $1,000       $ (1,447,323)    $11,499,602
                                             ===========       ======       ============     ===========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                                                     1998            1997           1996
                                                                -------------- --------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ............................................  $   (502,388)  $    326,717    $  142,804
 Adjustments to reconcile net income (loss) to net cash used in operations:
   Depreciation and amortization ..............................     1,063,074        644,683       547,280
   Deferred income taxes ......................................      (443,800)      (299,724)     (200,090)
   (Gain) loss on disposal of fixed assets ....................            --         (3,900)        6,321
   Changes in operating assets and liabilities:
    Accounts receivable, net ..................................    (1,794,471)      (944,865)     (347,183)
    Inventory .................................................      (250,475)      (157,572)      (91,510)
    Prepaid expenses and other assets .........................      (260,433)      (185,655)       15,308
    Advances to related parties ...............................        11,186        (60,067)       40,823
    Other noncurrent assets ...................................        19,521       (114,001)       17,766
    Accounts payable and other liabilities ....................       648,134        119,004      (321,499)
    Accrued expenses ..........................................         6,051         87,808        27,329
    Managed care claims .......................................       977,887        427,757            --
    Income taxes payable ......................................            --       (190,096)      160,342
                                                                 ------------   ------------    ----------
      Net cash used in operating activities ...................      (525,714)      (349,911)       (2,309)
                                                                 ------------   ------------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................    (2,622,856)    (1,501,185)     (986,640)
 Proceeds from sale of fixed assets ...........................            --          3,900        16,156
 Practice acquisitions ........................................    (2,554,610)      (108,680)           --
                                                                 ------------   ------------    ----------
      Net cash used in investing activities ...................    (5,177,466)    (1,605,965)     (970,484)
                                                                 ------------   ------------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt .........................       (59,559)       (14,364)     (252,936)
 Borrowings under line of credit ..............................     1,800,000             --
 Net proceeds from issuance of stock ..........................            --      5,784,138     1,660,000
 Cash used to repurchase stock ................................            --       (586,811)           --
                                                                 ------------   ------------    ----------
      Net cash provided by financing activities ...............     1,740,441      5,182,963     1,407,064
                                                                 ------------   ------------    ----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS ..................................................    (3,962,739)     3,227,087       434,271
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR .........................................................     4,901,666      1,674,579     1,240,308
                                                                 ------------   ------------    ----------
CASH AND CASH EQUIVALENTS, END OF YEAR ........................  $    938,927   $  4,901,666    $1,674,579
                                                                 ============   ============    ==========
SUPPLEMENTAL INFORMATION :
 Cash paid for:
   Interest ...................................................  $     29,531   $      4,802    $   13,807
                                                                 ============   ============    ==========
   Income taxes ...............................................  $    130,550   $    622,974    $  185,000
                                                                 ============   ============    ==========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Busines

OptiCare Eye Health Centers, Inc. ("OptiCare") and OptiCare, P.C. (collectively, the "Company") operate in the eye health business providing general eye care, optical services, outpatient ophthalmic surgery, consultative services for complicated eye diseases and a managed care network throughout Connecticut. OptiCare owns and operates the retail eyeglass and eyeglass manufacturing business and the related assets. OptiCare P.C., was established for the purpose of rendering ophthalmology and optometry services exclusively for OptiCare. OptiCare, P.C. entered into a Professional Services and Support Agreement with OptiCare effective December 1, 1995.

  Basis of Presentation

The accompanying combined financial statements include the accounts of OptiCare and OptiCare, P.C. Due to the related business activities, common management control and the interdependence of the affiliated entities, combined financial statements are presented because they are more meaningful. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

  Estimates

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing financial statements, management is required to make estimates and assumptions, particularly in determining the adequacy of the allowance for doubtful accounts, insurance disallowances and managed care claims accrual, that affect the reported amounts of assets and liabilities as of the balance sheet date and results of operations for the year. Actual results could differ from those estimates.

  Cash and Cash Equivalents

The Company considers investments purchased with an original maturity of three months or less to be cash equivalents.

  Receivables

Receivables are stated net of allowances for doubtful accounts which aggregated $114,300 and $81,100 as of December 31, 1998 and 1997, respectively. Gross receivables are stated net of contractual allowances and insurance disallowances.

  Inventories

Inventories are valued at the lower of cost or market, determined on the first-in, first-out (FIFO) basis.

  Intangible Assets

The Company uses the straight-line method to amortize intangible assets over their estimated useful lives which range from 5 to 20 years. The Company's management periodically evaluates the carrying value of its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is based on estimated future undiscounted cash flows from the use and ultimate disposition of the asset.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  Property and Equipment

Property and equipment consists of furniture, fixtures, equipment, leasehold improvements and a vehicle and are recorded at cost. Leasehold improvements are being amortized over the term of the lease or the life of the improvement, whichever is shorter. Depreciation and amortization are provided primarily using the straight-line method over the estimated useful lives of the respective assets as follows:


           CLASSIFICATION                                  ESTIMATED USEFUL LIFE
           --------------                                  ---------------------
           Furniture, fixtures and equipment ..........         5--7 years
           Leasehold improvements .....................        3--20 years
           Vehicle ....................................          5 years

  Stock-based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations. Accordingly, compensation cost for the stock options included under the Company's 1997 Stock Option Plan is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheet, for which it is practicable to estimate that value. The Company has the following financial instruments: cash and cash equivalents, receivables, accounts payable, accrued liabilities and long-term debt. The Company considers the carrying amount of these items, excluding long-term debt, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. Refer to Note 7 for fair value disclosures of long-term debt.

  Net Patient Revenue

The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. Net patient revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered.

  Net Managed Care Revenue

Revenue is derived from monthly capitation payments from health benefits payors which contract with the Company for the delivery of eye care services. The Company records this revenue at contractually agreed-upon rates during the period in which the Company is obligated to provide services to members.

  Managed Care Claims Expense

Claims expense is recorded as provider services are rendered and includes an estimate for claims incurred but not reported.

  Malpractice Claims

The Company purchases insurance to cover medical malpractice claims. There are known claims and incidents as well as potential claims from unknown incidents that may be asserted from past services provided. Management believes that these claims, if asserted, would be settled within the limits of insurance coverage.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


  Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires an asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

  Reclassification

Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

2. ACQUISITIONS

The Company acquired seven optometric medical and retail optical practices in 1998 for $2,554,610 in cash, $50,000 in stock, and $1,375,000 in notes payable for a total of $3,979,610 (see also Note 14). The Company acquired one optometric medical and retail optical practice in 1997 for $108,680 in cash, $142,467 in stock and $189,324 in notes payable for a total of $440,471. The Company issued 400 shares and 1,140 shares of OptiCare Class B Preferred stock in 1998 and 1997, respectively, in connection with these acquisitions.

The 1998 and 1997 acquisitions were accounted for as purchases. Accordingly, the results of operations of the acquired practices are included in the combined financial statements from the dates of acquisition and the assets and liabilities of the acquired entities have been recorded at their estimated fair values at the dates of acquisition. The excess of the purchase prices over the estimated fair values of the net assets acquired in the amount of $2,993,752 in 1998 and $258,991 in 1997 is recorded as goodwill and is being amortized on a straight-line basis over 20 years.

Assuming all of the aforementioned acquisitions had occurred on January 1, 1997, combined net revenues for the Company would have been $38,596,000 for 1998 and $33,023,000 for 1997. Combined net income (loss) for the Company would have been $(378,000) and $429,000 for 1998 and 1997, respectively.

3. INVENTORY

Inventory as of December 31, 1998 and 1997 consists of the following:


                                                 1998            1997
                                            -------------   -------------
Surgical supplies .......................    $  168,306      $  130,484
Eye glasses and contact lenses ..........     1,455,067         851,167
Eye glasses work-in-process .............        94,591          85,884
                                             ----------      ----------
Total ...................................    $1,717,964      $1,067,535
                                             ==========      ==========

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

4. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 1998 and 1997 consist of the following:

                                                             1998              1997
                                                       ---------------   ---------------
Equipment ..........................................    $  7,779,516      $  7,586,877
Furniture and fixtures .............................       2,193,960         1,024,896
Leasehold improvements .............................       2,627,781         1,904,993
Vehicle ............................................          21,853            21,352
                                                        ------------      ------------
Total ..............................................      12,623,110        10,538,118
Accumulated depreciation and amortization ..........      (6,856,943)       (7,104,346)
                                                        ------------      ------------
Property and equipment, net ........................    $  5,766,167      $  3,433,772
                                                        ============      ============

Depreciation expense was $968,461, $633,680 and $542,752 for the years ended December 31, 1998, 1997 and 1996, respectively.

5. INTANGIBLE ASSETS

Intangible assets as of December 31, 1998 and 1997 consist of the following:


                                                              1998             1997
                                                        ---------------   -------------
Goodwill ...........................................    $  3,401,091      $  434,147
Other intangibles ..................................         982,946         815,663
                                                         ------------      ----------
Total ..............................................       4,384,037       1,249,810
Accumulated amortization ...........................      (1,082,293)       (987,680)
                                                         ------------      ----------
Intangible assets, net .............................    $  3,301,744      $  262,130
                                                         ============      ==========

Amortization of the intangible assets for the years ended December 31, 1998, 1997 and 1996 was $94,613, $11,003 and $4,528, respectively.

6. ACCRUED EXPENSES

Accrued expenses as of December 31, 1998 and 1997 consist of the following:


                                                            1998            1997
                                                       -------------   -------------
Patient refunds ....................................    $  369,935      $  213,300
Incentives .........................................       310,395         266,419
Payroll ............................................       262,596         567,447
Vacation ...........................................       251,744         287,703
Accrued interest ...................................        30,767              --
Other ..............................................       159,201          43,718
                                                        ----------      ----------
Total ..............................................    $1,384,638      $1,378,587
                                                        ==========      ==========

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

7. LONG-TERM DEBT

The details of the Company's long-term debt and the provisions thereof at December 31, 1998 and 1997 are as follows:




                                                                             1998          1997
                                                                         ------------   ----------
Note payable due in quarterly payments of $3,100, including interest at 6.69% per year, through June 2001, collateralized by specific
 assets of the Company ...............................................   $   28,516      $ 38,751
Notes payable from acquisitions at various interest rates with various
 maturities through September 2001, unsecured (see Note 2) ...........      290,772       189,324
Note payable from acquisition due in annual installments of $240,000 plus interest at 7.0% per year, through October 2003, collateralized
 by specific assets of the Company (see Note 2) ......................    1,200,000            --
Revolving line of credit, unsecured ..................................    1,800,000            --
                                                                         ----------      --------
Total ................................................................    3,319,288       228,075
Less current maturities ..............................................    2,183,826        59,559
                                                                         ----------      --------
                                                                         $1,135,462      $168,516
                                                                         ==========      ========

Required principal payments on the obligations discussed above as of December 31, 1998 are as follows:



                     1999 ...................    $2,183,826
                     2000 ...................       327,731
                     2001 ...................       327,731
                     2002 ...................       240,000
                     2003 ...................       240,000
                                                 ----------
                     Total ..................    $3,319,288
                                                 ==========

Notes payable at December 31, 1998 and 1997 represent debt issued to employees or employee shareholders in connection with practice acquisitions.

In September 1997, the Company obtained a $3,000,000 unsecured revolving line of credit from a bank which matures on June 30, 1999 and bears interest, at the Company's option, at Prime or LIBOR plus 1.50%. The interest rate on this line of credit was 7.75% at December 31, 1998. Additionally, there is a 0.25% commitment fee on the unused balance of the facility. The Company must comply with various restrictive covenants in connection with its revolving line of credit. The Company was in violation of certain covenants in 1998 and received a waiver from the bank with respect to these violations.

The fair value of each of the Company's debt instruments approximated its recorded value at December 31, 1998 and 1997, based on the Company's effective current borrowing rate for debt with similar terms and remaining maturities.

8. LEASES

The Company leases facilities and certain equipment under several cancelable and noncancelable operating leases expiring in various years through 2010. Certain of the facility leases provide for renewal periods of up to 10 years, at the option of the Company, and at rental payments as negotiated under the respective leases (see Note 12).

Aggregate future minimum rental payments under noncancelable operating leases as of December 31, 1998 are as follows:

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


             YEARS ENDING DECEMBER 31,
             -------------------------------
               1999 ........................    $1,864,613
               2000 ........................     1,308,274
               2001 ........................       780,211
               2002 ........................       657,471
               2003 ........................       427,689
               Thereafter ..................       354,124
                                                ----------
               Total .......................    $5,392,382
                                                ==========

9. SHAREHOLDERS' EQUITY

All employee shareholders of OptiCare and OptiCare P.C. have executed a "Shareholders' Agreement" with their respective entities. The agreements provide, among other things, that no shareholder can dispose of their stock without first offering the stock to the entity. The agreements also provide that certain shareholders, who are also employees of OptiCare or OptiCare P.C., must offer their stock to the respective entity upon voluntary termination or termination for cause, as defined in the agreement.

During 1996, Blue Cross and Blue Shield of Connecticut, Inc. exercised a warrant to purchase 20,494 shares of Class D common stock, par value $31.64 per share for a total price of $1,660,000.

On October 15, 1997, OptiCare underwent a recapitalization in connection with the stock purchase and warrant agreements described below. The new equity structure established three new classes of stock and canceled all of the preexisting classes.

Outstanding shares of Class A and C common stock were converted one for one to new Class B Convertible Preferred Stock, with the exception of 6,264 shares of Class A common stock and 16,312 shares of Class C common stock. Outstanding shares of Class B and D common stock, as well as the remaining 16,312 shares Class C common stock, were all converted one for one to New Class A Convertible Preferred Stock. Both Series A and B Preferred Shares are convertible into common stock based on a one for one basis. Additionally, all preferred shares shall be automatically converted into common stock in the event of an initial public offering meeting certain qualifications as defined in the Certificate of Incorporation.

Series A and B Preferred Shareholders are entitled to $93.68 per share plus any unpaid dividends upon voluntary or involuntary liquidation. Upon liquidation, Series A Preferred Shareholders shall be entitled to receive their liquidation value per share before Series B Preferred Shareholders receive any distributions. Additionally, Series B Preferred Shareholders shall be entitled to receive their liquidation value per share before the common stockholders receive any distributions in liquidation.

On October 15, 1997, OptiCare entered into a stock purchase agreement with a group of investors (the "New Investors") which provided for the sale of 64,048 shares of New Class A Preferred Stock for $6,000,000 in cash, less expenses of $215,862. Additionally, OptiCare entered into a warrant agreement which resulted in the issuance of warrants to the New Investors to purchase 48,669 shares of New Class B Preferred Stock and to existing investors to purchase 12,353 shares of New Class B Preferred Stock. These warrants are exercisable at a price of $93.68 per share of New Class B Preferred Stock and expire on October 15, 2002. No warrants were exercised during 1998 or 1997.

In November 1997, OptiCare repurchased the remaining 6,264 shares of Class A common stock from an employee shareholder for an aggregate price of $586,811.

On January 1, 1998 Opticare adopted the 1997 Stock Option Plan (the "Plan"), which permits the granting of options to employees of OptiCare and OptiCare P.C., which shall be either incentive stock options, as defined under Section 422 of the Internal Revenue code, or non-qualified options. The Company is

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

authorized to grant 48,814 options under the Plan, which expire in 2008. The options vest ratably over a four-year period. During 1998, 42,497 options were granted at an exercise price of $30. No options were exercised or canceled during 1998. The Company applies APB Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for stock options awarded under the Plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at grant dates consistent with the methodology prescribed under SFAS No.123, the Company's net loss for the year ended December 31, 1998 would have been increased by an immaterial amount.


10. INCOME TAXES

The tax effects of significant items comprising the net deferred tax assets (liabilities) as of December 31, 1998 and 1997 are as follows:

                                                      1998           1997
                                                   ----------   --------------
Current:
 Cash to accrual conversion ....................    $     --      $ (211,857)
 Managed care claims ...........................     320,279          31,231
 Vacation accrual ..............................     101,377         118,232
 Other .........................................      45,353          (4,366)
                                                    --------      ----------
Total net current assets (liabilities) .........    $467,009      $  (66,760)
                                                    ========      ==========
Noncurrent:
 Depreciation ..................................    $ 45,814      $  140,411
 Other .........................................      27,193          22,565
                                                    --------      ----------
Total net noncurrent assets ....................    $ 73,007      $  162,976
                                                    ========      ==========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax assets, the availability of federal income tax carrybacks and projected future taxable income. Based upon the level of historical taxable income in 1998, 1997 and 1996 and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that all of the deferred tax assets will be fully realized.

The provision (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996 consists of the following:


                                 1998            1997            1996
                            -------------   -------------   -------------
Current:
 Federal ................    $   78,923      $  336,054      $  265,711
 State ..................            --          96,270          92,631
                             ----------      ----------      ----------
 Total current ..........        78,923         432,324         358,342
                             ==========      ==========      ==========
Deferred:
 Federal ................      (339,100)       (221,324)       (144,090)
 State ..................      (104,700)        (78,400)        (56,000)
                             ----------      ----------      ----------
 Total deferred .........      (443,800)       (299,724)       (200,090)
                             ----------      ----------      ----------
 Total ..................    $ (364,877)     $  132,600      $  158,252
                             ==========      ==========      ==========

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

A reconcilation from the Federal income tax provision (benefit) at the statutory rate to the effective rate is as follows:


                                                             1998            1997          1996
                                                        --------------   -----------   -----------
Federal statutory rate ..............................     $ (294,870)     $ 156,167     $102,359
State income taxes, net of federal benefit ..........        (52,036)        32,589       22,850
Other ...............................................        (17,971)       (56,156)      33,043
                                                          ----------      ---------     --------
                                                          $ (364,877)     $ 132,600     $158,252
                                                          ==========      =========     ========


11. RETIREMENT PLAN

The Company provides a defined contribution 401(k) savings plan (the "Plan"), in which all full-time employees of the Company with at least one year of service are eligible to participate. Eligible employees may contribute between 1% to 25% of their salary to the Plan subject to IRS limitations. The Company provides a matching contribution of 25% of the employee contributions, whereby only the first 3% of employee salaries are matched. The Company's contribution to the Plan was $70,916, $55,909 and $40,077 for the years ended December 31, 1998, 1997 and 1996, respectively.

12. RELATED PARTY TRANSACTIONS

The Company has advanced funds to shareholders and employees which are repayable under various arrangements. All advances are unsecured. Interest income under these agreements was not significant during the years ended December 31, 1998, 1997 and 1996.

In addition, the Company leases various facilities from several of its shareholders and entities owned by several of its shareholders. Payments under such leases approximated $1,528,000, $1,259,000 and $1,124,000 during the year ended December 31, 1998, 1997 and 1996, respectively.

OptiCare, Inc. has guaranteed an obligation of O.C. Realty Associates, a related party. The amount of such indebtedness at December 31, 1998, 1997 and 1996 was $221,853, $233,814 and $244,706, respectively, and is secured by the assets of O.C. Realty Associates.

In connection with the stock purchase agreement, the Company also entered into a consulting agreement with one of the New Investors. Under the terms of this agreement this individual will provide management consulting services for a period of 36 months beginning October 15, 1997.

The Company, in its normal course of business, has entered into various arm's length managed care, ambulatory surgery center, and provider agreements with its health care investors. Total net revenue earned from these related parties was $7,552,152, $3,129,602, and $2,843,300 for the years ended December 31,
1998, 1997 and 1996, respectively.

13. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

Medicare represented 25%, 29%, and 28% of total net revenue for the years ended December 31, 1998, 1997 and 1996, respectively and 13% and 16% of accounts receivable at December 31, 1998 and 1997, respectively. In addition, one other customer/shareholder represented approximately 20%, 11% and 12% of total net revenue during 1998 , 1997 and 1996, respectively and 29% and 22% of accounts receivable at December 31, 1998 and 1997, respectively.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


14. CONTINGENCIES

In connection with the purchase of a practice in 1998, the Company agreed to pay, as additional consideration for the acquisition of the assets, a contingent payment based upon the profitability of the practice for the twelve month period beginning November 1, 1998. The contingent payment, not to exceed $320,000, is due in quarterly installments beginning on January 1, 2000 through October 1, 2003 at an interest rate of 7%. Any such contingent payments will be recorded, when earned, as goodwill as additional purchase price consideration.

The Company is involved in litigation in the normal course of business. The Company is vigorously defending its position and, based on discussions with outside counsel, believes it will prevail with respect to any outstanding litigation. Therefore, no provision for loss has been recorded.




                                     ******

                                  APPENDICES

Appendix A --  Agreement and Plan of Merger

Appendix B --  Form of Irrevocable Proxy to Vote Stock of Vision Twenty-One,
                 Inc.

Appendix C --  Form of Irrevocable Proxy to Vote Stock of OptiCare Health
                 Systems, Inc.

Appendix D --  Legg Mason Fairness Opinion

Appendix E --  PaineWebber Fairness Opinion

                                                                      APPENDIX A



                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      AMONG
                            VISION TWENTY-ONE, INC.,

                              OC ACQUISITION CORP.

                                       AND

                          OPTICARE HEALTH SYSTEMS, INC.





                          DATED AS OF FEBRUARY 10, 2000

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             -----
ARTICLE I
    DEFINITIONS ..........................................................................   A-1
    SECTION 1.01 Certain Defined Terms ...................................................   A-1
ARTICLE II
    THE MERGER ...........................................................................   A-6
    SECTION 2.01 The Merger ..............................................................   A-6
    SECTION 2.02 Closing .................................................................   A-6
    SECTION 2.03 Effective Time ..........................................................   A-6
    SECTION 2.04 Effect of the Merger ....................................................   A-7
    SECTION 2.05 Articles of Incorporation; Bylaws; Directors and Officers of Surviving
      Corporation ........................................................................   A-7
ARTICLE III
    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES ...................................   A-7
    SECTION 3.01 Conversion of Shares ....................................................   A-7
    SECTION 3.02 Exchange of Shares Other than Treasury Shares ...........................   A-8
    SECTION 3.03 Stock Transfer Books ....................................................   A-10
    SECTION 3.04 No Fractional Share Certificates ........................................   A-10
    SECTION 3.05 Options to Purchase Company Common Stock ................................   A-10
    SECTION 3.06 Unvested Stock ..........................................................   A-11
    SECTION 3.07 Certain Adjustments .....................................................   A-12
ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF COMPANY ............................................   A-12
    SECTION 4.01 Organization and Qualification; Subsidiaries ............................   A-12
    SECTION 4.02 Articles of Incorporation and Bylaws ....................................   A-13
    SECTION 4.03 Capitalization ..........................................................   A-13
    SECTION 4.04 Authority Relative to This Agreement ....................................   A-14
    SECTION 4.05 No Conflict; Required Filings and Consents ..............................   A-14
    SECTION 4.06 Permits; Compliance with Laws ...........................................   A-15
    SECTION 4.07 SEC Filings; Financial Statements .......................................   A-15
    SECTION 4.08 Absence of Certain Changes or Events ....................................   A-16
    SECTION 4.09 Employee Benefit Plans; Labor Matters ...................................   A-16
    SECTION 4.10 Certain Tax Matters .....................................................   A-19
    SECTION 4.11 Contracts ...............................................................   A-19
    SECTION 4.12 Litigation ..............................................................   A-20
    SECTION 4.13 Environmental Matters ...................................................   A-20
    SECTION 4.14 Intellectual Property ...................................................   A-20
    SECTION 4.15 Taxes ...................................................................   A-21
    SECTION 4.16 Insurance ...............................................................   A-22
    SECTION 4.17 Properties ..............................................................   A-23
    SECTION 4.18 Affiliates ..............................................................   A-23
    SECTION 4.19 Opinion of Financial Advisor ............................................   A-23
    SECTION 4.20 Brokers .................................................................   A-23
    SECTION 4.21 Florida Business Corporation Law ........................................   A-23
    SECTION 4.22 Business Activity Restriction ...........................................   A-24
    SECTION 4.23 Governmental Authorizations .............................................   A-24
    SECTION 4.24 Gifts, Political Contributions, Unrecorded Funds ........................   A-24
    SECTION 4.25 No Dissenters' Rights ...................................................   A-24
    SECTION 4.26 Board Recommendation ....................................................   A-25

                                                                                 PAGE
                                                                                -----
ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF PARENT ................................   A-25
    SECTION 5.01 Organization and Qualification; Subsidiaries ...............   A-25
    SECTION 5.02 Certificate of Incorporation and Bylaws ....................   A-25
    SECTION 5.03 Capitalization .............................................   A-25
    SECTION 5.04 Authority Relative to This Agreement .......................   A-26
    SECTION 5.05 No Conflict; Required Filings and Consents .................   A-26
    SECTION 5.06 Permits; Compliance with Laws ..............................   A-27
    SECTION 5.07 SEC Filings; Financial Statements ..........................   A-27
    SECTION 5.08 Absence of Certain Changes or Events .......................   A-28
    SECTION 5.09 Employee Benefit Plans; Labor Matters ......................   A-28
    SECTION 5.10 Certain Tax Matters ........................................   A-29
    SECTION 5.11 Contracts ..................................................   A-30
    SECTION 5.12 Litigation .................................................   A-31
    SECTION 5.13 Environmental Matters ......................................   A-31
    SECTION 5.14 Insurance ..................................................   A-31
    SECTION 5.15 Properties .................................................   A-31
    SECTION 5.16 Opinion of Financial Advisor ...............................   A-31
    SECTION 5.17 Brokers ....................................................   A-32
    SECTION 5.18 No Interested Shareholders .................................   A-32
    SECTION 5.19 Governmental Authorizations ................................   A-32
    SECTION 5.20 Intellectual Property. .....................................   A-32
ARTICLE VI
    COVENANTS ...............................................................   A-33
    SECTION 6.01 Conduct of Business by Company Pending the Closing .........   A-33
    SECTION 6.02 Notices of Certain Events ..................................   A-35
    SECTION 6.03 Access to Information; Confidentiality .....................   A-35
    SECTION 6.04 No Solicitation of Transactions ............................   A-35
    SECTION 6.05 Tax-Free Transaction .......................................   A-37
    SECTION 6.06 Control of Operations ......................................   A-37
    SECTION 6.07 Further Action; Consents; Filings ..........................   A-37
    SECTION 6.08 Additional Reports .........................................   A-37
    SECTION 6.09 Conduct of Business by Parent ..............................   A-38
    SECTION 6.10 Post Merger Directors and Officers .........................   A-39
    SECTION 6.11 Bank Restructuring .........................................   A-39
    SECTION 6.12 Disposition of Practices ...................................   A-39
    SECTION 6.13 Financing Commitments ......................................   A-40
    SECTION 6.14 Standstill Agreement .......................................   A-40
    SECTION 6.15 Voting .....................................................   A-40
    SECTION 6.16 Waiver .....................................................   A-40
ARTICLE VII
    ADDITIONAL AGREEMENTS ...................................................   A-40
    SECTION 7.01 Registration Statement; Joint Proxy Statement ..............   A-40
    SECTION 7.02 Stockholders' Meetings .....................................   A-42
    SECTION 7.03 Affiliates .................................................   A-42
    SECTION 7.04 Directors' and Officers' Indemnification and Insurance .....   A-42
    SECTION 7.05 No Shelf Registration ......................................   A-43
    SECTION 7.06 Public Announcements .......................................   A-43
    SECTION 7.07 AMEX Listing ...............................................   A-43
    SECTION 7.08 Blue Sky ...................................................   A-44
    SECTION 7.09 Acquisition of Company Capital Stock .......................   A-44

                                                                                      PAGE
                                                                                     -----
ARTICLE VIII
    CONDITIONS TO THE MERGER .....................................................   A-44
    SECTION 8.01 Conditions to the Obligations of Each Party to Consummate the
      Merger .....................................................................   A-44
    SECTION 8.02 Conditions to the Obligations of Company ........................   A-45
    SECTION 8.03 Conditions to the Obligations of Parent .........................   A-45
ARTICLE IX
    TERMINATION, AMENDMENT AND WAIVER ............................................   A-46
    SECTION 9.01 Termination .....................................................   A-46
    SECTION 9.02 Effect of Termination ...........................................   A-47
    SECTION 9.03 Amendment .......................................................   A-48
    SECTION 9.04 Waiver ..........................................................   A-48
    SECTION 9.05 Termination Fee; Expenses .......................................   A-48
ARTICLE X
    GENERAL PROVISIONS ...........................................................   A-50
    SECTION 10.01 Non-Survival of Representations and Warranties .................   A-50
    SECTION 10.02 Notices ........................................................   A-50
    SECTION 10.03 Severability ...................................................   A-50
    SECTION 10.04 Assignment; Binding Effect; Benefit ............................   A-51
    SECTION 10.05 Incorporation of Exhibits ......................................   A-51
    SECTION 10.06 Governing Law ..................................................   A-51
    SECTION 10.07 Waiver of Jury Trial ...........................................   A-51
    SECTION 10.08 Headings; Interpretation .......................................   A-51
    SECTION 10.09 Counterparts ...................................................   A-52
    SECTION 10.10 Entire Agreement ...............................................   A-52

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 10, 2000 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), among OPTICARE HEALTH SYSTEMS, INC., a Delaware corporation ("Parent"), VISION TWENTY-ONE, INC., a Florida corporation ("Company"), and OC ACQUISITION CORP., a Florida corporation and a direct wholly owned subsidiary of Parent ("Merger Sub").

                             W I T N E S S E T H:

     WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into Company (the "Merger") and have approved and adopted this Agreement;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of Company have granted an irrevocable proxy (referred to herein as the "Company Stockholder Agreement") in the form attached hereto as Annex A;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Company to enter into this Agreement, certain stockholders of Parent have granted an irrevocable proxy (referred to herein as the "Parent Stockholder Agreement") in the form attached hereto as Annex B;

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act, as amended (the "FBCA"), Parent will acquire all of the common stock of Company through the merger of Merger Sub with and into Company; and

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.01 Certain Defined Terms

     Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

     "Adjusted Financial Statements" shall mean the Company's month-ending balance sheet and statements of income and changes in stockholders' equity as of the latest practicable date no earlier than forty-five (45) days prior to the Exchange Ratio Adjustment Date (defined below), which financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the financial statements are subject to normal and recurring year-end adjustments and lack footnotes and other presentation items. The "Exchange Ratio Adjustment Date" shall be the fifth Business Day prior to the effective date of the Registration Statement or such later date prior to the mailing of the Joint Proxy Statement as the parties may mutually agree.

     "Affiliate" shall mean, with respect to any person, any other person that controls, is controlled by or is under common control with the first person.

     "Amex" shall mean the American Stock Exchange.

     "ASCI Debt" shall mean the amount of "Contingent Consideration" payable to American Surgicite Centers, Inc. pursuant to the Asset Purchase Agreement dated as of September 1, 1998 among the Company and American Surgicite Centers, Inc.

     "Bank Austria" shall mean Bank Austria Creditanstaldt Corporate Finance,
Inc.

     "Bank Austria Credit Agreement" shall mean the Amended and Restated Loan and Security Agreement dated as of August 13, 1999 among the Parent, certain of the Parent Subsidiaries and the lenders named therein, and Bank Austria, as Agent.

     "Blue Sky Laws" shall mean state securities or "blue sky" laws.

     "Business Day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in New York.

     "Company Common Stock" shall mean the common stock, par value $.001 per share, of the Company.

     "Company Disclosure Schedule" shall mean the disclosure schedule delivered by Company to Parent prior to the execution of this Agreement and forming a part hereof.

     "Company Intellectual Property" shall mean all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, databases, technical documentation of such software programs ("Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that were material to Company's business or are currently used in Company's business in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Company or (iii) used by the Company.

     "Company Material Adverse Effect" shall mean any change in or effect on the business of Company and the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole, except to the extent that any such change in or effect results from (i) changes in general economic conditions or changes affecting the industry generally in which Company operates (provided that such changes do not affect Company in a materially disproportionate manner); (ii) changes in trading prices for the Company's common stock; (iii) disposition of Practices (as hereinafter defined), divestiture of Corporate Optometry and termination of managed care contracts as specifically identified on Schedule 4.08 of the Company Disclosure Schedule; (iv) ongoing professional fees consistent with the level of professional fees incurred by the Company during the period from January 10, 2000 to February 9, 2000; (v) Special Charges that cause an adjustment to the Exchange Ratio per Section 3.01 hereto; and (vi) the net writedown of certain assets associated with business operations which are being discontinued.

     "Company Stock Plans" shall mean the Company's 1996 and 1999 Stock Incentive Plans for employees and the Company's Stock Option Plan for Affiliated Professionals.

     "Competing Transaction" shall mean any of the following involving Company (other than the Merger):

         (i) any merger, consolidation, share exchange, business combination or other similar transaction;

         (ii) any sale, exchange, transfer or other disposition of 33% or more of the assets of the Company and/or its subsidiaries, taken as a whole, in a single transaction or series of transactions, including, but not limited to, the assets or stock relating to MEC Healthcare Inc. ("MEC") or the Company's laser vision division;

         (iii) any tender offer or exchange offer for 33% or more of the outstanding voting securities of the Company or the filing of a registration statement under the Securities Act in connection therewith;

         (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 33% or more of the outstanding voting securities of the Company other than in connection with a Financing Transaction (as defined below);

         (v) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 49% or more of the outstanding voting securities of the Company from the Company or any of the Company's Affiliates in connection with a transaction (a "Financing Transaction") with the purpose of the Company obtaining bonafide financing without the investor making such financing with the intent of exercising control over the Company and/or management of the Company other than as may be typical of a lender in a commercial financing transaction;

     "Confidentiality Agreement" shall mean the confidentiality agreement, dated November 24, 1999, between Parent and Company.

     "Corporate Optometry" shall mean an optometric practice owned or managed by the Company as set forth on Section 6.12 of the Company Disclosure Schedule.


     "$" shall mean United States Dollars.

     "DGCL" shall mean the Delaware General Corporation Law, as amended.

     "Earn-out Agreement" shall mean any merger, purchase, sale or other business combination agreement between the Company and one or more third parties pursuant to which the Company is obligated to pay cash or issue shares of its capital stock subsequent to the date hereof as more specifically set forth on Attachment 4 to Schedule 4.03 of the Company Disclosure Schedule.

     "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

     "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Existing Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of July 1, 1998 among the Company, the banks party thereto and Bank of Montreal, as Agent, as amended.

     "Expenses" shall mean, with respect to any party hereto, all documented out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) and internal costs at commercially reasonable rates incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable statute and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

     "Governmental Entity" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

     "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

     "IRS" shall mean the United States Internal Revenue Service.

     "Intangible Assets" shall have the conventional accounting meaning in compliance with GAAP.

     "Knowledge" an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of or should reasonably be aware of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Law" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

     "Long-Term Indebtedness and Equivalents" shall mean, as reflected in the Adjusted Financial Statements, the aggregate of (i) all of the Company's long-term obligations, indebtedness or other liabilities of any kind or nature, fixed or contingent, which in accordance with GAAP would be classified as a long-term liability on the consolidated balance sheet of the Company and the Company Subsidiaries, including, but not limited to obligations under capital leases and deferred rent payables, (ii) the Purchase Adjustment Debt and (iii) Special Charges, but excluding deferred tax liabilities.

     "Merger" shall have the meaning ascribed to such term in the first Whereas clause of this Agreement.

     "NNM", shall mean the NASDAQ National Market.

     "Net Debt Equivalents" or "NDE" shall mean, as reflected in the Adjusted Financial Statements, all of the Company's Long-Term Indebtedness and Equivalents less the Company's cash, including any cash equivalents or marketable securities and as otherwise having the conventional meaning in compliance with GAAP.

     "Net Worth" shall mean, as reflected in the Adjusted Financial Statements, total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Company and the Company's Subsidiaries prepared on a consolidated basis in accordance with GAAP.

     "Ophthalmologist/Optometrist Employee" shall mean a licensed ophthalmologist or optometrist employed by the Company or the Company Subsidiaries or the Parent or the Parent Subsidiaries, as the case may be, or a professional corporation to which the Company or the Company Subsidiaries or the Parent or the Parent Subsidiaries as the case may be, provides services.

     "Ophthalmology and Optometry Practices" shall mean any ophthalmology and/or optometry practices owned or managed by the Company as set forth on
Section 6.12 of the Company Disclosure Schedule.

     "Parent Common Stock" shall mean the common stock, par value $.001 per share, of the Parent.

     "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to Company prior to the execution of this Agreement and forming a part hereof.

     "Parent Material Adverse Effect" shall mean any change in or effect on the business of Parent and the Parent Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, except to the extent that any such change in or effect results from (i) changes in general economic conditions or changes affecting the industry generally in which Parent operates (provided that such changes do not affect Parent in a materially disproportionate manner) and (ii) any changes in the trading price of Parent Common Stock.

     "Parent Stock Plans" shall mean Parent's Performance Stock Program and the Employee Stock Purchase Plan.

     "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

     "Purchase Adjustment Debt" shall mean the amount which is claimed by Eye Care Centers of America, Inc. to be owed to it through purchase price adjustments and indemnities pursuant to the terms of the Asset Purchase Agreement dated July 7, 1999 among the Company and Eye Care Centers of America, Inc.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Special Charges" shall mean, as reflected in the balance sheet of the Adjusted Financial Statements, the aggregate liability of: any one time charges and accruals (extraordinary or otherwise) relating to matters outside of the ordinary course of business, including but not limited to, layoffs and severance (including those individuals appropriately identified on Company Disclosure Schedule 4.09), one time lease shutdowns, restructuring charges, the net writedown of certain assets associated with business operations which are being discontinued, the maximum amount of cash payable by the Company, or the Parent after the Effective Time, as the case may be, which is reasonably likely to be paid pursuant to the ASCI Debt and the Earn-out Agreements as of the Exchange Ratio Adjustment

Date, the Additional Premium Amount or the Excess Projected Cumulative Amount (as defined in Section 7.04 (d)), as the case may be, and any accrued and unpaid expenses incurred by the Company in connection with obtaining or attempting to obtain such third party consent as agreed upon by the Parent and the Company.

     "Subsidiary" shall mean, with respect to any person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Tangible Net Worth" or "TNW" shall mean, as reflected in the Adjusted Financial Statements, the Company's Net Worth less Intangible Assets.

     "Tax" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any person.

     "Tax Return" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

                                  ARTICLE II
                                  THE MERGER

     SECTION 2.01 The Merger

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation").

     SECTION 2.02 Closing

     Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three Business Days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, unless another date, time or place is mutually agreed to by Parent and Company.

     SECTION 2.03 Effective Time

     At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing the articles of merger (the "Certificate of Merger") with the Department of State of the State of Florida in such form as required by, and executed in accordance with the relevant provisions of, the FBCA (the date and time of such filing, or such later date and time as may be set forth therein, being the "Effective Time").

     SECTION 2.04 Effect of the Merger

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Company as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Company as the Surviving Corporation.

     SECTION 2.05 Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation

     Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

         (a) the Articles of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Article of Incorporation or Bylaws; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of
     the corporation is "     " and the bylaws shall be amended to reflect such
     name change;

         (b) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

         (c) the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.


                                  ARTICLE III
              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 3.01 Conversion of Shares

         (a) At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

         (i) each share of Common Stock, $.001 par value, of Company ("Company Common Stock") issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Company and those owned by any wholly owned subsidiary of Company) and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for the right to receive 0.402 shares (the "Exchange Ratio") of common stock, $.001 par value, of Parent ("Parent Common Stock");

         (ii) each share of Company Common Stock held in the treasury of Company or owned by any wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto; and

         (iii) each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) notwithstanding anything to the contrary above, the Exchange Ratio shall be adjusted and recalculated as of the Exchange Ratio Adjustment Date in accordance with the following formula:


Exchange Ratio =   6,000,000 - (.25 (NDE - $54 Million)) +
                      (.125 (TNW - ($56) Million))
                   ----------------------------------------
                                   X
where X represents the number of outstanding shares of Company Common Stock as of the Exchange Ratio Adjustment Date.

     (c) The Exchange Ratio shall be adjusted downward to account for the maximum amount of shares of Company Common Stock, or Parent Common Stock after the Effective Time, as the case may be, which are reasonably expected to be issued pursuant to the Earn-out Agreements as of the Exchange Ratio Adjustment Date, as mutually agreed upon by the Parent and the Company (the "Earn-out Stock Amount").

     (d) The Adjusted Financial Statements and/or the Earn-out Stock Amount shall be reasonably satisfactory to Parent. Upon receipt by Parent of the Adjusted Financial Statements and/or the Earn-out Stock Amount from the Company, Parent shall accept or reject the Adjusted Financial Statements and/or the Earn-out Stock Amount by written notice to the Company within three (3) Business Days thereafter; failure to reject the Adjusted Financial Statements and/or Earn-out Stock Amount, as applicable, within such period shall be deemed conclusive acceptance of the Adjusted Financial Statements and/or the Earn-out Stock Amount, as applicable. If Parent disputes the Adjusted Financial Statements and/or the Earn-out Stock Amount, the parties will attempt to resolve their differences jointly and the Company shall provide Parent reasonable access to its appropriate records, including but not limited to, its work papers, but if no resolution is reached within three (3) Business Days, then the parties agree to submit the disputed items to an independent "Big 6" accounting firm as may be mutually agreed upon by the respective accounting firms of Parent and the Company, for determination within ten (10) Business Days, which determination shall be conclusive for the purposes of this Agreement. The cost of such mutually agreed accounting firm's determination shall be borne equally by the Company and Parent.

     SECTION 3.02 Exchange of Shares Other than Treasury Shares

     (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with a bank or trust company to act as exchange agent for the Merger (the "Exchange Agent") as may be designated by Parent.

     (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holder of Company Common Stock: (i) Certificates of Parent Common Stock ("Parent Certificates") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time; (ii) sufficient funds to permit payment in lieu of fractional shares pursuant to
Section 3.04 and (iii) any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 3.07.

     (c) Exchange Procedures. The Exchange Agent shall mail to each holder of record of certificates of Company Common Stock ("Company Certificates"), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 3.04) promptly after the Effective Time (and in any event no later than three Business Days after the later to occur of the Effective Time and receipt by Parent of a complete list from the Company of the names and addresses of its holders of record): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for Parent Certificates (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.04, and the

Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 3.04. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

     (d) Lost, Stolen or Destroyed Company Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, a Parent Certificate representing such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to this
Article III; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

     (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(e)) with respect to such shares of Parent Common Stock.

     (f) Transfer of Ownership. If any Parent Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (g) Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 3.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

     (h) No Liability. Notwithstanding anything to the contrary in this Section 3.02, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (i) Expenses of Exchange Agent. Parent shall pay all charges and expenses of the Exchange Agent incurred solely in connection with the transactions contemplated by this Agreement, to the extent of $8,500, with any and all charges and expenses above such amount being borne by the Company.

     SECTION 3.03 Stock Transfer Books

     (a) At the Effective Time, the stock transfer books of Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section
3.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 3.02(e) hereof, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in Section 3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     (b) Notwithstanding anything to the contrary herein, certificates surrendered for exchange by any person constituting an affiliate of Company shall not be exchanged until Parent shall have received from such person an affiliate letter as provided in Section 7.03.

     SECTION 3.04 No Fractional Share Certificates

     No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the closing price for a share of Parent Common Stock on the American Stock Exchange (the "AMEX") on the last Business Day prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding Taxes, to such holders of Company Common Stock, subject to and in accordance with the terms of Section 3.02 hereof.

     SECTION 3.05 Options to Purchase Company Common Stock

     (a) At or prior to the Effective Time, each of Company and Parent shall take all action necessary to cause as of the Effective Time the assumption by Parent of, or the reissuance by Parent of substitutes for, all of the following which remain outstanding as of the Effective Time: (i) the options to purchase Company Common Stock listed in the Company Disclosure Schedule, whether vested or unvested, and issued under Company's Stock Plans; (ii) options to purchase Company Common Stock listed in the Company Disclosure Schedule pursuant to option agreements outside of the Company's Stock Plans; and (iii) the warrants to purchase Company Stock listed in the Company Disclosure Schedule and issued pursuant to warrant agreements, (collectively, the "Outstanding Options and Warrants," and each an "Outstanding Option" or an "Outstanding Warrant"). To the fullest extent permitted under applicable law and the applicable stock option agreements, the Company Stock Plans and the warrant agreements, each of the Outstanding Options and Outstanding Warrants shall be exchanged or substituted without any action on the part of the holder thereof into an option or warrant to purchase shares of Company Common Stock as of the Effective Time. The number of shares of Parent Common Stock that the holder of an assumed or substituted Outstanding Option or Outstanding Warrant shall be entitled to receive upon the exercise of such option or warrant shall be the same number of shares of Company Common Stock as the holder of such Outstanding Option or Outstanding Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time. The price per share of Parent Common Stock after the Effective Time shall be equal to (x) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Outstanding

Option or Outstanding Warrant divided by (y) the Exchange Ratio. Other than as set forth in the Outstanding Options and Warrants or as contemplated by this Agreement, the assumption and substitution of options and warrants as provided herein shall not give the holders of such options and warrants additional benefits or additional vesting rights which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their options and warrants or the shares obtainable upon exercise of their options and warrants. Only whole shares of Company Common Stock shall be issued upon exercise of any Outstanding Option or Outstanding Warrant, and no certificates or scrip representing fractional shares of Company Common Stock and no cash in lieu of fractional shares shall be issued upon such exercise. All fractional shares of Company Common Stock which a holder of any Outstanding Option or Outstanding Warrant would otherwise be entitled to receive upon exercise thereof shall be aggregated at the time of such exercise. If a fractional share results from such aggregation, in lieu thereof such fraction shall be rounded up to one whole share of Company Common Stock if it is one-half or larger and shall be rounded down to zero and canceled without any payment or distribution with respect thereto if it is less than one-half. Prior to the Effective Time, Company and Parent shall take such additional actions, if any, as are necessary under applicable law and the applicable agreements and the Company Stock Plans to assure that each Outstanding Option and Outstanding Warrant shall, from and after the Effective Time, represent only the right to purchase, upon exercise, whole shares of Company Common Stock. Prior to the Effective Time, the Board of Directors of the Company shall make the determination that neither the Merger nor any of the other transactions contemplated by this Agreement shall be deemed a "Change in Control" for purposes of each of the employment agreements entered into by the Company other than the employment agreements set forth on Section 3.05 of the Company Disclosure Schedule.

     Except as otherwise specifically identified in Section 3.05 of the Company Disclosure Schedule, the assumption of the Outstanding Options and Warrants in the Merger and their conversion into options and warrants for Parent Common Stock will not result in any accelerated vesting of those options or warrants or the shares purchasable thereunder and the vesting schedule in effect for such Outstanding Options and Warrants immediately prior to the Effective Time shall remain in full force after the assumption thereof by Parent.

     It is the Parent's intention to roll such converted Outstanding Options into options to purchase Parent Common Stock, as described above, pursuant to either the Parent's Performance Stock Program or, at Parent's discretion or in the event that Parent is unable to roll such converted options into the Performance Stock Program, then Parent will assume the Company Stock Plans. Upon such conversion, any options granted under the Performance Stock Program to the former holders of Outstanding Options pursuant to the Company Stock Plans shall, except to the extent provided above, in all respects be subject to the terms, provisions and conditions of the Performance Stock Program and the standard form of stock option agreement relating to such Performance Stock Program except where the terms of the Performance Stock Program are contrary to the rights of an option holder, whereupon in such instance the option holder will retain his or her rights to such contrary terms; and provided further, that such holders shall be deemed to have been granted such options as of the date the original options were granted under the Company Stock Plans.

     (b) As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 or a successor form, under the Securities Act with respect to the shares of Parent Common Stock subject to the Outstanding Options, to the extent that Form S-8 or successor form, is available to register the Outstanding Options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Outstanding Options remain outstanding.

     SECTION 3.06 Unvested Stock

     At the Effective Time, any unvested shares of Company Common Stock, including, but not limited to, any restricted stock, awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted into unvested shares of Parent Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time. All outstanding rights which Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio.

     SECTION 3.07 Certain Adjustments

     If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or the number of shares of Company Common Stock on a fully diluted basis is in excess of that specified in Section 4.03 and disclosed in Section 4.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock or a correction to such Sections), then the Exchange Ratio established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to each of Parent, on the one hand, and the holders of Company Common Stock in the aggregate, on the other hand, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.


                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article IV or to otherwise be clearly applicable to the representations hereof not specifically referenced, that (it being understood that for purposes of this Article IV, unless the context otherwise requires, the term Company shall be deemed to include all of the Company's Subsidiaries:

     SECTION 4.01 Organization and Qualification; Subsidiaries

     (a) Company and each directly and indirectly owned subsidiary of Company (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Section 4.01 of the Company Disclosure Schedule, Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Section 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity.

     SECTION 4.02 Articles of Incorporation and Bylaws

     The copies of Company's articles of incorporation and bylaws, as amended to date, previously provided to Parent by Company are true, complete and correct copies thereof. Such articles of incorporation and bylaws are in full force and effect. Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     SECTION 4.03 Capitalization

     (a) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock ("Company Preferred Stock"). As of the date hereof, (i) 14,939,407 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of Company, (iii) no shares of Company Common Stock are held by Company Subsidiaries, (iv) 2,400,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company Stock Plans or pursuant to option agreements outside of the Company Stock Plans (collectively, the "Company Stock Options"), of which, as of December 31, 1999, 921,977 and 1,035,146 shares of Company Common Stock were reserved for future issuance pursuant to unvested, outstanding and vested, outstanding, unexercised Company Stock Options, respectively, and (v) no shares of Company Preferred Stock are outstanding. The name of each holder of a Company Stock Option or a warrant, the grant date of each Company Stock Option and warrant, and the number of shares of Company Common Stock for which each Company Stock Option or warrant, as the case may be, is exercisable and the exercise price of each Company Stock Option or warrant, as the case may be, and the Company Stock Plans or other agreement that such Company Stock Options or warrants are issuable under, are set forth in Section 4.03 of the Company Disclosure Schedule. Except for (i) shares of Company Common Stock issuable pursuant Company Stock Plans, and (ii) shares issuable as specifically listed and indicated on Schedule 4.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03 of the Company's Disclosure Schedule, there are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Except as set forth in Section 4.03 of the Company's Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Company or any Company Subsidiary to provide funds to, guarantee indebtedness of, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, except as set forth in Section 4.03 of the Company Disclosure Schedule.

     (b) Schedule 4.03 correctly and completely sets forth each agreement or obligation of the Company and/or any Company Subsidiary to issue additional shares of Company Common Stock after the date hereof if certain conditions are fulfilled, and correctly and completely sets forth the maximum number of shares of Company Common Stock issuable with respect to each business combination or otherwise listed in Schedule 4.03 of the Company Disclosure Schedule and any registration rights related to such shares. Such shares are hereinafter called "Earn-out Company Shares."

     (c) Provided that the Merger becomes effective, the terms of each such business combination require each person entitled to receive Earn-out Shares to accept in lieu of Company Common Stock the number of shares of Parent Common Stock that would be issuable in the Merger if such Company Common Stock were outstanding immediately prior to the Effective time.

     (d) The terms of each such business combination require each person entitled to receive Earn-out Shares to accept Earn-out Shares which have not been registered under the Securities Act and further obligate such persons not to sell, transfer, pledge, hypothecate or otherwise create any interest in the Earn-out Shares without such registration or in a transaction except from the registration requirements of the Securities Act and applicable state securities laws.

     (e) The consummation of the Merger will not trigger any anti-dilution rights or price adjustment in connection with any Outstanding Options and/or Warrants.

     SECTION 4.04 Authority Relative to This Agreement

     Company has all necessary corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 7.01), and the filing and recordation of the Certificate of Merger as required by the FBCA). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of Company, enforceable against Company in accordance with their terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

     SECTION 4.05 No Conflict; Required Filings and Consents

     (a) Except as set forth in Section 4.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and thereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all filings and notifications described in Section 4.05(b) have been made and, to the extent applicable approved, conflict with, violate, or constitute a default in respect of any Governmental Authorization or Law applicable to Company or any Company Subsidiary or by which any material property or material asset of Company or any Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit (as defined below), franchise or other instrument or obligation.

     (b) Except as set forth in Section 4.05 of the Company's Disclosure Schedule, the execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, require any material consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, state takeover laws, the premerger notification requirements of the HSR Act, and the filing and recordation of the Certificate of Merger as required by the FBCA.

     SECTION 4.06 Permits; Compliance with Laws

     (a) Except as set forth in Section 4.06 of the Company Disclosure Schedule, Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for Company or any Company Subsidiary to own, lease and operate its properties or to offer or perform its services or to develop, produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the "Company Permits"), except for Company Permits which could not reasonably be expected to have a Company Material Adverse Effect, and, as of the date of this Agreement, none of the Company Permits has been suspended or canceled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened.

     (b) Neither Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except for conflicts, defaults or violations which could not reasonably be expected to have a Company Material Adverse Effect. Section 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary or to the Company's knowledge, without any independent investigation, pending or threatened against any Ophthalmologist/Optometrist Employee, that could reasonably be expected to result in the suspension or cancellation of any other material Company Permit. Since January 1, 1998, neither Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

     SECTION 4.07 SEC Filings; Financial Statements

     (a) Except as disclosed in Section 4.07 of the Company Disclosure Schedule, Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since November 1, 1996 (collectively, together with any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the "Company Reports") and (B) with any other Governmental Entities. Except as disclosed in
Section 4.07 of the Company Disclosure Schedule, each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, in substantially all respects and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in Section 4.07 of the Company Disclosure Schedule, each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

     (b) Except as disclosed in Section 4.07 of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP (except as may be permitted by Form 10-Q under the Exchange Act) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

     (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Company and the Company Subsidiaries as reported in the Company Reports, including the notes thereto, none of Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998, and except as set forth in Section 4.07 of the Company Disclosure Schedule.

     SECTION 4.08 Absence of Certain Changes or Events

     Except as set forth in Section 4.08 of the Company Disclosure Schedules, since September 30, 1999, Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any material changes in or effect on the business, assets, liabilities, financial condition or results of operations of Company or the Company Subsidiaries, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the Merger by Company, (iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company's securities,
(v) except for changes in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Company or any Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, or the issuances of options under the Company Stock Plans, (vii) any amendment to the Company's certificate of incorporation or bylaws, (viii) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible except for liens for Taxes not yet delinquent, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, or (xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice.

     SECTION 4.09 Employee Benefit Plans; Labor Matters

     (a) The Company Disclosure Schedule lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program, policy, arrangement or contract providing for severance), whether currently in effect or pursuant to which the Company or any Company Subsidiary has any ongoing liability or obligation; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits) whether written or not ("Benefit Plans"), maintained, sponsored or contributed to or required to be contributed to by Company or any Company Subsidiary (the "Company Benefit Plans"). With respect to each Company Benefit Plan, Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Company

Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Company Benefit Plan and any pending request for such a determination letter. Neither Company nor any Company Subsidiary nor, to the knowledge of Company, any other person or entity, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company Subsidiary could be subject to any liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

     (c) Company on behalf of itself and each Company ERISA Affiliate (as defined below) hereby represents that: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or
Section 4975(e)(6) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received an opinion letter from the IRS that it is so exempt or application for same is pending that is timely filed with the IRS, and to Company's knowledge no fact or event has occurred that is reasonably likely to materially adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) to Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Plan that could result in liability to the Company or a Company Subsidiary and (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA)) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims).

     (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company, any Company Subsidiary nor any other trade or business (whether or not incorporated) that is under "common control" with Company or a Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA (a "Company ERISA Affiliate") has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company, any Company Subsidiary or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company Subsidiary of incurring or being subject

(whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

     (e) With respect to each Benefit Plan required to be set forth in the Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur,
(ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

     (f) Company has delivered to Parent true, complete and correct copies of
(i) all employment agreements with officers and all consulting agreements of Company and each Company Subsidiary, (ii) all severance plans, agreements, programs and policies of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions, and all such plans, agreements, programs, and policies are specifically identified as such on
Section 4.09 of the Company Disclosure Schedule. Except as set forth on Section
4.09 of the Company Disclosure Schedule, no payment or benefit which may be required to be made by Company or any Company Subsidiary or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute a parachute payment under Code Section 280(G)(1), and the consummation of the transactions contemplated by this Agreement will not, alone or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former employee or other service provider of Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), and the amount such severance benefit or any other payment is indicated in Section 4.04 of the Company Distribution Schedule except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

     (g) Neither Company nor any Company Subsidiary is a party to, or has any obligations under or with respect to, any collective bargaining or other labor union contract applicable to persons employed by Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary or any person or entity that may obligate the Company or any Company Subsidiary thereunder. As of the date of this Agreement, there is no labor dispute, strike, union organizing activity or work stoppage against Company or any Company Subsidiary pending or, to the knowledge of Company, threatened which may interfere with the respective business activities of Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of Company, none of Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Company Subsidiary, and there is no charge or complaint filed against Company or any Company Subsidiary by or with the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

     (h) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To Company's knowledge, Company and the Company ERISA Affiliates are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

     (i) Since November 1, 1998, neither the Company nor any Company Subsidiary has terminated any at-will employee other than pursuant to the forms of the notice attached hereto as Schedules

4.09(i)-1, 4.09(i)-2 or 4.09(i)-3. No single termination of at-will employees, nor any group of terminations, constitutes a violation of any federal or state law governing the closing of any plant or termination or winding-up of any business.

     SECTION 4.10 Certain Tax Matters

     Neither Company, nor to Company's knowledge, any of its affiliates, has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Company is not aware of any agreement or plan to which Company or any of its affiliates is a party or other circumstances relating to Company or any of its affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under Section 368 of the Code.

     SECTION 4.11 Contracts

     (a) Section 4.11 of the Company Disclosure Schedule sets forth a list of all material written and oral contracts or agreements relating to the Company or any Company Subsidiary, including without limitation any: (i) contract resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of One Hundred Thousand Dollars ($100,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount, other than contracts ("Customer Contracts") with health plans and providers, entered into by the Company's managed care business in the ordinary course of business, (ii) the twelve (12) largest Customer Contracts based upon revenues generated to the Company; (iii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than One Hundred Thousand Dollars ($100,000) in each instance; (iv) agreement which restricts the Company from engaging in any line of business or from competing with any other person; (v) warranties made with respect to products manufactured, packaged, distributed or sold or services provided by the Company; (vi) any agreement which terminates, or gives another party the right to terminate such agreement, upon the completion of the transaction contemplated by this Agreement; or (vii) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects of the Company (collectively, and together with all other agreements required to be disclosed on the Company Disclosure Schedule the "Company Material Contracts"). The Company has previously furnished to Parent true, complete and correct copies of all written agreements, as amended, required to be listed on Section 4.11 of the Company Disclosure Schedule.

     (b) The Company Material Contracts are each in full force and effect and are the valid and legally binding obligations of the Company and, to the best of Company's knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Except as set forth in Section 4.11 of the Company Disclosure Schedule, the Company has not received notice of its default under any of the Company Material Contracts and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Company thereunder. Except as set forth in the Company Disclosure Schedule, to the Company's knowledge, none of the other parties to any of the Company Material Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. Except as set forth in Section 4.11 of the Company Disclosure Schedule, the Company has not received notice of the pending or threatened cancellation, revocation or termination of any of the Company Material Contracts, nor are any of them aware of any facts or circumstances which could reasonably be expected to lead to any such cancellation, revocation or termination.

     (c) Except as otherwise indicated on Section 4.11 of the Company Disclosure Schedule, to the Company's knowledge, after due inquiry, the continuation, validity and effectiveness of the Company Material Contracts under the current terms thereof will in no way be affected by the consummation of the transactions contemplated by this Agreement.

     (d) Section 4.11 of the Company Disclosure Schedule specifically identifies a list of all contracts which contain any earn-out or contingency provision with respect to issuances of Company Common Stock and/or any cash payments by the Company or Company Subsidiaries.

     (e) Section 4.11 of the Company Disclosure Schedule identifies all agreements which restrict the Company from engaging in any line of business or from competing with any other person.

     SECTION 4.12 Litigation

     Except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary, and, to the knowledge of Company, there are no existing facts or circumstances that could reasonably be expected to result in a suit, claim, action, proceeding or investigation. Except as set forth in Section 4.12 of the Company Disclosure Schedule, Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Company and Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations. Except as set forth in
Section 4.12 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree.

     SECTION 4.13 Environmental Matters

     Company and the Company Subsidiaries are in compliance with all material applicable Environmental Laws and all Company Permits required by Environmental Laws. All past noncompliance of Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability. Neither Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company or any Company Subsidiary, in violation of any Environmental Law.

     SECTION 4.14 Intellectual Property

     (a) Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list of Company's and the Company's Subsidiaries patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, Internet domain names, Internet domain name applications, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Company to protect its interests in Company Intellectual Property, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of Company Intellectual Property within twelve (12) months of the Effective Time. All of Company's patents, patent applications, registered trademarks, and trademark applications, and registered copyrights remain in good standing with all fees and filings due as of the date hereof. The Company has previously provided Purchaser with a list of all other trademarks and service marks which are material to the Company's business.

     (b) Company has made all registrations that Company (including any of its subsidiaries) is required to have made in relation to the processing of data, and is in good standing with respect to such registrations with all fees due as of the Effective Time duly made.

     (c) Company Intellectual Property contains only those items and rights which are: (i) owned by Company; (ii) in the public domain; or (iii) rightfully used by Company pursuant to a valid and enforceable license or other agreement (the "Company Licensed Intellectual Property"), the parties, date, term and subject matter of each such license or other agreement (each, a "License Agreement") being set forth on Section 4.14(c) of the Company Disclosure Schedule. Company has all rights in Company Intellectual Property necessary to carry out Company's current activities and, to the knowledge of the Company, the Company's future activities to the extent such future activities are already planned, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to Company Licensed Intellectual Property, assign and sell, Company Intellectual Property.

     (d) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Company does not infringe on any patent, design right, trademark, trade name, service mark, trade dress, Internet domain name, copyright, database, statistical model, technology, invention, supplier list, trade secret, know-how, computer software program or application of any person, anywhere in the World. The Company has not received notice of any claims (i) challenging the validity, effectiveness or, other than with respect to Company Licensed Intellectual Property, ownership by Company of any Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Company or its agents or use by its customers infringes or will infringe on any intellectual property or other proprietary or personal right of any person. To the knowledge of Company, no such claims have been threatened by any person, nor are there any valid grounds for any bona fide claim of any such kind. All of the rights within Company Intellectual Property are enforceable and subsisting. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

     (e) Except as set forth in section 4.14 of the Company Disclosure Schedule, Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any material license, sublicense, agreement or instrument to which Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property.

     (f) Section 4.14(f) of the Company Disclosure Schedule contains a true and complete list of all software programs which are owned by the Company (the "Company Software Programs"). Except as set forth in section 4.14 of the Company Disclosure Schedule, Company owns full and unencumbered right and good, valid and marketable title to the Company Intellectual Property and the Company Software Programs which are material to the Company's business free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

     (g) Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company Software Programs (i) have been designed to ensure year 2000 compatibility, which includes, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate and will operate in accordance with their specifications prior to, during and after the calendar year 2000; and
(iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

     (h) Except as set forth in Section 4.14 of the Company Disclosure Schedule, Company Intellectual Property is free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind.

     (i) Except as set forth in the Company Disclosure Schedule, Company (including its subsidiaries) does not owe any royalties or other payments to third parties in respect of Company Intellectual Property. All royalties or other payments set forth in the Company Disclosure Schedule that have accrued prior to the Effective Time have been paid.

     SECTION 4.15 Taxes

     (a) Company and each of the Company Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any Company Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Company has provided adequate accruals in accordance with generally accepted accounting principles in its latest financial statements included in the Company Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Company and the Company Subsidiaries have no material liability for unpaid Taxes accruing after the date of the Company's latest financial statements included in the Company Reports.

     (b) There is (i) no material claim for Taxes that is a lien against the property of Company or any Company Subsidiary or is being asserted against Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company or any Company Subsidiary being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any Company Subsidiary and currently in effect, and (iv) no agreement, contract or arrangement to which Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code.

     (c) There has been no change in ownership of Company or any Company Subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the latest financial statements included in the Company Reports are properly computed and reflected.

     (d) Except as set forth in Section 4.15 of the Company Disclosure Schedule, Company and the Company Subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

     (e) Neither Company nor any Company Subsidiary has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any Company Subsidiary.

     (f) Neither Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement nor does Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement.

     (g) Neither Company nor any Company Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

     (h) Company and each Company Subsidiary has in its possession receipts for any Taxes paid to foreign Tax authorities. Neither Company nor any Company Subsidiary has ever been a "personal holding company" within the meaning of
Section 542 of the Code or a "United Sates real property holding corporation" within the meaning of Section 897 of the Code.

     SECTION 4.16 Insurance

     Company and each Company Subsidiary is presently insured, and during each of the past five calendar years has been insured, against such risks, as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company reasonably believes that the policies of fire, theft, liability, medical malpractice, director and officer, product liability and other insurance maintained with respect to the assets or businesses of Company and Company Subsidiaries provide adequate coverage against loss. Section 4.16 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of all insurance policies maintained by Company or the Company Subsidiaries, and Company has delivered to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Company and the Company Subsidiaries have complied in all material respects with the terms of such policies.

     SECTION 4.17 Properties

     (a) Company and the Company Subsidiaries have good title, free and clear of all material mortgages, liens, pledges, charges or other encumbrances to all their material (individually or in the aggregate) tangible properties and assets, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as being owned by Company and the Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

     (b) Neither the Company nor any Company Subsidiary is obligated as a lessee (which term as used herein includes sublessee and similar terms) under any lease for real property, other than Company leases related to the Practices (as defined in Section 6.12 hereof) and the leases set forth in Schedule 4.17 (the "Company Leases").

     SECTION 4.18 Affiliates

     Section 4.18 of the Company Disclosure Schedule sets forth the name of each person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act.

     SECTION 4.19 Opinion of Financial Advisor

     PaineWebber Incorporated ("PaineWebber") has delivered to the board of directors of Company its written opinion to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view (the "Paine Webber Fairness Opinion").

     SECTION 4.20 Brokers

     The Company has furnished to Parent or its counsel a true and complete copy of letter agreements (the "Engagement Letters") between the Company and its counsel and its financial advisor, such Engagement Letters being the only agreements pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder. Other than Paine Webber and as set forth in Section 4.20 of the Company Disclosure Schedule, no broker, financial advisor or investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     SECTION 4.21 Florida Business Corporation Law

     For purposes of Section 607.0902 of the Florida Business Corporation Law, the execution and delivery of this Agreement, the Stockholder Agreement and the Purchase of shares of Company Common Stock or other securities issued by the Company or by Parent and Merger Sub, including pursuant to the Stockholder Agreement referred to in the preambles of this Agreement, will not constitute a "control share acquisition" as defined in Section 607.0902(2) of the Florida Business Corporation Law. Assuming Parent's representation in Section 5.18 hereof is true, to Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, , the Stockholders Agreements or the transactions contemplated by this Agreement, and the Stockholders Agreements.

     SECTION 4.22 Business Activity Restriction

     Except as set forth in Section 4.21 of the Company Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any subsidiary of Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company. Except as set forth in Section 4.21 of the Company Disclosure Schedule, Company has not entered into any agreement under which Company is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

     SECTION 4.23 Governmental Authorizations

     The Company and, to the Company's Knowledge, without any independent investigation, each Ophthalmologist/Optometrist Employee, possesses all necessary licenses, franchises, permits and other governmental authorizations (collectively, "Governmental Authorizations"), including, but not limited to all licenses, franchises, permits and authorizations for the conduct of the Company's business as now conducted (except for those Governmental Authorizations the failure to possess individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect), all of which are listed (with expiration dates, if applicable) on Section 4.23 of the Company Disclosure. Except as set forth in Section 4.23 of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any licenses, franchises, permits or authorizations, except for defaults, breaches or violations which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. All licenses, franchises, permits and other authorizations are valid and in full force and effect, except for those licenses, franchises, permits and other Governmental Authorizations the failure to possess could not reasonably be expected to have a Company Material Adverse Effect. The Company and to the Company's Knowledge, without any independent investigation, each Ophthalmologist/Optometrist Employee is currently in compliance therewith, and the Company has not received any notice that any Governmental Entity is considering challenging, revoking, canceling, restricting, conditioning or not renewing any license, franchise, permit or other authorization, except for those licenses, franchises, permits and other Governmental Authorizations the failure of which to possess could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.23 of the Company Disclosure Schedule, the Governmental Authorizations listed in Section 4.23 of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such businesses and to permit it to own and use its assets in the manner in which it currently owns and uses such assets.

     SECTION 4.24 Gifts, Political Contributions, Unrecorded Funds

     Neither the Company nor, to the Company's Knowledge without independent investigation, any agent, Employee or independent contractor of the Company has, in connection with the business of the Company (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, official of any health plan, patient, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any Person where the services were not actually rendered or the expenses were not actually incurred.

     SECTION 4.25 No Dissenters' Rights

     The Company's Common Stock is designated as a national market system security within the meaning of Section 607.1302 of the FBCA. The Company's Articles of Incorporation or Bylaws do not provide the holders of any class or series of capital stock of the Company with dissenters' rights under Section
607.1302 of the FBCA or any other applicable law.

     SECTION 4.26 Board Recommendation

     The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) approved this Agreement, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the stockholders of the Company and (iii) resolved subject to its fiduciary duties under applicable law to recommend that the stockholders of the Company adopt this Agreement.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Company, subject to the exceptions specifically disclosed in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this
Article V or to otherwise be clearly applicable to the representations hereof not specifically referenced, that (it being understood that for purposes of this Article V, unless the context otherwise requires, the term Parent shall be deemed to include all of the Parent's Subsidiaries:

     SECTION 5.01 Organization and Qualification; Subsidiaries

     (a) Parent and each directly and indirectly owned subsidiary of Parent (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in
Section 5.01 of the Parent Disclosure Schedule, Parent and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Section 5.01 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary and (ii) an indication of whether each Parent Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 5.01 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole.

     SECTION 5.02 Certificate of Incorporation and Bylaws

     The copies of each of Parent's and Merger Subs, certificate of incorporation and bylaws previously provided to Company by Parent are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     SECTION 5.03 Capitalization

     (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock ("Parent Preferred Stock"). As of January 28, 2000 (which numbers are not materially different on the date hereof), (i) 12,543,556 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) no shares of Parent Common Stock are held by Parent Subsidiaries, (iv) approximately 2,007,976 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Parent Common Stock ("Parent Stock Options"), and (v) 418,803 shares of Parent Preferred Stock are outstanding. Except as set forth in Section 5.03 of the Parent Disclosure Schedule or shares of Parent

Common Stock issuable pursuant to the Parent Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     (b) The consummation of the Merger will not trigger any anti-dilution rights or price adjustment in connection with any options to purchase Parent Common Stock.

     SECTION 5.04 Authority Relative to This Agreement

     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Parent Common Stock present at the Parent Shareholders' Meeting and the consent of Parent as sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

     SECTION 5.05 No Conflict; Required Filings and Consents

     (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, except as set forth in
Section 5.05 of the Parent Disclosure Schedule, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in
Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any material property or material asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any material breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or any Parent Subsidiary pursuant to, any Parent Material Contract (as defined below) or Parent Permit (as defined below).

     (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any material consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except as set forth in
Section 5.05 of the Parent Disclosure Schedule or pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the AMEX, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the FBCA.

     SECTION 5.06 Permits; Compliance with Laws

     Except as set forth in Section 5.06 of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its properties or to offer or perform its services or to develop, produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the "Parent Permits") except for Parent permits which could not reasonably be expected to have a Parent Material Adverse Effect, and, as of the date of this Agreement, none of the Parent Permits has been suspended or canceled nor is any such suspension or cancellation pending or, to the knowledge of Parent, threatened. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of,
(i) any Law applicable to Parent or any Parent Subsidiary or by which any material property or asset of Parent or any Parent Subsidiary is bound or affected or (ii) any Parent Permits, except for conflicts, defaults or violations which could not reasonably be expected to have a Parent Material Adverse Effect. Section 5.06 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other material Parent Permit. Except as set forth in Section 5.06 of the Parent Disclosure Schedule, since August 13, 1999, neither Parent nor any Parent Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

     SECTION 5.07 SEC Filings; Financial Statements

     (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the AMEX since July 1, 1999 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "Parent Reports") and (B) with any other Governmental Entities. Each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the AMEX, as the case may be, substantially in all respects and
(ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the AMEX, any other stock exchange or any other comparable Governmental Entity.

     (b) Except as is provided in the Parent Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

     (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and the Parent Subsidiaries as reported in the Parent Reports, including the notes thereto, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 1999 that have not had or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (d) Parent has furnished to Company copies of the unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the months ended October 31 and November 30, 1999 for the Parent and the Parent Subsidiaries (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicted in the notes thereto), present fairly, in all material respects, the consolidated financial condition of the Parent and the consolidated Parent Subsidiaries as of such dates and the results of operations of the Parent and the Parent Subsidiaries for such periods provided, however, that the Financial Statements are subject to normal and recurring immaterial year-end adjustments and lack footnotes and other presentation items.

     (e) Parent has sold 3,571, 428 shares of Parent Common Stock offered pursuant to its Registration Statement on Form S-1 declared effective by the SEC on January 19, 2000 at purchase price of $3.50 per share. As of the date hereof, the net proceeds have been used by Parent in the manner described in such Form S-1.

     SECTION 5.08 Absence of Certain Changes or Events

     Except as set forth in Section 5.08 of the Parent Disclosure Schedule, since September 30, 1999, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any material changes in or effect on the business, assets, liabilities, financial condition or results of operations of Parent or the Parent Subsidiaries, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Parent's obligations pursuant to this Agreement and the consummation of the Merger by Parent, (iii) any material change by Parent in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Parent Common Stock or any redemption, purchase or other acquisition of any of Parent's securities, (v) except for changes in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Parent or any Parent Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, or the issuances of options under the Parent Stock Plans, (vii) any amendment to the Parent's certificate of incorporation or bylaws, (viii) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible except for liens for Taxes not yet delinquent, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent or any Parent Subsidiary, or (xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice.

     SECTION 5.09 Employee Benefit Plans; Labor Matters

     (a) The Parent Disclosure Schedule lists each material employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program, policy, arrangement or contract providing for severance), whether currently in effect or pursuant to which the Parent has any ongoing liability or obligation; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits) whether written or not ("Benefit Plans"), maintained, sponsored or contributed to or required to be contributed to by Parent or any Parent Subsidiary (the "Parent Benefit Plans"). With respect to each Parent Benefit Plan, Parent has delivered or made available to Company a true, complete and correct copy of (i) such Parent Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Parent Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Parent Benefit Plan, (iii) the most recent annual report (Form
5500) filed with the IRS with respect to such Parent Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Parent Benefit Plan), (iv) the most recent actuarial report or financial statement relating to such Parent Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Parent Benefit Plan and any pending request for such a determination letter. Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any other person or entity, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Except as set forth in Section 5.08 of the Parent Disclosure Schedule, Parent has delivered to Company true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Parent and each Parent Subsidiary, (ii) all severance plans, agreements, programs and policies of Parent and each Parent Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Parent and each Parent Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions, and all such plans, agreements, programs, and policies are specifically identified as such on Section 5.09 of the Parent Disclosure Schedule. Except as set forth in Section 5.09 of the Parent Disclosure Schedule, no payment or benefit which may be required to be made by Parent or any Parent Subsidiary or which otherwise may be required to be made under the terms of any Parent Benefit Plan or other arrangement will constitute a parachute payment under Code Section 280(G)(1), and the consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or other service provider of Parent or any Parent Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

     (c) Neither Parent nor any Parent Subsidiary is a party to, or has any obligations under or with respect to, any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary and no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary or any person or entity that may obligate the Parent or any Parent Subsidiary thereunder. As of the date of this Agreement, there is no labor dispute, strike, union organizing activity or work stoppage against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or any Parent Subsidiary. As of the date of this Agreement, to the knowledge of Parent, none of Parent, any Parent Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Parent or any Parent Subsidiary, and there is no charge or complaint filed against Parent or any Parent Subsidiary by or with the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

     SECTION 5.10 Certain Tax Matters

     (a) Neither Parent, nor to Parent's knowledge, any of its affiliates, has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Parent is not aware of any agreement or plan to which Parent or any of its affiliates is a party or other circumstances relating to Parent or any of its affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under
Section 368 of the Code.

     (b) Parent and each of the Parent Subsidiaries, and any consolidated, combined, unitary or aggregated group for Tax purposes of which Parent or any Parent Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Parent has provided adequate accruals in accordance with generally accepted accounting principles in its latest financial statements included in the Parent Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Parent and the Parent Subsidiaries have no material liability for unpaid Taxes accruing after the date of the Parent's latest financial statements included in the Parent Reports.

     (c) There is (i) no material claim for Taxes that is a lien against the property of Parent or any Parent Subsidiary or is being asserted against Parent or any Parent Subsidiary other than liens for Taxes not yet due and payable,
(ii) no audit of any Tax Return of parent or any Parent Subsidiary being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Parent or any Parent Subsidiary and currently in effect, and (iv) no agreement, contract or arrangement to which Parent or any Parent Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

     SECTION 5.11 Contracts

     (a) Section 5.11 of the Parent Disclosure Schedule sets forth a list of all material written and oral contracts or agreements relating to the Parent, including without limitation any: (i) contract resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of One Hundred Thousand Dollars ($100,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount, other than contracts with health plans and providers, entered into by the Parent's managed care business in the ordinary course of business, (ii) the twelve (12) largest customer contracts based upon revenues generated to the Parent; (iii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than One Hundred Thousand Dollars ($100,000) in each instance; (iv) agreement which restricts the Parent from engaging in any line of business or from competing with any other person; (v) warranties made with respect to products manufactured, packaged, distributed or sold or services provided by the Parent; (vi) any agreement which terminates, or gives another party the right to terminate such agreement, upon the completion of the transaction contemplated by this Agreement; or (vii) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects of the Parent (collectively, and together with all other agreements required to be disclosed on the Parent Disclosure Schedule the "Parent Material Contracts"). The Parent has previously furnished to Parent true, complete and correct copies of all written agreements, as amended, required to be listed on Section 5.11 of the Parent Disclosure Schedule.

     (b) The Parent Material Contracts are each in full force and effect and are the valid and legally binding obligations of the Parent and, to the best of Parent's knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. The Parent has not received notice of its default under any of the Parent Material Contracts and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Parent thereunder. To the Parent's knowledge, none of the other parties to any of the Parent Material Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. The Parent has not received notice of the pending or threatened cancellation, revocation or termination of any of the Parent Material Contracts, nor are any of them aware of any facts or circumstances which could reasonably be expected to lead to any such cancellation, revocation or termination.

     (c) Except as otherwise indicated on Section 5.11 of the Parent Disclosure Schedule, to the Parent's knowledge, after due inquiry, the continuation, validity and effectiveness of the Parent Material Contracts under the current terms thereof will in no way be affected by the consummation of the transactions contemplated by this Agreement.

     SECTION 5.12 Litigation

     There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, and, to the knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in a suit, claim, action, proceeding or investigation. Parent is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Parent and Parent Subsidiaries in respect of such suits, claims, actions, proceedings and investigations. Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree.

     SECTION 5.13 Environmental Matters

     Parent and the Parent Subsidiaries are in material compliance with all applicable Environmental Laws and all Parent Permits required by Environmental Laws. All past noncompliance of Parent or any Parent Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability. Neither Parent nor any Parent Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Parent or any Parent Subsidiary, in violation of any Environmental Law.

     SECTION 5.14 Insurance

     Parent and each Parent Subsidiary is presently insured, and during each of the past five calendar years has been insured, against such risks, as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Parent reasonably believes that the policies of fire, theft, liability, medical malpractice, director and officer, product liability and other insurance maintained with respect to the assets or businesses of Parent and Parent Subsidiaries provide, adequate coverage against loss. Parent has made available to Company a complete and correct list as of the date hereof of all insurance policies maintained by Parent or the Parent Subsidiaries, and has made available to Company complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Parent and the Parent Subsidiaries have complied in all material respects with the terms of such policies.

     SECTION 5.15 Properties

     Parent and the Parent Subsidiaries have good title, free and clear of all material mortgages, liens, pledges, charges or other encumbrances to all their material tangible properties and material assets, real, personal or mixed, reflected in the Parent's consolidated financial statements for the quarterly period ended September 30, 1999, as being owned by Parent and the Parent Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements or disclosed in Section
5.15 of the Parent Disclosure Schedule. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Parent or any Parent Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Parent's and the Parent Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

     SECTION 5.16 Opinion of Financial Advisor

     Legg Mason Wood Walker, Incorporated ("Legg Mason") has delivered to the board of directors of Parent its written opinion to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of shares of Parent Common Stock from a financial point of view (the "Legg Mason Fairness Opinion").

     SECTION 5.17 Brokers

     Except as set forth on Section 5.17 of Parent Disclosure Schedule, no broker, finder or investment banker (other than Legg Mason and J.P. Morgan Securities, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent. Parent has heretofore made available to Parent true, complete and correct copies of all agreements between Parent, on the one hand, and Legg Mason and/or J.P. Morgan Securities, Inc., on the other hand, pursuant to which such firms would be entitled to any payment relating to the Merger.

     SECTION 5.18 No Interested Shareholders

     To Parent's knowledge, neither the Company nor any "affiliate" or "associate" of the Company is an "interested shareholder" as those terms are defined in 607.0901 of the FBCA.

     SECTION 5.19 Governmental Authorizations

     The Parent and, to the Parent's knowledge, without any independent investigation, each Ophthalmologist/Optometrist Employee, possesses all necessary licenses, franchises, permits and other governmental authorizations (collectively, "Governmental Authorizations"), including, but not limited to, all licenses, franchises, permits and authorizations for the conduct of the Parent's business as now conducted, except for those licenses, franchises, permits and other governmental authorizations the failure of which to possess could not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 5.19 of the Parent Disclosure Schedule, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any material licenses, franchises, permits or authorizations, except for those licenses, franchises, permits and other governmental authorizations the failure of which to possess could not reasonably be expected to have a Parent Material Adverse Effect . All such licenses, franchises, permits and other authorizations are valid and in full force and effect, except for those licenses, franchises, permits and other governmental authorizations the failure of which to possess could not reasonably be expected to have a Parent Material Adverse Effect. The Parent and to the Parent's knowledge, without any independent investigation, each Ophthalmologist/Optometrist Employee is currently in compliance therewith, and the Parent has not received any notice that any Governmental Entity is considering challenging, revoking, canceling, restricting, conditioning or not renewing any material license, franchise, permit or other authorization except for those licenses, franchises, permits and other governmental authorizations the failure of which to possess could not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 5.20 Intellectual Property.

     The Parent and the Parent Subsidiaries have ownership of or rights to use each patent, patent application, copyright (whether or not registered), copyright application, trademark (whether or not registered), trademark application, trade name, service mark, and other trade secret or proprietary intellectual property owned by or used in and material to the business of the Parent and the Parent Subsidiaries, taken as a whole (collectively, a "Parent Intellectual Property"). The Parent has been provided with a list of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Parent or any Subsidiary that are material to the conduct of the business of the Parent and the Parent Subsidiaries, taken as a whole, as now operated. To the Parent's Knowledge, none of the previous or current development, manufacture, marketing or distribution of products or services of or by the Parent or any Parent Subsidiary infringes the right of any other person, except for any such infringements that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Parent Material Adverse Effect. To the Parent's Knowledge, without any independent investigation, no other person is infringing the rights of the Parent or any Parent Subsidiary in any such Parent Intellectual Property, except for any such infringements that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Parent Material Adverse Effect. To the best of Parent's knowledge, Parent's material software and hardware are year 2000 compliant, except to the extent noncompliance should not or could not reasonably be expected to cause a Parent Material Adverse Effect.

                                  ARTICLE VI
                                   COVENANTS

     SECTION 6.01 Conduct of Business by Company Pending the Closing

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not knowingly take any action a principal purpose of which is, and the reasonably likely result of which would be, a material delay in or interference with the consummation of the Merger.

     Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth below or as a result of entering into this Agreement, (x) the respective businesses of Company and the Company Subsidiaries shall be conducted only in, and Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) Company shall use all commercially reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Company and the Company Subsidiaries and shall use commercially reasonable efforts to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, neither Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent and except as a result of entering into this Agreement or except as set forth in Section 6.01 of the Company Disclosure Schedule:

     (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options theretofore outstanding as of the date of this Agreement, or (ii) any material property or assets of Company or any Company Subsidiary, including, but not limited to, the property or assets of MEC, except providing products and services in the ordinary course of business consistent with past practice;

     (c) (i) except as to business interests in new refractive centers or ambulatory surgical centers pursuant to the Company's business plan and after written notice to Parent, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Company and Company Subsidiaries) for borrowed money or make any loans or advances, other than routine employee loans to employees other than Company officers (not to exceed $1,000 to any individual), material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole, other than borrowing under the Company's credit facility for use in operating the Company in the ordinary course of business, or to pay or discharge debt or liabilities for an amount less than reflected or reserved against on the Company Balance Sheet; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been included in the fiscal year 2000 budget ("Budget") delivered to Parent and disclosed in writing to Parent and that are not, in the aggregate, in excess of $75,000 for Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c);

     (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to Company or any other Company Subsidiary;

     (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (f) except as contemplated herein, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or other options and warrants, reprice any options or warrants, or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

     (g) except in connection with the closing of the Practice Dispositions, amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary or propose to do any of the foregoing;

     (h) enter into any contract or agreement, which, if entered into prior to the date hereof, would be a Material Contract, amend or terminate any existing Material Contract, or take any action which would terminate an existing Material Contract, or would give any party to an existing Material Contract the right to terminate such Material Contract;

     (i) increase the compensation payable or to become payable to its directors, officers, consultants or employees, except as required by the agreements which are set forth in Section 6.01 of the Company Disclosure Schedule, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of Company that would be triggered by the Merger with, any director, officer, consultant or other employee of Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary, except to the extent required by applicable Law, or enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary and any of Company's directors, officers, consultants or employees;

     (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the consolidated balance sheet of Company and the consolidated the Company Subsidiaries dated as of September 30, 1999 included in Company's quarterly report on Form 10-Q for the period then ended (the "Company Balance Sheet") but only to the extent reflected or to the extent of such reserves or
(y) incurred in the ordinary course of business since September 30, 1999 or (z) to pay or discharge any such liability for an amount less than reflected or reserved against on the Company Balance Sheet;

     (k) except for accounting changes for discontinued business operations of the Practice Dispositions and the Corporate Optometry businesses in accordance with GAAP, make any change with respect to Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by GAAP;

     (l) make any material Tax election or settle or compromise any material Tax liability; or

     (m) except as otherwise permitted in connection with this Agreement, authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 6.02 Notices of Certain Events

     Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Parent Subsidiaries or Company or the Company Subsidiaries, respectively, or that relate to the consummation of the Merger;
(iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Parent Material Contract or Company Material Contract, respectively; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to delay or impede the ability of either Parent or Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

     SECTION 6.03 Access to Information; Confidentiality

     (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent and Company shall (and shall cause the Parent Subsidiaries and Company Subsidiaries, respectively, to) (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. All such investigations and access shall be conducted in a manner as not to interfere unreasonably with the business operations of the Company. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03 or pursuant to the Confidentiality Agreement.

     SECTION 6.04 No Solicitation of Transactions

     (a) Except as provided in Section 6.04(b) below, Company shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of Company's Representatives or subsidiaries, or any Representative retained by Company's subsidiaries, to take any such action; provided, however, that nothing contained in this Section 6.04(a) shall prohibit the board of directors of Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 6.04(a) or (ii) prior to receipt of the approval by the stockholders of Company of this

Agreement and the Merger from providing information (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreement) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Competing Transaction that (x) Company's board of directors shall have concluded in good faith, after considering applicable state law, on the basis of the advice of independent outside counsel that such action is necessary to prevent Company's board of directors from violating its fiduciary duties to Company's stockholders under applicable law, and with respect to which Company's board of directors shall have determined (based upon the advice of Company's independent financial advisors) in the proper exercise of its fiduciary duties to Company's stockholders that the acquiring party is capable of consummating such Competing Transaction on the terms proposed, and
(y) Company's board of directors shall have determined in the proper exercise of its fiduciary duties to Company's stockholders that such Competing Transaction provides greater value to the stockholders of Company than the Merger (based upon the written opinion of Company's independent financial advisors that such Competing Transaction is superior from a financial point of view) (any such Competing Transaction being referred to herein as a "Superior Proposal"). Any violation of the restrictions set forth in this Section 6.04(a) by any Representative of Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 6.04(a) by Company. Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such Competing Transaction, and shall keep Parent apprised, on a current basis, no later than 24 hours after any change or modification of any such Competing Transaction, of the status of such Competing Transaction and of any modifications to the terms thereof. Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

     (b) Except as permitted by this Section 6.04(b), the Company's Board of Directors shall not (i) withdraw, modify or change its approval or recommendation of this Agreement, or propose publicly to withdraw, modify or change the Merger or any of the transactions contemplated hereby, (ii) approve or recommend or publicly propose to approve or recommend a Competing Transaction, (iii) cause the Company to enter into any letter agreement, letter of intent, agreement in principle or definitive agreement or similar agreement providing for a Competing Transaction, or (iv) resolve to do any of the foregoing, unless prior to the Company Stockholders' Meeting, the Company receives an unsolicited proposal for a Competing Transaction and the Board of Directors or the Company determines reasonably and in good faith, after due investigation, that (a) such proposal is a Superior Proposal based upon the written opinion of the Company's independent financial advisors that such Competing Transaction is superior from a financial point of view, (b) the Person making such Superior Proposal is reasonably capable of consummating such Superior Proposal in a timely fashion and (c) based upon the advice of independent outside counsel, the failure of the Board of Directors of the Company to withdraw or modify its approval or recommendation of this Agreement or the Merger, or approve or recommend such Superior Proposal, would be inconsistent with its fiduciary duties under applicable law. In such case, the Board may withdraw or modify its recommendation, and approve and recommend such Superior Proposal, provided the Board of Directors of the Company (i) at least five (5) Business Days prior to taking such action, provides to Parent written notice of the Company's intention to accept the Superior Proposal, (ii) during such period, gives parent a reasonable opportunity to propose modifications to the Merger Consideration and negotiates such modifications in good faith with the objective of allowing Parent to match the Superior Proposal and (iii) at the end of such period, (A) reasonably and in good faith continues to believe that the other proposal is a Superior Proposal, (B) simultaneously terminates this Agreement, (C) concurrently causes the Company to enter into a definitive acquisition agreement with respect to such Superior Proposal and (D) concurrently pays to Parent the Termination Fee and Parent's Expenses as provided in Section 9.05. Nothing contained in this Section 6.04(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend a proposal for a Competing Transaction except as provided in this
Section 6.04(b).

     SECTION 6.05 Tax-Free Transaction

     From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

     SECTION 6.06 Control of Operations

     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     SECTION 6.07 Further Action; Consents; Filings

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the AMEX or the NNM, as the case may be, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed. The Parent shall not be required to divest itself or the Company of any assets or business in order to obtain approval in connection with the HSR Act or otherwise.

     (b) Each of Company and Parent will give (or will cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, reasonable efforts to obtain any consents from third persons necessary, proper or advisable (as determined in good faith by Parent with respect to such notices or consents to be delivered or obtained by Company) to consummate the transactions contemplated by this Agreement.

     SECTION 6.08 Additional Reports

     Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 4.07 and 5.06, which it files with the SEC on or after the date hereof, and Company and Parent, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of Company and its consolidated subsidiaries or Parent and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information including therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and U.S. GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION 6.09 Conduct of Business by Parent

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not knowingly take any action a principal purpose of which is, and the reasonably likely result of which would be, a material delay in or interference with the consummation of the Merger. Neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Company, except as a result of entering into or as contemplated by this Agreement or except as set forth in
Section 6.09 of the Parent Disclosure Schedule:

     (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) more than outstanding 20% of the shares of capital stock of Parent or any shares of capital stock of a Parent Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire more than 20% of the outstanding shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary, other than the issuance of shares of Parent common stock pursuant to the exercise of stock options granted pursuant to the Parent Stock Plans, or
(ii) any material property or material assets of Parent or any Parent Subsidiary, except providing products and services in the ordinary course of business consistent with past practice;

     (c) (i) an acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or person or any division thereof which would be considered a "Significant Subsidiary" of the Parent (after taking into effect the Merger); (ii) except in connection with an acquisition permitted pursuant to the foregoing clause (i), incur any material indebtedness for borrowed money or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person which are material to the Parent (other than Parent and Parent Subsidiaries) for borrowed money or make any loans or advances, material to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than borrowings under the Parent's credit facility for use in operating the business; or (iii) enter into or amend any contract, agreement, commitment or arrangement in which the Parent is obligated to perform and, if fully performed, would not be permitted under this
Section 6.09(c);

     (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Parent Subsidiary may pay dividends or make other distributions to Parent or any other Parent Subsidiary;

     (e) reclassify, combine, split or subdivide any of its capital stock;

     (f) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Parent Stock Plans or other options and warrants or take any action to reprice any such options and warrants;

     (g) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or take any action which would result in any of the conditions to the merger set forth herein not being satisfied.

     (h) take any action resulting in the delisting of Parent from the Amex;
and

     (i) take any action resulting in a Parent Material Adverse Effect.

     SECTION 6.10 Post Merger Directors and Officers

     The Board of Directors of Parent will take all actions necessary to increase the number of members of the Board of Directors of Parent and to cause three designees of the Company, with one such designee being an independent director as determined under the new rules of the AMEX (the "Company Nominees"), to be appointed to the Board of Directors of Parent as of the Effective Time, each Company Nominee to hold office in accordance with the Certificate of Incorporation and By-laws of Parent.

     SECTION 6.11 Bank Restructuring

     The Company and the Company's Subsidiaries will use commercially reasonable efforts to enter into a Letter of Intent (the "Letter of Intent") with Bank of Montreal (the "Company Bank") no later than forty-five (45) days after the execution of this Agreement, which provides, among other things, that each of the parties to the Existing Credit Agreement agrees to proceed in good faith to amend the Existing Credit Agreement upon consummation of the Merger on terms and provisions which in the aggregate are no less favorable to the Company than those contained in Parent's existing credit facility with Bank Austria and which are acceptable to each of Parent and the Company, and that Parent is a third party beneficiary to the Letter of Intent, and the Company shall use its commercially reasonable efforts to finalize the amendment in accordance with the Letter of Intent. The Parent will use commercially reasonable efforts to enter into a Letter of Intent (the "Bank Austria Letter of Intent") with Bank Austria, no later than forty-five (45) days after the execution of this Agreement, which provides, among other things, that each of the parties to the Bank Austria Credit Agreement agrees to proceed in good faith to amend the Bank Austria Credit Agreement upon consummation of the Merger upon terms and provisions which are acceptable to each of Parent and the Company, and Parent shall use its best efforts to finalize the amendment in accordance with the Bank Austria Letter of Intent. The parties agree to consolidate the loans into one senior credit facility with Company Bank and Bank Austria serving as co-agents in the event the banks request the same.

     SECTION 6.12 Disposition of Practices

     The Company will use its commercially reasonable efforts to (i) complete the termination of all of its management relationships with all of its Ophthalmology and Optometry Practices (including the Corporate Optometry practices), including any practice that the Company is obligated under a contract or otherwise to purchase, all of which Ophthalmology and Optometry Practices (including the Corporate Optometry practices) are set forth in
Section 6.12 of the Company Disclosure Schedule (the "Practices"); provided, however, that such Practices shall not include for the purposes of this Section
6.12 the Company's Talbert operation in Arizona ("Talbert") if the Parent and the Company agree in writing within 45 days from the date hereof to maintain Talbert and (ii) transfer all of the assets and leases relating to the Practices back to the Practices and cause or have an agreement which will cause all of such Practices to assume all liabilities and obligations relating to such Practices (collectively, the "Practice Dispositions"), on such terms which are satisfactory to the Parent, pursuant to which the Company shall obtain releases from the Practices containing language substantially the same as set forth on Annex J hereto whereby the Company will be unconditionally and irrevocably released and forever discharged from all rights, claims, demands, obligations, liabilities and damages (collectively, the "Obligations"), whether accrued or unaccrued, asserted or unasserted and whether known or unknown relating to or in connection with the Company's arrangements and agreements with the Practices which ever existed, now exist or may hereafter exist, except with respect to any Obligations incurred after the Effective Time pursuant to ongoing relationships with Practices approved by Parent. The Company will cancel any options to purchase the Company's securities held by such Practices or their stockholders, affiliates or related parties in connection with the Practice Dispositions, effective no later than the date of the closing of such Practice Dispositions. The net proceeds received by the Company in connection with the Practice Dispositions will be used substantially by the Company to reduce the amount outstanding under the Existing Credit Agreement and for operations and the settlement of debts approved by the Company Bank and Parent.

     SECTION 6.13 Financing Commitments

     The Parent will use its commercially reasonable efforts to enter into a financing commitment ("Financing Term Sheet") on or before the date that is forty-five (45) days from the date hereof, which commitment may be subject to the exception, among others, that the investor shall be satisfied with the 1999 year-end audited financial statements of the Company, and which commitment involves a Financing in an amount not less than Thirty Million Dollars ($30,000,000) (the "Financing") through the issuance of equity, equity linked or subordinated debt securities in one or more public or private transactions, which commitment terms shall be reasonably acceptable to Parent and Company, and Parent shall use its commercially reasonable efforts to finalize the Financing in accordance with such commitment.

     SECTION 6.14 Standstill Agreement

     The Company will use its commercially reasonable efforts to enter into a Standstill Agreement (the "Standstill Agreement") with the Company Bank within forty-five (45) days of the execution of this Agreement.

     SECTION 6.15 Voting

     Each of the stockholders who granted an irrevocable proxy pursuant to the Company Stockholder Agreement and the Parent Stockholder Agreement, as the case may be, will vote any shares of the Company's Common Stock held by them, or which they have the right to vote, in favor of approval of the Merger, or the issuance of shares in connection with the Merger, as the case may be, in person, or by proxy.

     SECTION 6.16 Waiver

     The Company will use its commercially reasonable efforts to obtain, on or before the date that is 45 days after the date of this Agreement, (i) a release and waiver (the "Block Waiver") of all restrictions set forth in Section 10, and any provisions related thereto, of that certain Asset Purchase Agreement, dated June 4, 1999, among Block Vision Inc., Block Buying Group LLC and the Company (the "Block Agreement") or (ii) a final nonappealable judgment from a Florida court of competent jurisdiction holding that Section 10 of the Block Agreement, and the provisions related thereto, are not enforceable against Parent.


                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     SECTION 7.01 Registration Statement; Joint Proxy Statement

     (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of Parent (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of Parent Common Stock to be issued to Company's stockholders pursuant to the Merger and (ii) the joint proxy statement with respect to the Merger relating to the special meetings of Company's stockholders to be held to consider approval of this Agreement and the Merger (the "Company Stockholders' Meeting") and of Parent's stockholders to be held to consider approval of the issuance of Parent Common Stock (the "Share Issuance") to Company's stockholders pursuant to the Merger (the "Parent Stockholders' Meeting") (together with any amendments thereto, the "Joint Proxy Statement"). Copies of the Joint Proxy Statement shall be provided to the AMEX and the NNM in accordance with its rules. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the stockholders of Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act,
(iii) the rules and regulations of the AMEX and the NNM.

     (b) The Joint Proxy Statement shall include (i) the approval of the Merger and the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the board of directors of the Company to withdraw its recommendation and recommend a Superior Proposal in compliance with Section 6.04 of this Agreement, and (ii) the opinion of PaineWebber referred to in Section 4.19. The Joint Proxy Statement shall include (A) the approval of the Share Issuance and the recommendation of the board of directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance, and (B) the opinion of Legg Mason referred to in Section 5.16.

     (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of the Company Stockholders' Meeting, at the time of the Parent Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

     (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of Company Stockholders' meeting, at the time of the Parent Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Parent shall promptly inform Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

     SECTION 7.02 Stockholders' Meetings

     Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement, and Company and Parent shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Stockholders' Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Nothing herein shall prevent the Company or the Parent from adjourning or postponing the Company Stockholders' Meeting or the Parent Stockholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the stockholders. Unless Company's board of directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section
6.04. Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the FBCA or applicable other stock exchange requirements to obtain such approval. Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the FBCA or applicable stock exchange requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation and bylaws to effect the Merger.

     SECTION 7.03 Affiliates

     (a) Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex D hereto from (i) each person identified in Section 4.18 of the Company Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the knowledge of Company, may be deemed to have become an affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any affiliate of Company or (ii) any person Parent reasonably identifies (by written notice to Company) as being a person who is an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such person has executed Affiliate Agreement and regardless of whether such person's name and address appear on Section 4.18 of the Company Disclosure Schedule.

     SECTION 7.04 Directors' and Officers' Indemnification and Insurance

     (a) Parent and the Merger Sub agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of each present and former director, officer, employee and agent of Company and each Company Subsidiary (collectively, the "Indemnified Parties") as provided in the Company's present charter or by-laws in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of five years from the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification shall be required by law, and Parent agrees to cause the Surviving Corporation to comply with its obligations thereunder; provided, however, that in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

     (b) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties as a condition to such merger, consolidation or transfer becoming effective.

     (c) The provisions of this Section 7.04 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (d) Parent agrees, as soon as practicable after the Effective Time, to cause the Surviving Corporation to use commercially reasonable efforts to purchase tail coverage, if available, for the directors' and officers' liability insurance policies currently maintained by Company covering a period of five years after the Effective Time; provided, however, that in no event shall Parent be required to expend in excess of $250,000 on the premium for such five year tail coverage. To the extent that the premium for such tail coverage exceeds $250,000, Surviving Corporation shall pay such additional premium amount (the "Additional Premium Amount"). In the event that such tail coverage is not available, the Surviving Corporation shall have no obligation to purchase such tail coverage, but shall maintain in effect the Company's directors' and officers' liability insurance policies in effect as of the date hereof or, if not available, directors' and officers' liability insurance policies covering the directors and officers of the Company (and their respective heirs and executors, if such coverage may be obtained at no additional cost), with coverages and other terms substantially as favorable to such directors and officers as is currently in effect; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year in excess of 150% of the annual premium currently paid by Company for such coverage, which current premium amount is set forth in Section 7.04 of the Company Disclosure Schedule, and if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 150% of the annual premium; and provided, further, that the cumulative annual premiums to be paid for such policies over a five-year period shall be projected by Parent's insurance broker in good faith on or prior to the Exchange Ratio Adjustment Date (the "Projected Cumulative Amount"). (The amount by which the Projected Cumulative Amount exceeds $250,000 is herein referred to as the "Excess Projected Cumulative Amount".)

     SECTION 7.05 No Shelf Registration

     Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of Company within the meaning of Rule 145 promulgated under the Securities Act.

     SECTION 7.06 Public Announcements

     The initial press release concerning the Merger shall be a joint press release and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the AMEX and the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

     SECTION 7.07 AMEX Listing

     Prior to the Effective Time, Parent shall file with the AMEX a Notification Form for Listing of Additional Shares with respect to the Parent Common Stock issued or issuable in connection with the Merger.

     SECTION 7.08 Blue Sky

     Parent shall use all reasonable efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

     SECTION 7.09 Acquisition of Company Capital Stock

     Prior to the Effective Time, neither Parent, nor any of Parent Subsidiaries or Affiliates will, nor will they assist or encourage others to, directly or indirectly, acquire or attempt to acquire ownership of more than five percent (5%) of the Company's capital stock.

     Prior to the Effective Time, neither Company, nor any of Company Subsidiaries or Affiliates will, nor will they assist or encourage others to, directly or indirectly, acquire or attempt to acquire ownership of more than five percent (5%) of Parent's capital stock.


                                 ARTICLE VIII
                           CONDITIONS TO THE MERGER

     SECTION 8.01 Conditions to the Obligations of Each Party to Consummate the Merger

     The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

     (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

     (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of Company in accordance with the FBCA and by the requisite vote of the stockholders of Parent in accordance with the DGCL and the rules of the AMEX;

     (c) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

     (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

     (e) all material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities;

     (f) the shares of Parent Common Stock to be issued in the Merger shall be registered under the Securities Act and shall have been authorized for listing on the AMEX, subject to notice of issuance;

     (g) the Parent shall have entered into an amendment to its existing credit agreement with Bank Austria having terms substantially in accordance with the terms outlined in the Bank Austria Letter of Intent referred to in Section 6.11 hereof;

     (h) the Parent shall have obtained not less then $30,000,000 from the Financing pursuant to the terms contained in the Financing Term Sheet described in Section 6.13;

     (i) on or before Exchange Ratio Adjustment Date, all consents of third parties required pursuant to the terms of any Company Material Contract and any Parent Material Contract as a result of the Merger shall have been obtained including those specified in Section 8.01(i) of the Parent Disclosure Schedule and 8.01(i) of the Company Disclosure Schedule, except where the failure to obtain, individually or in the aggregate, any such consent(s) could not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be;

     (j) Shumaker, Loop & Kendrick, special counsel to Company, or such other law firm or professional services firm reasonably acceptable to Parent (including any "Big 6" accounting firm) shall have issued its opinion, such opinion dated on the date of the Closing, addressed to Company, and reasonably satisfactory to it and the Purchaser, based upon customary representations of Company and Parent and customary assumptions, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code (the "Tax Opinion"), which opinion shall not have been withdrawn or modified in any material respect; provided, however, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the date of the Closing (k) The Company shall have entered into the Letter of Intent with Company Bank within 45 days of the date of this Agreement, is rendered by counsel to Parent or any "Big 6" accounting firm; and

     (k) The Company shall have entered into the Letter of Intent with the Company Bank within 45 days of the date of this Agreement.

     SECTION 8.02 Conditions to the Obligations of Company

     The obligations of Company to consummate the Merger, or to permit the consummation of the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

     (a) each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct in all material respects (other than representations and warranties subject to materiality or "material adverse effect" qualifiers which shall be true, complete and correct in all respects) both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be so true, complete and correct as of such certain date), and Company shall have received a certificate signed by the Chief Financial Officer of Parent on behalf of the Parent to such effect;

     (b) Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Company shall have received a certificate signed by the Chief Financial Officer of Parent on behalf of the Parent to that effect; and

     (c) There shall have been no Parent Material Adverse Effect since the date of this Agreement.

     SECTION 8.03 Conditions to the Obligations of Parent

     The obligations of Parent to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

     (a) Each of the representations and warranties of Company contained in this Agreement shall be true, complete and correct in all material respects, (other than representations and warranties subject to materiality or "material adverse effect" qualifiers which shall be true, complete and correct in all respects) both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be so true, complete and correct as of such certain date), and Parent shall have received a certificate signed by the Chief Executive Officer on behalf of the Company of Company to such effect;

     (b) Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the date on which they are to be performed as specifically set forth herein or the Effective Time, as applicable, and Parent shall have received a certificate of the Chief Executive Officer signed by Company on behalf of the Company to that effect;

     (c) There shall have been no Company Material Adverse Effect since the date of this Agreement;

     (d) The Parent shall have executed, by the Exchange Ratio Adjustment Date, agreements with each of Richard Lindstrom, M.D. and Bruce C. Maller which provide for the continuation of services provided by them, upon terms which are satisfactory to Parent;

     (e) On or before the Exchange Ratio Adjustment Date, the officers, directors, and shareholders of Company listed on Annex E hereto (the "Company Insiders") shall have entered into lock-up agreements in the form set forth as Annex F hereto;

     (f) The Company shall not have received any notice of default or notice of any pending or threatened cancellation, revocation or termination or be aware of any facts or circumstances which could reasonably be expected to lead to any such cancellation, revocation, or termination under any of the Company's managed care contracts which, after giving effect to any new managed care business entered into after the date hereof (except for any contracts which have been projected in any Company business plan for year 2000, previously delivered to Parent), cause, or could reasonably likely cause, individually or collectively, a material adverse effect on the Company's managed care business as a stand alone business. The determination of the overall loss of managed care business under this Section 8.03(f) shall be made without regard to any disclosures contained in the Company Disclosure Schedule, except that no account shall be taken of the loss of business under any managed care contracts specifically identified under Section 4.08 of the Company Disclosure Schedule. The Parent shall have received a certificate of the Chief Executive Officer of the Company to such affect; and

     (g) On or before the Exchange Ratio Adjustment Date, the Company shall have divested all of its business and assets relating to the Corporate Optometry practice and the Company shall have received from all of the Corporate Optometry practices a release in substantially the form set forth on Annex J hereto, except as the parties may otherwise agree in writing with respect to Talbert.


                                  ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01 Termination

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

     (a) by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

     (b) by either Parent or Company, if the Effective Time shall not have occurred on or before August 31, 2000; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have principally caused, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

     (d) by Parent, if (i) the board of directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders, (ii) the board of directors of Company shall have recommended to the stockholders of Company a Competing Transaction, (iii) the Company fails to comply with Section 6.04, (iv) a Competing Transaction shall have been announced or otherwise publicly known and the board of directors of Company shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its stockholders of a Competing Transaction involving a tender offer or exchange offer), (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within 5 Business Days after Parent requests in writing that such recommendation be reconfirmed or (C) determined that such Competing Transaction was a Superior Proposal and takes any of the actions allowed by clause (ii) of Section 6.04, or (v) the board of directors of Company resolves to take any of the actions described above;

     (e) by Parent or Company, if (i) this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof or (ii) if the Share Issuance shall fail to receive the requisite votes for approval at the Parent Shareholders' Meeting or any adjournment or postponement thereof;

     (f) by Parent, (i) upon a material breach of any representation or warranty on the part of Company set forth in this Agreement, (ii) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (iii) if any material representation or warranty of Company shall have become untrue, incomplete or incorrect in any material respect, in any case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by Company through the exercise of its reasonable efforts within 20 days and for so long as Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(f) during such 20 day period; and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; or

     (g) by Company, upon material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any material representation or warranty of Parent shall have become untrue, incomplete or incorrect in any material respect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 20 days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 9.01(g) during such 20 day period; and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this
Section 9.01.

     (h) by a party, if on or before the applicable date set forth in Article VIII , any condition set forth in Article VIII which is required to be met on or before such date has not been so met by the other party; provided, however, that if such failed condition is curable by the other party through the exercise of its reasonable efforts within 20 days and for so long as such other party continues to exercise such reasonable efforts, the terminating party may not terminate this Agreement under this Section 9.01(h); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

     (i) by the Company, pursuant to Section 6.04, in the event the Company has complied with all the provisions of Section 6.04 and has determined to accept a Superior Proposal; provided that the Company shall have provided Parent with one Business Day's prior written notice of the Company's decision to so terminate (the "Company Termination Notice"). The Company Termination Notice shall indicate in reasonable detail the terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions.

     In the event either party shall terminate this Agreement pursuant to
Section 9.01, neither Parent nor any of Parent's Subsidiaries will, nor will they assist or encourage others to, directly or indirectly, for a period of two
(2) years after termination of this Agreement, acquire or attempt to acquire ownership or more than five percent (5%) of the Company's capital stock.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     SECTION 9.02 Effect of Termination

     Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01 or otherwise, this Agreement shall forthwith become void, there shall be no liability under this Agreement or otherwise on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease. No termination of this Agreement shall affect the obligation of the parties contained in the Confidentiality Agreements, which shall survive termination of this Agreement and remain in full force and effect in accordance with their terms.

     SECTION 9.03 Amendment

     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of Company, no amendment may be made that changes the amount or type of consideration into which Company common stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.04 Waiver

     At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


  SECTION 9.05 Termination Fee; Expenses

     (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and Company each shall pay one-half of all Expenses (other than attorney's and accountant's fees and expenses) incurred solely for printing, filing (with the SEC) and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement and any fees required to be paid under the HSR Act.

     (b) In the event that (i) Company shall terminate this Agreement pursuant to Section 9.01(i) or Parent shall terminate this Agreement pursuant to Section 9.01(d) or (ii) this Agreement shall be terminated (x) pursuant to Section 9.01(b) or (y) pursuant to Section 9.01(e)(i) as a result of the failure to obtain the requisite approval of the Company stockholders and, in the case of either (x) or (y), (A) at or prior to such termination, there shall exist or have been proposed a Competing Transaction with respect to Company and (B) within nine months after such termination, Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction involving Company shall be consummated, then, in the case of (i), promptly after such termination, or in the case of (ii), concurrently with the consummation of such Competing Transaction, Company shall pay to Parent an amount in cash equal to the greater of Four percent (4%) of the "total enterprise value" of the transactions contemplated by this Agreement or as reflected in the Superior Proposal or the Competing Transaction, as the case may be, (the "Termination Fee") plus Parent's Expenses. For purposes of this
Section 9.05, the term "total enterprise value" shall mean the purchase price paid or offered to be paid, as the case may be, in such transaction, plus the amount of any indebtedness and other liabilities of the Company assumed or offered to be assumed, as the case may be, in this or such Competing Transaction, as the case may be.

     (c) In the event that Parent shall terminate this Agreement pursuant to clause (i) of Section 9.01(f), then Company shall promptly reimburse Parent for Parent's Expenses, and if, within nine months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Competing Transaction (other than a Competing Transaction solely described in clause (v) of the definition of such term) or any Competing Transaction (other than a Competing Transaction solely described in clause (v) of the definition of such term) involving Company shall be consummated, concurrently with the consummation of such Competing Transaction (other than a Competing Transaction solely described in clause (v) of the definition of such term), the Company shall pay to Parent an amount in cash equal to one-half of the Termination Fee unless Company did not have Knowledge at the time that this Agreement was entered into that such representation or warranty was incorrect or incomplete, in which case Company shall not be obligated to such portion of the Termination Fee, but shall nonetheless be obligated to pay Parent's Expenses as set forth above.

     (d) In the event that Parent shall terminate this Agreement pursuant to clause (ii) of Section 9.01(f) (other than in connection with a breach of Section 6.04 or Section 6.01(y) hereof, which are provided for below), then Company shall promptly reimburse Parent for Parent's Expenses, and if, within nine months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Competing Transaction (other than a Competing Transaction solely described in clause (v) of the definition of such term) or any Competing Transaction (other than a Competing Transaction solely described in clause (v) of the definition of such term) involving Company shall be consummated, concurrently with the consummation of such Competing Transaction (other than a Competing Transaction solely described in clause (v) of the definition of such term), the Company shall pay to Parent an amount in cash equal to half of the Termination Fee.

     (e) In the event that Parent shall terminate this Agreement pursuant to clause (ii) of Section 9.01(f) in connection with a breach of Section 6.04, then Company shall promptly reimburse Parent for Parent's Expenses, and if, within nine months of such termination of this Agreement, the Company shall enter into any agreement with respect to any Competing Transaction or any Competing Transaction involving Company shall be consummated, concurrently with the execution of any such agreement, or if there is no agreement, upon the consummation of such Competing Transaction, the Company shall pay to Parent in cash the Termination Fee.

     (f) In the event that Parent shall terminate this Agreement pursuant to clause (ii) of Section 9.01(f) in connection with a breach of Section 6.01(y), then Company shall promptly reimburse Parent for Parent's Expenses.

     (g) In the event that Parent shall terminate this Agreement pursuant to clause (iii) of Section 9.01(f), then Company shall promptly reimburse Parent for Parent's Expenses.

     (h) In the event that Company shall terminate this Agreement pursuant to
Section 9.01(g), then Parent shall promptly reimburse Company for Company's Expenses.

     (i) Parent, Merger Sub and Company agree that the agreements contained in this Article IX above are reasonable, are an integral part of the transaction contemplated by this Agreement, and are the sole and exclusive remedies in law or in equity for a termination or breach of this Agreement or otherwise in connection with the transactions contemplated by this Agreement. The payments provided for in this Section 9.05 are intended to establish liquidated damages in the event of a termination or otherwise and are not intended as a penalty. Accordingly, if Company or Parent fails to pay to Parent or Company, as the case may be, any amounts due under Section 9.05(b), Section 9.05(c), or Section 9.05(d), Company or Parent, as the case may be, shall pay interest on such amounts at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (j) In the event that the Company does not enter into the Standstill Agreement within 45 days following the date hereof, the Company shall promptly reimburse Parent for Parent's Expenses;

     (k) In the event that a dispute arises in connection with Section 9.04(c),
(d) and/or (e) hereof, such dispute shall be submitted for arbitration to the American Arbitration Association ("AAA") in New York City in accordance with the Commercial Rules of the American Arbitration Association; provided, however, that such arbitrators shall apply the Delaware General Corporation Law and applicable case law thereunder to the resolution of the dispute. The decision of the AAA shall be final and binding upon the parties, and shall be enforceable in any court of competent jurisdiction. Nothing in this provision shall be construed to prohibit any party hereto from seeking interim equitable relief in a court of competent jurisdiction pending submission of said dispute to arbitration hereunder.

                                    ARTICLE X
                               GENERAL PROVISIONS


     SECTION 10.01 Non-Survival of Representations and Warranties

     The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 9.01, as the case may be.

     SECTION 10.02 Notices

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

          (a) if to Company:

                                     Vision Twenty-One, Inc.
                                     7360 Bryan Dairy Road
                                     Largo, FL 33777
                                     Attention: Theodore N. Gillette
                                     Telecopier: (727) 547-4371


          with a copy to:


                                     Shumaker, Loop & Kendrick, LLP
                                     101 E. Kennedy Blvd. Suite 2800
                                     Tampa, FL 33602-0609
                                     Attention: Darrell C. Smith, Esq.
                                     Telecopier: (813) 229-1660


          (b) if to Parent or Merger Sub:


                                     OptiCare Health Systems, Inc.
                                     87 Grandview Avenue
                                     Waterbury, CT 06708
                                     Attention: Stephen P. Fisher, General
                                     Counsel
                                     Telecopier: (203) 596-2227


          with a copy to:


                                     Kane Kessler, P.C.
                                     1350 Avenue of the Americas
                                     New York, New York 10019
                                     Attention: Robert L. Lawrence, Esq.
                                     Telecopier: (212) 245-3009


     SECTION 10.03 Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.04 Assignment; Binding Effect; Benefit

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     SECTION 10.05 Incorporation of Exhibits

     The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     SECTION 10.06 Governing Law

     ANY DISPUTE OR CLAIM BASED UPON, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS CHOICE OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY; PROVIDED, THAT THE EFFECTIVENESS AND EFFECT OF THE MERGER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM OR IMPROPER VENUE.

     SECTION 10.07 Waiver of Jury Trial

     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     SECTION 10.08 Headings; Interpretation

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 10.09 Counterparts

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.10 Entire Agreement

     This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule), together with all other agreements entered into simultaneously herewith by the parties hereto and the Confidentiality Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                   [THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                     OPTICARE HEALTH SYSTEMS, INC.


                                     By: /s/ Dean J. Yimoyines
                                         --------------------------------------
                                         Name: Dean J. Yimoyines
                                         Title: Chairman, President and CEO



                                     VISION TWENTY-ONE, INC.


                                     By: /s/ Bruce Maller
                                         --------------------------------------
                                         Name: Bruce Maller
                                         Title: Board Chairman



                                     OC ACQUISITION CORP.


                                     By: /s/ Dean J. Yimoyines
                                         --------------------------------------
                                         Name: Dean J. Yimoyines
                                         Title: President

                                                                     APPENDIX B

                                    FORM OF
                         COMPANY STOCKHOLDER AGREEMENT

                               IRREVOCABLE PROXY

                               TO VOTE STOCK OF

                            VISION TWENTY-ONE, INC.


     The undersigned stockholder of Vision Twenty-One, Inc., a Florida corporation ("Company"), hereby irrevocably (to the full extent permitted by the Florida Business Corporation Act) appoints the members of the Board of Directors of OptiCare Health Systems, Inc. a Delaware corporation ("Parent"), and each of them, or any other written designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned (excluding shares that were purchased by the undersigned in the open market or are currently subject to margin accounts) and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. Upon the undersigned's execution of this irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below). This Irrevocable Proxy shall not apply to shares now held by the undersigned that were purchased in the open market or are currently subject to margin accounts as hereinafter set forth, which are subsequently sold or disposed of by the brokerage firm holding such shares for the sole purpose of satisfying a margin call.

     This Irrevocable Proxy is irrevocable (to the extent provided in the Florida Business Corporation Act), is coupled with an interest, including, but not limited to, that certain Company Affiliate Agreement dated as of even date herewith by and among Parent, and the undersigned, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Parent and Florida Merger Corp., a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company which Merger Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

     The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Florida Business Corporation Act), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting:

     in favor of approval and adoption of the Merger Agreement and of the transactions contemplated thereby.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the shares on all matters other than matters which have the purpose or effect of impeding, delaying or hindering the consummation of any of the transactions contemplated in the Merger Agreement.

     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs personal representatives, successors and assigns of the undersigned.

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.


Dated: February 9, 2000



                                          -------------------------------------
                                          (Signature of Stockholder)




                                          -------------------------------------
                                          (Print Name of Stockholder)



                                          Shares beneficially owned:


                                                 shares of Company Common Stock
                                          of which      shares were purchased
                                          in the open market and      shares
                                          are currently subject to margin
                                          accounts with the firms of

                                                                     APPENDIX C


                                    FORM OF

                          PARENT STOCKHOLDER AGREEMENT

                               IRREVOCABLE PROXY

                               TO VOTE STOCK OF

                         OPTICARE HEALTH SYSTEMS, INC.

     The undersigned stockholder of OptiCare Health Systems, Inc., a Delaware corporation ("Parent"), hereby irrevocably (to the full extent permitted by the Delaware General Corporation Law) appoints the members of the Board of Directors of Vision Twenty-One, Inc., a Florida corporation ("Company"), and each of them, or any other written designee of Company, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned (excluding shares that were purchased by the undersigned in the open market or are currently subject to margin accounts) and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. Upon the undersigned's execution of this irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below). This Irrevocable Proxy shall not apply to shares now held by the undersigned that were purchased in the open market or are currently subject to margin accounts as hereinafter set forth, which are subsequently sold or disposed of by the brokerage firm holding such shares for the sole purpose of satisfying a margin call.

     This Irrevocable Proxy is irrevocable (to the extent provided in the Delaware General Business Corporation Law), is coupled with an interest, and is granted in consideration of Company entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Parent and Florida Merger Corp., a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company which Merger Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

     The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting:

     in favor of approval and adoption of the Merger Agreement and of the transactions contemplated thereby.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the shares on all matters other than matters which have the purpose or effect of impeding, delaying or hindering the consummation of any of the transactions contemplated in the Merger Agreement.

     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs personal representatives, successors and assigns of the undersigned.

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.


Dated: February 9, 2000


                                      ----------------------------------------
                                      (Signature of Stockholder)



                                      ----------------------------------------
                                      (Print Name of Stockholder)



                                        Shares beneficially owned:


                                           shares of Parent Common Stock of
                                        which    shares were purchased in the
                                        open market and    shares are currently
                                        subject to margin accounts with the
                                        firms of

                                                                     APPENDIX D






February 9, 2000


Board of Directors
OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, CT 06708

Members of the Board:

     We have been advised that OptiCare Health Systems, Inc. ("OptiCare" or the "Company") and Vision Twenty-One, Inc. ("Vision") have entered into an Agreement and Plan of Merger dated as of February 9, 2000 (the "Agreement") pursuant to which Vision will be merged with and into a subsidiary of OptiCare with Vision shareholders receiving an aggregate of 6.0 million shares of OptiCare common stock on terms and conditions more fully set out in the Agreement (the transaction is referred to herein as the "Transaction").

     You have requested our opinion (the "Opinion"), as investment bankers, as to the fairness to OptiCare and its stockholders, from a financial point of view, of the total consideration to be paid by OptiCare (including any debt assumed) in the Transaction.

   In rendering our Opinion we have, among other things:

   (i) reviewed and analyzed draft copies of the Agreement, dated February 9, 2000;

   (ii) reviewed and analyzed audited consolidated financial statements of OptiCare contained in a registration statement on Form S-1 (dated December 17, 1999) for the fiscal year ended December 31, 1998 and unaudited consolidated financial statements for the quarter ended September 30, 1999;

   (iii) reviewed and analyzed audited consolidated financial statements of Vision contained on Form 10-K for the fiscal year ended December 31, 1998 and unaudited condensed statements contained on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999;

   (iv) reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of the Company prepared by the management of the Company, including five-year financial projections;

   (v) reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of Vision prepared by the management of Vision, including five-year financial projections;

   (vi) reviewed and analyzed certain publicly available information concerning the Company and Vision;

   (vii) reviewed the reported stock prices and trading values for OptiCare Common Stock and Vision Common Stock;

   (viii) reviewed and analyzed financial and market data and operating statistics relating to the Company and Vision and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

   (ix) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies we deemed to be comparable to the Company and Vision;

   (x) held meetings and discussions with certain officers and employees of the Company and Vision concerning the past and current operations, financial condition and prospects of the Company and Vision; and

   (xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of our Opinion.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by the Company and Vision or publicly available, and we have not independently verified such information. We have further relied upon the assurances of the managements of the Company and Vision that they are unaware of any facts that would make the information provided to us incomplete or misleading. We also have relied upon the managements of the Company and Vision, as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for the Company and Vision, respectively, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of each respective entity. Neither the Company nor Vision publicly discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Transaction. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for their accuracy or completeness.

     We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of Vision and we have not been furnished with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy.

     We have not reviewed any of the books and records of Vision or assumed any responsibility for conducting a physical inspection of the properties or facilities of Vision. Also, our Opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. Furthermore, Legg Mason has expressed no opinion as to the value of or the price or trading range at which shares of the Company will trade in the future. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in Vision or its assets. We have assumed that the final Agreement will not differ in any material respect from the draft Agreement we reviewed. We have also assumed the Transaction will be consummated on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by the Company or Vision, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction will not have an adverse effect on the Company or Vision.

     We have acted as financial advisor to the board of directors (the "Board") of OptiCare and will receive a fee for our services. It is understood that this letter is for the information of, and directed to, the Board in their evaluation of the Transaction and our Opinion does not constitute a recommendation to the Board as to how such Board should vote on the Transaction. Additionally, our Opinion does not compare the relative merits of the Transaction with those of any other transaction or business strategy which were or might have been considered by the Board as alternatives to the

Transaction and does not address the underlying business decision by the Board to proceed with or effect the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sales of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this letter may be included in its entirety in any joint proxy statement/prospectus of OptiCare and Vision filed with the Securities and Exchange Commission in connection with the Transaction.


     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the total consideration to be paid by OptiCare (including any debt assumed) in the Transaction is fair to OptiCare and its stockholders from a financial point of view.



                                 Very truly yours,


                                 /s/ Legg Mason Wood Walker, Incorporated
                                 ----------------------------------------------

                                 LEGG MASON WOOD WALKER, INCORPORATED

                                                                     APPENDIX E





February 9, 2000

Confidential
------------
Board of Directors
Vision Twenty-One, Inc.
7360 Bryan Dairy Road, Suite 200
Largo, FL 33777

Ladies and Gentlemen:

     Vision Twenty-One, Inc. (the "Company"), OptiCare Health Systems, Inc. (the "Acquiring Company") and OC Acquisition Corp., a wholly-owned subsidiary of the Acquiring Company ("Sub"), propose to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") pursuant to which the acquisition of the Company by the Acquiring Company will be effected through a merger of Sub with and into the Company, as a result of which the stockholders of the Company will become stockholders of the Acquiring Company (the "Merger"). As a result of the Merger, each share of the Company's common stock, $.001 par value (the "Shares"), will be converted into the right to receive
0.402 fully paid and non-assessable shares of common stock, $.001 par value, of the Acquiring Company (the "Exchange Ratio"). The Exchange Ratio is subject to adjustment based on, among other things, (a) changes in the Company's Net Debt Equivalents and Tangible Net Worth as of the Exchange Ratio Adjustment Date from specified levels set forth in the Agreement, (b) the maximum amount of Shares reasonably expected to be issued pursuant to the Earn-out Agreements as of the Exchange Ratio Adjustment Date and (c) the status of the Company's disposition of its Ophthalmology and Optometry Practices (each such capitalized term used but not defined herein having the definition set forth in the Agreement). In connection with the Merger, certain stockholders of the Company and the Acquiring Company holding in the aggregate approximately 21.1% of the Shares and 15.8% of the Acquiring Company's common stock, respectively, propose to enter into irrevocable proxies permitting such stock to be voted for the approval of the Merger.

     You have asked us whether or not, in our opinion, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1998; and the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1999;

     (2) Reviewed the Acquiring Company's Form S-4, Form S-1 and related financial information for the predecessor company of the Acquiring Company for the three fiscal years ended December 31, 1998; and the Acquiring Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1999;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiring Company, furnished to us by the Company and the Acquiring Company, respectively;

     (4) Conducted discussions with members of senior management of the Company and the Acquiring Company concerning their respective businesses and prospects;

     (5) Reviewed the historical market prices and trading activity for the Shares and the Acquiring Company's common stock and compared them with that of certain publicly traded companies which we deemed to be relevant;

     (6) Compared the financial position and results of operations of the Company and the Acquiring Company with that of certain companies which we deemed to be relevant;

     (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (8) Reviewed a draft of the Agreement and Plan of Merger and Reorganization dated February 9, 2000; and

     (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information publicly available, supplied or otherwise communicated to us by the Company and the Acquiring Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and the Acquiring Company, respectively, as to the future performance of the Company and the Acquiring Company, respectively. We have also relied upon assurances of the management of the Company and the Acquiring Company, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiring Company nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that (i) the Merger will be accounted for under the purchase method of accounting, (ii) the Merger will be a tax-free reorganization and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and the Acquiring Company are as set forth in the consolidated financial statements of the Company and the Acquiring Company, respectively. You have advised us, and we have assumed with your consent, that, based on the best currently available financial forecasts of the management of the Company, the Exchange Ratio after all relevant adjustments to be made as of the Exchange Ratio Adjustment Date is expected to be 0.407.

     This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger.

     No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the shareholders of the Company may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Acquiring Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will be receiving a fee in connection with the rendering of this opinion and upon consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

     This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus related to the Merger.


                                     Very truly yours,


                                     PAINEWEBBER INCORPORATED


                                     /s/ PaineWebber Incorporated
                                     ------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, employees, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. See "OptiCare's Management -- Limitation of Liability and Indemnification Matters."

     Our certificate of incorporation and bylaws provide for the indemnification of our directors, officers and our other authorized representatives to the maximum extent permitted by the Delaware General Corporation Law, as may be amended (but in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than the law permitted the Corporation to provide prior to the Amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees), actually and necessarily incurred or suffered by such person in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. Our certificate of incorporation and bylaws permit us to purchase insurance for the indemnification of directors, officers and employees to the full extent permitted by the Delaware General Corporation Law.

     The certificate of incorporation and bylaws provide that the right to indemnification conferred in the bylaws are contract rights and the certificate of incorporation includes the right to be paid by the corporation for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this bylaw or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) The following is a list of Exhibits filed as part of the Registration Statement or incorporated by reference herein:


  2.1 Agreement and Plan of Merger and Reorganization among Vision Twenty-One, Inc., OC Acquisition Corp. and OptiCare Health Systems, Inc. (incorporated by reference to appendix A to the Joint Proxy Statement/Prospectus).*

  3.1 Certificate of Incorporation of Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB filed February 3, 1995.

  3.2 Certificate of Amendment of the Certificate of Incorporation, dated as of August 13, 1999, as filed with the Delaware Secretary of State on August 13, 1999, incorporated by reference to Exhibit 3.1 to Registrant's report on Form 8-K filed on August 30, 1999.

  3.3 Amended and Restated By-laws of Registrant adopted March 27, 2000, incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K filed March 30, 2000.

  3.4 Certificate of Designation with respect to the Registrant's Series A Convertible Preferred Stock., as filed with the Delaware Secretary of State on August 13, 1999, incorporated by reference to Exhibit 3.2 to Registrant's report on Form 8-K filed on August 30, 1999.

  3.5 Warrant agreement dated as of August 13, 1999 between the Registrant and Bank Austria Creditanstalt Corporate Finance, Inc., incorporated by reference to Exhibit 3.3 to the Registrant's report on Form 8-K filed on August 30, 1999.

  4.1      Performance Stock Program, incorporated herein by reference to
           Exhibit 4.1 to the Registrant's Registration Statement on Form S-4, registration no. 333-78501, first filed on May 14, 1999, as amended (the "Registration Statement 333-78501).+

  4.2 Amended and Restated 1999 Employee Stock Purchase Plan, incorporated herein by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K filed March 30, 2000.+

  4.3 2000 Professional Employee Stock Purchase Plan, incorporated herein by reference to Exhibit 4.3 to the Registrant's Annual Report on Form 10-K filed March 30, 2000.+

  5.1 Opinion of Kane Kessler, P.C. regarding the legality of the securities being issued.**

  8.1 Opinion of Shumaker, Loop & Kendrick, LLP regarding certain tax matters.**

 10.1 Compromise and Settlement Agreement dated May 7, 1996, by and between Saratoga Resources, Inc. a Delaware corporation, Saratoga Resources, Inc., a Texas corporation, Lobo Operating, Inc., a Texas corporation, Lobo Energy, Inc., a Texas corporation, Thomas F. Cooke, Joseph T. Kaminski, Randall F. Dryer, and Internationale Nederlanden (U.S.) Capital Corporation, incorporated by reference to Exhibit 1 to the Registrant's Report on Form 8-K dated May 7, 1996.

 10.2 Purchase and Sale Agreement dated May 7, 1996, by and between Internationale Nederlanden (U.S.) Capital Corporation and Prime Energy Corporation, incorporated by reference to Exhibit 2 to our Report on Form 8-K dated May 7, 1996.

 10.3 Assignment and Bill of Sale dated May 7, 1996, by and between Saratoga Resources, Inc., a Delaware corporation and Prime Energy Corporation, incorporated by reference to Exhibit 3 to our Report on Form 8-K dated May 7, 1996.

 10.4 Settlement Agreement and Full and Final Release dated March 10, 1997, by and between Saratoga Resources, Inc., a Delaware corporation, Thomas F. Cooke, Randall F. Dryer, Dryer, Ltd., a Texas Family Partnership and Joseph T. Kaminski, incorporated by reference to
           Exhibit 1 to our Report on Form 8-K dated March 12, 1997.

 10.5 Purchase and Sale agreement dated effective November 12, 1998, between Saratoga Holdings I, Inc. and The Premium Group, incorporated by reference to Exhibit 10.1 to the Registration Statement on Form SB-2 of Saratoga Holdings I, Inc. filed with the SEC on December 1, 1998.

 10.6 Service Agreement dated as of November 12, 1998, between Saratoga Holdings and Premium Recoveries, Inc., incorporated by reference to
           Exhibit 10.2 to the Registration Statement on Form SB-2 of Saratoga Holdings I, Inc. filed on December 1, 1998.

 10.7 Settlement agreement dated as of April 9, 1999, among PrimeVision Health, Inc., Dr. Allan L.M. Barker, Dr. D. Blair Harrold, Optometric Eye Care Center, P.A., Steven B. Waite, Bank Austria AG, and Bank Austria Corporate Finance, Inc., incorporated by reference to Exhibit
           10.8 to the Registration Statement 333-78501.

 10.8 Vision care capitation agreement between OptiCare Eye Health Centers and Blue Cross & Blue Shield of Connecticut, Inc. (and its affiliates) dated October 23, 1999, incorporated by reference to
           Exhibit 10.9 to the Registration Statement 333-78501.

 10.9 Eye care services agreement between OptiCare Eye Health Centers and Anthem Health Plans, Inc. (d/b/a Anthem Blue Cross and Blue Shield of Connecticut), effective November 1, 1998, incorporated by reference to Exhibit 10.10 to the Registration Statement 333-78501.

 10.10 Contracting provider services agreement dated April 26, 1996, and amendment thereto dated as of January 1, 1999, between Blue Cross and Blue Shield of Connecticut, Inc., and OptiCare Eye Health Centers , incorporated herein by reference to Exhibit 10.11 to the Registration Statement 333-78501.

 10.11 Form of employment agreement between the Registrant and Dean J. Yimoyines, M.D., effective August 13, 1999, incorporated herein by reference to Exhibit 10.12 to the Registration Statement 333-78501.+

 10.12 Form of employment agreement between the Registrant and Steven L. Ditman, effective August 13, 1999, incorporated herein by reference to Exhibit 10.13 to the Registration Statement 333-78501.+

 10.13 Form of employment agreement between the Registrant and Dr. Allan L.M. Barker, effective August 13, 1999, , incorporated herein by reference to Exhibit 10.14 to the Registration Statement 333-78501.+

 10.14 Form of employment agreement between the Registrant and Dr. D. Blair Harrold, effective August 13, 1999, incorporated herein by reference to Exhibit 10.15 to the Registration Statement 333-78501.+

 10.15 Employment Agreement between the Registrant and Samuel B. Petteway dated August 9, 1999 incorporated by reference to Exhibit 10.11 to the Registrant's report on Form 10-Q filed on November 15, 1999.+

 10.16 Lease dated September 22, 1987 and lease extension agreement dated December 12, 1997 by and between Cross Street Medical Building partnership, as landlord, and Ophthalmic Physicians and Surgeons, P.C., as tenant, for premises located at 40 Cross Street, Norwalk, Connecticut incorporated herein by reference to Exhibit 10.16 to the Registration Statement 333-78501.

 10.17 Lease agreement dated September 1, 1995 by and between French's Mill Associates, as landlord, and OptiCare Eye Health Centers as tenant, for premises located at 87 Grandview Avenue, Waterbury, Connecticut incorporated herein by reference to Exhibit 10.17 to the Registration Statement 333-78501.

 10.18 Lease agreement dated September 30, 1997 by and between French's Mill Associates II, LLP, as landlord, and OptiCare Eye Health Centers Eye Health Center P.C., as tenant, for premises located at 160 Robbins Street, Waterbury, Connecticut (upper level), incorporated herein by reference to Exhibit 10.18 to the Registration Statement 333-78501.

 10.19 Lease agreement dated September 1, 1995 and amendment to lease dated September 30, 1997 by and between French's Mill Associates II, LLP, as landlord, and OptiCare Eye Health Centers Eye Health center P.C., as tenant, for premises located at 160 Robbins Street, Waterbury, Connecticut (lower level), incorporated herein by reference to
           Exhibit 10.19 to the Registration Statement 333-78501.

 10.20 Lease agreement dated September 1, 1995 between O.C. Realty Associates Limited Partnership, as landlord, and OptiCare Eye Health Centers, as tenant, for premises located at 54 Park Lane, New Milford, Connecticut, incorporated herein by reference to Exhibit
           10.20 to the Registration Statement 333-78501.

 10.21 Lease dated March 1, 1997 by and between HBIC, as landlord, and CEC, as tenant, for premises located at 112-B Zebulon Court, Rocky Mount, North Carolina, incorporated by reference to Exhibit 10.12 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.22 Lease dated March 1, 1997 by and between D. Blair Harrold & Allan L.M. Barker d/b/a Harrold Barker Investment Co. ("HBIC"), as landlord, and Consolidated Eye Care, Inc. ("CEC"), a wholly-owned subsidiary of PrimeVision Health, Inc., as tenant, for premises located at 110 Zebulon Court, Rocky Mount, North Carolina, incorporated by reference to Exhibit 10.13 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.24 Form of health services organization agreement between PrimeVision Health, Inc. and eye care providers, incorporated herein by reference to Exhibit 10.21 to the Registration Statement 333-78501.

 10.25 Professional services and support agreement dated December 1, 1995 between OptiCare Eye Health Centers and OptiCare P.C., a Connecticut professional corporation, incorporated herein by reference to Exhibit
           10.22 to the Registration Statement 333-78501.

 10.27 Amended and Restated Loan and Security Agreement, dated as of August 13, 1999, among Consolidated Eye Care, Inc., OptiCare Eye Health Centers, and PrimeVision Health, Inc. as borrowers, the Registrant as the Parent, the lenders named therein (the "Lenders"), Bank Austria, AG (the "LC Issuer"), and Bank Austria Creditanstalt Corporate Finance, Inc., as the agent (the "Agent") (excluding schedules and other attachments thereto), incorporated by reference to Exhibit 10.1 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.28 Guaranty dated as of August 13, 1999, among the Registrant, OptiCare Eye Health Centers, PrimeVision Health, Inc., Consolidated Eye Care, Inc. and each of the other subsidiaries and affiliates of the Registrant listed on the signature pages thereto, in favor of the Lenders, the LC Issuer and the Agent, incorporated by reference to
           Exhibit 10.2 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.29 Security Agreement dated as of August 13, 1999, among the Registrant and the other parties listed on the signature page thereto in favor of the Agent for the benefit of the Lenders and the LC Issuer, incorporated by reference to Exhibit 10.3 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.30 Conditional Assignment and Trademark Security Agreement dated as of August 13, 1999, between the Registrant and the Agent for the benefit of the Lenders and the LC Issuer, incorporated by reference to
           Exhibit 10.4 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.31 Pledge and Security Agreement, dated as of August 13, 1999, among each of the Registrant, OptiCare Eye Health Centers, PrimeVision Health, Inc., Consolidated Eye Care, Inc. and each of the other subsidiaries and affiliates of the Company listed on the signature pages thereto, in favor of the Agent for the benefit of the Lenders and the LC Issuer, incorporated by reference to Exhibit 10.5 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.32 Assignment of Notes and Security Agreement, dated as of August 13, 1999, between PrimeVision Health, Inc. and the Agent, incorporated by reference to Exhibit 10.6 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.33 Agreement and Plan of Merger, dated as of April 12, 1999, among the Registrant (then known as "Saratoga Resources, Inc."), OptiCare Shellco Merger Corporation, Prime Shellco Merger Corporation, OptiCare Eye Health Centers, Inc., a Connecticut corporation, and PrimeVision Health, Inc., incorporated herein by reference to Exhibit 2 to the Registration Statement 333-78501.

 10.34 Subordinated Promissory Note of the Company dated August 13, 1999 in the aggregate principal amount of $2,000,000, payable to Marlin Capital, L.P., incorporated by reference to Exhibit 10.8 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.35 Subordinated Convertible Promissory Note of the Company dated August 13, 1999 in the aggregate principal amount of $4,000,000, payable to Marlin Capital, L.P., incorporated by reference to Exhibit 10.9 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.36 Stock Purchase Agreement dated October 1 , 1999, among the Company, Stephen Cohen, Robert Airola, Gerald Mandel and Reginald Westbrook (excluding schedules and other attachments thereto), incorporated by reference to Exhibit 10.10 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.37 Registration Rights Agreement dated as of August 13, 1999 between Registrant and Bank Austria Creditanstalt Corporate Finance, Inc., incorporated by reference to Exhibit 10.37 to the Company's Registration Statement on Form S-1, registration no. 333-93043, first filed on December 17, 1999, as amended ("Registration Statement 333-93043").

 10.38 Lease dated March 1, 1997, between the Registrant as tenant and Drs. Blair Harrold and Allan L.M. Barker as landlord, covering premises known as 579 Cross Creek Mall, Fayetteville, N.C., incorporated by reference to Exhibit 10.39 to the Registration Statement 333-93043.

 10.39 Lease dated March 1, 1997, between the Registrant as tenant and Optometric Eye Care Center, P.A., as landlord, covering premises at 315-A Western Boulevard, Jacksonville, N.C., incorporated by reference to Exhibit 10.40 to the Registration Statement 333-93043.

 10.40 Employment agreement between the Registrant as employer and Gordon A. Bishop, dated August, 13, 1999, incorporated by reference to Exhibit
           10.41 to the Registration Statement 333-93043.+

 10.41 Lease dated September 1, 1999, between the Registrant as tenant and Harrold-Barker Realty, as landlord, covering premises located at 2325 Sunset Avenue, in Rocky Mount, N.C., incorporated by reference to the Registration Statement 333-93043.

 10.42 Professional Services and Support Agreement between the Registrant and Optometric Eye Care Centers, P.A., incorporated by reference to the Registration Statement 333-93043.

 10.43 Lease Agreement dated June 1, 1996 by and between CS Investments, Inc., as landlord and Optometric Eye Care Center, P.A. and Consolidated Eye Care, Inc., as tenant, for premises located at Cary, North Carolina.*

 10.44 Lease Agreement dated August 31, 1994 by and between Charles S. Zwerling and Jean S. Zwerling, as landlord and Optometric Eye Care Center, P.A., as tenant for premises located in Smithfield, North Carolina.*

 10.45 A Lease Agreement dated January 2, 1995 by and between John W. Hearn, Betty Hearn and Lillian Hearn, as landlord and Optometric Eye Care Center, P.A., as tenant for premises are located in Monroe, North Carolina.*

 10.46 Form of Irrevocable Proxy to vote stock of Vision Twenty-One, Inc. (incorporated by reference to Appendix B to the Joint Proxy Statement/Prospectus).*

 10.47 Form of Irrevocable Proxy to Vote Stock of OptiCare Health Systems, Inc. (incorporated by reference to Appendix C to the Joint Proxy Statement/Prospectus).*

 16.1 Letter of Hein + Associates LLP regarding Change in Certifying Accountants, incorporated by reference to Exhibit 16 of the Amendment No. 1 filed April 6, 1999, of Registrant"s Current Report on Form 8-K dated March 29, 1999.

 16.2 Letter of Ernst & Young LLP regarding Change in Certifying Accountants, incorporated by reference to Exhibit 16 of the Amendment No. 2 filed September 17, 1999 of Registrant's Current Report on Form 8-K dated August 13, 1999.

 21 List of Subsidiaries of the Registrant, incorporated by reference to the Registration Statement 333-93043.*

 23.1      Consents of Deloitte & Touche LLP.*

 23.2 Consent of Ernst & Young LLP with respect to the financial statements of PrimeVision Health, Inc.*

 23.3 Consent of Ernst & Young LLP with respect to the financial statements of Vision Twenty-One, Inc.*

 23.4      Consent of Kane Kessler, P.C. (included in Exhibit 5.1).**

 23.5      Consent of Legg Mason Wood Walker, Incorporated.*

 23.6      Consent of PaineWebber Incorporated*

 23.7      Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 8.1)**

 24.1      Power of Attorney (included on the signature page)*

 99.1      Form of OptiCare Proxy Card.*

 99.2      Form of Vision Twenty-One Proxy Card.*

----------
+   Management or compensatory plan.

*   Filed herewith.

**  To be filed by Amendment.

     (b) Financial Statement Schedules: Schedules have been omitted because they are either not applicable or the required information has been disclosed in the consolidated financial statements or the notes thereto.

     (c) Opinion of Legg Mason Wood Walker, Incorporated, attached as Appendix D to the Joint Proxy Statement/Prospectus which is part of this registration statement. Opinion of PaineWebber, attached as Appendix E to the Joint Proxy Statement/Prospectus which is part of this registration statement.


ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (6) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

     (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Waterbury, State of Connecticut, on this 11th day of May, 2000.


                                        OPTICARE HEALTH SYSTEMS, INC.

                                        By: /s/ Dean J. Yimoyines
                                           ------------------------------------
                                           Dean J. Yimoyines, M.D.
                                           Chairman, Chief Executive Officer
                                           and President

                               POWER OF ATTORNEY


     We, the undersigned directors and/or officers of OptiCare Health Systems, Inc. (the "Company"), hereby severally constitute and appoint Dean J. Yimoyines, Chairman and Chief Executive Officer, and Steven L. Ditman, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement to be signed by the following persons in the capacities indicated on May 11, 2000:




SIGNATURE                                           TITLE                            DATE
---------                                           -----                            ----
/s/ Dean J. Yimoyines, M.D.     Director, Chairman of the Board, Chief          May 11, 2000
----------------------------    Executive Officer and President (Principal
   Dean J. Yimoyines, M.D.
                                Executive Officer)

/s/ Steven L. Ditman            Director, Executive Vice President and          May 11, 2000
----------------------------    Chief Financial Officer (Principal Financial
    Steven L. Ditman            and Accounting Officer)


/s/ Martin E. Franklin          Director                                        May 11, 2000
----------------------------
    Martin E. Franklin


/s/ Ian G.H. Ashken             Director                                        May 11, 2000
----------------------------
    Ian G.H. Ashken


/s/ Allan L.M. Barker           Director                                        May 11, 2000
----------------------------
    Allan L.M. Barker, O.D.


/s/ John F. Croweak             Director                                        May 11, 2000
----------------------------
    John F. Croweak


/s/ Carl J. Schramm             Director                                        May 11, 2000
----------------------------
    Carl J. Schramm

                                 EXHIBIT INDEX


 EXHIBIT                                     DESCRIPTION                                     PAGE
 -------                                     -----------                                     ----
  2.1      Agreement and Plan of Merger and Reorganization among Vision
           Twenty-One, Inc., OC Acquisition Corp. and OptiCare Health Systems,
           Inc. (incorporated by reference to appendix A to the Joint Proxy
           Statement/Prospectus).*

  3.1 Certificate of Incorporation of Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB filed
           February 3, 1995.

  3.2 Certificate of Amendment of the Certificate of Incorporation, dated as of August 13, 1999, as filed with the Delaware Secretary of State on August 13, 1999, incorporated by reference to Exhibit 3.1 to Registrant's report on Form 8-K filed on August 30, 1999.

  3.3 Amended and Restated By-laws of Registrant adopted March 27, 2000, incorporated by reference to Exhibit 3.3 to the Registrant's Annual
           Report on Form 10-K filed March 30, 2000.

  3.4      Certificate of Designation with respect to the Registrant's Series A
           Convertible Preferred Stock., as filed with the Delaware Secretary of State on August 13, 1999, incorporated by reference to Exhibit 3.2 to Registrant's report on Form 8-K filed on August 30, 1999.

  3.5 Warrant agreement dated as of August 13, 1999 between the Registrant and Bank Austria Creditanstalt Corporate Finance, Inc., incorporated by reference to Exhibit 3.3 to the Registrant's report on Form 8-K filed on August 30, 1999.

  4.1      Performance Stock Program, incorporated herein by reference to
           Exhibit 4.1 to the Registrant's Registration Statement on Form S-4, registration no. 333-78501, first filed on May 14, 1999, as amended
           (the "Registration Statement 333-78501).+

  4.2 Amended and Restated 1999 Employee Stock Purchase Plan, incorporated herein by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K filed March 30, 2000.+

  4.3 2000 Professional Employee Stock Purchase Plan, incorporated herein by reference to Exhibit 4.3 to the Registrant's Annual Report on Form
           10-K filed March 30, 2000.+

  5.1 Opinion of Kane Kessler, P.C. regarding the legality of the securities being issued.**

  8.1 Opinion of Shumaker, Loop & Kendrick, LLP regarding certain tax matters.**

 10.1      Compromise and Settlement Agreement dated May 7, 1996, by and between
           Saratoga Resources, Inc. a Delaware corporation, Saratoga Resources,
           Inc., a Texas corporation, Lobo Operating, Inc., a Texas corporation,
           Lobo Energy, Inc., a Texas corporation, Thomas F. Cooke, Joseph T.
           Kaminski, Randall F. Dryer, and Internationale Nederlanden (U.S.)
           Capital Corporation, incorporated by reference to Exhibit 1 to the Registrant's Report on Form 8-K dated May 7, 1996.

 10.2      Purchase and Sale Agreement dated May 7, 1996, by and between
           Internationale Nederlanden (U.S.) Capital Corporation and Prime
           Energy Corporation, incorporated by reference to Exhibit 2 to our Report on Form 8-K dated May 7, 1996.

  EXHIBIT                                      DESCRIPTION                                     PAGE
  -------                                      -----------                                     ----
 10.3      Assignment and Bill of Sale dated May 7, 1996, by and between
           Saratoga Resources, Inc., a Delaware corporation and Prime Energy
           Corporation, incorporated by reference to Exhibit 3 to our Report on
           Form 8-K dated May 7, 1996.

 10.4 Settlement Agreement and Full and Final Release dated March 10, 1997, by and between Saratoga Resources, Inc., a Delaware corporation, Thomas F. Cooke, Randall F. Dryer, Dryer, Ltd., a Texas Family
           Partnership and Joseph T. Kaminski, incorporated by reference to
           Exhibit 1 to our Report on Form 8-K dated March 12, 1997.

 10.5 Purchase and Sale agreement dated effective November 12, 1998, between Saratoga Holdings I, Inc. and The Premium Group, incorporated by reference to Exhibit 10.1 to the Registration Statement on Form
           SB-2 of Saratoga Holdings I, Inc. filed with the SEC on December 1,
           1998.

 10.6      Service Agreement dated as of November 12, 1998, between Saratoga
           Holdings and Premium Recoveries, Inc., incorporated by reference to
           Exhibit 10.2 to the Registration Statement on Form SB-2 of Saratoga
           Holdings I, Inc. filed on December 1, 1998.

 10.7      Settlement agreement dated as of April 9, 1999, among PrimeVision
           Health, Inc., Dr. Allan L.M. Barker, Dr. D. Blair Harrold, Optometric
           Eye Care Center, P.A., Steven B. Waite, Bank Austria AG, and Bank
           Austria Corporate Finance, Inc., incorporated by reference to Exhibit
           10.8 to the Registration Statement 333-78501.

 10.8 Vision care capitation agreement between OptiCare Eye Health Centers and Blue Cross & Blue Shield of Connecticut, Inc. (and its affiliates) dated October 23, 1999, incorporated by reference to
           Exhibit 10.9 to the Registration Statement 333-78501.

 10.9      Eye care services agreement between OptiCare Eye Health Centers and
           Anthem Health Plans, Inc. (d/b/a Anthem Blue Cross and Blue Shield of
           Connecticut), effective November 1, 1998, incorporated by reference to Exhibit 10.10 to the Registration Statement 333-78501.

 10.10 Contracting provider services agreement dated April 26, 1996, and amendment thereto dated as of January 1, 1999, between Blue Cross and Blue Shield of Connecticut, Inc., and OptiCare Eye Health Centers , incorporated herein by reference to Exhibit 10.11 to the Registration
           Statement 333-78501.

 10.11     Form of employment agreement between the Registrant and Dean J.
           Yimoyines, M.D., effective August 13, 1999, incorporated herein by reference to Exhibit 10.12 to the Registration Statement 333-78501.+

 10.12     Form of employment agreement between the Registrant and Steven L.
           Ditman, effective August 13, 1999, incorporated herein by reference to Exhibit 10.13 to the Registration Statement 333-78501.+

 10.13     Form of employment agreement between the Registrant and Dr. Allan
           L.M. Barker, effective August 13, 1999, , incorporated herein by reference to Exhibit 10.14 to the Registration Statement 333-78501.+

 10.14     Form of employment agreement between the Registrant and Dr. D. Blair
           Harrold, effective August 13, 1999, incorporated herein by reference to Exhibit 10.15 to the Registration Statement 333-78501.+

   EXHIBIT                                       DESCRIPTION                                     PAGE
   -------                                       -----------                                     ----
 10.15     Employment Agreement between the Registrant and Samuel B. Petteway dated August 9, 1999 incorporated by reference to Exhibit 10.11 to the Registrant's report on Form 10-Q filed on November 15, 1999.+

 10.16     Lease dated September 22, 1987 and lease extension agreement dated
           December 12, 1997 by and between Cross Street Medical Building partnership, as landlord, and Ophthalmic Physicians and Surgeons, P.C., as tenant, for premises located at 40 Cross Street, Norwalk, Connecticut incorporated herein by reference to Exhibit 10.16 to the Registration Statement 333-78501.

 10.17     Lease agreement dated September 1, 1995 by and between French's Mill
           Associates, as landlord, and OptiCare Eye Health Centers as tenant, for premises located at 87 Grandview Avenue, Waterbury, Connecticut incorporated herein by reference to Exhibit 10.17 to the Registration
           Statement 333-78501.

 10.18     Lease agreement dated September 30, 1997 by and between French's Mill
           Associates II, LLP, as landlord, and OptiCare Eye Health Centers Eye
           Health Center P.C., as tenant, for premises located at 160 Robbins
           Street, Waterbury, Connecticut (upper level), incorporated herein by reference to Exhibit 10.18 to the Registration Statement 333-78501.

 10.19     Lease agreement dated September 1, 1995 and amendment to lease dated
           September 30, 1997 by and between French's Mill Associates II, LLP, as landlord, and OptiCare Eye Health Centers Eye Health center P.C., as tenant, for premises located at 160 Robbins Street, Waterbury, Connecticut (lower level), incorporated herein by reference to
           Exhibit 10.19 to the Registration Statement 333-78501.

 10.20     Lease agreement dated September 1, 1995 between O.C. Realty
           Associates Limited Partnership, as landlord, and OptiCare Eye Health
           Centers, as tenant, for premises located at 54 Park Lane, New
           Milford, Connecticut, incorporated herein by reference to Exhibit
           10.20 to the Registration Statement 333-78501.

 10.21 Lease dated March 1, 1997 by and between HBIC, as landlord, and CEC, as tenant, for premises located at 112-B Zebulon Court, Rocky Mount, North Carolina, incorporated by reference to Exhibit 10.12 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.22     Lease dated March 1, 1997 by and between D. Blair Harrold & Allan
           L.M. Barker d/b/a Harrold Barker Investment Co. ("HBIC"), as landlord, and Consolidated Eye Care, Inc. ("CEC"), a wholly-owned subsidiary of PrimeVision Health, Inc., as tenant, for premises located at 110 Zebulon Court, Rocky Mount, North Carolina, incorporated by reference to Exhibit 10.13 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.24     Form of health services organization agreement between PrimeVision
           Health, Inc. and eye care providers, incorporated herein by reference to Exhibit 10.21 to the Registration Statement 333-78501.

 10.25 Professional services and support agreement dated December 1, 1995 between OptiCare Eye Health Centers and OptiCare P.C., a Connecticut professional corporation, incorporated herein by reference to Exhibit
           10.22 to the Registration Statement 333-78501.

   EXHIBIT                                       DESCRIPTION                                      PAGE
   -------                                       -----------                                      ----
 10.27     Amended and Restated Loan and Security Agreement, dated as of August
           13, 1999, among Consolidated Eye Care, Inc., OptiCare Eye Health
           Centers, and PrimeVision Health, Inc. as borrowers, the Registrant as the Parent, the lenders named therein (the "Lenders"), Bank Austria,
           AG (the "LC Issuer"), and Bank Austria Creditanstalt Corporate
           Finance, Inc., as the agent (the "Agent") (excluding schedules and other attachments thereto), incorporated by reference to Exhibit 10.1 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.28     Guaranty dated as of August 13, 1999, among the Registrant, OptiCare
           Eye Health Centers, PrimeVision Health, Inc., Consolidated Eye Care,
           Inc. and each of the other subsidiaries and affiliates of the Registrant listed on the signature pages thereto, in favor of the Lenders, the LC Issuer and the Agent, incorporated by reference to
           Exhibit 10.2 to the Registrant's report on Form 8-K filed on August
           30, 1999.

 10.29 Security Agreement dated as of August 13, 1999, among the Registrant and the other parties listed on the signature page thereto in favor of the Agent for the benefit of the Lenders and the LC Issuer, incorporated by reference to Exhibit 10.3 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.30     Conditional Assignment and Trademark Security Agreement dated as of
           August 13, 1999, between the Registrant and the Agent for the benefit of the Lenders and the LC Issuer, incorporated by reference to
           Exhibit 10.4 to the Registrant's report on Form 8-K filed on August
           30, 1999.

 10.31 Pledge and Security Agreement, dated as of August 13, 1999, among each of the Registrant, OptiCare Eye Health Centers, PrimeVision
           Health, Inc., Consolidated Eye Care, Inc. and each of the other subsidiaries and affiliates of the Company listed on the signature pages thereto, in favor of the Agent for the benefit of the Lenders and the LC Issuer, incorporated by reference to Exhibit 10.5 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.32     Assignment of Notes and Security Agreement, dated as of August 13,
           1999, between PrimeVision Health, Inc. and the Agent, incorporated by reference to Exhibit 10.6 to the Registrant's report on Form 8-K filed on August 30, 1999.

 10.33 Agreement and Plan of Merger, dated as of April 12, 1999, among the Registrant (then known as "Saratoga Resources, Inc."), OptiCare
           Shellco Merger Corporation, Prime Shellco Merger Corporation,
           OptiCare Eye Health Centers, Inc., a Connecticut corporation, and
           PrimeVision Health, Inc., incorporated herein by reference to Exhibit
           2 to the Registration Statement 333-78501.

 10.34 Subordinated Promissory Note of the Company dated August 13, 1999 in the aggregate principal amount of $2,000,000, payable to Marlin
           Capital, L.P., incorporated by reference to Exhibit 10.8 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.35     Subordinated Convertible Promissory Note of the Company dated August
           13, 1999 in the aggregate principal amount of $4,000,000, payable to Marlin Capital, L.P., incorporated by reference to Exhibit 10.9 to the Registrant's report on Form 10-Q filed on November 15, 1999.

   EXHIBIT                                      DESCRIPTION                                     PAGE
   -------                                      -----------                                     ----
 10.36     Stock Purchase Agreement dated October 1 , 1999, among the Company,
           Stephen Cohen, Robert Airola, Gerald Mandel and Reginald Westbrook
           (excluding schedules and other attachments thereto), incorporated by reference to Exhibit 10.10 to the Registrant's report on Form 10-Q filed on November 15, 1999.

 10.37     Registration Rights Agreement dated as of August 13, 1999 between
           Registrant and Bank Austria Creditanstalt Corporate Finance, Inc., incorporated by reference to Exhibit 10.37 to the Company's
           Registration Statement on Form S-1, registration no. 333-93043, first filed on December 17, 1999, as amended ("Registration Statement
           333-93043").

 10.38     Lease dated March 1, 1997, between the Registrant as tenant and Drs.
           Blair Harrold and Allan L.M. Barker as landlord, covering premises known as 579 Cross Creek Mall, Fayetteville, N.C., incorporated by reference to Exhibit 10.39 to the Registration Statement 333-93043.

 10.39 Lease dated March 1, 1997, between the Registrant as tenant and Optometric Eye Care Center, P.A., as landlord, covering premises at 315-A Western Boulevard, Jacksonville, N.C., incorporated by reference to Exhibit 10.40 to the Registration Statement 333-93043.

 10.40     Employment agreement between the Registrant as employer and Gordon A.
           Bishop, dated August, 13, 1999, incorporated by reference to Exhibit
           10.41 to the Registration Statement 333-93043.+

 10.41 Lease dated September 1, 1999, between the Registrant as tenant and Harrold-Barker Realty, as landlord, covering premises located at 2325
           Sunset Avenue, in Rocky Mount, N.C., incorporated by reference to the Registration Statement 333-93043.

 10.42 Professional Services and Support Agreement between the Registrant and Optometric Eye Care Centers, P.A., incorporated by reference to the Registration Statement 333-93043.

 10.43     Lease Agreement dated June 1, 1996 by and between CS Investments,
           Inc., as landlord and Optometric Eye Care Center, P.A. and
           Consolidated Eye Care, Inc., as tenant, for premises located at Cary, North Carolina.*

 10.44     Lease Agreement dated August 31, 1994 by and between Charles S.
           Zwerling and Jean S. Zwerling, as landlord and Optometric Eye Care
           Center, P.A., as tenant for premises located in Smithfield, North Carolina.*

 10.45     A Lease Agreement dated January 2, 1995 by and between John W. Hearn,
           Betty Hearn and Lillian Hearn, as landlord and Optometric Eye Care
           Center, P.A., as tenant for premises are located in Monroe, North Carolina.*

 10.46     Form of Irrevocable Proxy to vote stock of Vision Twenty-One, Inc.
           (incorporated by reference to Appendix B to the Joint Proxy
           Statement/Prospectus).*

 10.47     Form of Irrevocable Proxy to Vote Stock of OptiCare Health Systems,
           Inc. (incorporated by reference to Appendix C to the Joint Proxy
           Statement/Prospectus).*

 16.1      Letter of Hein + Associates LLP regarding Change in Certifying
           Accountants, incorporated by reference to Exhibit 16 of the Amendment
           No. 1 filed April 6, 1999, of Registrant"s Current Report on Form 8-K dated March 29, 1999.

  EXHIBIT                                  DESCRIPTION                                 PAGE
  -------                                  -----------                                 ----
 16.2      Letter of Ernst & Young LLP regarding Change in Certifying
           Accountants, incorporated by reference to Exhibit 16 of the Amendment
           No. 2 filed September 17, 1999 of Registrant's Current Report on Form
           8-K dated August 13, 1999.

 21 List of Subsidiaries of the Registrant, incorporated by reference to the Registration Statement 333-93043.*

 23.1      Consents of Deloitte & Touche LLP.*

 23.2 Consent of Ernst & Young LLP with respect to the financial statements of PrimeVision Health, Inc.*

 23.3 Consent of Ernst & Young LLP with respect to the financial statements of Vision Twenty-One, Inc.*

 23.4      Consent of Kane Kessler, P.C. (included in Exhibit 5.1).**

 23.5      Consent of Legg Mason Wood Walker, Incorporated.*

 23.6      Consent of PaineWebber Incorporated*

 23.7      Consent of Shumaker, Loop & Kendrick, LLP, (included in Exhibit
           8.1).**

 24.1      Power of Attorney (included on the signature page)*

 99.1      Form of OptiCare Proxy Card.*

 99.2      Form of Vision Twenty-One Proxy Card.*

----------
+     Management or compensatory plan.

*     Filed herewith.

**    To be filed by Amendment.